    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                      INTEGRATED ELECTRICAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 1731                                76-0542208
    (State or other jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)         Classification Code Number)                Identification No.)

                                  2301 PRESTON
                              HOUSTON, TEXAS 77003
                                 (713) 222-1875
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                                JOHN F. WOMBWELL
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                  2301 PRESTON
                              HOUSTON, TEXAS 77003
                                 (713) 222-1875
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------
                               MELINDA H. BRUNGER
                                KINLOCH GILL III
                             ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                             ---------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


==================================================================================================================
                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED(1)       PER SHARE(2)      OFFERING PRICE(2)  REGISTRATION FEE(2)



------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01......      6,000,000            $14.375           $86,250,000           $25,444
==================================================================================================================

(1) The number of Shares of Common Stock registered herein is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c) under the Securities Act, the offering price is estimated, solely for the purpose of determining the registration fee, using the average of the high and low prices reported on the New York Stock Exchange Composite Transactions Tape on January 28, 1998.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one (the "Acquisition Prospectus") to be used in connection with the acquisition of the assets or the securities of businesses by the Company and one (the "Selling Stockholder Prospectus") to be used by persons or entities who have received stock of the Company in exchange for the assets or the securities of a business and who wish to sell such stock. The Acquisition Prospectus and the Selling Stockholder Prospectus are identical except that they contain different front and back cover pages and different descriptions of the plan of distribution. The form of Acquisition Prospectus is included herein and is followed by those pages to be used in the Selling Stockholder Prospectus which differ from those used in the Acquisition Prospectus. Each of the pages for the Selling Stockholder Prospectus included herein is labeled "Alternate Page for Selling Stockholder Prospectus."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED FEBRUARY 3, 1998

PROSPECTUS

                                6,000,000 SHARES

                                   [IES LOGO]

                                  COMMON STOCK

     This Prospectus covers 6,000,000 shares of Common Stock of Integrated Electrical Services, Inc. ("IES" or the "Company") which may be offered and issued from time to time by the Company in connection with its acquisition of the securities and assets of other businesses. It is expected that the terms of acquisitions involving the issuance and sale by the Company of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses whose securities or assets are acquired. The Company expects that the shares of Common Stock issued in exchange for securities or assets in business combination transactions will be valued at prices reasonably related to market prices of the Common Stock either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of such shares of Common Stock.

     The Common Stock trades on The New York Stock Exchange (the "NYSE") under the symbol "IEE." Application will be made to list the shares of Common Stock offered hereby on the NYSE. The last reported sale price of the Common Stock on the NYSE on January 30, 1998 was $14 3/4 per share.

     All expenses of this offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of Common Stock, although finders fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                            ------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1998.

                               PROSPECTUS SUMMARY

     Concurrently with the closing of its initial public offering on January 30, 1998 (the "Offering"), Integrated Electrical Services, Inc. acquired, in separate transactions (collectively, the "Acquisitions"), for consideration including cash and shares of Common Stock (the "Acquisitions Consideration"), the following 16 companies engaged in all facets of electrical contracting and maintenance services: Houston-Stafford Electric, Inc. and Stark Investments, Inc., a related electrical supply company (such two companies, collectively, "Houston-Stafford"), Mills Electrical Contractors, Inc. ("Mills"), BW Consolidated, Inc., including Bexar Electric Company, Ltd., and Calhoun Electric Company, Ltd. (collectively, "Bexar-Calhoun"), Pollock Electric Inc. ("Pollock"), Muth Electric, Inc. ("Muth"), Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc. (collectively, "Daniel"), Amber Electric, Inc. ("Amber"), Charles P. Bagby, Co., Inc. and General Partner, Inc. (collectively, "Haymaker"), Summit Electric of Texas, Incorporated ("Summit"), Thurman & O'Connell Corporation ("Thurman & O'Connell"), Rodgers Electric Company, Inc. ("Rodgers"), Hatfield Electric, Inc. ("Hatfield"), Ace Electric, Inc. ("Ace"), Reynolds Electric Corp. ("Reynolds") and Thomas Popp & Company ("Popp") (the foregoing companies referred to herein as the "Founding Companies"). Unless otherwise indicated, references herein to "IES" mean Integrated Electrical Services, Inc., and references to the "Company" mean IES and the Founding Companies collectively.

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information, share and per share data in this Prospectus give effect to a 2,329.6-for-one stock split of the Common Stock effected in October 1997.

                                  THE COMPANY

     IES was founded in June 1997 to create a leading national provider of electrical contracting and maintenance services to the commercial, industrial and residential markets. Concurrently with the closing of the Offering, IES acquired 15 electrical contracting and maintenance service companies and a related supply company with pro forma combined revenues of $312.7 million for the year ended September 30, 1997, making the Company one of the largest providers of electrical contracting and maintenance services in the United States. Of such pro forma revenues, approximately 63% was derived from commercial and industrial contracting, approximately 25% was derived from residential contracting and approximately 12% was derived from electrical maintenance work. Combined revenues of the Founding Companies, which have been in business an average of 18 years, increased at an average compound annual growth rate of approximately 23% from fiscal 1994 through 1996.

     The Company offers a broad range of electrical contracting services, including design and installation for both new and renovation projects in the commercial, industrial and residential markets. The Company also offers long-term and per call maintenance services, which generally provide recurring revenues that are relatively independent of levels of construction activity. Typically, the Founding Companies specialize in either commercial and industrial or residential work, although a few of the Founding Companies have both commercial and industrial and residential operations.

     In certain markets the Company offers design-and-build expertise and specialized services, which typically require specific skills and equipment and provide higher margins than general electrical contracting and maintenance services. In a design-and-build project, the electrical contractor applies in-house electrical engineering expertise to design the most cost-effective electrical system for a given structure and purpose, taking into account local code requirements. Specialized services offered by the Company include installations of wiring or cabling for the following: data cabling for computer networks; fiber optic cable systems; telecommunications systems; energy management systems which control the amount of power used in facilities; fire alarm and security systems; cellular phone transmission sites; "smart houses" that integrate computer, energy management, security, safety, comfort and telecommunication systems; lightning protection systems; clean rooms for fabrication of microprocessors and similar devices; computer rooms; back-up electrical systems and uninterruptible power supplies; high voltage distribution and traffic signal systems.

INDUSTRY OVERVIEW

     General. Virtually all construction and renovation in the United States generates demand for electrical contracting services. Depending upon the exact scope of work, electrical work generally accounts for approximately 8% to 12% of the total construction cost of the Company's commercial and industrial projects and 5% to 10% of the total construction cost of the Company's residential projects. In recent years, the Founding Companies have experienced a growing demand for electrical contracting services per project due to increased electrical code requirements, demand for additional electrical capacity, including increased capacity for computer systems, additional data cabling requirements and the construction of smart houses with integrated systems.

     The overall electrical contracting industry, including commercial, industrial and residential markets, was estimated by the U.S. Census to have generated annual revenues in excess of $40 billion in 1992, the most recent available U.S. Census data. These Census data indicate that the electrical contracting industry is highly fragmented with more than 54,000 companies, most of which are small, owner-operated businesses, performing various types of electrical work. The Company believes there are significant opportunities for a well-capitalized national company to provide comprehensive electrical contracting and maintenance services and that the fragmented nature of the electrical contracting industry will provide significant opportunities to consolidate commercial and industrial and residential electrical contracting and maintenance businesses.

     Commercial and Industrial Market. Commercial and industrial consumers of electrical contracting and maintenance services include general contractors; developers; consulting engineers; architects; owners and managers of large retail establishments, office buildings, high-rise apartments and condominiums; theaters and restaurants; hotels and casinos; manufacturing and processing facilities; arenas and convention centers; hospitals; school districts; military and other government agencies; airports; prisons and car lots. The Company provides electrical contracting and maintenance services to the full range of commercial and industrial customers.

     From fiscal 1994 through 1996, the Founding Companies' revenues from electrical contracting for commercial and industrial customers have grown at an average compound annual rate of approximately 23% per year. The Company believes that growth in the commercial and industrial market reflects a number of factors, including (i) levels of construction and renovation activity; (ii) regulations imposed by electric codes, which establish minimum power and wiring requirements; (iii) safety codes mandating additional installation of smoke detectors and the use of ground fault circuit protection devices in more locations; (iv) revised national energy standards that dictate the use of more energy-efficient lighting fixtures and other equipment; (v) continuing demand to build out lease spaces in office buildings and to reconfigure space for new tenants; (vi) increases in use of electrical power, creating needs for increased capacity and outlets, as well as data cabling and fiber optics and (vii) requirements of building owners and developers to facilitate marketing their properties to tenants and buyers by installing electrical capacity in excess of minimum code requirements.

     Residential Market. Contracting work for the residential market consists primarily of electrical installations in new single family and low-rise multifamily residence construction for customers such as large homebuilders and apartment developers. The Company also provides maintenance services to these customers as well as to individual property owners in some locations. The residential market is primarily dependent on the number of single family and multifamily home starts, which are in turn affected by interest rates, tax considerations and general economic conditions. Competitive factors particularly important in the residential market include a contractor's ability to build relationships with customers by providing services in diverse geographic markets as construction activity shifts to new locations. The Founding Companies' residential electrical contracting revenues have grown at an average compound annual rate of approximately 22% from fiscal 1994 through 1996.

STRATEGY

     The Company believes that its size, geographical diversity of operations, industry relationships, expertise in specialized markets, number of licensed electricians and access to design technology give the Company significant competitive advantages in the electrical contracting and maintenance services industry. Through increased size, the Company believes it has greater ability to compete for larger jobs that require greater technical expertise, personnel availability and bonding capacity, to more effectively allocate and share resources in serving customers in each of its markets, and to attract, train and retain qualified electricians. The Company also believes that increased size provides increased efficiency in materials purchasing, computer system development, employee benefits, bonding, insurance and financing. The Company believes that the diversity of its operations diminishes the effects of regional and market downturns, offers opportunities to pursue growth in its existing markets and creates a base of expertise to expand into new markets and serve new customers.

     The Company plans to leverage its experienced management and extensive relationships within the electrical contracting industry to increase its revenues and reduce its cost infrastructure through internal growth as well as the acquisition of additional electrical contracting businesses. The Company's management includes a Chief Executive Officer and two Chief Operating Officers, each with 25 years or more of experience in the electrical contracting industry. The Company has extensive business relationships within the industry, in part through Founding Companies that are members of the Independent Electrical Contractors Association ("IEC"). The IEC is the second largest electrical trade organization in the U.S. and has nearly 3,000 contracting firms as members. The Company's Chief Executive Officer is a past president of the IEC, and two founders are members of the executive committee of the IEC. The IEC sponsors forum groups, which are discussion groups of members of the IEC that foster the sharing of best business practices. The Founding Companies are members of the IEC and other trade organizations, and the Company intends to expand the practice of sharing best practices among the Founding Companies and with future acquisitions.

     The Company's goal is to become a leading national provider of electrical services by improving its operations, expanding its business and markets through internal growth and pursuing an aggressive acquisition strategy.

     Operating Strategy. The Company believes there are significant opportunities to increase revenues and profitability of the Founding Companies and subsequently acquired businesses. The key elements of the Company's operating strategy are:

          Share Information, Technical Capabilities and Best Practices. The Company believes it will be able to expand the services it offers in its local markets by leveraging the specialized technical and marketing strengths of individual Founding Companies. The Company will identify and share best practices that can be successfully implemented throughout its operations. The Company intends to use the computer-aided-design technology and expertise of certain of the Founding Companies to bid for more design-and-build projects and to assist customers in value engineering and creating project documents. The Company believes that its increased size, capital and workforce will permit it to pursue projects that require greater design and performance capabilities and the ability to meet accelerated timetables.

          Expand Scope of Maintenance and Specialized Services. The Company intends to further develop its long-term and per-call maintenance service operations, which generally realize higher gross margins and provide recurring revenues that are relatively independent of levels of construction activity. The Company also believes that certain specialized businesses currently offered by only a few of the Founding Companies can be expanded throughout the Company and in some cases can provide higher margins. Through sharing of expertise and specialized licenses and the ability to demonstrate a safety record in specialized markets served by the Founding Companies, the Company intends to expand its presence and profitability in markets where it previously relied on subcontractors.

          Establish National Market Coverage. The Company believes that the growth of many of the Founding Companies has been restricted due to the geographic limitations of existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to bid for additional business from existing customers that operate on a regional and national basis, such as developers, contractors, homebuilders and owners of national chains. The Company believes that significant demand exists from such companies to utilize the services of a single electrical contracting and maintenance service provider and that existing local and regional relationships can be expanded as the Company develops a nationwide network.

          Operate on Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Founding Companies. The Company also will be structured to allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each Founding Company, as well as companies that may be acquired in the future. By maintaining a local and regional focus in each of its markets, the Company believes it will be able to build relationships with general contractors and other customers, address design preferences and code requirements, respond quickly to customer demands for higher-margin renovation and upgrade projects and adjust to local conditions.

          Attract and Retain Quality Employees. The Company believes that the ability to attract and retain qualified electricians is a critical competitive factor and that the Acquisitions and the Offerings will provide competitive advantages in this regard. The Company intends to attract and develop skilled employees by extending active recruiting and training programs, offering stock-based compensation for key employees, and offering expanded career paths and more stable income through the larger public company. The Company believes that this ability will allow it to increase efficiency and pursue additional customer relationships.

          Achieve Operating Efficiencies. Certain administrative functions will be centralized following the Offerings. In addition, by combining overlapping operations of certain of the Founding Companies, the Company expects to realize savings in overhead and other expenses. The Company intends to use its increased purchasing power to gain volume discounts in areas such as electrical materials, vehicles, advertising, bonding, employee benefits and insurance. The Company will seek to realize cost savings and other benefits by the sharing of purchasing, pricing, bidding and other business practices and the sharing of licenses. The Company intends to further develop and extend the use of computer systems to facilitate communication among the Founding Companies. At some locations, the larger combined workforce will provide additional staffing flexibility.

     Acquisition Strategy. The Company believes that, due to the highly fragmented nature of the electrical contracting and maintenance services industry, it has significant opportunities to pursue its acquisition strategy. The Company intends to focus on acquiring companies with management philosophies based on an entrepreneurial attitude as well as a willingness to learn and share improved business practices through open communications. The Company believes that many electrical contracting and maintenance service businesses that lack the capital necessary to expand operations will become acquisition candidates. For these acquisition candidates, the Company will provide (i) information on best practices, (ii) expertise to expand in specialized markets, (iii) the opportunity to focus on customers rather than administration, (iv) national name recognition, (v) increased liquidity and (vi) the opportunity for a continued role in management. The Founding Companies participate in professional associations such as the IEC and Associated Builders and Contractors, and the Company intends to continue these relationships, in part to assist in identifying attractive acquisition candidates. Other key elements of the Company's acquisition strategy are:

          Enter New Geographic Markets. The Company will pursue acquisitions that are located in new geographic markets, are financially stable and have the customer base necessary to integrate with or complement its existing business. The Company also expects that increasing its geographic diversity will allow it to better serve an increasingly nationwide base of customers and further reduce the impact on the Company of local and regional economic cycles, as well as weather-related or seasonal variations in business.

          Expand Within Existing Markets. Once the Company has entered a market, it will seek to acquire other well-established electrical contracting and maintenance businesses operating within that region, including "tuck-in" acquisitions of smaller companies. The Company believes that tuck-in acquisitions afford the opportunity to improve its overall cost structure through the integration of such acquisitions into existing operations as well as to increase revenues through access to additional specialized markets, such as heavy industrial markets. Despite the integration opportunities afforded by such tuck-in acquisitions, the Company intends to maintain existing business names and identities to retain goodwill for marketing purposes.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     IES acquired the Founding Companies simultaneously with the consummation of the Offering. For financial statement presentation purposes, Houston-Stafford has been identified as the "accounting acquirer." The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the Acquisitions, (ii) the effects of certain other pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assume that the Acquisitions, the Offering and related transactions were closed on October 1, 1996 and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that date or indicative of the Company's future results. During the periods presented below, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate. The unaudited pro forma combined financial data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and notes thereto, and the historical financial statements for certain of the Founding Companies and the notes thereto, all included elsewhere in this Prospectus.

                                                                  PRO FORMA
                                                              ------------------
                                                                  YEAR ENDED
                                                              SEPTEMBER 30, 1997
                                                              ------------------
INCOME STATEMENT DATA:
  Revenues..................................................     $   312,747
  Cost of services (including depreciation).................         247,772
                                                                 -----------
  Gross profit..............................................          64,975
  Selling, general and administrative expenses(a)...........          35,938
  Goodwill amortization(b)..................................           3,780
                                                                 -----------
  Income from operations....................................          25,257
  Interest and other income (expense), net(c)...............             249
                                                                 -----------
  Income before income taxes................................          25,506
  Provision for income taxes................................          11,161
                                                                 -----------
  Net income(d).............................................     $    14,345
                                                                 ===========
  Net income per share......................................     $       .65
                                                                 ===========
  Shares used in computing pro forma net income per
     share(e)...............................................      22,152,604
                                                                 ===========

                                                                   PRO FORMA(F)(G)
                                                              --------------------------
                                                               AS OF SEPTEMBER 30, 1997
                                                              --------------------------
                                                              COMBINED    AS ADJUSTED(H)
                                                              --------    --------------
BALANCE SHEET DATA:
  Working capital...........................................  $(31,780)(i)    $ 43,442
  Total assets..............................................   240,027        255,792
  Long-term debt, net of current maturities.................    18,541         13,983
  Total stockholders' equity................................   112,413        192,193

---------------

(a) The unaudited pro forma combined income statement data reflect an aggregate of approximately $6.1 million in pro forma reductions in salary, bonus and benefits of the owners of the Founding Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between the Founding Companies and certain stockholders of the Founding Companies. Additionally, excludes the $13.6 million non-recurring, non-cash compensation charge recognized by IES related to the issuance of Common Stock to management. See "Certain Transactions."

(b) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the notes to the Unaudited Pro Forma Combined Financial Statements.

(c) Reflects the reduction for interest expense of $0.7 million attributable to $8.1 million of historical debt which was repaid with proceeds from the Offering or distributed prior to the Acquisitions, net of additional interest expense of $1.0 million related to the debt discussed in (g) below. Additionally, reflects a $316,000 reduction in minority interest expense.

(d) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a 38% overall tax rate.

(e) Includes (i) 12,313,025 shares issued to the owners of the Founding Companies, (ii) 1,396,602 shares issued to the management of IES, (iii) 2,655,709 shares of Restricted Common Stock issued to the founder and Chairman of the Board of IES and trusts for the benefit of his children and
    (iv) 5,667,268 of the 7,000,000 shares sold in the Offering necessary to pay the cash portion of the Acquisitions Consideration and the offering expenses. Also, includes 120,000 shares computed under the treasury stock method related to 300,000 options outstanding at September 30, 1997, but excludes any effects from options to purchase 1,765,447 shares granted at the initial public offering price. See "Description of Capital Stock."

(f) Reflects the Acquisitions and related transactions as if they had occurred on September 30, 1997 as described in the notes to the Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial information and historical financial statements, and notes thereto, included elsewhere in this Prospectus.

(g) Reflects $30.6 million of previously undistributed earnings and nonoperating assets and liabilities transferred in connection with the Acquisitions to the owners of the Founding Companies. This amount was funded through transfers of nonoperating assets, net of liabilities, cash and the issuance of notes payable to certain owners of the Founding Companies (collectively, the "Owner Amounts"). See "Certain Transactions."

(h) Reflects the closing of the Offering and the Company's application of the net proceeds therefrom to fund the cash portion of the Acquisitions Consideration and to repay certain indebtedness of the Founding Companies. See "Use of Proceeds" and "Certain Transactions."

(i) Includes the $53.4 million of notes payable to owners of the Founding Companies, representing the cash portion of the Acquisitions Consideration paid from a portion of the net proceeds from the Offering. See "Pro
    Forma -- As Adjusted" amounts.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors as well as the other information contained in this Prospectus. This Prospectus contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the risk factors set forth below and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

     Prior to January 30, 1998, the Founding Companies have been operating and will continue to operate as separate independent entities, and there can be no assurance that the Company will be able to integrate these businesses on an economic basis. In addition, there can be no assurance that the recently assembled management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. The pro forma combined financial results of the Founding Companies cover periods during which the Founding Companies and IES were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on management's ability to integrate the Founding Companies and other future acquisitions into one organization in a profitable manner. The inability of the Company to successfully integrate the Founding Companies and to coordinate and integrate certain administrative, banking, insurance and accounting functions and computer systems would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful.

EXPOSURE TO DOWNTURNS IN COMMERCIAL CONSTRUCTION OR HOUSING STARTS

     A substantial portion of the Company's business involves installation of electrical systems in newly constructed and renovated commercial buildings, plants and residences. The extent to which the Company is able to maintain or increase revenues from new installation services will depend on the levels of new construction starts from time to time in the geographic markets in which it operates and likely will reflect the cyclical nature of the construction industry. The level of new commercial installation services is affected by fluctuations in the level of new construction of commercial buildings in the markets in which the Company operates, due to local economic conditions, changes in interest rates and other related factors. The housing industry is similarly affected by changes in general and local economic conditions, such as employment and income levels, the availability and cost of financing for home buyers (including the continued deductibility of mortgage-linked interest expenses in determining federal income tax), consumer confidence and housing demand. Downturns in levels of commercial construction or housing starts would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations."

RELIANCE ON ACQUISITIONS

     One of the Company's principal growth strategies is to increase its revenues, geographic diversity and the scope of services offered and to diversify its business mix through the acquisition of electrical contracting companies. There can be no assurance that the Company will be able to acquire additional businesses or to integrate and manage such additional businesses successfully. Acquisitions may involve a number of risks, including: adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on the Company's financial condition or results of operations. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase and the number of attractive acquisition candidates may decrease. The Company believes that the electrical contracting industry may experience consolidation on both a national and a regional level by other companies that have acquisition objectives similar to the Company's objectives. Other consolidators may have greater financial resources than the Company to finance acquisition and internal growth opportunities and might be willing to pay higher prices than the Company for the same acquisition opportunities. If such acquisitions can be made, there can be no assurance that the businesses acquired will achieve sales and profitability that justify the investment therein. See "Business -- Strategy."

MANAGEMENT OF GROWTH

     The Company expects to grow internally and through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. If the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, there could be a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Strategy."

AVAILABILITY OF ELECTRICIANS

     The Company's ability to provide high-quality electrical services on a timely basis is dependent upon an adequate supply of skilled electricians. Accordingly, the Company's ability to increase its productivity and profitability will be limited by its ability to employ, train and retain skilled electricians necessary to meet the Company's requirements. Many companies in the electrical contracting and maintenance service industry are currently experiencing shortages of qualified electricians, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled technicians or that the Company will not have to curtail its planned internal growth as a result of labor shortages. See "Business -- Company Operations -- Employee Screening, Training and Development."

COMPETITION

     The electrical contracting industry is highly competitive and is served by small, owner-operated private companies, public companies and several large regional companies. Additionally, the Company could face competition in the future from other competitors entering the market, including public utilities. Certain of the Company's larger competitors offer a greater range of services, such as mechanical construction, plumbing and heating, ventilation and air conditioning services. In certain geographic regions, the Company may not be eligible to compete for certain contracts because its employees are not subject to collective bargaining arrangements. See "Business -- Industry Overview." Competition in the electrical contracting industry depends on a number of factors, including price. Certain of the Company's competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than the Company. See "Business -- Competition."

ACQUISITION FINANCING

     The Company intends to use its Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient valuation or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through future debt or equity financings.

     The Company has reached an agreement to obtain a bank line of credit for $65 million for working capital, capital expenditures, other corporate purposes and acquisitions. The line of credit will be subject to customary drawing conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources."

SEASONALITY; FLUCTUATION OF QUARTERLY OPERATING RESULTS

     The electrical contracting service business can be subject to seasonal variations in operations and demand that affect the construction business, particularly in residential construction, which is affected by weather conditions. Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of acquisition assimilation costs and regional economic conditions. Accordingly, the Company's performance in any particular quarter may not be indicative of the results which can be expected for any other quarter or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     The Company's executive officers, directors and affiliates beneficially own approximately 41% of the total outstanding shares of Common Stock and Restricted Common Stock. These persons, if acting in concert, will be able to continue to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."

NO PRIOR MARKET, POSSIBLE VOLATILITY OF STOCK

     Prior to the Offering, no public market for the Common Stock existed. The Common Stock is traded on the NYSE, but no assurance can be given that an active trading market for the Common Stock will continue. The market price of the Common Stock may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the electrical contracting and maintenance service industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers and senior management of the Founding Companies. Furthermore, the Company will be dependent on the senior management of companies that may be acquired in the future. Although the Company entered into an employment agreement with each of the Company's executive officers, there can be no assurance that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees could have an adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain key man life insurance. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE

     As of January 30, 1998, 20,709,627 shares of Common Stock and 2,655,709 shares of Restricted Common Stock were issued and outstanding. Simultaneously with the closing of the Offering, the owners of the Founding Companies received, in the aggregate, 12,313,025 shares of Common Stock as a portion of the Acquisitions Consideration. Additionally, the Company issued prior to the Offering, 1,396,602 shares of Common Stock and 2,655,709 shares of Restricted Common Stock. None of these 16,365,336 shares was or will be issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemptions contained in Rules 144 and 701 under the Securities Act. In addition, the current stockholders of the Company and the owners of the Founding Companies have agreed with the Company not to sell, contract to sell or otherwise dispose of any shares of Common Stock owned as of the consummation of the Acquisitions, including shares received as consideration in the Acquisitions, for a period of two years following receipt thereof without the Company's consent. When these shares become saleable, the market price of the Common Stock could be adversely affected by the sale of substantial amounts of the shares in the public market. The current stockholders of the Company and the stockholders of the Founding Companies have certain piggy-back registration rights with respect to their shares of Common Stock, which may be exercised during the two-year period referred to above.

     As of the closing of the Offering, the Company had outstanding options to purchase up to a total of (i) approximately 2,065,447 shares of Common Stock issued pursuant to the Company's 1997 Stock Plan, and (ii) 15,000 shares of Common Stock issued pursuant to the Company's 1997 Directors Stock Plan. The greater of (i) 3,500,000 shares or (ii) 15% of the number of shares of Common Stock outstanding on the date of the grant will be issuable pursuant to the 1997 Stock Plan, and a total of 250,000 shares will be issuable pursuant to the 1997 Directors Stock Plan. The Company intends to file a registration statement covering all such shares under the Securities Act. See "Management -- 1997 Stock Plan."

     There can be no assurance that the resale or the availability for sale of the shares of Common Stock eligible for future sale will not have an adverse effect on the prevailing market price of the Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation, Bylaws, employment agreements and employee benefit plans contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. For example, the Company's Amended and Restated Certificate of Incorporation and Bylaws provide for, among other things, a classified Board of Directors, the prohibition of stockholder action by written consent and the affirmative vote of at least 66 2/3% of all outstanding shares of Common Stock to approve the removal of directors from office. The Company's Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and, possibly, voting. In addition, the Board of Directors may issue certain rights pursuant to the rights plan authorized by the Amended and Restated Certificate of Incorporation. The ability to issue preferred stock or rights could have the effect of discouraging unsolicited acquisition proposals. The Company's 1997 Stock Plan contains provisions that allow for, among other things, the acceleration of vesting or payment of awards granted under such plan in the event of a "change of control," as defined in such plan. In addition, the Company has entered into employment agreements with certain executive officers and key employees allowing for cash payments under certain circumstances following a change in control, which is generally defined to occur upon (i) the acquisition by any person of 20% or more of the total voting power of the outstanding securities of the Company, (ii) the first purchase pursuant to a tender or exchange offer for Common Stock, (iii) the approval of certain mergers, sale of substantially all the assets, or dissolution of the Company or
(iv) a change in a majority of the members of the Company's Board of Directors.

                                  THE COMPANY

     IES was founded in June 1997 to create a leading national provider of electrical contracting and maintenance services. Concurrently with the closing of the Offering, IES acquired the 16 Founding Companies. The Founding Companies, which have been in business for an average of 18 years, had pro forma combined year ended September 30, 1997 revenues of approximately $312.7 million. The Acquisitions Consideration paid by the Company consisted of approximately $53.4 million in cash and 12,313,025 shares of Common Stock. A brief description of each of the Founding Companies is set forth below.

     HOUSTON-STAFFORD. Houston-Stafford was founded in 1973 and is headquartered in Stafford, Texas, near Houston. Houston-Stafford operates primarily in Texas, with other significant operations in Georgia, Virginia, Tennessee and Maryland. Houston-Stafford had revenues of approximately $81.6 million for the year ended September 30, 1997, primarily from residential contracting and, to a lesser extent, from commercial and industrial contracting. Because Houston-Stafford has developed ongoing relationships with developers and homebuilders that have regional and national operations, Houston-Stafford has experience in establishing business operations in different locations to meet the demands of its national clientele for electrical contracting in various regions. Houston-Stafford has approximately 1,000 employees. In April 1997, Houston-Stafford financed the acquisition of an electrical supply company located in Houston.

     MILLS. Mills was founded in 1972 and conducts most of its business in the greater Dallas-Fort Worth, Texas area. Mills had revenues of approximately $74.4 million for the year ended September 30, 1997, primarily from commercial and industrial contracting and, to a lesser extent, from maintenance services. Mills has specialized expertise in data cabling, fire alarm systems and computer-aided-design for electrical contracting; and a significant portion of its revenues for the year ended September 30, 1997 was attributable to design-and-build projects. Mills has approximately 570 employees.

     BEXAR-CALHOUN. The predecessor entity of Bexar was founded in 1962 and operates primarily in the areas around the cities of San Antonio, New Braunfels and Laredo, Texas. The predecessor entity of Calhoun was founded in 1958 and operates in the counties around San Antonio. On a consolidated basis, Bexar-Calhoun had revenues of approximately $32.2 million for the year ended September 30, 1997, relatively balanced between commercial and industrial contracting, residential contracting and maintenance services. Bexar-Calhoun has approximately 450 employees.

     POLLOCK. Pollock was founded in 1983 and is headquartered in Houston, Texas. Pollock had revenues of approximately $20.3 million for the year ended September 30, 1997, primarily from commercial and industrial contracting. For projects located outside of Houston, Pollock generally works with another electrical service contractor based near the project. Pollock has specialized design-and-build and computer-aided-design expertise, and, on certain projects, Pollock prefabricates materials to reduce costs and time required at the work site. Pollock has approximately 230 employees.

     MUTH. The predecessor entity of Muth was founded in 1970 and has seven offices located in South Dakota, including its headquarters in Mitchell. Muth also operates from time to time in Wyoming, Montana, Nebraska and Minnesota. Muth had revenues of approximately $18.8 million for the year ended September 30, 1997, primarily from commercial and industrial contracting and, to a lesser extent, from residential contracting and maintenance services. Muth has expertise in design-and-build projects, computer-aided-design technology and prefabrication of electrical components. Muth has approximately 180 employees.

     DANIEL. Daniel Electrical Contractors, Inc. was founded in 1986, is headquartered in Miami, Florida and operates primarily in South Florida. Daniel Electrical of Treasure Coast Inc. was founded in 1995 and is headquartered in Vero Beach, Florida. Daniel had combined revenues of approximately $18.4 million for the year ended September 30, 1997, primarily from commercial and industrial contracting (including high-rise condominiums). Because developers generally presell a certain percentage of condominiums prior to commencing construction, Daniel has experience in meeting the accelerated contracting schedules that are often required to meet mandated closing periods for condominium sales. Daniel has approximately 240 employees.

     AMBER. Amber was founded in 1979 and operates from its base near Orlando, Florida. Amber had revenues of approximately $16.4 million for the year ended September 30, 1997, primarily from commercial and industrial contracting. Amber has approximately 230 employees.

     HAYMAKER. The predecessor entity of Haymaker was founded in 1978. Haymaker is headquartered in Birmingham, Alabama, and operates in Alabama, northwest Florida and North Carolina. Haymaker had revenues of approximately $11.8 million for the year ended September 30, 1997, primarily from commercial and industrial contracting. Haymaker has expertise in design-and-build projects, lightning protection and fire alarms, and its largest existing contracts involve new construction of high-rise office buildings. Haymaker has approximately 110 employees.

     SUMMIT. Summit was founded in 1987 and is located in Houston, Texas. Summit had revenues of approximately $11.0 million for the year ended September 30, 1997, primarily from commercial and industrial contracting and, to a lesser extent, from maintenance services. Summit has specialized expertise in data cable design and installation and lighting design. Summit has approximately 150 employees.

     THURMAN & O'CONNELL. Thurman & O'Connell was founded in 1988. It is headquartered in Louisville, Kentucky, and operates primarily in Louisville and the surrounding areas. Thurman & O'Connell had revenues of approximately $4.0 million for the year ended September 30, 1997, primarily from commercial and industrial contracting. Thurman & O'Connell bids primarily on larger projects and out-of-budget projects to which it can apply in-house value engineering, lowering costs to its customers and typically increasing its margins. Thurman & O'Connell has approximately 70 employees.

     RODGERS. Rodgers was founded in 1977, is headquartered in Everett, Washington and operates in Everett and the north Puget Sound area. Rodgers had revenues of approximately $3.3 million for the year ended September 30, 1997, primarily from electrical maintenance and service work and commercial and industrial contracting. Rodgers has specialized expertise in computer-aided-design technology and focuses on design-and-build projects undertaken on negotiated rather than bid terms. Rodgers has approximately 32 employees.

     HATFIELD. The predecessor entity of Hatfield was founded in 1984 and operates in the greater Phoenix, Arizona area from its offices in Scottsdale, Arizona. Hatfield had revenues of approximately $6.0 million for the year ended September 30, 1997, primarily from commercial and industrial contracting and, to a lesser extent, from commercial and industrial maintenance services. Hatfield has specialized expertise in electrical contracting for cellular telephone sites and maintains the necessary state licenses to perform such services in Arizona and four adjacent states. Hatfield has approximately 80 employees.

     ACE. Ace was founded in 1975 in Valdosta, Georgia. Ace had revenues of approximately $6.3 million for the year ended September 30, 1997, primarily from commercial and industrial contracting and, to a lesser extent, from commercial and industrial maintenance services. Ace has specialized expertise in prefabrication of electrical components, which it uses to accelerate the completion time for its construction projects. Ace has approximately 70 employees.

     REYNOLDS. The predecessor entity of Reynolds was founded in 1973 in Phoenix, Arizona. Reynolds had revenues of approximately $6.4 million for the year ended September 30, 1997, primarily from commercial and industrial contracting. Reynolds has specialized expertise in value engineering for design-and-build projects. Reynolds has approximately 90 employees.

     POPP. Popp was founded in 1984 in Cincinnati, Ohio, and operates in Ohio and northern Kentucky. Popp had revenues of approximately $3.5 million for the year ended September 30, 1997, primarily from commercial and industrial contracting. Design-and-build projects accounted for a significant portion of revenues for the year ended September 30, 1997. Popp uses computer-aided-design technology and has also developed software enhancements for its design-and-build projects. Popp has approximately 50 employees.

     Integrated Electrical Services, Inc. was incorporated in Delaware in June 1997. Its executive offices are located at 2301 Preston, Houston, Texas 77003, and its telephone number is (713) 222-1875.

                                USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock that may be offered and issued by the Company from time to time in connection with the acquisitions of the securities and assets of other businesses. Other than the securities and assets acquired, there will be no proceeds to the Company from these offerings.

                                DIVIDEND POLICY

     The Company's Common Stock has traded on the NYSE since January 27, 1998, the effective date of the Company's initial public offering. The high and low last sale prices for the Common Stock for the period from January 27, 1998 through January 30, 1998 were $13 3/4 and $14 3/4, respectively. At January 30, 1998, there were approximately 65 stockholders of record of the Company's Common Stock. On January 30, 1998, the last reported sale of the Common Stock on the NYSE was $14 3/4 per share.

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's revolving credit facility includes, and any additional lines of credit established in the future may include, restrictions on the ability of the Company to pay dividends without the consent of the lender.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     IES acquired the Founding Companies simultaneously with the consummation of the Offering. For financial statement presentation purposes, however, Houston-Stafford has been designated as the "accounting acquirer." The following selected historical financial data for Houston-Stafford as of December 31, 1995 and 1996, and September 30, 1997, and for the years ended December 31, 1994, 1995 and 1996, and the year ended September 30, 1997, have been derived from audited financial statements of Houston-Stafford included elsewhere in this Prospectus and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The selected historical financial data for the nine months ended September 30, 1996 and 1997, and as of December 31, 1992, 1993 and 1994, and for the years ended December 31, 1992 and 1993, have been derived from the unaudited financial statements of Houston-Stafford, which have been prepared on the same basis as the audited financial statements and, in the opinion of Company management, reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for the nine months ended September 30, 1997 should not be regarded as indicative of the results that may be expected for the full year.

     The summary unaudited pro forma combined financial data below present certain data for the Company, as adjusted for (i) the effects of the Acquisitions, (ii) the effects of certain other pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assume that the Acquisitions, the Offering and related transactions were closed on October 1, 1996, and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that date or indicative of the Company's future results. During the periods presented below, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate. The unaudited pro forma combined financial data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto, included elsewhere in this Prospectus.

                                                                                             NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                YEAR ENDED       SEPTEMBER 30,
                           -----------------------------------------------   SEPTEMBER 30,   -----------------
                            1992      1993      1994      1995      1996         1997         1996      1997
                           -------   -------   -------   -------   -------   -------------   -------   -------
HISTORICAL INCOME STATEMENT
DATA (HOUSTON-STAFFORD):
  Revenues...............  $28,939   $32,363   $48,001   $54,082   $70,493      $81,575      $53,062   $64,144
  Cost of services
    (including
    depreciation)........   25,781    29,307    42,163    46,712    57,662       64,831       44,485    51,654
                           -------   -------   -------   -------   -------      -------      -------   -------
  Gross profit...........    3,158     3,056     5,838     7,370    12,831       16,744        8,577    12,490
  Selling, general and
    administrative
    expenses.............    2,892     2,720     5,319     6,027     7,810       11,474        4,404     8,068
                           -------   -------   -------   -------   -------      -------      -------   -------
  Income from
    operations...........      266       336       519     1,343     5,021        5,270        4,173     4,422
  Interest and other
    income (expense),
    net..................      (66)      (83)      (71)     (196)      (40)         238          (41)      237
                           -------   -------   -------   -------   -------      -------      -------   -------
  Income before income
    taxes................      200       253       448     1,147     4,981        5,508        4,132     4,659
  Provision for income
    taxes................       14        56       186       416     1,934        2,192        1,544     1,802
                           -------   -------   -------   -------   -------      -------      -------   -------
  Net income.............  $   186   $   197   $   262   $   731   $ 3,047      $ 3,316      $ 2,588   $ 2,857
                           =======   =======   =======   =======   =======      =======      =======   =======

                                                                    YEAR ENDED
                                                                SEPTEMBER 30, 1997
                                                                ------------------
PRO FORMA COMBINED:
  Revenues..................................................        $  312,747
  Cost of services (including depreciation).................           247,772
                                                                    ----------
  Gross profit..............................................            64,975
  Selling, general and administrative expenses(a)...........            35,938
  Goodwill amortization(b)..................................             3,780
                                                                    ----------
  Income from operations....................................            25,257
  Interest and other income (expense), net(c)...............               249
                                                                    ----------
  Income before income taxes................................            25,506
  Provision for income taxes................................            11,161
                                                                    ----------
  Net income(d).............................................        $   14,345
                                                                    ==========
  Net income per share......................................        $      .65
                                                                    ==========
  Shares used in computing pro forma net income per
    share(e)................................................        22,152,604
                                                                    ==========

                                                HISTORICAL(F)                                     PRO FORMA
                         -----------------------------------------------------------  ------------------------------
                                     AS OF DECEMBER 31,                    AS OF      AS OF SEPTEMBER 30, 1997(G)(H)
                         -------------------------------------------   SEPTEMBER 30,  ------------------------------
                          1992     1993     1994     1995     1996         1997         COMBINED     AS ADJUSTED(I)
                         ------   ------   ------   ------   -------   -------------  -----------    --------------
BALANCE SHEET DATA:
  Working capital......  $1,845   $2,001   $2,134   $2,675   $ 4,671      $ 5,414       $(31,780)(j)      $ 43,442
  Total assets.........   5,570    6,582    8,809    9,357    13,226       24,470        240,027           255,792
  Long-term debt, net
    of current
    maturities.........     719      505      927      634     1,295          968         18,541            13,983
  Total stockholders'
    equity.............   2,224    2,325    1,952    3,104     5,351        8,208        112,413           192,193

---------------

(a) The unaudited pro forma combined income statement data reflect an aggregate of approximately $6.1 million in pro forma reductions in salary, bonus and benefits of the owners of the Founding Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between the Founding Companies and certain stockholders of the Founding Companies. Additionally, excludes the $13.6 million non-recurring, non-cash compensation charge recognized by IES related to the issuance of Common Stock to management. See "Certain Transactions."

(b) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the notes to the Unaudited Pro Forma Combined Financial Statements.

(c) Reflects the reduction for interest expense of $0.7 million attributable to $8.1 million of historical debt which repaid with proceeds from the Offering or distributed prior to the Acquisitions, net of additional interest expense of $1.0 million related to the debt discussed in (h) below. Additionally, reflects a $316,000 reduction in minority interest expense.

(d) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a 38% overall tax rate.

(e) Includes (i) 12,313,025 shares issued to the owners of the Founding Companies, (ii) 1,396,602 shares issued to the management of IES, (iii) 2,655,709 shares of Restricted Common Stock issued to the founder and Chairman of the Board of IES and trusts for the benefit of his children and
     (iv) 5,667,268 of the 7,000,000 shares sold in the Offering necessary to pay the cash portion of the Acquisitions Consideration and Offering expenses. Also, includes 120,000 shares computed under the treasury stock method related to 300,000 options outstanding at September 30, 1997, but excludes any effects from options to purchase 1,750,447 shares granted at the initial public offering price. See "Description of Capital Stock."

(f) Historical balance sheet data are for Houston-Stafford as of the applicable periods.

(g) Reflects the Acquisitions and related transactions as if they had occurred on September 30, 1997 as described in the notes to the Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial information and historical financial statements, and notes thereto, included elsewhere in this Prospectus.

(h) Reflects $30.6 million of Owner Amounts that were transferred in connection with the Acquisitions to the owners of the Founding Companies. This amount was funded through transfers of nonoperating assets, net of liabilities, cash and the issuance of notes payable to certain owners of the Founding Companies. See "Certain Transactions."

(i) Reflects the closing of the Offering and the Company's application of the net proceeds therefrom to fund the cash portion of the Acquisitions Consideration and to repay certain indebtedness of the Founding Companies. See "Use of Proceeds" and "Certain Transactions."

(j) Includes the $53.4 million in notes payable to owners of the Founding Companies, representing the cash portion of the Acquisitions Consideration paid from a portion of the net proceeds from the Offering. See "Pro
     Forma -- As Adjusted" amounts.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion should be read in conjunction with the Founding Companies' Financial Statements, and related notes thereto, and "Selected Financial Data" appearing elsewhere in this Prospectus.

     The Company's revenues are derived primarily from electrical construction and maintenance services provided to commercial, industrial and residential customers. Of the Company's pro forma combined year ended September 30, 1997 revenues of $312.7 million, approximately 63% was derived from commercial and industrial contracting, approximately 25% was derived from residential contracting and approximately 12% was derived from electrical maintenance work. Revenues from fixed-price construction and renovation contracts are generally accounted for on a percentage-of-completion basis, using the cost-to-cost method. The cost-to-cost method measures the percentage completion of a contract based on total costs incurred to date compared to total estimated costs at completion. Maintenance and other service revenues are recognized as the services are performed.

     Cost of services consists primarily of salaries and benefits of employees, subcontracted services, materials, parts and supplies, depreciation, fuel and other vehicle expenses and equipment rentals. The Company's gross margin, which is gross profit expressed as a percentage of revenues, depends on the relative proportions of costs related to labor and materials. On jobs in which a higher percentage of the cost of services consists of labor costs, the Company typically achieves higher gross margins than on jobs where materials represent more of the cost of services. Materials costs can be calculated with relatively greater accuracy than labor costs, and the Company seeks to maintain higher margins on its labor-intensive projects to compensate for the potential variability of labor costs for these projects. Selling, general and administrative expenses consist primarily of compensation and related benefits for owners, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees. Certain owners and certain key employees of the Founding Companies have agreed to reductions in their compensation and related benefits totaling approximately $6.1 million in year ended September 30, 1997 in connection with the Acquisitions. Such reductions in salaries, bonuses and benefits have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations and are reflected in the terms of employment agreements with the Company.

     The Company believes that it will realize savings from (i) consolidation of insurance and bonding programs; (ii) reduction in other general and administrative expenses, such as training and advertising; (iii) the Company's ability to borrow at lower interest rates than the Founding Companies; (iv) consolidation of operations in certain locations and (v) greater volume discounts from suppliers of materials, parts and supplies. Offsetting these savings will be costs related to the Company's new corporate management, costs of being a public company and costs of integrating the companies acquired in the Acquisitions.

     The Company has sold an aggregate of 1,396,602 shares of Common Stock to its management and has recorded (for financial statement presentation purposes) a non-recurring, non-cash compensation charge of $13.6 million relating to such sale. This non-recurring compensation charge has been excluded from the total pro forma combined amounts in the Unaudited Pro Forma Combined Financial Statements.

     As a result of the Acquisitions, the excess of the consideration paid over the fair value of the net assets acquired, was recorded as goodwill on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 40-year period. The pro forma impact of this amortization expense, which is non-deductible for tax purposes, is $3.8 million per year.

SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF THE FOUNDING COMPANIES

     The following supplemental unaudited pro forma combined financial information for the periods presented do not purport to present those of the combined Founding Companies in accordance with generally accepted accounting principles, but represent merely a summation of the revenues, cost of services (including depreciation), gross profit, selling, general and administrative expenses and income from operations of the individual Founding Companies on a historical basis and excludes the effects of the pro forma adjustments that are included in the Unaudited Pro Forma Combined Statements appearing elsewhere in this Prospectus. Selling, general and administrative expenses for periods prior to the Acquisitions reflect the effects of historical salary and bonus distributions to the owners of the Founding Companies. The data will not be comparable to, and may not be indicative of, the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management and certain Founding Companies had different tax structures (generally, S corporations or partnerships) during the periods presented, (ii) the Company used the purchase method to establish a new basis of accounting to record the Acquisitions, (iii) the Company will incur incremental costs for its corporate management and the costs of being a public company and
(iv) the combined data do not reflect the potential benefits and cost savings the Company expects to realize when operating as a combined entity.

     The following table sets forth certain supplemental unaudited pro forma combined financial information for the periods indicated:

                                              FISCAL YEARS ENDED(A)                   YEAR ENDED
                                 ------------------------------------------------   SEPTEMBER 30,
                                      1994             1995             1996           1997(B)
                                 --------------   --------------   --------------   --------------
                                                          (IN THOUSANDS)
Revenues.......................  $181,205   100%  $211,626   100%  $272,236   100%  $312,747   100%
Cost of services...............   149,698    83    172,417    81    216,382    79    247,772    79
                                 --------   ---   --------   ---   --------   ---   --------   ---
  Gross profit.................    31,507    17     39,209    19     55,854    21     64,975    21
Selling, general and
  administrative expenses(c)...    23,752    13     28,506    13     34,528    13     42,006    13
                                 --------   ---   --------   ---   --------   ---   --------   ---
  Income from operations.......  $  7,755     4%  $ 10,703     6%  $ 21,326     8%  $ 22,969     8%
                                 ========   ===   ========   ===   ========   ===   ========   ===

---------------

(a) The fiscal years ended 1994, 1995 and 1996 are the years ended December 31, 1994, 1995 and 1996 for all Founding Companies, except for Pollock and Hatfield, for which the fiscal years presented are the years ended October 31, 1994, 1995 and 1996; Rodgers, for which the fiscal years presented are the years ended September 30, 1995, 1996 and 1997; and Summit, for which the fiscal years presented are the years ended March 31, 1995, 1996 and 1997.

(b) Represents the year ended September 30, 1997 for all Founding Companies, except that the amounts included for Ace, Hatfield, Popp and Reynolds are for the year ended June 30, 1997.

(c) The supplemental unaudited pro forma combined results for the year ended September 30, 1997 exclude the $13.6 million non-recurring, non-cash compensation charge recognized by IES in September 1997 related to the issuance of Common Stock to management.

  Pro Forma Combined Results for the year ended September 30, 1997 compared to the fiscal year ended 1996

     Revenues increased approximately $40.5 million, or 15%, from $272.2 million for the fiscal year ended 1996 to $312.7 million for the year ended September 30, 1997. The increase in combined revenues occurred primarily at Houston-Stafford, Mills, Daniel, Pollock and Haymaker. Houston-Stafford's revenues increased $11.1 million, or 16%, from fiscal 1996 to the year ended September 30, 1997, primarily due to an overall increase in market demand and the consolidation of an electrical supply company partially offset by the effects of unusually rainy weather in Texas. Mills' revenues increased $9.0 million, or 14%, from fiscal 1996 to the year ended September 30, 1997, primarily due to a full year of revenues in 1997 from the acquisition of Fort Worth Regional Electrical Systems, L.L.C. ("Regional Electric") in June 1996. Daniel's revenues increased $5.8 million, or 46%, from fiscal 1996 to the year ended September 30, 1997 primarily due to increased contract revenues on several large high rise condominium projects in south Florida. Pollock's revenues increased $4.5 million, or 28%, from fiscal 1996 to the year ended September 30, 1997, primarily due to an increase in large commercial contracts, increased data cabling work and higher revenues for service work.

Haymaker's revenues increased $4.2 million, or 54%, from fiscal 1996 to the year ended September 30, 1997, primarily due to a large hospital contract and an overall increase in construction activity in Birmingham, Alabama. Of the remaining ten Founding Companies, five reported an increase in revenues and five recorded a decline in revenues between fiscal 1996 and the year ended September 30, 1997. The most significant decline in revenue of $0.8 million occurred at Bexar-Calhoun, primarily due to the completion in fiscal 1996 of an unusually large electrical construction contract for a state university in Laredo, Texas. The most significant increase in revenues among these other Founding Companies of $2.5 million or 18% occurred at Amber, primarily due to three large retail construction contracts in the year ended September 30, 1997.

     Gross profit increased $9.1 million, or 16%, from $55.9 million for fiscal 1996, to $65.0 million for the year ended September 30, 1997. The increase in combined gross profit occurred primarily due to increases in gross profit of $3.9 million or 30% at Houston-Stafford, $2.0 million or 70% at Daniel, $1.4 million or 59% at Pollock and $1.3 million or 79% at Amber. Houston-Stafford's gross margin increased from 18% in fiscal 1996 to 20% in the year ended September 30, 1997, Daniel's gross margin increased from 23% to 27%, Pollock's gross margin increased from 14% to 18% and Amber's gross margin increased from 12% to 18%. The increases in Houston-Stafford's gross profit and gross margin are primarily attributable to favorable pricing associated with increased demand and higher discounts on certain long-term material purchase commitments. Daniel's gross profit and gross margin increases are primarily due to increased labor efficiencies and an increase in higher margin high-rise residential contracts. Pollock's gross margin increases are due to lower than expected margins and loss contracts in 1996 that did not recur in 1997. Amber's gross profit increased as a result of an increase in overall demand as well as demand for higher margin retail construction contracts.

     Selling, general and administrative expenses increased $7.5 million from $34.5 million in fiscal 1996 to $42.0 million in the year ended September 30, 1997. This increase occurred primarily due to an increase in selling, general and administrative expenses of $3.7 million at Houston-Stafford and $1.2 million at Mills. The increase in Houston-Stafford's selling, general and administrative expenses was primarily attributable to increased bonuses for certain key employees and to a lesser degree higher insurance costs. Mills' increase in selling, general and administrative expenses was attributable to a full year of general and administrative expenses relating to the June 1996 acquisition of Regional Electric, and a $0.2 million severance payment to the former owner of Regional Electric.

  Pro Forma Combined Results for the fiscal year ended 1996 compared to the fiscal year ended 1995

     Revenues increased approximately $60.6 million, or 29%, from $211.6 million for the fiscal year ended 1995 to $272.2 million for the fiscal year ended 1996. The increase in combined revenues occurred primarily at Houston-Stafford, Mills and Bexar-Calhoun. Houston-Stafford's revenues increased $16.4 million, or 30% from 1995 to 1996, primarily due to an overall increase in market demand and new contractual arrangements for Houston-Stafford to be the sole or primary provider of electrical installation services for certain residential contractors. Mills' revenues increased $30.1 million, or 86%, from 1995 to 1996, primarily due to the acquisition of Regional Electric in June 1996 (which represents approximately $5.2 million of 1996 revenues), an increase in market demand for large industrial construction contracts for manufacturing and distribution facilities in the greater Dallas area, and a 30% increase in maintenance and service revenues. Bexar-Calhoun's revenues increased $5.3 million, or 19%, from 1995 to 1996, as certain personnel were reassigned to the growing markets around Laredo and New Braunfels, Texas, resulting in a $3.6 million increase in revenues in these two markets between 1995 and 1996. Of the remaining 12 Founding Companies, seven reported an increase in revenues, one reported relatively constant revenues and four recorded a decline in revenues between 1995 and 1996. The most significant decline in revenue of $2.0 million occurred at Ace, where an unusually high demand for design-and-build projects in Valdosta, Georgia in 1995 did not recur in 1996. The most significant increase in revenues among these other Founding Companies of $4.2 million or 43% occurred at Amber due to an increase in large commercial projects on shopping malls and grocery stores in central Florida.

     Gross profit increased $16.6 million, or 42%, from $39.2 million for the fiscal year ended 1995, to $55.9 million for the fiscal year ended 1996. Gross margin increased to 21% in 1996 from 19% in 1995. The increase in combined gross profit occurred primarily due to increases in gross profit of $5.4 million or 74% at

Houston-Stafford, $7.0 million or 89% at Mills, and $1.2 million or 18% at Bexar-Calhoun. Houston-Stafford's gross margin increased from 14% in 1995 to 18% in 1996, Mills' gross margin increased from 22% in 1995 to 23% in 1996, and Bexar-Calhoun's gross margin remained constant at 24% in 1995 and 1996. The increases in Houston-Stafford's gross profit and gross margin are primarily attributable to favorable pricing associated with increased demand and higher discounts on certain long-term material purchase commitments. Mills' gross profit and gross margin increases are primarily attributable to the acquisition of Regional Electric, increased demand for complex industrial contracts, and an increase in higher margin maintenance service revenues. Bexar-Calhoun's gross profit increased as a result of its overall increase in business volume.

     Selling, general and administrative expenses increased 21% from $28.5 million in 1995 to $34.5 million in 1996. This increase occurred primarily due to increases in selling, general and administrative expenses of $1.8 million at Houston-Stafford and $2.9 million at Mills. The increase in Houston-Stafford's selling, general and administrative expenses was primarily attributable to the addition of infrastructure associated with its growth. Mills' increase in selling, general and administrative expenses was attributable to increased business volume, including that related to the acquisition of Regional Electric, and increases in discretionary bonus and savings plan distributions.

  Pro Forma Combined Results for the fiscal year ended 1995 compared to the fiscal year ended 1994

     Revenues increased $30.4 million, or 17%, from $181.2 million for the fiscal year ended 1994, to $211.6 million for the fiscal year ended 1995. The increase in combined revenues occurred primarily at Houston-Stafford, Mills and Bexar-Calhoun. Houston-Stafford's revenues increased $6.1 million, or 13%, from 1994 to 1995, primarily due to an overall increase in demand and a new contract under which Houston-Stafford is the sole or primary provider of electrical installation services for a multifamily residential contractor. Mills' revenues increased $9.8 million, or 38%, from 1994 to 1995, primarily due to increased demand for higher margin industrial contracting services and a 61% increase in maintenance and service revenues. Bexar-Calhoun's revenues increased $4.5 million, or 20%, from 1994 to 1995, due to an increase in retail construction activity in San Antonio.

     Of the remaining 12 Founding Companies, seven reported an increase in revenues, two reported relatively constant revenues and three reported a decline in revenues between 1994 and 1995. The most significant decline in revenues of $1.3 million occurred at Hatfield, where an unusually large $2.0 million contract was completed in 1994 and no comparable contract was performed in 1995. The most significant increase in revenue among these other Founding Companies of $2.6 million occurred at Ace due to an unusually high demand for design-and-build commercial projects in 1995 as compared to 1994.

     Gross profit increased $7.7 million, or 24%, from $31.5 million for the fiscal year ended 1994, to $39.2 million for the fiscal year ended 1995. Gross margin increased to 19% in 1995 from 17% in 1994. The increase in combined gross profit occurred primarily due to increases in gross profit of $1.6 million or 26% at Houston-Stafford, $3.3 million or 71% at Mills, and $1.6 million or 30% at Bexar-Calhoun. Houston-Stafford's gross margin increased from 12% in 1994 to 14% in 1995, Mills' gross margin increased from 18% in 1994 to 22% in 1995, and Bexar-Calhoun's gross margin increased from 22% in 1994 to 24% in 1995, respectively. The increase in Houston-Stafford's gross profit and gross margin are primarily attributable to favorable pricing related to increased demand. Mills' gross profit and gross margin increases are primarily attributable to increased market demand for complex industrial contracts, and an increase in higher margin maintenance and service revenues. Bexar-Calhoun's gross profit and gross margin increased as a result of higher margin retail construction contracts in San Antonio, Texas.

     Selling, general and administrative expenses increased 20% from $23.8 million in 1994 to $28.5 million in 1995. The increase in combined selling, general and administrative expenses occurred primarily due to increases in selling, general and administrative expenses of $0.7 million at Houston-Stafford, $1.3 million at Mills and $0.5 million at Bexar-Calhoun. The increase in Houston-Stafford's selling, general and administrative expenses was attributable to the addition of administrative infrastructure associated with its growth. Mills' increase in selling, general and administrative expenses was attributable to increased business volume and increases in discretionary bonus and savings plan distributions. Bexar-Calhoun's increase in selling, general and administrative expenses was attributable to the addition of administrative infrastructure associated with Bexar-Calhoun's growth.

  Combined Liquidity and Capital Resources

     On a combined basis, the Founding Companies generated $12.4 million of cash from operating activities during the year ended September 30, 1997. Net cash used in investing activities was $5.7 million on a combined basis and was primarily used for capital expenditures. Net cash used in financing activities was $8.1 million on a combined basis and was primarily used for debt repayment and capital distributions.

     The Company has entered into a credit facility with a commercial bank. According to the terms of the agreement, the credit facility will be a three-year revolving credit facility of up to $65 million to be used for working capital and capital expenditures, to finance acquisitions and for general corporate purposes. The amounts borrowed under the proposed credit facility will bear interest at an annual rate equal to either (a) the London Interbank Offered Rate ("LIBOR") plus 1.0% to 2.0%, as determined by the ratio of the Company's total funded debt to EBITDA (as defined in the credit facility) or (b) the higher of (i) the bank's prime rate and (ii) the Federal Funds rate plus 0.5%, plus up to an additional 0.5% as determined by the ratio of the Company's total funded debt to EBITDA. Commitment fees of 0.025% to 0.0375% (based on certain financial ratios) are due on any unused borrowing capacity under the proposed credit facility. The Company's existing and future subsidiaries will guarantee the repayment of all amounts due under the facility, and the facility is secured by the capital and stock of the guarantors and the accounts receivable of the Company and the guarantors. The credit facility requires the consent of the lenders for acquisitions exceeding a certain level of cash consideration, prohibits the payment of cash dividends by the Company, restricts the ability of the Company to incur other indebtedness and requires the Company to comply with certain financial covenants. Availability of the credit facility is subject to customary drawing conditions.

     The Company anticipates that its cash flow from operations and proceeds from the Offerings will provide sufficient cash to enable the Company to meet its working capital needs, debt service requirements and planned capital expenditures for property and equipment through 1998.

     The Company intends to continue pursuing attractive acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments cannot be predicted. The Company expects to fund future acquisitions primarily with a portion of the net proceeds of the Offerings, working capital, cash flow from operations and borrowings, including any unborrowed portion of the proposed credit facility, as well as issuances of additional equity.

     Due to the relatively low levels of inflation experienced in fiscal 1994, 1995 and 1996, inflation did not have a significant effect on the results of the combined Founding Companies in those fiscal years, or any of the Founding Companies individually.

HOUSTON-STAFFORD RESULTS OF OPERATIONS

     Houston-Stafford was founded in 1973 and is headquartered in Stafford, Texas near Houston. It operates primarily in Texas, with other significant operations in Georgia, Virginia, Tennessee and Maryland. In April 1997, Houston-Stafford financed the acquisition of an electrical supply company from a third party for $100,000 cash.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                             NINE MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,               YEAR ENDED             SEPTEMBER 30,
                       ---------------------------------------------   SEPTEMBER 30,   -----------------------------
                           1994            1995            1996            1997            1996            1997
                       -------------   -------------   -------------   -------------   -------------   -------------
                                                              (IN THOUSANDS)                    (UNAUDITED)
Revenues.............  $48,001   100%  $54,082   100%  $70,493   100%  $81,575   100%  $53,062   100%  $64,144   100%
Cost of services.....   42,163    88    46,712    86    57,662    82    64,831    80    44,485    84    51,654    81
                       -------   ---   -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Gross profit.......    5,838    12     7,370    14    12,831    18    16,744    20     8,577    16    12,490    19
Selling, general and
  administrative
  expenses...........    5,319    11     6,027    11     7,810    11    11,474    14     4,404     8     8,068    13
                       -------   ---   -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Income from
    operations.......  $   519     1%  $ 1,343     3%  $ 5,021     7%  $ 5,270     6%  $ 4,173     8%  $ 4,422     6%
                       =======   ===   =======   ===   =======   ===   =======   ===   =======   ===   =======   ===

  Houston-Stafford results for the nine months ended September 30, 1997 compared to nine months ended
  September 30, 1996

     Revenues increased $11.0 million, or 21%, from $53.1 million for the nine months ended September 30, 1996 to $64.1 million for the nine months ended September 30, 1997, primarily as a result of increased demand and the consolidation of an electrical supply company, partially offset by the effects of unusually rainy weather in Texas.

     Gross profit increased $3.9 million, or 46%, during the first nine months of 1997 to $12.5 million, and gross margin increased to 19% in 1997 from 16% in 1996 as a result of favorable pricing related to the increase in demand and higher discounts on certain long-term material purchase commitments.

     Selling, general and administrative expenses increased 83% from $4.4 million to $8.1 million. The increase was attributable to an increase in bonuses for certain key employees and to a lesser degree higher insurance costs.

  Houston-Stafford results for the year ended September 30, 1997 compared to the year ended December 31, 1996.

     Revenues increased $11.1 million, or 16%, from $70.5 million for the year ended December 31, 1996 to $81.6 million for the year ended September 30, 1997 primarily as a result of increased demand and the consolidation of an electrical supply company, partially offset by the effects of unusually rainy weather in Texas.

     Gross profit increased $3.9 million, or 30%, during the year ended September 30, 1997 to $16.7 million, and gross margin increased to 20% during the year ended September 30, 1997 from 18% during the year ended December 31, 1996 as a result of favorable pricing related to the increase in demand and higher discounts on certain long-term material purchase commitments.

     Selling, general and administrative expenses increased 47% from $7.8 million to $11.5 million. The increase was primarily attributable to an increase in bonuses for certain key employees and to a lesser degree higher insurance costs.

  Houston-Stafford results for the year ended December 31, 1996 compared to the year ended
  December 31, 1995

     Revenues increased $16.4 million, or 30%, from $54.1 million for the year ended December 31, 1995, to $70.5 million for the year ended December 31, 1996, primarily due to an overall increase in demand and new contracts under which Houston-Stafford is the sole or primary provider of electrical installation services for certain significant residential contractors.

     Gross profit increased $5.4 million, or 74%, from $7.4 million for the year ended December 31, 1995 to $12.8 million for the year ended December 31, 1996. Gross margin increased from 14% to 18% over these periods. The increase in gross profit amounts and percentages is primarily attributable to favorable pricing related to the increase in demand and higher discounts on certain long-term material purchase commitments.

     Selling, general and administrative expenses increased 30% from $6.0 million to $7.8 million. The increase was attributable to the addition of administrative infrastructure necessary to support Houston-Stafford's growth and the establishment of a new merit bonus system. Selling, general and administrative expenses as a percentage of revenues remained constant during 1996 when compared to 1995.

  Houston-Stafford results for the year ended December 31, 1995 compared to the year ended
  December 31, 1994

     Revenues increased $6.1 million, or 13%, from $48.0 million for the year ended December 31, 1994, to $54.1 million for the year ended December 31, 1995, due to increased demand and a new contract where Houston-Stafford is the sole or primary provider of electrical contracting services for a significant multi-family residential contractor.

     Gross profit increased $1.6 million, or 26%, from $5.8 million for the year ended December 31, 1994 to $7.4 million for the year ended December 31, 1995. Gross margin increased from 12% to 14% over these periods due to favorable pricing partially offset by lower profits from government projects in 1995.

     Selling, general and administrative expenses increased 13% in 1995 when compared to 1994 as a result of the additional infrastructure necessary to support Houston-Stafford's growth. Selling, general and administrative expenses as a percentage of revenues remained constant during 1995 when compared to 1994.

HOUSTON-STAFFORD LIQUIDITY AND CAPITAL RESOURCES

     Houston-Stafford generated $0.6 million of net cash from operating activities for the nine months ended September 30, 1997, which declined compared to fiscal 1996 as a result of an increase in accounts receivable and costs and estimated earnings in excess of billings on contracts in progress, both of which represented offsets to net income generated during the period. Net cash used in investing activities was approximately $0.3 million, primarily for the purchase of fixed assets. Net cash used in financing activities of $0.5 million resulted from advances on Houston-Stafford's line of credit. Houston-Stafford had a $3.1 million line of credit as of September 30, 1997 that expires in July 1998. At September 30, 1997, Houston-Stafford had $0.5 million outstanding under its line of credit. Additionally, in April 1997, Houston-Stafford financed the acquisition of an electrical supply company from a third party for $100,000 cash.

     Houston-Stafford used $0.1 million of net cash from operating activities for the year ended September 30, 1997, which represents a decline compared to fiscal 1996 as a result of an increase in accounts receivable and costs and estimated earnings in excess of billings on contracts in progress, both of which represented offsets to net income generated during the period. Net cash used in investing activities was approximately $0.5 million, primarily for additional property and equipment. Net cash used in financing activities of $0.6 million resulted from the net effect of borrowings and payments of long-term debt.

     At September 30, 1997, Houston-Stafford had working capital of $5.4 million and total debt of $1.7 million.

     Days sales outstanding in accounts receivable increased from 35 days as of December 31, 1996 to 43 days as of September 30, 1997 (both calculated based on sales for the years then ended). Such change is attributable to the effects on receivables outstanding at September 30, 1997 of increased levels of sales during the second and third quarters of 1997 due to seasonality and the additional electrical supply company revenues.

     Houston-Stafford generated $2.7 million in net cash from operating activities for the year ended December 31, 1996, primarily due to an increase in collections of accounts receivable and billings on contracts in progress. Net cash used in investing activities was approximately $0.6 million for the purchase of fixed assets. Net cash used in financing activities was $0.5 million for the year ended December 31, 1996 primarily as a result of the repayment of debt partially offset by additional borrowings.

     At December 31, 1996 Houston-Stafford had working capital of $4.7 million and total debt of $1.7 million.

MILLS RESULTS OF OPERATIONS

     Mills, headquartered in Dallas, Texas was founded in 1972 and operates primarily in the greater Dallas-Fort Worth area. Mills derives a significant portion of its revenues from higher margin design-and-build services and from data cabling and fire alarm systems.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                YEAR ENDED           NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,              SEPTEMBER 30,           SEPTEMBER 30,
                               ---------------------------------------------   -------------   -----------------------------
                                   1994            1995            1996            1997            1996            1997
                               -------------   -------------   -------------   -------------   -------------   -------------
                                                                      (IN THOUSANDS)                    (UNAUDITED)
Revenues.....................  $25,544   100%  $35,250   100%  $65,439   100%  $74,399   100%  $43,684   100%  $52,644   100%
Cost of services.............   20,937    82    27,372    78    50,535    77    60,572    81    33,998    78    44,035    84
                               -------   ---   -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Gross profit...............    4,607    18     7,878    22    14,904    23    13,827    19     9,686    22     8,609    16
Selling, general and
  administrative expenses....    3,391    13     4,741    13     7,643    12     8,778    12     3,837     9     4,972     9
                               -------   ---   -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Income from operations.....  $ 1,216     5%  $ 3,137     9%  $ 7,261    11%  $ 5,049     7%  $ 5,849    13%  $ 3,637     7%
                               =======   ===   =======   ===   =======   ===   =======   ===   =======   ===   =======   ===

  Mills results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

     Revenues increased $8.9 million, or 21%, from $43.7 million for the nine months ended September 30, 1996 to $52.6 million for the nine months ended September 30, 1997, primarily as a result of the acquisition of Regional Electric, which specializes in commercial and industrial electrical contracting and fire alarm, data cabling and control system installation in the greater Fort Worth area.

     Gross profit decreased $1.1 million, or 11%, during the first nine months of 1997 as compared to the nine months ended September 30, 1996. Gross margin decreased from 22% to 16% due to a decrease in demand for higher margin, complex industrial work offset by an increase in demand for lower margin commercial work, as well as a planned increase in the operating infrastructure at Regional Electric to support Mill's growth strategy in the Fort Worth market.

     Selling, general and administrative expenses increased 30% from $3.8 million to $5.0 million. The increase was attributable to a full year of general and administrative expenses relating to the June 1996 acquisition of Regional Electric, and a $0.2 million severance payment to the former owner of Regional Electric.

  Mills results for the year ended September 30, 1997 compared to the year ended December 31, 1996

     Revenues increased $9.0 million, or 14%, from $65.4 million for the year ended December 31, 1996, to $74.4 million for the year ended September 30, 1997, primarily due to the acquisition of Regional Electric in June 1996 (which represents approximately $13 million of 1997 and $5.2 million of 1996 revenues).

     Gross profit decreased $1.1 million, or 7%, from $14.9 million for the year ended December 31, 1996 to $13.8 million for the year ended September 30, 1997. Gross margin decreased from 23% to 19% due to a decrease in demand for higher margin, complex industrial work offset by an increase in demand for lower margin commercial work, as well as a planned increase in the operating infrastructure at Regional Electric to support Mill's growth strategy in the Fort Worth market.

     Selling, general and administrative expenses increased 15% from $7.6 million to $8.8 million. The increase was attributable to a full year of general and administrative expenses relating to the June 1996 acquisition of Regional Electric, and a $0.2 million severance payment to the former owner of Regional Electric.

  Mills results for the year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenues increased $30.1 million, or 86%, from $35.3 million for the year ended December 31, 1995 to $65.4 million for the year ended December 31, 1996, primarily due to the acquisition of Regional Electric in June 1996 (which represents approximately $5.2 million of 1996 revenues), an increase in demand for large and complex industrial construction contracts for manufacturing and distribution facilities in the greater Dallas area for which only a select group of electrical contractors have the resources and expertise to bid and a 30% increase in maintenance and service revenues resulting from Mills' focus on increasing its maintenance and service revenues.

     Gross profit increased $7.0 million, or 89%, from $7.9 million for the year ended December 31, 1995 to $14.9 million for the year ended December 31, 1996. Gross margin increased to 23% from 22% during this period due to an increase in higher margin maintenance and service work.

     Selling, general and administrative expenses increased 61% from $4.7 million to $7.6 million. The increase was attributable to increased business volume, including that related to the acquisition of operations of Regional Electric and increases in discretionary bonus and savings plan distributions.

  Mills results for the year ended December 31, 1995 compared to the year ended December 31, 1994

     Revenues increased $9.8 million, or 38%, from $25.5 million for the year ended December 31, 1994 to $35.3 million for the year ended December 31, 1995, primarily due to increased demand for higher margin new industrial contracting services and a 61% increase in maintenance and service revenues.

     Gross profit increased $3.3 million, or 71%, from $4.6 million for the year ended December 31, 1994 to $7.9 million for the year ended December 31, 1995. Gross margin increased to 22% from 18% due to the increases in higher margin industrial contracting and maintenance service revenues.

     Selling, general and administrative expenses increased 40% from $3.4 million to $4.7 million. The increase was attributable to increased business volume and increases in discretionary bonus and savings plan distributions.

MILLS LIQUIDITY AND CAPITAL RESOURCES

     Mills used approximately $2.9 million of net cash for operating activities for the nine months ended September 30, 1997, primarily for working capital. Net cash used in investing activities was approximately $1.2 million, primarily for the purchase of tools and equipment. Net cash used in financing activities was $0.3 million, primarily for stockholder distributions and long-term debt. At September 30, 1997, Mills had a $2.0 million revolving line of credit available that expires June 1, 1999. At September 30, 1997, there were outstanding draws against this line of credit in the amount of $400,000, which are due and payable within one year.

     Mills generated $2.7 million of net cash from operating activities for the year ended September 30, 1997. Net cash used in investing activities was approximately $1.5 million, primarily for additions to property and equipment. Net cash used in financing activities of $3.7 million primarily resulted from distributions to stockholders.

     At September 30, 1997, Mills had working capital of $7.8 million and total debt obligations of $0.8 million that relate to the acquisition of Regional Electric and certain capital leases.

     Mills generated $7.9 million in net cash from operating activities for the year ended December 31, 1996, as a result of increased profitability. Net cash used in investing activities was approximately $0.6 million, representing $0.9 million used for the purchase of property and equipment, partly offset by $0.3 million, net, in collection of loans. Net cash used in financing activities was $3.9 million for the year ended December 31, 1996, primarily for distribution of dividends to stockholders. At December 31, 1996, Mills had a $2.0 million revolving line of credit that was originally scheduled to expire June 1, 1997 and was extended to June 1, 1999. At December 31, 1996, there were no outstanding draws against this line of credit.

     At December 31, 1996, Mills had working capital of $5.5 million and total debt obligations of $0.6 million.

BEXAR-CALHOUN RESULTS OF OPERATIONS

     Bexar was founded in 1966 and operates primarily in the areas around the cities of San Antonio, New Braunfels and Laredo, Texas. Calhoun was founded in 1958 and operates in the counties around San Antonio.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                                    NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,               YEAR ENDED             SEPTEMBER 30,
                              ---------------------------------------------   SEPTEMBER 30,   -----------------------------
                                  1994            1995            1996            1997            1996            1997
                              -------------   -------------   -------------   -------------   -------------   -------------
                                                                     (IN THOUSANDS)                    (UNAUDITED)
Revenues....................  $23,168   100%  $27,730   100%  $33,023   100%  $32,165   100%  $24,994   100%  $24,136   100%
Cost of services............   17,967    78    20,964    76    25,017    76    24,976    78    18,909    76    18,868    78
                              -------   ---   -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Gross profit..............    5,201    22     6,766    24     8,006    24     7,189    22     6,085    24     5,268    22
Selling, general and
  administrative expenses...    3,091    13     3,637    13     3,686    11     3,766    12     2,713    11     2,793    12
                              -------   ---   -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Income from operations....  $ 2,110     9%  $ 3,129    11%  $ 4,320    13%  $ 3,423    10%  $ 3,372    13%  $ 2,475    10%
                              =======   ===   =======   ===   =======   ===   =======   ===   =======   ===   =======   ===

  Bexar-Calhoun results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

     Revenues decreased $0.9 million, or 3%, from $25.0 million in 1996 to $24.1 million in 1997, primarily due to an increase in overall growth offset by the completion in 1996 of an unusually large electrical construction contract for a state university in Laredo, Texas.

     Gross profit decreased $0.8 million, or 13%, from $6.1 million in 1996 to $5.3 million in 1997. Gross margin decreased from 24% in 1996 to 22% in 1997. The decrease in gross profit related to completion of the large state university contract in 1996 and gross margin declined due to a change in customer mix associated with a decrease in higher margin retail construction in San Antonio.

     Selling, general and administrative expenses remained relatively constant from 1996 to 1997.

  Bexar-Calhoun results of operations for the year ended September 30, 1997 compared to the year ended December 31, 1996

     Revenues decreased $0.8 million, or 3%, from $33.0 million for the year ended December 31, 1996, to $32.2 million for the year ended September 30, 1997, primarily due to the completion in 1996 of an unusually large electrical construction contract for a state university in Laredo, Texas.

     Gross profit decreased $0.8 million, or 10%, from $8.0 million for the year ended December 31, 1996, to $7.2 million for the year ended September 30, 1997. Gross margins decreased to 22% from 24% over these periods. The decrease in gross profit related to completion of the large state university contract in 1996 and gross margin declined due to a change in customer mix associated with a decrease in higher margin retail construction in San Antonio.

     Selling, general and administrative expenses remained relatively constant in 1997 as compared to 1996.

  Bexar-Calhoun results for the year ended December 31, 1996 compared to the year ended
  December 31, 1995

     Revenues increased $5.3 million, or 19%, from $27.7 million in 1995 to $33.0 million in 1996, primarily due to reassignment of certain personnel to Laredo and New Braunfels, Texas. Bexar-Calhoun realized a $3.6 million increase in revenues in these two markets between 1995 and 1996, in part from an unusually large electrical construction contract for a university in Laredo, Texas.

     Gross profit increased $1.2 million, or 18%, from $6.8 million in 1995 to $8.0 million in 1996. Gross margin remained stable over these periods. The increase in gross profit was attributable to higher revenues.

     Selling, general and administrative expenses did not significantly change from 1995 to 1996. Selling, general and administrative expenses declined as a percentage of revenue from 13% in 1995 to 11% in 1996.

  Bexar-Calhoun results for the year ended December 31, 1995 compared to the year ended
  December 31, 1994

     Revenues increased $4.5 million, or 20%, from $23.2 million in 1994 to $27.7 million in 1995, primarily due to a significant increase in the volume of Bexar-Calhoun's retail construction business in the San Antonio, Texas market.

     Gross profit increased $1.6 million, or 30%, from $5.2 million in 1994 to $6.8 million in 1995. Gross margin increased from 22% in 1994 to 24% in 1995. Gross profit increased due to the revenue increase, while gross margin increased due to higher margin retail construction.

     Selling, general and administrative expenses increased 18% from $3.1 million in 1994 to $3.6 million in 1995. The increase was attributable to the addition of infrastructure associated with Bexar-Calhoun's growth.

BEXAR-CALHOUN LIQUIDITY AND CAPITAL RESOURCES

     Bexar-Calhoun generated $3.1 million of net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.9 million, primarily for additions to property and equipment and loans to stockholders. Net cash used in financing activities of $1.5 million resulted from stockholder distributions net of debt repayments.

     Bexar-Calhoun generated $3.3 million of net cash from operating activities for the year ended September 30, 1997. Net cash used in investing activities was approximately $1.1 million, primarily for additions of property and equipment. Net cash used in financing activities of $1.9 million primarily resulted from stockholder distributions and repayments of debt.

     At September 30, 1997, Bexar-Calhoun had working capital of $4.2 million and total debt of $0.9 million.

     Bexar-Calhoun generated $2.7 million in net cash from operating activities for the year ended December 31, 1996, primarily from net income offset by growth in working capital. Net cash used in investing activities was approximately $0.6 million for additions to property and equipment net of stockholder loan repayments. Net cash used by financing activities was $2.8 million for the year ended December 31, 1996 primarily as a result of stockholder distributions net of debt repayments.

     At December 31, 1996 Bexar-Calhoun had working capital of $3.7 million and total debt of $1.0 million.

POLLOCK RESULTS OF OPERATIONS

     Pollock was founded in 1983 and is headquartered in Houston, Texas. Pollock has specialized expertise in design-and-build projects for commercial and industrial customers.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                     ELEVEN MONTHS ENDED
                                  YEARS ENDED OCTOBER 31,        YEAR ENDED             SEPTEMBER 30,
                               -----------------------------   SEPTEMBER 30,    -----------------------------
                                   1995            1996             1997            1996            1997
                               -------------   -------------   --------------   -------------   -------------
                                                               (IN THOUSANDS)            (UNAUDITED)
Revenues.....................  $13,002   100%  $15,816   100%  $20,291    100%  $13,305   100%  $17,780   100%
Cost of services.............   10,602    82    13,534    86    16,670     82    11,646    88    14,782    83
                               -------   ---   -------   ---   -------   ----   -------   ---   -------   ---
  Gross profit...............    2,400    18     2,282    14     3,621     18     1,659    12     2,998    17
Selling, general and
  administrative expenses....    2,149    16     2,463    15     2,895     14     2,083    16     2,515    14
                               -------   ---   -------   ---   -------   ----   -------   ---   -------   ---
  Income/(loss) from
    operations...............  $   251     2%  $  (181)   (1)% $   726      4%  $  (424)   (4)% $   483     3%
                               =======   ===   =======   ===   =======   ====   =======   ===   =======   ===

  Pollock results for the eleven months ended September 30, 1997 compared to eleven months ended September 30, 1996

     Revenues increased $4.5 million, or 34%, from $13.3 million for the eleven months ended September 30, 1996 to $17.8 million for the eleven months ended September 30, 1997, primarily due to an increase in large commercial contracts, increased data cabling work and higher revenues for service and small project work.

     Gross profit increased $1.3 million, or 81%, from $1.7 million for the eleven months ended September 30, 1996 to $3.0 million for the eleven months ended September 30, 1997. Gross margin increased to 17% from 12% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are primarily attributable to specific low margin or loss contracts in 1996 that did not recur in 1997.

     Selling, general and administrative expenses increased 21% from $2.1 million to $2.5 million due to the addition of certain strategic management personnel. As a percentage of revenues, selling, general and administrative expenses actually decreased in 1997 over 1996 by 2%.

  Pollock results for the year ended September 30, 1997 compared to the year ended October 31, 1996

     Revenues increased $4.5 million, or 28%, from $15.8 million for the year ended October 31, 1996 to $20.3 million for the year ended September 30, 1997, primarily due to an increase in large commercial contracts, increased data cabling work, and higher revenues from service work.

     Gross profit increased $1.4 million, or 59%, from $2.2 million for the year ended October 31, 1996 to $3.6 million for the year ended September 30, 1997. Gross margin increased to 18% from 14% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are primarily attributable to specific low margin or loss contracts in 1996 that did not recur in 1997.

     Selling, general and administrative expenses increased 18% from $2.5 million to $2.9 million due to the addition of certain strategic management personnel. As a percent of revenues, selling, general and administrative expenses decreased in 1997 over 1996 by 1%.

  Pollock results for the year ended October 31, 1996 compared to the year ended October 31, 1995

     Revenues increased $2.8 million, or 22%, from $13.0 million for the year ended October 31, 1995, to $15.8 million for the year ended October 31, 1996, primarily due to an increase in commercial construction and the addition of data cabling services.

     Gross profit decreased $0.1 million, or 5%, from $2.4 million for the year ended October 31, 1995 to $2.3 million for the year ended October 31, 1996. Gross margin decreased to 14% from 18% over these periods. These decreases were due to specific low margin or loss contracts in 1996.

     Selling, general and administrative expenses increased 15% from $2.1 million to $2.5 million. The increase was attributable to an increase in management staff necessary to support Pollock's growth strategy, including the addition of data cabling expertise.

POLLOCK LIQUIDITY AND CAPITAL RESOURCES

     Pollock used $0.1 million of net cash for operating activities during the eleven months ended September 30, 1997. Net cash used in investing activities was approximately $0.1 million, primarily for increases in the leasing of capital assets. Net cash provided by financing activities of $0.3 million resulted from additional short-term line of credit borrowings.

     Net cash from operating activities for the year ended September 30, 1997 was not material in amount. Net cash used in investing activities was approximately $0.2 million, primarily for increases in the leasing of capital assets. Net cash provided by financing activities of $0.5 million resulted from additional short-term line of credit borrowings.

     At September 30, 1997, Pollock had working capital of $0.6 million and total debt of $1.8 million.

     Pollock used $0.7 million in net cash from operating activities for the year ended October 31, 1996, primarily to fund working capital requirements. Net cash used in investing activities was approximately $0.2 million for additions to property and equipment. Net cash provided by financing activities was $0.7 million for the year ended October 31, 1996 primarily as a result of short-term line of credit borrowings.

     At October 31, 1996 Pollock had working capital of $0.5 million and total debt of $1.5 million.

MUTH RESULTS OF OPERATIONS

     Muth was founded in 1970 and has seven offices located in South Dakota, including its headquarters in Mitchell. Muth also from time to time operates in Wyoming, Montana, Nebraska and Minnesota.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                             NINE MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,               YEAR ENDED             SEPTEMBER 30,
                       ---------------------------------------------   SEPTEMBER 30,   -----------------------------
                           1994            1995            1996            1997            1996            1997
                       -------------   -------------   -------------   -------------   -------------   -------------
                                                              (IN THOUSANDS)                    (UNAUDITED)
Revenues.............  $13,466   100%  $16,012   100%  $16,830   100%  $18,779   100%  $12,517   100%  $14,466   100%
Cost of services.....    9,805    73    12,189    76    12,834    76    14,511    77     9,751    78    11,428    79
                       -------   ---   -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Gross profit.......    3,661    27     3,823    24     3,996    24     4,268    23     2,766    22     3,038    21
Selling, general and
  administrative
  expenses...........    2,678    20     2,923    18     2,957    18     3,074    16     2,147    17     2,264    16
                       -------   ---   -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Income from
    operations.......  $   983     7%  $   900     6%  $ 1,039     6%  $ 1,194     7%  $   619     5%  $   774     5%
                       =======   ===   =======   ===   =======   ===   =======   ===   =======   ===   =======   ===

  Muth results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

     Revenues increased $2.0 million, or 16%, from $12.5 million for the nine months ended September 30, 1996 to $14.5 million for the nine months ended September 30, 1997, due to a significant increase in market demand that was offset by work delays caused by the harsh winter, which lasted from November 1996 through early April 1997.

     Gross profit increased $0.2 million, or 10%, from $2.8 million for the nine months ended September 30, 1996 to $3.0 million for the nine months ended September 30, 1997. Gross margin decreased to 21% from 22% over these periods. The decreases in the gross margin are solely attributable to the harsh winter and related work delays in early 1997.

     Selling, general and administrative expenses increased 5% from $2.1 million to $2.3 million. The increase was attributable to the increase in market demand and related infrastructure costs.

  Muth results for the year ended September 30, 1997 compared to the year ended December 31, 1996

     Revenues increased $2.0 million, or 12%, from $16.8 million for the fiscal period ended December 31, 1996 to $18.8 million for the fiscal year ended September 30, 1997, due to a significant increase in market demand that was offset by work delays caused by the harsh winter, which lasted from November 1996 through early April 1997.

     Gross profit increased $0.3 million, or 7%, from $4.0 million for the fiscal period ended December 31, 1996 to $4.3 million for the fiscal year ended September 30, 1997. The increase in gross profit is attributable to increased market demand that was offset by work delays caused by the harsh winter, which lasted from November 1996 through early April 1997. Gross margin decreased to 23% from 24% over these periods.

  Muth results for the year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenues increased $0.8 million, or 5%, from $16.0 million for the year ended December 31, 1995 to $16.8 million for the year ended December 31, 1996, due to increased market demands for electrical contracting services, slightly offset by delays caused by the harsh winter, which started in November 1996 and continued through early April 1997.

     Gross profit increased $0.2 million, or 5%, from $3.8 million for the year ended December 31, 1995 to $4.0 million for the year ended December 31, 1996. There was no significant change in gross margin. The gross profit and gross margin increases in 1996 when compared to 1995 were attributable to increased margins on service work in 1996 and increased revenues.

     Selling, general and administrative expenses remained constant over these periods.

  Muth results for the year ended December 31, 1995 compared to the year ended December 31, 1994

     Revenues increased $2.5 million, or 19%, from $13.5 million for the year ended December 31, 1994 to $16.0 million for the year ended December 31, 1995, primarily due to increased overall demand.

     Gross profit increased $0.1 million, or 4%, from $3.7 million for the year ended December 31, 1994, to $3.8 million for the year ended December 31, 1995. Gross margin decreased to 24% from 27% over these periods due to a lower and more normal mix of higher margin design-and-build projects in 1995.

     Selling, general and administrative expenses increased 9% from $2.7 million to $2.9 million. The increase was due to an increase in administrative salaries attributable to the additional infrastructure associated with Muth's growth.

MUTH LIQUIDITY AND CAPITAL RESOURCES

     Muth generated $0.5 million of net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.2 million, primarily for additions to property and equipment. Net cash used in financing activities of $0.4 million primarily related to distributions to stockholders.

     Muth generated $0.5 million of net cash from operating activities for the fiscal year ended September 30, 1997. Net cash used in investing activities was approximately $0.2 million, primarily for additions to property and equipment. Net cash used in financing activities of $0.3 million primarily relates to payments of short-term debt.

     At September 30, 1997, Muth had working capital of $2.3 million and total debt of $0.5 million. Muth currently has no long-term debt. Cash requirements increased for the fiscal year ended September 30, 1997 as a result of a higher proportion of government contracts, which typically have payment periods of 45 to 60 days rather than the 20-day period typical for private contracts.

     Muth generated $0.5 million in net cash from operating activities for the year ended December 31, 1996, primarily from earnings net of investments in working capital. Net cash used in investing activities was approximately $0.4 million for additions to property and equipment. Net cash used by financing activities was

$0.1 million for the year ended December 31, 1996 primarily as a result of stockholder distributions in excess of borrowings.

     At December 31, 1996, Muth had working capital of $1.9 million and total debt of $0.5 million.

DANIEL RESULTS OF OPERATIONS

     Daniel Electrical Contractors, Inc. was founded in 1986, is headquartered in Miami, Florida, and operates primarily in South Florida. Daniel Electrical of Treasure Coast Inc. was founded in 1995 and is headquartered in Vero Beach, Florida. In addition to commercial and industrial contracting, Daniel services high-end residential construction and repairs on a time-and-material basis, from both its Miami and Vero Beach, Florida locations.

     The following table sets forth selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                                                                                         NINE MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,       YEAR ENDED            SEPTEMBER 30,
                                    -----------------------------   SEPTEMBER 30,   ----------------------------
                                        1995            1996            1997            1996           1997
                                    -------------   -------------   -------------   ------------   -------------
                                                                   (IN THOUSANDS)   (UNAUDITED)
Revenues..........................  $12,049   100%  $12,585   100%  $18,409   100%  $8,846   100%  $14,670   100%
Cost of services..................   11,725    97     9,713    77    13,518    73    6,675    75    10,480    71
                                    -------   ---   -------   ---   -------   ---   ------   ---   -------   ---
  Gross profit....................      324     3     2,872    23     4,891    27    2,171    25     4,190    29
Selling, general and
  administrative expenses.........    1,502    13     1,884    15     2,316    13    1,360    15     1,792    12
                                    -------   ---   -------   ---   -------   ---   ------   ---   -------   ---
  Income/(loss) from operations...  $(1,178)  (10)% $   988     8%  $ 2,575    14%  $  811    10%  $ 2,398    17%
                                    =======   ===   =======   ===   =======   ===   ======   ===   =======   ===

  Daniel results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

     Revenues increased $5.9 million, or 66%, from $8.8 million for the nine months ended September 30, 1996 to $14.7 million for the nine months ended September 30, 1997, primarily due to favorable pricing for negotiated contracts in process during the nine months ended September 30, 1997.

     Gross profit increased $2.0 million, or 93%, from $2.2 million for the nine months ended September 30, 1996 to $4.2 million for the nine months ended September 30, 1997. Gross margin increased from 25% to 29%, primarily due to increased labor efficiencies and an increase in higher margin high-rise residential contracts.

     Selling, general and administrative expenses increased $0.4 million, or 32%, from $1.4 million for the nine months ended September 30, 1996 to $1.8 million for the nine months ended September 30, 1997, primarily due to increases in office salaries associated with increased revenues. As a percentage of revenues, selling, general and administrative expenses decreased from 15% to 12%.

  Daniel results for the year ended September 30, 1997 compared to the year ended December 31, 1996

     Revenues increased $5.8 million, or 46%, from $12.6 million for the year ended December 31, 1996 to $18.4 million for the year ended September 30, 1997, primarily due to increased contract revenues on several large high-rise condominium projects in South Florida during the year ended September 30, 1997.

     Gross profit increased $2.0 million, or 70%, from $2.9 million for the year ended December 31, 1996 to $4.9 million for the year ended September 30, 1997. Gross margin increased from 23% to 27%, primarily due to increased labor efficiencies and an increase in higher margin high-rise residential contracts.

     Selling, general and administrative expenses increased $0.4 million, or 23%, from $1.9 million for the year ended December 31, 1996 to $2.3 million for the year ended September 30, 1997, primarily due to increases in office salaries associated with increased revenues. As a percentage of revenues, selling, general and administrative expenses decreased from 15% to 13%.

  Daniel results for the year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenues increased $0.6 million, or 4%, from $12.0 million for the year ended December 31, 1995 to $12.6 million for the year ended December 31, 1996, primarily due to increased revenues from negotiated contracts in process during the year ended December 31, 1996.

     Gross profit increased $2.6 million, or 786%, from $0.3 million for the year ended December 31, 1995 to $2.9 million for the year ended December 31, 1996. Gross margin increased from 3% to 23%, as a result of cost overruns incurred in 1995 on certain projects and an increase in labor efficiencies and an increase in higher margin high-rise residential contracts.

     Selling, general and administrative expenses increased $0.4 million, or 25%, from $1.5 million for the year ended December 31, 1995 to $1.9 million for the year ended December 31, 1996, as a result of the increase in revenues.

DANIEL LIQUIDITY AND CAPITAL RESOURCES

     Daniel generated $1.8 million in net cash from operating activities for the nine months ended September 30, 1997, primarily due to an increase in accounts receivable and accounts payable, both of which represented offsets to net income generated during the period. Net cash used in investing activities was approximately $0.9 million, principally for capital expenditures. Net cash used in financing activities was approximately $0.3 million, principally for shareholder distributions net of long-term borrowings.

     Daniel generated $2.0 million in net cash from operating activities for the year ended September 30, 1997, primarily due to an increase in accounts receivable and accounts payable, both of which represented offsets to net income generated during the period. Net cash used in investing activities was approximately $1.3 million, principally for capital expenditures. Net cash used in financing activities was approximately $0.4 million, principally for shareholder distributions net of long-term borrowings.

     Working capital as of September 30, 1997 was $4.5 million, and total debt outstanding was $0.7 million, of which $0.6 million was owed to a shareholder.

     Days sales outstanding in accounts receivable increased from 42 days as of December 31, 1996, to 68 days as of September 30, 1997. Such increase is attributable to an increase in sales during the second and third quarters of 1997.

     Daniel generated $1.2 million in net cash from operating activities for the year ended December 31, 1996, primarily due to an increase in collections of deposits and billings on contracts in progress. Net cash used in investing activities was approximately $0.5 million, principally for capital expenditures and increases in mutual fund investments. Net cash used in financing activities was approximately $0.4 million, principally for debt repayments.

     Working capital as of December 31, 1996 was $2.4 million, and total debt outstanding was $0.6 million, all of which was owed to a shareholder.

AMBER RESULTS OF OPERATIONS

     Amber was founded in 1979 and operates from its base near Orlando, Florida. Amber's revenues in fiscal 1996 were primarily from commercial and industrial contracting.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                          NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,        YEAR ENDED              SEPTEMBER 30,
                                  -----------------------------    SEPTEMBER 30,    ------------------------------
                                      1995            1996             1997             1996             1997
                                  ------------    -------------    -------------    -------------    -------------
                                                                   (IN THOUSANDS)            (UNAUDITED)
Revenues........................  $9,728   100%   $13,878   100%   $16,386   100%   $10,572   100%   $13,080   100%
Cost of services................   8,635    89     12,215    88     13,415    82      8,710    82      9,910    76
                                  ------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Gross profit..................   1,093    11      1,663    12      2,971    18      1,862    18      3,170    24
Selling, general and
  administrative expenses.......     957    10      1,160     8      1,379     8        978     9      1,197     9
                                  ------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Income from operations........  $  136     1%   $   503     4%   $ 1,592    10%   $   884     8%   $ 1,973    15%
                                  ======   ===    =======   ===    =======   ===    =======   ===    =======   ===

  Amber results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

     Revenues increased $2.5 million, or 24%, from $10.6 million for the nine months ended September 30, 1996 to $13.1 million for the nine months ended September 30, 1997, primarily from three large retail construction contracts in 1997.

     Gross profit increased $1.3 million, or 70%, from $1.9 million in 1996 to $3.2 million in 1997. Gross margin increased from 18% to 24% over these periods. The improvement in gross margin was attributable to an increase in the number of commercial contracts with higher gross margins recognized.

     Selling, general and administrative expenses increased 22% from $1.0 million to $1.2 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1997.

  Amber results of operations for the year ended September 30, 1997 compared to the year ended December 31, 1996

     Revenues increased $2.5 million, or 18%, from $13.9 million for the year ended December 31, 1996 to $16.4 million for the year ended September 30, 1997, primarily due to three large retail construction contracts in 1997.

     Gross profit increased $1.3 million, or 79%, from $1.7 million for the year ended December 31, 1996 to $3.0 million for the year ended September 30, 1997. Gross margins increased to 18% from 12% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are attributable to an increase in the overall demand, as well as demand for higher margin retail construction contracts.

     Selling, general and administrative expenses increased 19% from $1.2 million to $1.4 million. As a percentage of revenues, selling, general and administrative expenses remained relatively constant in 1997 as compared to 1996.

  Amber results for the year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenues increased $4.2 million, or 43%, from $9.7 million in 1995 to $13.9 million in 1996, primarily due to increased commercial construction of shopping malls and grocery stores in central Florida.

     Gross profit increased $0.6 million, or 52%, from $1.1 million in 1995 to $1.7 million in 1996. Gross margin remained stable over these periods.

     Selling, general and administrative expenses increased 21% from $1.0 million in 1995 to $1.2 million in 1996. The increase was attributable to increased management salaries associated with increased revenues.

AMBER LIQUIDITY AND CAPITAL RESOURCES

     Amber generated $0.7 million of net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.3 million, primarily for additions to property and equipment. Net cash used in financing activities was not material in amount for the nine months ended September 30, 1997.

     Amber generated $0.7 million of net cash from operating activities for the year ended September 30, 1997. Net cash used in investing activities was approximately $0.3 million, primarily for additions to property and equipment. Net cash provided by financing activities was not material for the year ended September 30, 1997.

     At September 30, 1997, Amber had working capital of $1.8 million and total debt of $0.7 million.

     Amber generated $0.7 million in net cash from operating activities for the year ended December 31, 1996, primarily for earnings and reductions in working capital. Net cash used in investing activities was approximately $0.2 million for additions of property and equipment. Net cash provided by financing activities was not material for the year ended December 31, 1996.

     At December 31, 1996, Amber had working capital of $0.6 million and total debt of $0.7 million.

HAYMAKER RESULTS OF OPERATIONS

     Haymaker was founded in 1981, is headquartered in Birmingham, Alabama, and operates in Alabama, northwest Florida and North Carolina. Haymaker's revenues in fiscal 1996 were primarily from commercial and industrial contracting services.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                        NINE MONTHS ENDED
                              YEAR ENDED         YEAR ENDED               SEPTEMBER 30,
                             DECEMBER 31,      SEPTEMBER 30,       ---------------------------
                                 1996               1997               1996           1997
                             ------------   --------------------   ------------   ------------
                                                      (IN THOUSANDS)        (UNAUDITED)
Revenues...................  $7,634   100%     $11,772       100%  $5,105   100%  $9,243   100%
Cost of services...........   6,412    84        9,920        84    4,419    87    7,927    86
                             ------   ---      -------       ---   ------   ---   ------   ---
  Gross profit.............   1,222    16        1,852        16      686    13    1,316    14
Selling, general and
  administrative
  expenses.................     680     9        1,140        10      364     7      824     9
                             ------   ---      -------       ---   ------   ---   ------   ---
  Income from operations...  $  542     7%     $   712         6%  $  322     6%  $  492     5%
                             ======   ===      =======       ===   ======   ===   ======   ===

  Haymaker results for the nine months ended September 30, 1997 compared to nine months ended
  September 30, 1996

     Revenues increased $4.1 million, or 81%, from $5.1 million for the nine months ended September 30, 1996, to $9.2 million for the nine months ended September 30, 1997, primarily due to a large hospital contract and an overall increase in construction activity in Birmingham, Alabama.

     Gross profit increased $0.6 million, or 92%, from $0.7 million for the nine months ended September 30, 1996 to $1.3 million for the same period in 1997. Gross margin increased to 14% in 1997 from 13% in 1996 over these periods. The increase in gross profit and gross margin was attributable to higher demand and lower than expected costs and certain fixed price contracts.

     Selling, general and administrative expenses increased 126% from $0.4 million for the nine months ended September 30, 1996, to $0.8 million for the nine months ended September 30, 1997. The increase was attributable to higher bonus distributions under Haymaker's incentive compensation plan.

     Haymaker results of operations for the year ended September 30, 1997 compared to the year ended December 31, 1996

     Revenues increased $4.2 million, or 54%, from $7.6 million for the year ended December 31, 1996 to $11.8 million for the year ended September 30, 1997, primarily due to a large hospital contract and an overall increase in construction activity in Birmingham, Alabama.

     Gross profit increased $0.7 million, or 52%, from $1.2 million for the year ended December 31, 1996 to $1.9 million for the year ended September 30, 1997. Gross margins remained constant at 16%. The gross profit increase in 1997 when compared to 1996 was attributable to higher demand.

     Selling, general and administrative expenses increased 68% from $0.7 million to $1.1 million due to higher bonus distributions under Haymaker's incentive compensation plan. As a percentage of revenues, selling, general and administrative expenses increased in 1997 as compared to 1996 by 1%.

HAYMAKER LIQUIDITY AND CAPITAL RESOURCES

     Haymaker generated $0.4 million of net cash for operating activities for the nine months ended September 30, 1997. Net cash used in financing activities of $0.1 million resulted from repayments of short-term borrowings.

     Haymaker generated $0.7 million of net cash from operating activities for the year ended September 30, 1997. Net cash used in investing activities was not material in amount. Net cash used by financing activities of $0.5 million resulted from distributions to owners of equity interests in consolidated entities.

     At September 30, 1997, Haymaker had working capital of $1.6 million and no debt.

     Haymaker used $0.1 million in net cash from operating activities for the year ended December 31, 1996. Net cash used by financing activities was $0.4 million for the year ended December 31, 1996 primarily as a result of distributions to owners of equity interests in consolidated entities.

     At December 31, 1996 Haymaker had working capital of $1.3 million and no debt.

SUMMIT RESULTS OF OPERATIONS

     Summit was founded in 1987 and is located in Houston, Texas. Summit's revenues in its fiscal year ended March 31, 1997 were primarily from commercial and industrial contracting. Summit has specialized expertise in data cable design and installation and lighting design.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                             YEAR ENDED       YEAR ENDED       SIX MONTHS ENDED SEPTEMBER 30,
                              MARCH 31,      SEPTEMBER 30,    --------------------------------
                                1997             1997              1996              1997
                            -------------    -------------    --------------    --------------
                                                      (IN THOUSANDS)    (UNAUDITED)
Revenues..................  $10,565   100%   $10,995   100%    $5,735    100%    $6,165    100%
Cost of services..........    9,157    87      9,454    86      4,946     86      5,243     85
                            -------   ---    -------   ---     ------    ---     ------    ---
  Gross profit............    1,408    13      1,541    14        789     14        922     15
Selling, general and
  administrative
  expenses................    1,340    12      1,463    13        699     12        822     13
                            -------   ---    -------   ---     ------    ---     ------    ---
  Income from
     operations...........  $    68     1%   $    78     1%    $   90      2%    $  100      2%
                            =======   ===    =======   ===     ======    ===     ======    ===

  Summit results for the six months ended September 30, 1997 compared to six months ended September 30,
  1996

     Revenues increased $0.5 million, or 7%, from $5.7 million for the six months ended September 30, 1996 to $6.2 million for the six months ended September 30, 1997, primarily due to the addition of large contracts with short construction periods.

     Gross profit increased $0.1 million, or 17%, from $0.8 million for the six months ended September 30, 1996 to $0.9 million for the six months ended September 30, 1997. Gross margin increased from 14% to 15% from 1996 to 1997. The increase in gross profit was primarily attributable to high profitability on certain jobs with tight deadlines, partially offset by the write-off of a receivable from a contractor which went bankrupt.

     Selling, general and administrative expenses increased 18% from $0.7 million to $0.8 million. The increase was attributable to management bonuses, higher insurance and business promotional expenses.

  Summit results of operations for the year ended September 30, 1997 compared to the year ended March 31,
  1997

     Revenues increased $0.4 million, or 4%, from $10.6 million for the year ended March 31, 1997, to $11.0 million for the year ended September 30, 1997, primarily due to an increase in larger commercial contracts.

     Gross profit increased $0.1 million, or 9%, from $1.4 million for the year ended March 31, 1997, to $1.5 million for the year ended September 30, 1997. Gross margins increased to 14% from 13% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are primarily attributable to the increase in larger commercial contracts.

     Selling, general and administrative expenses increased 9% from $1.3 million to $1.5 million due to increases in management bonuses, higher insurance and business promotional expenses. As a percentage of revenues, selling, general and administrative expenses remained constant.

SUMMIT LIQUIDITY AND CAPITAL RESOURCES

     Summit generated $0.1 million of net cash from operating activities for the six months ended September 30, 1997. Net cash provided by investing activities and net cash provided by financing activities were not material in amount for the six months ended September 30, 1997.

     Summit generated near break-even levels of net cash from operating activities for the year ended September 30, 1997. Summit used $0.2 million of net cash from investing activities for the year ended September 30, 1997 primarily for the purchase of service trucks. Net cash provided by financing activities of $0.2 million resulted from borrowings of long-term debt.

     At September 30, 1997, Summit had working capital of $0.6 million and total debt of $0.9 million.

     Summit generated near break-even levels of net cash from operating activities for the year ended March 31, 1997. Net cash used in investing activities was approximately $0.2 million primarily for the purchase of service trucks. Net cash provided by financing activities was $0.2 million for the year ended March 31, 1997 primarily as a result of long-term borrowings.

     At March 31, 1997 Summit had working capital of $0.6 million and total debt of $0.9 million.

THURMAN & O'CONNELL RESULTS OF OPERATIONS

     Thurman & O'Connell was founded in 1988. It is headquartered in Louisville, Kentucky, and operates primarily in Louisville and the surrounding areas. Thurman & O'Connell's revenues in 1996 and 1997 were primarily from commercial and industrial contracting, with an emphasis on institutional and commercial properties.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                           NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,          YEAR ENDED               SEPTEMBER 30,
                                ----------------------------       SEPTEMBER 30,      ----------------------------
                                    1995            1996               1997               1996            1997
                                ------------    ------------    -------------------   ------------    ------------
                                                                  (IN THOUSANDS)              (UNAUDITED)
Revenues......................  $4,729   100%   $4,551   100%      $4,049       100%  $3,741   100%   $3,239   100%
Cost of services..............   3,309    70     3,059    67        2,181        54    2,531    68     1,653    51
                                ------   ---    ------   ---       ------       ---   ------   ---    ------   ---
  Gross profit................   1,420    30     1,492    33        1,868        46    1,210    32     1,586    49
Selling, general and
  administrative expenses.....     512    11       503    11          503        12      397    10       397    12
                                ------   ---    ------   ---       ------       ---   ------   ---    ------   ---
  Income from operations......  $  908    19%   $  989    22%      $1,365        34%  $  813    22%   $1,189    37%
                                ======   ===    ======   ===       ======       ===   ======   ===    ======   ===

  Thurman & O'Connell results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

     Revenues decreased $0.5 million, or 13%, from $3.7 million in the nine months ended September 30, 1996 to $3.2 million in the nine months ended September 30, 1997, primarily due to the completion of a large multi-year hospital project in 1996.

     Gross profit increased $0.4 million, or 31%, from $1.2 million in the nine months ended September 30, 1996 to $1.6 million in the nine months ended September 30, 1997, primarily due to favorable pricing on certain overbudget projects for which Thurman & O'Connell shares in the cost savings provided to its customers. Gross margin increased from 32% in the nine months ended September 30, 1996 to 49% in the nine months ended September 30, 1997 due to a large multi-year lower profit margin hospital project that was completed in 1996.

     Selling, general and administrative expenses did not change significantly between the nine months ended September 30, 1997 and the nine months ended September 30, 1996.

  Thurman & O'Connell results of operations for the year ended September 30, 1997 compared to the year ended December 31, 1996

     Revenues decreased $0.6 million, or 11%, from $4.6 million for the year ended December 31, 1996, to $4.0 million for the year ended September 30 1997, primarily due to the completion of a large multi-year hospital project in 1996.

     Gross profit increased $0.4 million, or 25%, from $1.5 million for the year ended December 31, 1996, to $1.9 million for the year ended September 30, 1997. Gross margin increased to 46% from 33% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are attributable to favorable pricing on certain overbudget projects for which Thurman & O'Connell shared in the cost savings it provided to its customers.

     Selling, general and administrative expenses did not change significantly between the year ended September 30, 1997 and the year ended December 31, 1996.

  Thurman & O'Connell results for the year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenues decreased $0.1 million, or 4%, from $4.7 million in 1995 to $4.6 million in 1996, primarily due to the completion of a large multi-year hospital project in 1996.

     Gross profit increased $0.1 million, or 5%, from $1.4 million in 1995 to $1.5 million in 1996. Gross margin increased 3% from 30% in 1995 to 33% in 1996.

     Selling, general and administrative expenses remained relatively constant between 1995 and 1996.

THURMAN & O'CONNELL LIQUIDITY AND CAPITAL RESOURCES

     Thurman & O'Connell generated $0.9 million of net cash for operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was not material in amount. Net cash used by financing activities of $1.2 million primarily resulted from distributions to stockholders.

     Thurman & O'Connell generated $0.9 million of net cash from operating activities for the year ended September 30, 1997. Net cash provided and used in investing activities was not material in amount. Net cash used in financing activities was $1.2 million, primarily for distributions to stockholders.

     At September 30, 1997, Thurman & O'Connell had working capital of $1.5 million and total debt of $0.1 million.

     Thurman & O'Connell generated $1.3 million in net cash from operating activities for the year ended December 31, 1996, primarily from earnings net of investments in working capital. Net cash used by financing activities was $0.6 million for the year ended December 31, 1996 primarily as a result of distributions to stockholders and payments on debt.

     At December 31, 1996 Thurman & O'Connell had working capital of $1.3 million and total debt of $0.1 million.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The Company's results of operations from residential construction are seasonal, depending on weather trends, with typically higher revenues generated during the spring and summer and lower revenues during the fall and winter. The commercial and industrial aspect of the Company's business is less subject to seasonal trends, as this work is performed inside structures protected from the weather. The Company's service business is not affected by seasonality. In addition, the construction industry has historically been highly cyclical. The Company's volume of business may be adversely affected by declines in construction projects resulting from adverse regional or national economic conditions. Quarterly results may also be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Accordingly, operating results for any fiscal period are not necessarily indicative of results that may be achieved for any subsequent fiscal period.

                                    BUSINESS

     IES was founded in June 1997 to create a leading national provider of electrical contracting and maintenance services to the commercial, industrial and residential markets. Concurrently with the closing of the Offering, IES acquired 15 electrical contracting and maintenance service companies and a related supply company with pro forma combined revenues of $312.7 million for the year ended September 30, 1997, making the Company one of the largest providers of electrical contracting and maintenance services in the United States. Of such pro forma revenues, approximately 63% was derived from commercial and industrial contracting, approximately 25% was derived from residential contracting and approximately 12% was derived from electrical maintenance work. Combined revenues of the Founding Companies, which have been in business an average of 18 years, increased at an average compound annual growth rate of approximately 23% from fiscal 1994 through 1996.

     The Company offers a broad range of electrical contracting services, including design and installation for both new and renovation projects in the commercial, industrial and residential markets. The Company also offers long-term and per-call maintenance services, which generally provide recurring revenues that are relatively independent of levels of construction activity. Typically, the Founding Companies specialize in either commercial and industrial or residential work, although a few of the Founding Companies have both commercial and industrial and residential operations.

     In certain markets the Company offers design-and-build expertise and specialized services, which typically require specific skills and equipment and provide higher margins than general electrical contracting and maintenance services. In a design-and-build project, the electrical contractor applies in-house electrical engineering expertise to design the most cost-effective electrical system for a given structure and purpose, taking into account local code requirements. Specialized services offered by the Company include installations of wiring or cabling for the following: data cabling for computer networks; fiber optic cable systems; telecommunications systems; energy management systems which control the amount of power used in facilities; fire alarm and security systems; cellular phone transmission sites; "smart houses" that integrate computer, energy management, security, safety, comfort and telecommunication systems; lightning protection systems; clean rooms for fabrication of microprocessors and similar devices; computer rooms; back-up electrical systems and uninterruptible power supplies; high voltage distribution and traffic signal systems.

INDUSTRY OVERVIEW

     General. Virtually all construction and renovation in the United States generates demand for electrical contracting services. Depending upon the exact scope of work, electrical work generally accounts for approximately 8% to 12% of the total construction cost of the Company's commercial and industrial projects and 5% to 10% of the total construction cost of the Company's residential projects. In recent years, the Founding Companies have experienced a growing demand for electrical contracting services per project due to increased electrical code requirements, demand for additional electrical capacity, including increased capacity for computer systems, additional data cabling requirements and the construction of "smart houses" with integrated systems.

     The overall electrical contracting industry, including commercial, industrial and residential markets, was estimated by the U.S. Census to have generated annual revenues in excess of $40 billion in 1992, the most recent available U.S. Census data. These Census data indicate that the electrical contracting industry is highly fragmented with more than 54,000 companies, most of which are small, owner-operated businesses, performing various types of electrical work. The Company believes there are significant opportunities for a well-capitalized national company to provide comprehensive electrical contracting and maintenance services and that the fragmented nature of the electrical contracting industry will provide significant opportunities to consolidate commercial and industrial and residential electrical contracting and maintenance service businesses.

     Commercial and Industrial Market. Commercial and industrial consumers of electrical contracting and maintenance services include general contractors; developers; consulting engineers; architects; owners and managers of large retail establishments, office buildings, apartments and condominiums; theaters and restaurants; hotels and casinos; manufacturing and processing facilities; arenas and convention centers; hospitals; school districts; military and other government agencies; airports; prisons and car lots. High-rise residential projects are viewed as commercial rather than residential projects because the electrical wiring methods and field skills require similar techniques. Commercial and industrial electrical construction is most often performed by a subcontractor for a general contractor, although an electrical contractor may also perform services directly as a prime contractor. Generally, contracts are obtained through a competitive bid process or on negotiated terms through ongoing customer relationships.

     Typically, electrical contracting services for the industrial and commercial market involve wiring a structure to specifications set by the customer, increasingly with design-and-build engineering expertise provided by the electrical contractor. The normal commercial or industrial job is wired through pipe or conduit, which is installed through metal or concrete structures. Some commercial and industrial contractors prefabricate certain components offsite, at the contractor's office or at the facilities of a subcontractor or manufacturer, and these items are transported to the job site ready to be installed.

     From fiscal 1994 through 1996, the Founding Companies' revenues from electrical contracting for commercial and industrial customers have grown at an average compound annual rate of approximately 23% per year. The Company believes that growth in the commercial and industrial market reflects a number of factors, including (i) levels of construction and renovation activity; (ii) regulations imposed by electric codes, which establish minimum power and wiring requirements; (iii) safety codes mandating additional installation of smoke detectors and the use of ground fault circuit protection devices in more locations; (iv) revised national energy standards that dictate the use of more energy-efficient lighting fixtures and other equipment; (v) continuing demand to build out lease spaces in office buildings and to reconfigure space for new tenants; (vi) increases in use of electrical power, creating needs for increased capacity and outlets, as well as data cabling and fiber optics and (vii) requirements of building owners and developers to facilitate marketing their properties to tenants and buyers by installing electrical capacity in excess of minimum code requirements.

     Residential Market. Contracting work for the residential market consists primarily of electrical installations in new single family and low-rise multifamily residence construction for customers such as large homebuilders and apartment developers. The Company also provides maintenance services to these customers as well as to individual property owners in some locations. The typical residential electrical wiring job is done with plastic-jacketed wiring installed through wood studs. As in the commercial and industrial market, the opportunities for design-and-build projects have grown recently for residential contractors. The residential market, with its repetitive floor plans, lends itself to prefabrication techniques. The use of prefabricated components increases productivity by reducing construction time, labor costs and skill requirements. The residential market is primarily dependent on the number of single family and multifamily home starts, which are in turn affected by interest rates, tax considerations and general economic conditions. Competitive factors particularly important in the residential market include a contractor's ability to build relationships with customers such as large homebuilders and apartment developers by providing services in diverse geographic markets as construction activity shifts to new locations. The Founding Companies' residential electrical contracting revenues have grown at an average compound annual rate of approximately 22% from fiscal 1994 through 1996.

     Residential electrical contractors with specialized expertise and the necessary licenses are in a position to meet market demand for increasingly complex residential electrical systems. For example, some newly constructed homes have been designed as smart houses with integrated computer-controlled systems wired in during construction. In addition, more stringent building and fire codes have resulted in more complex wiring requirements for smoke detectors and alarms.

STRATEGY

     The Company believes that its size, geographical diversity of operations, industry relationships, expertise in specialized markets, number of licensed electricians and access to design technology give the Company significant competitive advantages in the electrical contracting and maintenance services industry. Through increased size, the Company believes it has greater ability to compete for larger jobs that require greater technical expertise, personnel availability and bonding capacity, to more effectively allocate and share resources in serving customers in each of its markets and to attract, train and retain qualified electricians. The Company also believes that increased size provides increased efficiency in materials purchasing, computer system development, employee benefits, bonding, insurance and financing. The Company believes that the diversity of its operations diminishes the effects of regional and market downturns, offers opportunities to pursue growth in its existing markets and creates a base of expertise to expand into new markets and serve new customers.

     The Company plans to leverage its experienced management and extensive relationships within the electrical contracting industry to increase its revenues and reduce its cost infrastructure through internal growth as well as the acquisition of additional electrical contracting businesses. The Company's management includes a Chief Executive Officer and two Chief Operating Officers, each with 25 years or more of experience in the electrical contracting industry. The Company has extensive business relationships within the industry, in part through Founding Companies that are members of the IEC. The IEC is the second largest electrical trade organization in the U.S. and has nearly 3,000 contracting firms as members. The Company's Chief Executive Officer is a past president of the IEC, and two founders are members of the executive committee of the IEC. The IEC sponsors forum groups, which are discussion groups of members of the IEC that foster the sharing of best business practices. The Founding Companies are members of the IEC and other trade organizations, and the Company intends to expand the practice of sharing best practices among the Founding Companies and with future acquisitions.

     The Company's goal is to become a leading national provider of electrical services by improving its operations, expanding its business and markets through internal growth and pursuing an aggressive acquisition strategy.

     Operating Strategy. The Company believes there are significant opportunities to increase revenues and profitability of the Founding Companies and subsequently acquired businesses. The key elements of the Company's operating strategy are:

          Share Information, Technical Capabilities and Best Practices. The Company believes it will be able to expand the services it offers in its local markets by leveraging the specialized technical and marketing strengths of individual Founding Companies. The Company will identify and share best practices that can be successfully implemented throughout its operations. The Company intends to use the computer-aided-design technology and expertise of certain of the Founding Companies to bid for more design-and-build projects and to assist customers in value engineering and creating project documents. The Company believes that its increased size, capital and workforce will permit it to pursue projects that require greater design and performance capabilities and the ability to meet accelerated timetables.

          Expand Scope of Maintenance and Specialized Services. The Company intends to further develop its long-term and per call maintenance service operations, which generally realize higher gross margins and provide recurring revenues that are relatively independent of levels of construction activity. The Company also believes that certain specialized businesses currently offered by only a few of the Founding Companies can be expanded throughout the Company and in some cases can provide higher margins. Through sharing of expertise and specialized licenses and the ability to demonstrate a safety record in specialized markets served by the Founding Companies, the Company intends to expand its presence and profitability in markets where it previously relied on subcontractors.

          Establish National Market Coverage. The Company believes that the growth of many of the Founding Companies has been restricted due to the geographic limitations of existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to bid for additional business from existing customers that operate on a regional and national basis, such as developers, contractors, homebuilders and owners of national chains. The Company believes that significant demand exists from such companies to utilize the services of a single electrical contracting and maintenance service provider and existing local and regional relationships can be expanded as the Company develops a nationwide network.

          Operate on Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Founding Companies. The Company also will be structured to allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each Founding Company, as well as companies that may be acquired in the future. By maintaining a local and regional focus in each of its markets, the Company believes it will be able to build relationships with general contractors and other customers, address design preferences and code requirements, respond quickly to customer demands for higher-margin renovation and upgrade projects and adjust to local conditions.

          Attract and Retain Quality Employees. The Company believes that the ability to attract and retain qualified electricians is a critical competitive factor and that the Acquisitions and the Offerings will provide competitive advantages in this regard. The Company intends to attract and develop skilled employees by extending active recruiting and training programs, offering stock-based compensation for key employees, and offering expanded career paths and more stable income through the larger public company. The Company believes that this ability will allow it to increase efficiency and pursue additional customer relationships.

          Achieve Operating Efficiencies. Certain administrative functions will be centralized following the Offerings. In addition, by combining overlapping operations of certain of the Founding Companies, the Company expects to realize savings in overhead and other expenses. The Company intends to use its increased purchasing power to gain volume discounts in areas such as electrical materials, vehicles, advertising, bonding, employee benefits and insurance. The Company will seek to realize cost savings and other benefits by the sharing of purchasing, pricing, bidding and other business practices and the sharing of licenses. The Company intends to further develop and extend the use of computer systems to facilitate communication among the Founding Companies. At some locations, the larger combined workforce will provide additional staffing flexibility.

     Acquisition Strategy. The Company believes that, due to the highly fragmented nature of the electrical contracting and maintenance services industry, it has significant opportunities to pursue its acquisition strategy. The Company intends to focus on acquiring companies with management philosophies based on an entrepreneurial attitude as well as a willingness to learn and share improved business practices through open communications. The Company believes that many electrical contracting and maintenance service businesses that lack the capital necessary to expand operations will become acquisition candidates. For these acquisition candidates, the Company will provide (i) information on best practices, (ii) expertise to expand in specialized markets, (iii) the opportunity to focus on customers rather than administration, (iv) national name recognition, (v) increased liquidity and (vi) the opportunity for a continued role in management. The Founding Companies participate in professional associations such as the IEC and Associated Builders and Contractors, and the Company intends to continue these relationships, in part to assist in identifying attractive acquisition candidates. Other key elements of the Company's acquisition strategy are:

          Enter New Geographic Markets. The Company will pursue acquisitions that are located in new geographic markets, are financially stable and have the customer base necessary to integrate with or complement its existing business. The Company also expects that increasing its geographic diversity will allow it to better serve an increasingly nationwide base of customers and further reduce the impact on the Company of local and regional economic cycles, as well as weather-related or seasonal variations in business.

          Expand Within Existing Markets. Once the Company has entered a market, it will seek to acquire other well-established electrical contracting and maintenance businesses operating within that region, including "tuck-in" acquisitions of smaller companies. The Company believes that tuck-in acquisitions afford the opportunity to improve its overall cost structure through the integration of such acquisitions into existing operations as well as to increase revenues through access to additional specialized markets, such as heavy industrial markets. Despite the integration opportunities afforded by such tuck-in acquisitions, the Company intends to maintain existing business names and identities to retain goodwill for marketing purposes.

COMPANY OPERATIONS

     The Company offers a broad range of electrical contracting services, including installation and design, for both new and renovation projects in the commercial, industrial and residential markets. The Company also offers long-term and per call maintenance services, which generally provide recurring revenues that are relatively independent of levels of construction activity.

     In certain markets the Company offers design-and-build expertise and specialized services, which typically require specific skills and equipment and provide higher margins than general electrical contracting and maintenance services. The Company also acts as a subcontractor for a variety of national, regional and local builders in the installation of electrical and other systems.

     Commercial and Industrial. New commercial and industrial work begins with either a design request or engineer's plans from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in scheduled phases, and progress billings are rendered to the owner for payment, less a retainage of 5% to 10% of the construction cost of the project. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials and components to the job site, scheduling of work crews and inspection and quality control) is coordinated during these phases. The Company generally provides the materials to be installed as a part of these contracts, which vary significantly in size from a few hundred dollars to several million dollars and vary in duration from less than a day to more than a year.

     Residential. New residential installations begin with a builder providing architectural or mechanical drawings for the residences within the tract being developed. The Company typically submits a bid or contract proposal for the work. Company personnel analyze the plans and drawings and estimate the equipment, materials and parts and the direct and supervisory labor required for the project. The Company delivers a written bid or negotiates an arrangement for the job. The installation work is coordinated by the Company's field supervisors along with the builder's personnel. Payments for the project are generally obtained within 30 days, at which time any mechanics' and materialmen's liens securing such payments are released. Interim payments are often obtained to cover labor and materials costs on larger projects.

     Maintenance Services. The Company's maintenance services are supplied on a long-term and per call basis. The Company's long-term maintenance services are provided through service contracts that require the customer to pay an annual or semiannual fee for periodic diagnostic services at a specific discount from standard prices for repair and replacement services. The Company's per call maintenance services are initiated when a customer requests emergency repair service or the Company calls the client to schedule periodic maintenance work. Service technicians are scheduled for the call or routed to the customer's residence or business by the dispatcher. Service personnel work out of the Company's service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the residence or business, interviews the customer, diagnoses the problem, prepares and discusses a price quotation, performs the work and often collects payment from the customer. Most work is warrantied for one year. During the year ended September 30, 1997, the Company had $35.8 million in revenues for periodic maintenance services provided under existing service contracts and for emergency or other routine service calls.

     Major Customers. The Company has a diverse customer base, with no single customer accounting for more than 5% of the Company's pro forma combined revenues for the year ended September 30, 1997. As a result of emphasis on quality and worker reliability, management and a dedicated sales and work force at the Founding Companies have been responsible for developing and maintaining successful relationships with key customers. Customers of the Founding Companies generally include general contractors; developers; consulting engineers; architects; owners and managers of large retail establishments, office buildings, apartments and condominiums, theaters and restaurants; hotels and casinos; manufacturing and processing facilities; arenas and convention centers; hospitals; school districts; military and other government agencies; airports; prisons and car lots. The Company intends to continue its emphasis on developing and maintaining relationships with its customers by providing superior, high-quality service.

     Employee Screening, Training and Development. The Company is committed to providing the highest level of customer service through the development of a highly trained workforce. Employees are encouraged to complete a progressive training program to advance their technical competencies and to ensure that they understand and follow the applicable codes, the Company's safety practices and other internal policies. The Company supports and funds continuing education for its employees, as well as apprenticeship training for its technicians under the Bureau of Apprenticeship and Training of the Department of Labor and similar state agencies. Employees who train as apprentices for four years may seek to become journeymen electricians and, after additional years of experience, master electricians. The Company pays progressive increases in compensation to employees who acquire such additional training, and more highly trained employees serve as foremen, estimators and project managers. The Company's master electricians are licensed in one or more cities or other jurisdictions in order to obtain the permits required in the Company's business, and certain master electricians have also obtained specialized licenses in areas such as security systems and fire alarm installation. In some areas, licensing boards have set continuing education requirements for maintenance of licenses. Because of the lengthy and difficult training and licensing process for electricians, the Company believes that the number, skills and licenses of its employees constitute a competitive strength in the industry.

     The Company actively recruits and screens applicants for its technical positions and has established programs in some locations to recruit apprentice technicians directly from high schools and vocational-technical schools. Prior to employment, the Company will make an assessment of the technical competence level of all potential new employees, confirm background references, conduct random drug testing and check criminal and driving records.

     Purchasing. As a result of economies of scale derived through the Acquisitions and the Company's in-house supply operations, the Company believes it will be able to purchase equipment, parts and supplies at discounts to historical levels. In addition, as a result of the Company's size, it believes it will also lower its costs for (i) the purchase or lease and maintenance of vehicles; (ii) bonding, casualty and liability insurance; (iii) health insurance and related benefits; (iv) retirement benefits administration; (v) office and computer equipment; (vi) marketing and advertising; (vii) long distance services and (viii) a variety of accounting, financial management and legal services.

     Substantially all the equipment and component parts the Company sells or installs are purchased from manufacturers and other outside suppliers. The Company is not materially dependent on any of these outside sources.

MANAGEMENT INFORMATION AND CONTROLS

     The Company intends to centralize its consolidated accounting and financial reporting activities at its operational headquarters in Houston, Texas, while basic accounting activities will be conducted at the operating level. The Company believes that its current information systems hardware and software are adequate to meet current needs for financial reporting, internal management control and other necessary information and the needs of newly acquired corporations.

PROPERTY AND EQUIPMENT

     The Company operates a fleet of approximately 850 owned and leased service trucks, vans and support vehicles. It believes these vehicles generally are adequate for the Company's current operations.

     At September 30, 1997, the Company maintained offices at 48 locations. All of the Company's facilities are leased. The Company's corporate headquarters are located in Houston, Texas. The paragraphs below summarize the Company's primary office and operating facilities.

     The Company's primary warehouses, sales facilities and administrative offices are as follows, subject to consolidation of certain facilities to achieve operating efficiencies:

                                            APPROXIMATE
                 LOCATION                   SQUARE FT.                 TYPE
                 --------                   -----------                ----
Birmingham, AL............................     3,800        Offices
Phoenix, AZ...............................     6,900        Offices
Scottsdale, AZ............................     6,400        Warehouse/Offices
Milford, CT...............................       900        Warehouse/Offices
Miami, FL.................................    19,000        Warehouse/Offices
Ocoee, FL.................................    12,800        Warehouse/Offices
Vero Beach, FL............................     3,550        Warehouse/Offices
Aceworth, GA..............................     5,256        Warehouse/Offices
Duluth, GA................................     3,875        Warehouse/Offices
Valdosta, GA..............................    11,084        Warehouse/Offices
Louisville, KY............................    17,000        Warehouse/Offices
Monroe, NC................................     4,500        Warehouse/Offices
Henderson, NV.............................     1,500        Warehouse/Offices
Cincinnati, OH............................     6,000        Warehouse/Offices
Deadwood, SD..............................     2,650        Warehouse/Offices
Huron, SD.................................     5,000        Warehouse/Offices/Showroom
Mitchell, SD..............................    14,439        Warehouse/Offices
Mitchell, SD..............................     8,000        Offices
Rapid City, SD............................     5,830        Warehouse/Offices
Sioux Falls, SD...........................     5,000        Warehouse/Offices
Spearfish, SD.............................     1,825        Warehouse/Offices
Watertown, SD.............................     5,020        Warehouse/Offices
Austin, TX................................     3,465        Warehouse/Offices
Austin, TX................................     2,970        Warehouse/Offices
Austin, TX................................     1,200        Warehouse/Offices
Dallas, TX................................    32,424        Warehouse/Offices
Fort Worth, TX............................    18,000        Warehouse/Offices
Grapevine, TX.............................     6,850        Warehouse/Offices
Houston, TX...............................    23,040        Warehouse/Offices
Houston, TX...............................    19,000        Warehouse
Houston, TX...............................     8,722        Warehouse/Offices
Katy, TX..................................     5,000        Warehouse/Offices
Laredo, TX................................     1,700        Warehouse/Offices
New Braunfels, TX.........................     3,164        Warehouse/Offices
Rowlett, TX...............................     4,000        Warehouse/Offices
Saginaw, TX...............................    37,000        Warehouse/Offices
San Antonio, TX...........................    16,692        Warehouse/Offices
San Antonio, TX...........................    13,492        Warehouse/Offices
San Antonio, TX...........................     6,535        Warehouse/Offices
San Antonio, TX...........................     5,588        Warehouse/Offices
San Antonio, TX...........................     5,000        Warehouse/Offices
Spring, TX................................     5,500        Warehouse/Offices
Stafford, TX..............................    15,000        Warehouse/Offices
Stafford, TX..............................    10,500        Warehouse/Offices
Stafford, TX..............................     3,500        Warehouse/Offices
Stafford, TX..............................     3,500        Warehouse/Offices
Stafford, TX..............................     1,661        Office
Webster, TX...............................     7,054        Warehouse/Offices
Everrett, WA..............................     9,000        Lot
Everrett, WA..............................     3,500        Warehouse/Offices

     In addition to the facilities listed above, the Company may operate on a short-term basis in other locations as may be required from time to time to perform its contracts. The Company will lease its principal and administrative offices in Houston, Texas and is currently in the process of obtaining office space for this purpose.

     The Company believes that its properties are generally adequate for its present needs. Furthermore, the Company believes that suitable additional or replacement space will be available as required.

COMPETITION

     The electrical contracting industry is highly fragmented and competitive. Most of the Company's competitors are small, owner-operated companies that typically operate in a limited geographic area. There are few public companies focused on providing electrical contracting services. In the future, competition may be encountered from new entrants, such as public utilities and other companies attempting to consolidate electrical contracting service companies. Competitive factors in the electrical contracting industry include (i) the availability of qualified and licensed electricians, (ii) safety record, (iii) cost structure, (iv) relationships with customers, (v) geographic diversity,
(vi) ability to reduce project costs, (vii) access to technology, (viii) experience in specialized markets and (ix) ability to obtain bonding. See "Risk Factors -- Competition."

REGULATIONS

     The Company's operations are subject to various federal, state and local laws and regulations, including (i) licensing requirements applicable to electricians; (ii) building and electrical codes; (iii) regulations relating to consumer protection, including those governing residential service agreements and (iv) regulations relating to worker safety and protection of the environment. The Company believes it has all required licenses to conduct its operations and is in substantial compliance with applicable regulatory requirements. Failure of the Company to comply with applicable regulations could result in substantial fines or revocation of the Company's operating licenses.

     Many state and local regulations governing electricians require permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all the Company's electricians who work in the state or county that issued the permit or license. The Company intends to implement a policy to ensure that, where possible, any such permits or licenses that may be material to the Company's operations in a particular geographic region are held by at least two Company employees within that region.

LITIGATION

     Each of the Founding Companies has, from time to time, been a party to litigation arising in the normal course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. Management believes that none of these actions will have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES

     At September 30, 1997, the Company had approximately 3,550 employees. The Company is not a party to any collective bargaining agreements. The Company believes that its relationship with its employees is satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors, officers and certain key employees:

                  NAME                    AGE                       POSITION
                  ----                    ---                       --------
C. Byron Snyder.........................   49  Chairman of the Board of Directors
Jon Pollock.............................   51  President, Chief Executive Officer and Director
Jerry Mills.............................   57  Senior Vice President and Chief Operating
                                               Officer -- Commercial and Industrial and Director
Ben L. Mueller..........................   50  Senior Vice President and Chief Operating
                                               Officer --
                                               Residential and Director
Jim P. Wise.............................   54  Senior Vice President and Chief Financial Officer
John F. Wombwell........................   36  Senior Vice President, General Counsel and
                                               Secretary
John S. Stanfield.......................   42  Vice President -- Mergers and Acquisitions
D. Merril Cummings......................   37  Vice President -- Mergers and Acquisitions
J. Paul Withrow.........................   32  Vice President and Chief Accounting Officer
Richard Muth............................   50  President of Muth Electric, Inc., and Director
Alan R. Sielbeck........................   44  Director
Robert Stalvey..........................   47  Vice President of Ace Electric, Inc., and Director
Richard L. Tucker.......................   62  Director
Bob Weik................................   62  President of BW Consolidated, Inc., and Director
Thomas E. White, Jr.....................   53  Director

     Directors are elected at each annual meeting of stockholders. All officers serve at the discretion of the Board of Directors, subject to terms of their employment agreement terms. See "-- Employment Agreements."

     C. Byron Snyder has been Chairman of the Board of Directors of the Company since its inception. Mr. Snyder is owner and President of Relco Refrigeration Co., a distributor of refrigerator equipment, which he acquired in 1992. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Brandt & Lawson Printing Co. was sold to Hart Graphics in 1989, and Acco Waste Paper Company was sold to Browning-Ferris Industries in 1991. Mr. Snyder is a director of Carriage Services, Inc., a publicly held death care company.

     Jon Pollock has been President, Chief Executive Officer and a director of the Company since consummation of the Offering. Mr. Pollock has been the president of Pollock Electric Inc., one of the Founding Companies, since he founded that company in 1983. Mr. Pollock is a Registered Professional Engineer in Texas and several other states and holds Master Electrician licenses from 50 different jurisdictions. Mr. Pollock received a bachelor of science in electrical engineering from Washington University. Mr. Pollock is past National President of the Independent Electrical Contractors Association and received the IEC Electrical Man of the Year award in 1996. As National President of the IEC, Mr. Pollock was responsible for overseeing the IEC's activities relating to the development and execution of apprenticeship and safety training programs, industry lobbying activities and the development of national electrical code standards.

     Jerry Mills has been Senior Vice President and Chief Operating
Officer -- Commercial and Industrial and a director of the Company since consummation of the Offering. Mr. Mills has been the President of Mills Electrical Contractors, Inc., one of the founding companies, since he began that company in 1972. Mr. Mills is a past board member of the Independent Electrical Contractors, the Associated Builders and Contractors, the

Associated General Contractors and the Richardson Electrical Board. Prior to 1972, Mr. Mills was an officer and part owner of Koegel Cash Consulting Engineers.

     Ben L. Mueller has been Senior Vice President, Chief Operating
Officer -- Residential and a director of the Company since consummation of the Offering. Mr. Mueller has been the Executive Vice President of Houston-Stafford since 1993 and has served as vice president of Houston-Stafford since 1975. Mr. Mueller is a past member of the board of the IEC, Houston Chapter, and has served on the Electrical Board for the City of Sugar Land, Texas.

     Jim P. Wise joined the Company in September 1997 as Senior Vice President and Chief Financial Officer. From September 1994 to September 1997, he was Vice President -- Finance and Chief Financial Officer at Sterling Chemicals, Inc., a publicly held manufacturer of commodity petrochemicals and pulp chemicals. From July 1994 to September 1994, he was Senior Vice President and Chief Financial Officer of U.S. Delivery Systems, Inc., a delivery service consolidator. From September 1991 to July 1994, he was Chairman and Chief Executive Officer of Neostar Group, Inc., a private investment banking and financial advisory firm. Mr. Wise was employed by Transco Energy Company as Executive Vice President, Chief Financial Officer and was a member of the Board of Directors from November 1982 until September 1991.

     John F. Wombwell has been Senior Vice President, General Counsel and Secretary of the Company since consummation of the Offering. Mr. Wombwell was a partner at Andrews & Kurth L.L.P., where he practiced law in the area of corporate and securities matters for more than five years.

     John S. Stanfield joined the Company as Vice President -- Mergers and Acquisitions in October 1997. From March 1996 to October 1997, he served as Controller of Pollock Electric, Inc., one of the Founding Companies. From April 1993 through March 1996, Mr. Stanfield was an independent financial consultant, specializing in acquisition, corporate reorganization, and accounting and financial control services. From 1988 through 1993, Mr. Stanfield served as Chief Financial Officer for companies in the distribution and manufacturing industries. Mr. Stanfield was employed in various positions by Arthur Andersen LLP from 1978 through 1988. Mr. Stanfield is a Certified Public Accountant.

     D. Merril Cummings joined the Company as Vice President -- Mergers and Acquisitions in October 1997. Mr. Cummings has served as a consultant to the Company since its inception in June 1997. From February 1997 through June 1997 he served as a consultant to C. Byron Snyder and his privately owned corporations. From 1992 through 1996, Mr. Cummings served as Vice President and Chief Financial Officer for J A Interests, Inc., a private asset management company, and its commonly owned affiliates, including Southern Jet Management, Inc., a general aviation services and charter company. From 1982 through January 1992, Mr. Cummings held various positions with Arthur Andersen LLP. Mr. Cummings is a Certified Public Accountant.

     J. Paul Withrow has served as Vice President and Chief Accounting Officer of the Company since October 1997. From 1987 to 1997, Mr. Withrow held various positions with Arthur Andersen LLP. Mr. Withrow is a Certified Public Accountant.

     Richard Muth has been a director of the Company since consummation of the Offering. Mr. Muth founded Muth Electric, Inc. in 1970 and has been the owner and president since that time. Mr. Muth served on the South Dakota State Electrical Commission from 1980 to 1991 and the Associated General Contractors Associate Division Board. Mr. Muth also received the South Dakota Electrical Council "Man of the Year" award in 1993. Mr. Muth holds electrical contractors' licenses in South Dakota, Minnesota, Nebraska, Wyoming and Montana.

     Alan R. Sielbeck has been a director of the Company since consummation of the Offering. Mr. Sielbeck has served as Chairman of the Board and Chief Executive Officer of Service Experts, Inc., a publicly traded heating, ventilation and air conditioning service company, since its inception in March 1996. Mr. Sielbeck has served as Chairman of the Board and President of AC Service and Installation Co. Inc. and Donelson Air Conditioning Company, Inc. since 1990 and 1991, respectively. From 1985 to 1990, Mr. Sielbeck served as President of RC Mathews Contractor, Inc., a commercial building general contractor, and Chief Financial Officer of RCM Interests, Inc., a commercial real estate development company.

     Robert Stalvey has been a director of the Company since consummation of the Offering. Mr. Stalvey has served as Vice President of Ace since 1976. Mr. Stalvey will continue to serve in these positions following the consummation of the Offerings.

     Richard L. Tucker has been a director of the Company since consummation of the Offering. Dr. Tucker holds the Joe C. Walter Jr. Chair in Engineering, is Director of the Construction Industry Institute, and is Director of the Sloan Program for the Construction Industry at the University of Texas at Austin. Dr. Tucker has been on the faculty at the University of Texas since 1976. Dr. Tucker is a registered engineer.

     Bob Weik has been a director of the Company since consummation of the Offering. Mr. Weik has served as President, Treasurer and a director of the Bexar-Calhoun companies since their inception in 1958. Mr. Weik will continue to serve in those positions following the consummation of the Offerings.

     Thomas E. White, Jr. has been a director of the Company since consummation of the Offering. Mr. White has served as Chairman and Chief Executive Officer of Enron Ventures Corp., a subsidiary of Enron Corp., since December 1996. Mr. White served as Chairman and Chief Executive Officer of Enron Operations Corp. from June 1993 until December 1996. Mr. White served as Chairman and Chief Executive Officer of Enron Power Corp. from June 1991 until June 1993. Mr. White joined Enron Corp. in 1990 as Vice President of Operations for Enron Power Corp., after a twenty-three year career in the United States Army, from which he retired in July 1990 with the rank of Brigadier General.

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Compensation Committee will determines the salaries and bonuses of executive officers and administers the 1997 Stock Plan. Messrs. Seilbeck, Tucker and White serve as members of the Company's Compensation Committee and Audit Committee. Any future material transactions, including the issuance of securities other than through the 1997 Stock Plan and the 1997 Directors Stock Plan, between the Company and its management and affiliates will be subject to prior review and approval by the members of the Board of Directors without an interest in such transaction.

     The Board of Directors is divided into three classes of directors, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders following the 1998 fiscal year, 1999 fiscal year and 2000 fiscal year, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring.

     C. Byron Snyder and trusts for the benefit of his children, as the holders of all of the outstanding Restricted Common Stock, are be entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Only the holders of the Restricted Common Stock may remove the director such holders are entitled to elect. See "Description of Capital Stock."

DIRECTOR COMPENSATION

     Directors who are employees of the Company or a subsidiary do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or a subsidiary will receive a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors of the Company will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses reasonably incurred in their capacity as directors of the Company. Each non-employee director will receive stock options to purchase 5,000 shares of Common Stock upon initial election to the Board of Directors and thereafter an annual grant of 5,000 options on each September 30 on which the non-employee director continues to serve. See "-- 1997 Directors Stock Plan."

EXECUTIVE COMPENSATION

     The Company was incorporated in June 1997 and, prior to the Offering, has not conducted any operations other than activities related to the Acquisitions and the Offering. During 1998 the annualized base salaries of its most highly compensated executive officers will be: Mr. Pollock -- $225,000, Mr. Mills -- $200,000, Mr. Mueller -- $200,000, Mr. Wise -- $190,000 and Mr.
Wombwell -- $190,000.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each executive officer of the Company which prohibits such officer from disclosing the Company's confidential information and trade secrets and generally restricts these individuals from competing with the Company for a period of two years after the date of the termination of employment with the Company. Each of the agreements has an initial term of five years and provides for annual extensions at the end of its initial term, subject to the parties' mutual agreement, and is terminable by the Company for "cause" upon ten days' written notice and without "cause" (i) by the employee upon thirty days' written notice or (ii) by the Company upon approval of 51% of the Board of Directors. The employment agreements provide that the Company shall pay each executive officer the annual salary set forth above under "-- Executive Compensation," which salary may be increased by the Board of Directors. Such agreements also provide that each executive officer will be reimbursed for out-of-pocket business expenses and shall be eligible to participate in all benefit plans and programs as are maintained from time to time by the Company. All employment agreements provide that if the officer's employment is terminated by the Company without "cause" or is terminated by the officer for "good reason," the officer will be entitled to receive a lump sum severance payment at the effective time of termination equal to the base salary (at the rate then in effect) for the greater of (i) the time period remaining under the term of the agreement or (ii) one year. In addition, the time period during which such officer is restricted from competing with the Company will be shortened from two years to one year.

     The employment agreements contain certain provisions concerning a change-in-control of the Company, including the following: (i) in the event the officer's employment is terminated within two years following the change in control by the Company other than for "cause" or by the officer for "good reason," or the officer is terminated by the Company within three months prior to the change in control at the request of the acquirer in anticipation of the change in control, the officer will be entitled to receive a lump sum severance amount equal to the greater of (i) three years' base salary or (ii) the base salary for whatever period is then remaining on the initial term and the provisions which restrict competition with the Company shall not apply; (ii) in any change-of-control situation, the officer may elect to terminate his employment by giving five business days' written notice prior to the closing of the transaction giving rise to the change-in-control, which will be deemed a termination of employment by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable shall be doubled (but not to exceed six times the officer's base pay) (if the successor does not give written notice of its acceptance of the Company's obligations under the employment agreement at least ten business days prior to the anticipated closing date, the severance amount shall be tripled, but not to exceed nine times base salary) and provisions which restrict competition with the Company shall not apply; and (iii) if any payment to the officer is subject to the 20% excise tax on excess parachute payments, the officer shall be made "whole" on a net aftertax basis. A change in control is generally defined to occur upon (i) the acquisition by any person of 20% or more of the total voting power of the outstanding securities of the Company,
(ii) the first purchase pursuant to a tender or exchange offer for Common Stock,
(iii) the approval of certain mergers, sale of substantially all the assets, or dissolution of the Company or (iv) a change in a majority of the members of the Company's Board of Directors.

     In general, a "parachute payment" is any "payment" made by the Company in the nature of compensation that is contingent on a change in control of the Company and includes the present value of the accelerations of vesting and the payment of options and other deferred compensation amounts upon a change in control. If the aggregate present value of the parachute payments to certain individuals, including officers, equals or exceeds three times that individual's "base amount" (generally, the individual's average annual compensation from the Company for the five calendar years ending before the date of the change in control), then all parachute amounts in excess of the base amount are "excess" parachute payments. An individual will be subject to a 20% excise tax on excess parachute amounts and the Company will not be entitled to a tax deduction for such payments.

1997 STOCK PLAN

     The Company's 1997 Stock Plan was adopted by the Board of Directors and stockholders in October 1997. The purpose of the 1997 Stock Plan is to provide officers, employees and consultants with additional incentives by increasing their ownership interests in the Company. Individual awards under the 1997 Stock Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights; (iii) restricted or phantom stock; (iv) bonus stock awards; (v) awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock and (vi) cash awards that may or may not be based on the achievement of performance goals, including goals related to one or more of the following: cash flow, return on equity, sales, profit margin, earnings per share and stock price.

     The Compensation Committee or the Company's President, to the extent such duties are delegated to him by the Compensation Committee, will administer the 1997 Stock Plan and select the individuals who will receive awards and establish the terms and conditions of those awards. The Compensation Committee will not be eligible to receive awards under the plan, and the President will not have the authority to make grants to officers or directors of the Company. See "Management -- Directors and Executive Officers" for the composition of the Compensation Committee following the consummation of the Offerings. The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 3,500,000 shares or 15% of the aggregate number of shares of Common Stock outstanding; provided, however, that ISOs may not be granted with respect to more than 1,000,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of Common Stock with respect to which any person may receive options and stock appreciation rights in any year is 250,000 shares and the maximum value of any other amount may not exceed $4 million as of the date of its grant.

     The 1997 Stock Plan will remain in effect for ten years, unless earlier terminated by the Board of Directors. The 1997 Stock Plan may be amended by the Board of Directors or the Compensation Committee without the consent of the stockholders of the Company, except that any amendment will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     NQSOs to purchase 150,000 shares of Common Stock have been granted to each of Mr. Wise and Mr. Wombwell. In addition, at the consummation of the Offering, NQSOs to purchase approximately 2,328,600 shares were granted to other key employees of the Company and to employees of the Founding Companies. Each of the foregoing options has an exercise price equal to the initial public offering price of the shares offered hereby, other than the options granted to Messrs. Wise and Wombwell, which have been granted with exercise price equal to 60% of the initial public offering price per share. Each of these options will vest at the rate of 20% per year, commencing on the first anniversary of grant and will expire at the earliest of (i) ten years from the date of grant, (ii) three months following termination of employment, other than due to death or disability or (iii) one year following a termination of employment due to death or disability.

1997 DIRECTORS STOCK PLAN

     The Company's 1997 Directors Stock Plan was adopted by the Board of Directors and approved by the Company's stockholders in October 1997. The Directors Plan provides for (i) the automatic grant to each non-employee director serving at the consummation of the Offerings of an option to purchase 5,000 shares, (ii) the automatic grant to each non-employee director of an option to purchase 5,000 shares upon such person's initial election as a director and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares on each September 30th on which such director remains a non-employee director. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant, will vest over five years at the rate of 20% per year and will expire on the earliest of (i) ten years from the date of grant, (ii) three months after termination of service as a director, other than due to death or disability or
(iii) one year following a termination of employment due to death or disability. In addition, options can be granted to a non-employee director upon such terms as the Board determines, whenever it believes such additional grant is appropriate. The maximum number of shares of Common Stock that may be subject to outstanding awards determined immediately after the grant of any award is 250,000.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     The Company was founded in June 1997 by C. Byron Snyder. In connection with the formation of IES, IES issued to Mr. Snyder, the Snyder Children's Trust and
D. Merril Cummings a total of 2,329,600 shares of Common Stock for nominal consideration. The shares issued to the Snyder Children's Trust were subsequently transferred to two separate trusts, each for the benefit of one of Mr. Snyder's children. Mr. Snyder is currently a director of the Company. The trustees of the trusts are independent third parties not subject to control by Mr. Snyder. In September 1997, IES issued an additional 442,589 shares to Mr. Snyder and such trusts. The total value of the shares (based upon a value of $9.75 per share) issued to Mr. Snyder and the trusts were recognized as acquisition costs in connection with the Acquisitions. In October 1997, Mr. Snyder and the trusts exchanged 2,655,709 shares of Common Stock for an equal number of shares of Restricted Common Stock. Mr. Snyder agreed to advance whatever funds were necessary to effect the Acquisitions and the Offerings. As of September 30, 1997, Mr. Snyder had outstanding advances to the Company in the aggregate amount of approximately $1.6 million at September 30, 1997. The initial $1 million of such advances bears interest at a stated rate (8.5% as of the date of this Prospectus), and additional advances bear interest at LIBOR plus 1.5%. All of Mr. Snyder's advances were repaid from the net proceeds of the Offering.

     The Company has issued a total of 1,396,602 shares of Common Stock at $.01 per share to various members of management, including: Mr. Pollock -- 465,914 shares, Mr. Mills -- 232,957 shares, Mr. Mueller -- 232,957 shares, Mr.
Wise -- 100,000 shares, Mr. Wombwell -- 100,000 shares and other key employees -- 264,774 shares. The Company also granted options to purchase 5,000 shares of Common Stock under the 1997 Directors Stock Plan, effective upon the consummation of the Offerings, to each of the non-employee directors of the Company.

     Simultaneously with the closing of the Offering, the Company acquired by stock purchase all the issued and outstanding capital stock and other equity interests of the Founding Companies, at which time each Founding Company became a wholly owned subsidiary of the Company. The Acquisitions Consideration was negotiated by the parties and was based primarily upon the pro forma adjusted net income of each Founding Company. The Acquisitions Consideration consisted of
(i) approximately $53.4 million in cash and (ii) 12,313,025 shares of Common Stock. In addition, the Company repaid historical indebtedness of the Founding Companies. In connection with the Acquisitions, owners of certain of the Founding Companies received the Owner Amounts, as described below.

     The following table sets forth for each Founding Company (i) the approximate portion of the Acquisitions Consideration paid to the stockholders of each of the Founding Companies in cash and in shares of Common Stock, and
(ii) the total debt which would have been assumed by the Company as of September 30, 1997, which represents historical indebtedness, excluding (a) indebtedness transferred to owners of the Founding Companies, (b) capital lease obligations and (c) indebtedness incurred to fund a portion of the Owner Amounts:

                                                                  SHARES OF
                                                                    COMMON      TOTAL
                                                        CASH        STOCK        DEBT
                                                       -------    ----------    ------
                                                           (DOLLARS IN THOUSANDS)
Houston-Stafford.....................................  $14,526     3,352,039    $1,120
Mills................................................   10,806     2,493,657       400
Bexar-Calhoun........................................    8,075     1,863,397       179
Pollock..............................................      985       319,729     1,718
Muth.................................................    2,051       473,324       540
Daniel...............................................    3,691       851,823        --
Amber................................................    2,308       532,728       747
Haymaker.............................................    1,884       434,735        --
Summit...............................................    1,793       321,506       794
Thurman & O'Connell..................................    2,165       499,600        95
Rodgers..............................................    1,563       360,725        94
Hatfield.............................................      903       208,357       331
Ace..................................................      828       191,056        --
Reynolds.............................................      872       201,191       400
Popp.................................................      906       209,158        --
                                                       -------    ----------    ------
          Total......................................  $53,356    12,313,025    $6,418
                                                       =======    ==========    ======

     The foregoing table does not include Owner Amounts (based on September 30, 1997 balances) having an aggregate net book value of $30.6 million, as follows:
$5.9 million received by the owners of Houston-Stafford, $9.4 million received by the owners of Mills, $2.0 million received by the owners of Bexar-Calhoun, $383,000 received by the owner of Pollock, $1.8 million received by the owners of Muth, $4.3 million received by the owner of Daniel, $1.3 million received by the owners of Amber, $1.2 million received by the owners of Haymaker, $400,000 received by the owner of Summit, $1.6 million received by the owners of Thurman & O'Connell, $981,000 received by the owners of Rodgers, $46,000 received by the owners of Hatfield, $407,000 received by the owners of Ace, $261,000 received by the owners of Reynolds and $578,000 received by the owners of Popp. The Owner Amounts were determined on the basis of negotiations between the Founding Companies and IES in connection with entering into the various stock purchase agreements. The Owner Amounts consisted of transfers of cash in excess of an agreed amount, nonoperating assets and liabilities, and net earnings of the Founding Companies from July 1, 1997, though the date of the closing of the Acquisitions.

     Pursuant to the agreements relating to the Acquisitions, all stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of two years after the termination of their affiliation with the Company. In connection with the Acquisitions, the Company and the owners of the Founding Companies have agreed to indemnify each other for breaches of representations and warranties and certain other matters, subject to certain limitations.

     Individuals who are executive officers or directors of the Company received the following portions of the Acquisitions Consideration for their interests in the Founding Companies.

                                                                              SHARES OF
                          COMPANY                                CASH        COMMON STOCK
                          -------                             -----------    ------------
Houston-Stafford
  Ben Mueller...............................................  $ 4,648,161     1,072,652
Mills
  Jerry Mills...............................................    9,306,722     2,147,705
Bexar-Calhoun
  Bob Weik(a)...............................................    6,174,713     1,424,935
Pollock
  Jon Pollock...............................................      985,493       319,729
Muth
  Richard Muth(b)...........................................    1,939,750       447,635
Ace
  Robert Stalvey............................................      413,956        95,528
                                                              -----------     ---------
          Total.............................................  $23,468,795     5,508,184
                                                              ===========     =========

---------------

(a) Excludes cash of $322,989 and 74,536 shares of Common Stock received by two related trusts in which Mr. Weik may be deemed to have an interest, as to which Mr. Weik disclaims beneficial ownership.

(b) Excludes cash of $111,320 and 25,689 shares of Common Stock received by Mr. Muth's wife, Darlene Muth, as to which he disclaims beneficial ownership.

     The foregoing table does not include Owner Amounts received by the named individuals.

TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

     During fiscal 1994, 1995 and 1996, Houston-Stafford made payments totaling $174,000, $124,000 and $187,000, respectively, to the Brown-Mueller Joint Venture, a general partnership of which Mr. Mueller is a member, for lease payments on certain real properties used as electrical shops. For the year ended September 30, 1997, such lease payments totaled $109,000. Mr. Mueller is Senior Vice President, Chief Operating Officer -- Residential and a director of the Company.

     At December 31, 1996, Houston-Stafford owed Mr. Mueller $185,985 on a promissory note, payable in monthly installments and maturing April 2001. Such note was prepaid by Houston-Stafford in October 1997.

     At December 31, 1996, Houston-Stafford owed Mr. Mueller $766,400 related to a promissory note maturing August 2003 and secured by Mr. Mueller's stock in Houston-Stafford, and such obligation and any related obligations shall be terminated at the consummation of the Offerings. Mr. Mueller will receive approximately $4.6 million and 1.1 million shares of Common Stock in connection with the Acquisitions in exchange for such promissory note as well as 0.2 million shares for his new role as a member of IES management. Houston-Stafford will recognize a non-cash, non-recurring compensation charge of approximately $17.0 million related to the transfer of such cash and shares of Common Stock to Mr. Mueller at the time of the Acquisitions.

     Pursuant to a 5-year lease agreement effective November 1, 1997, Houston-Stafford agreed to lease certain facilities owned by Mr. Mueller in Spring, Texas. Such lease agreement provides for an annual rent of $20,000, which the Company believes is not in excess of fair rental value for such facilities.

     During fiscal 1994, Mills derived contract revenues of $187,000 from CIMA Services, Inc. ("CIMA"), an electrical services company of which Mr. Mills was a part owner until October 1997. Additionally, during fiscal 1994, Mills paid $2,900,000 to CIMA for material purchases. At December 31, 1994, Mills had outstanding accounts receivable from CIMA of $145,000 and accounts payable to CIMA of $294,000. Mr. Mills is Senior Vice President and Chief Operating
Officer -- Commercial and Industrial and a director of the Company.

     During fiscal 1995, Mills derived contract revenues of $1.1 million from CIMA. Additionally, during fiscal 1995, Mills paid $812,000 to CIMA for material purchases. At December 31, 1995, Mills had outstanding accounts receivable from CIMA of $2,000 and accounts payable to CIMA of $23,000.

     During fiscal 1996, Mills derived contract revenues of $1.3 million from CIMA. Additionally, during fiscal 1996, Mills paid $1.1 million to CIMA for material purchases. At December 31, 1996, Mills had outstanding accounts receivable from CIMA of $208,000 and accounts payable to CIMA of $633,000.

     From January 1, 1997 to September 1, 1997, Mills derived contract revenues of $776,000 from CIMA. Additionally, during this period of time, Mills paid $1.1 million to CIMA for material purchases. At August 31, 1997, Mills had outstanding accounts receivable from CIMA of $314,000 and accounts payable to CIMA of $119,000.

     Mills leases certain real property from Mr. Mills. Amounts paid pursuant to this lease were $26,000 for 1995, $156,000 for 1996 and $117,000 for the nine months ended September 30, 1997.

     During 1995, Mr. Weik incurred indebtedness from Bexar-Calhoun of which the largest aggregate amount outstanding at any time was $647,000. All of such indebtedness was repaid as of April 18, 1997. Mr. Weik is a director of the Company.

     During 1997, Mr. Weik incurred indebtedness from Bexar-Calhoun of which the largest aggregate amount outstanding at any time was $533,525. All of such indebtedness was repaid as of August 6, 1997.

     Prior to the closing of the Acquisitions and the consummation of the Offerings, Bexar-Calhoun will distribute all interest it owns, directly or indirectly, in real property to Mr. Weik and his immediate family. It is anticipated that such real estate will be leased to the Company for an annual rent of approximately $150,000. The Company believes that such rent is not in excess of fair rental value for such facilities.

     Pollock leases certain real property from Mr. Pollock. Amounts paid pursuant to this lease were $20,000 for fiscal 1995, $36,000 for fiscal 1996 and $36,000 for fiscal 1997.

     Since January 1, 1996, Mr. Muth has from time to time incurred indebtedness from Muth, of which the largest aggregate amount outstanding at any time was $205,000. All amounts owed by Mr. Muth to Muth will be repaid prior to the closing of the Offerings. Mr. Muth is a director of the Company.

     Prior to the closing of the Acquisitions and the consummation of the Offerings, certain assets of Muth will be purchased by Mr. Muth for $217,140.

     From time to time in the past Muth has completed electrical contracts for Muth Properties, L.L.C., a limited liability company of which Mr. Muth is a member. Total electrical contracts completed by Muth for Muth Properties, L.L.C. were $82,731 for 1995, $82,032 for 1996 and $120,915 for the six months ended June 30, 1997. Prior to the closing of the Acquisitions and the consummation of the Offerings, a final payment of $162,900 will be made by Muth Properties, L.L.C. to Muth.

     Prior to July 1, 1997, Muth leased certain real property from Mr. Muth, d/b/a D & D Properties. Lease payments made by Muth to Mr. Muth totaled $80,725 for 1994, $95,180 for 1995, $118,088 for 1996 and $56,906 for the six months ended June 30, 1997. Effective July 1, 1997, Muth Properties, L.L.C. became the lessor of these properties. It is anticipated that annual rentals paid to Muth Properties, L.L.C. by Muth will be approximately $120,000.

     Stalvey Rentals, a general partnership of which Mr. Stalvey is a member, is presently constructing a new facility to lease to Ace in Valdosta, Georgia and an inducement letter has been executed regarding Ace's commitment to lease the new facility for a period of 20 years beginning as soon as a certificate of occupancy is obtained. Ace entered into a five year lease, with a five year option period, with Mr. Stalvey and his brother. Initial annual rent on this facility is $103,200, without respect to property taxes and insurance. Mr. Stalvey is a director of the Company.

     In addition to the transactions described above, certain of the Founding Companies have entered into lease agreements with parties related to the Company, for rents that the Company believes are not in excess of fair rental value.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Company's Common Stock, as of January 30, 1997, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof,
(ii) each director and nominee for director, (iii) each executive officer and
(iv) all officers and directors as a group. Unless otherwise indicated, the address of each such person is c/o Integrated Electrical Services, Inc., 2301 Preston, Houston, Texas 77003. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                              BENEFICIAL OWNERSHIP
                                                                AFTER OFFERINGS
                                                              --------------------
                                                               SHARES      PERCENT
                                                              ---------    -------
C. Byron Snyder(a)..........................................  2,655,709     11.4%
Jon Pollock.................................................    785,643      3.4
Jerry Mills.................................................  2,380,662     10.2
Ben L. Mueller..............................................  1,305,609      5.6
Jim P. Wise.................................................    100,000        *
John F. Wombwell............................................    100,000        *
Richard Muth(b).............................................    473,324      2.0
Alan R. Sielbeck(c).........................................         --        *
Robert Stalvey..............................................     95,528        *
Richard L. Tucker(c)........................................         --        *
Bob Weik(d).................................................  1,499,469      6.4
Thomas E. White, Jr.(c).....................................         --        *
Roy D. Brown(c).............................................  1,608,979      6.9
All executive officers and directors as a group (15
  persons)(e)...............................................  9,660,718     41.3%

---------------

 *  Less than one percent.

(a) Includes 1,118,193 shares held by trusts for the benefit of Mr. Snyder's children, as to which Mr. Snyder disclaims beneficial ownership. Consists entirely of Restricted Common Stock, which represents all of the Restricted Common Stock outstanding. The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Such shares may be converted to Common Stock in certain circumstances. See "Description of Capital Stock."

(b) Includes 465,914 shares of Common Stock held by the Pollock Family Partnership, Ltd.

(c) Includes 25,689 shares of Common Stock owned by Mr. Muth's wife, as to which Mr. Muth disclaims beneficial ownership.

(d) Mr. Seilbeck's address is Service Experts, Inc., 111 Westwood Place, Suite 420, Brentwood, TN 37027. Mr. Tucker's address is The University of Texas at Austin, 3208 Red River Street, Suite 300, Austin, TX 78705-2697. Mr. White's address is Enron Ventures Corp., 1400 Smith Street, Houston, TX 77002-7361. Mr. Brown's address is Houston-Stafford Electric, Inc., 10203 Mula Circle, Stafford, Texas 77477.

(e) Includes 74,536 shares of Common Stock owned by two related trusts, as to which Mr. Weik disclaims beneficial ownership.

(f) Includes 2,655,709 shares of Restricted Common Stock described in Note (a) above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.01 per share, 2,655,709 shares of Restricted Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. 23,365,336 shares of Common Stock and Restricted Common Stock are issued and outstanding. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's registration statement, of which this Prospectus is a part, and applicable law.

COMMON STOCK AND RESTRICTED COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of directors standing for election.

     The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Only the holder of the Restricted Common Stock may remove the director such holder is entitled to elect.

     Subject to the rights of any then outstanding shares of preferred stock, holders of Common Stock and Restricted Common Stock are together entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock and Restricted Common Stock together are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of Common Stock and holders of Restricted Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. Shares of Restricted Common Stock are not subject to any redemption provisions and are convertible into Common Stock as described below. All outstanding shares of Common Stock and Restricted Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering and the Acquisitions will be, upon payment therefor, fully paid and non-assessable.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holders (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986, as amended)).

     The Common Stock is listed on the NYSE under the symbol "IEE." The Restricted Common Stock will not be listed on any exchange.

PREFERRED STOCK

     The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Amended and Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of preferred stock of any class or series.

     One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, preferred stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by including in its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to its Amended and Restated Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Amended and Restated Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company has entered into indemnification agreements with its directors and executive officers which indemnify such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its Bylaws and the Delaware General Corporation Law. The Company also intends to obtain directors' and officers' liability insurance. The foregoing provisions may extend to liabilities arising due to violations of the federal securities laws. It is the position of the Securities and Exchange Commission (the "Commission") that indemnification for liabilities under the Securities Act is against public policy and is, therefore, unenforceable.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

     Classified Board of Directors. The Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. The classification of the Board of Directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the Board of Directors.

     Supermajority Voting. The Amended and Restated Certificate of Incorporation requires the approval of the holders of at least 75% of the then outstanding shares of the Company's capital stock entitled to vote thereon and the approval of the holders of at least 75% of the then outstanding shares of each class of stock of the Company voting separately as a class on, among other things, certain amendments to the Amended and Restated Certificate of Incorporation. The Board of Directors may amend, alter, change or repeal any bylaws without the assent or vote of the stockholders, but any such bylaws may be altered, amended or repealed upon the affirmative vote of at least 66 2/3% of the stock entitled to vote thereon.

     Authorized but Unissued or Undesignated Capital Stock. The Company's authorized capital stock will consist of 100,000,000 shares of Common Stock, 2,655,709 shares of Restricted Common Stock, and 10,000,000 shares of preferred stock. After the Offerings, the Company will have outstanding 23,365,336 shares of Common Stock and Restricted Common Stock (assuming the Underwriters' over-allotment options are not exercised). The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the Board of Directors in one or more transactions. In this regard, the Company's Amended and Restated Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may also have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

     Special Meeting of Stockholders. The Bylaws provide that special meetings of stockholders of the Company may only be called by the Chairman of the Board of Directors upon the written request of the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

     Stockholder Action by Written Consent. The Amended and Restated Certificate of Incorporation and Bylaws generally provide that any action required or permitted by the stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any written consent of the stockholders.

     Notice Procedures. The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as director, the removal of directors and amendments to the Amended and Restated Certificate of Incorporation or Bylaws to be brought before annual meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the annual meeting. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 80 days prior to an annual meeting (or if fewer than 90 days' notice or prior public disclosure of the date of the annual meeting is given or made by the Company, not later than the tenth day following the date on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice must contain certain information specified in the Bylaws, including a brief description of the business desired to be brought before the annual meeting and certain information concerning the stockholder submitting the proposal.

     Charter Provisions Relating to Rights Plan. The Amended and Restated Certificate of Incorporation authorizes the Board of Directors of the Company to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Company shares of capital stock or other securities. The times at which, and the terms upon which, the Rights are to be issued may be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights includes, but is not limited to, the determination of (i) the initial purchase price per share of the capital stock or other securities of the Company to be purchased upon exercise of the Rights, (ii) provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Company, (iii) antidilutive provisions which adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights, (iv) provisions which deny the holder of a specified percentage of the outstanding securities of the Company the right to exercise the Rights and/or cause the Rights held by such holder to become void, (v) provisions which permit the Company to redeem the Rights and (vi) the appointment of a rights agent with respect to the Rights. If authorized by the Board of Directors, the Rights would be intended to protect the Company's stockholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to the Company's stockholder than would be available in a transaction negotiated with and approved by the Board of Directors. The Board of Directors believes that the interests of the stockholders generally are best served if any acquisition of the Company or a substantial percentage of the Company's Common Stock results from arm's-length negotiations and reflects the Board of Directors' careful consideration of the proposed terms of a transaction. In particular, the Rights if issued would be intended to help (i) reduce the risk of coercive two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders of the Company, (ii) deter market accumulators who through open market or private purchases may achieve a position of substantial influence or control without paying to stockholders a fair control premium and (iii) deter market accumulators who are simply interested in putting the Company "in play."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. As of January 30, 1998, 20,709,627 shares of Common Stock and 2,655,709 shares of Restricted Common Stock were issued and outstanding. Of such shares, 13,709,627 shares of Common Stock and all of the shares of Restricted Common Stock were issued in a transaction not registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemptions contained in Rules 144 and 701 under the Securities Act. All of the 7,000,000 shares sold in the Offering, except for shares acquired by affiliates of the Company are freely tradeable.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned his or her shares for at least one year but not more than two years, or a person who may be deemed an "affiliate" of the Company who has beneficially owned shares for at least one year, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale and who has beneficially owned his shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information about the Company.

     In general, under Rule 701 under the Securities Act, any employee, officer, or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. Such provisions permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the commencement of the Offerings.

     The Company has authorized (i) the issuance of 3,500,000 shares of its Common Stock in accordance with the terms of the 1997 Stock Plan and (ii) the issuance of 250,000 shares of its Common Stock in accordance with the terms of the 1997 Directors Stock Plan. Options to purchase 2,065,447 shares have been granted under the 1997 Stock Plan and the 1997 Directors Stock Plan to certain officers, directors and former stockholders of the Company and the Founding Companies. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the 1997 Stock Plan. As a result, such shares will be eligible for resale in the public market.

     The Company and each of its directors and executive officers have agreed not to (i) directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock whether any such swap or transaction described in clause (i) or
(ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 180 days from the date of the Offering without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters, except for (i) shares issued in connection with acquisitions, provided that (except with respect to shares issued in transactions in which the issuance or resale of such shares is not registered under the Securities Act), the recipients of such shares agree to be bound by similar restrictions and (ii) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to the Company's benefit plans described herein. In addition, the current stockholders of the Company and the owners of the Founding Companies have agreed with the Company not to sell, contract to sell or otherwise dispose of any shares of Common Stock owned as of the consummation of the Acquisitions, including shares received as consideration in the Acquisitions, for a period of two years following receipt thereof, subject to the rights of such holders to exercise their registration rights as described below.

     Prior to the Offering, there was no established trading market for the Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement, or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk
Factors -- Shares Eligible for Future Sale."

     Former stockholders of the Founding Companies, certain executive officers and directors are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. In the aggregate, these groups hold 16,365,336 shares of Common Stock and Restricted Common Stock. If the Company proposes to register any of its securities under the Securities Act, such stockholders are entitled to notice of such registration and are entitled to include, at the Company's expense, all or a portion of their shares therein, subject to certain conditions. These registration rights do not apply to the registration statement containing this Prospectus or to any registration statement filed with respect to employee benefit plans.

                              PLAN OF DISTRIBUTION

     This Prospectus may be used by the Company for the offer and sale of up to 6,000,000 shares of Common Stock from time to time in connection with the acquisition of other businesses, assets or securities in business combination transactions. The consideration offered by the Company in such acquisitions, in addition to any shares of Common Stock offered by this Prospectus, may include assets, debt or other securities or assumption by the Company of liabilities of the business being acquired, or a combination thereof. The terms of acquisitions are typically determined by negotiations between the Company and the owners of the businesses, assets or securities to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the businesses, assets or securities to be acquired, and other relevant factors. Shares of Common Stock issued to the owners of the businesses, assets or securities to be acquired are generally valued at a price reasonably related to the market value of the shares of Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of added delivery of the shares of Common Stock.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The audited financial statements of IES and the Founding Companies included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required from time to time by law or the New York Stock Exchange.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES
  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
     Introduction to Unaudited Pro Forma Combined Financial
      Statements............................................    F-3
     Unaudited Pro Forma Combined Balance Sheet.............    F-4
     Unaudited Pro Forma Combined Statement of Operations...    F-5
     Notes to Unaudited Pro Forma Combined Financial
      Statements............................................    F-6
HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
     Report of Independent Public Accountants...............   F-10
     Consolidated Balance Sheets............................   F-11
     Consolidated Statements of Operations..................   F-12
     Consolidated Statements of Cash Flows..................   F-13
     Consolidated Statements of Stockholders' Equity........   F-14
     Notes to Consolidated Financial Statements.............   F-15
INTEGRATED ELECTRICAL SERVICES, INC.
     Report of Independent Public Accountants...............   F-26
     Balance Sheet..........................................   F-27
     Statement of Operations................................   F-28
     Statement of Cash Flows................................   F-29
     Statement of Stockholders' Equity......................   F-30
     Notes to Financial Statements..........................   F-31
FOUNDING COMPANIES:
MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY
     Report of Independent Public Accountants...............   F-35
     Consolidated Balance Sheets............................   F-36
     Consolidated Statements of Operations..................   F-37
     Consolidated Statements of Cash Flows..................   F-38
     Consolidated Statements of Stockholders' Equity........   F-39
     Notes to Consolidated Financial Statements.............   F-40
BW CONSOLIDATED, INC. AND SUBSIDIARIES
     Report of Independent Public Accountants...............   F-47
     Consolidated Balance Sheets............................   F-48
     Consolidated Statements of Operations..................   F-49
     Consolidated Statements of Cash Flows..................   F-50
     Consolidated Statements of Stockholders' Equity........   F-51
     Notes to Consolidated Financial Statements.............   F-52
MUTH ELECTRIC, INC.
     Report of Independent Public Accountants...............   F-61
     Balance Sheets.........................................   F-62
     Statements of Operations...............................   F-63
     Statements of Cash Flows...............................   F-64
     Statements of Stockholders' Equity.....................   F-65
     Notes to Financial Statements..........................   F-66

                                                              PAGE
                                                              -----
POLLOCK ELECTRIC INC.
     Report of Independent Public Accountants...............   F-71
     Balance Sheets.........................................   F-72
     Statements of Operations...............................   F-73
     Statements of Cash Flows...............................   F-74
     Statements of Stockholder's Equity.....................   F-75
     Notes to Financial Statements..........................   F-76
CHARLES P. BAGBY, CO., INC.
     Report of Independent Public Accountants...............   F-84
     Balance Sheets.........................................   F-85
     Statements of Operations...............................   F-86
     Statements of Cash Flows...............................   F-87
     Statements of Stockholder's Equity.....................   F-88
     Notes to Financial Statements..........................   F-89
AMBER ELECTRIC, INC.
     Report of Independent Public Accountants...............   F-93
     Balance Sheets.........................................   F-94
     Statements of Operations...............................   F-95
     Statements of Cash Flows...............................   F-96
     Statements of Stockholder's Equity.....................   F-97
     Notes to Financial Statements..........................   F-98
DANIEL ELECTRICAL CONTRACTORS, INC. AND DANIEL ELECTRICAL OF
  TREASURE COAST INC.
     Report of Independent Public Accountants...............  F-105
     Combined Balance Sheets................................  F-106
     Combined Statements of Operations......................  F-107
     Combined Statements of Cash Flows......................  F-108
     Combined Statements of Stockholder's Equity............  F-109
     Notes to Combined Financial Statements.................  F-110
SUMMIT ELECTRIC OF TEXAS, INCORPORATED
     Report of Independent Public Accountants...............  F-116
     Balance Sheets.........................................  F-117
     Statements of Operations...............................  F-118
     Statements of Cash Flows...............................  F-119
     Statements of Stockholder's Equity.....................  F-120
     Notes to Financial Statements..........................  F-121
THURMAN & O'CONNELL CORPORATION
     Report of Independent Public Accountants...............  F-128
     Balance Sheets.........................................  F-129
     Statements of Operations...............................  F-130
     Statements of Cash Flows...............................  F-131
     Statements of Stockholders' Equity.....................  F-132
     Notes to Financial Statements..........................  F-133
RODGERS ELECTRIC COMPANY, INC.
     Report of Independent Public Accountants...............  F-139
     Balance Sheet..........................................  F-140
     Statement of Operations................................  F-141
     Statement of Cash Flows................................  F-142
     Statement of Stockholders' Equity......................  F-143
     Notes to Financial Statements..........................  F-144

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to (i) the acquisitions by Integrated Electrical Services, Inc. (IES), of the outstanding capital stock and other equity interests of Ace, Amber, Bexar-Calhoun, Daniel, Hatfield, Haymaker, Houston-Stafford, Mills, Muth, Pollock, Reynolds, Rodgers, Summit, Popp and Thurman & O'Connell (together, the Founding Companies), and related transactions, and (ii) IES's initial public offerings in the United States and Canada and outside the United States and Canada (the Offering). The acquisitions (the Acquisitions) occurred simultaneously with the closing of the Offering and were accounted for using the purchase method of accounting. Houston-Stafford has been reflected as the accounting acquirer for financial statement presentation purposes.

     The unaudited pro forma combined balance sheet gives effect to the Acquisitions and related transactions, and the Offerings, as if they had occurred on September 30, 1997. The unaudited pro forma combined statement of operations gives effect to these transactions as if they had occurred on October 1, 1996.

     IES has preliminarily analyzed the savings that it expects to be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Founding Companies have contractually agreed to prospective changes in salary, bonuses, benefits and lease payments, these changes have been reflected in the unaudited pro forma combined statement of operations. With respect to other potential cost savings, IES has not and cannot currently quantify these savings. It is anticipated that these savings will be offset by costs related to IES's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma combined financial information of IES.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what IES's combined financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of IES's combined financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997
                             (AMOUNTS IN THOUSANDS)

                                                    BEXAR-                        HOUSTON-
                                           AMBER    CALHOUN   DANIEL   HAYMAKER   STAFFORD    MILLS     MUTH    POLLOCK   SUMMIT
                                           ------   -------   ------   --------   --------   -------   ------   -------   ------
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents...............  $  988   $ 1,275   $  917    $  851    $ 2,492    $   833   $   81   $  347    $  157
 Accounts receivable.....................   2,886     5,560    4,864     1,939     12,433     15,153    3,628    5,476     2,756
 Less-Allowance..........................      51       124      127        48        342        395       91      175       122
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
   Accounts Receivable, net..............   2,835     5,436    4,737     1,891     12,091     14,758    3,537    5,301     2,634
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
 Costs and profits recognized in excess
   of billings...........................     119       224      510       755        934      1,584      675      767       178
 Inventories.............................      25       541       23        --      2,878         93      898       18        --
 Prepaid expenses and other..............     244       100    1,700       338      1,162        779      381      554       170
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
   Total current assets..................   4,211     7,576    7,887     3,835     19,557     18,047    5,572    6,987     3,139
PROPERTY AND EQUIPMENT, NET..............     516     5,206      541       246      2,125      2,397    1,133      379       180
OTHER ASSETS.............................      --        49       --        --      1,830        443       --       --       318
GOODWILL, NET............................      --        --       --        --        958        173       --       --        --
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
   Total assets..........................  $4,727   $12,831   $8,428    $4,081    $24,470    $21,060   $6,705   $7,366    $3,637
                                           ======   =======   ======    ======    =======    =======   ======   ======    ======
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt....  $  179   $    96   $   62    $   --    $   721    $   643   $  540   $1,777    $  808
 Accounts payable and accrued expenses...   1,276     2,400    1,840     1,821      9,549      7,672    2,177    3,335     1,494
 Billings in excess of costs and profits
   recognized............................     196       840    1,370       366      2,417      1,966      543      889       182
 Income taxes payable....................     676        --       --        --      1,234         --       --      231        --
 Other...................................     122        --       81        --        222         --       --      146        19
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
   Total current liabilities.............   2,449     3,336    3,353     2,187     14,143     10,281    3,260    6,378     2,503
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
LONG-TERM LIABILITIES:
 Long-term debt, net of current
   maturities............................     568       842      102        --        968        169       --       71        88
 Deferred income taxes...................      52        --       --        --        --         --       --       21        11
 Other long-term liabilities and minority
   interest..............................      --     1,302      483        --      1,151         75       --       --        --
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
   Total long-term liabilities...........     620     2,144      585        --      2,119        244       --       92        99
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock............................       1        20        8         1        295          1       74        1         1
 Restricted common stock.................      --        --       --        --         --         --       --       --        --
 Receivable from stockholders............      --        --       --        --         --         --       --       --        --
 Additional paid-in capital..............      --       205       --        --        112        175       --        9        --
 Retained earnings and unrealized
   gain/loss on stock....................   2,091     7,126    4,482     1,893      8,926     10,410    3,371      886     1,034
 Treasury stock..........................    (434)       --       --        --     (1,125)       (51)      --       --        --
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
   Total stockholders' equity............   1,658     7,351    4,490     1,894      8,208     10,535    3,445      896     1,035
                                           ------   -------   ------    ------    -------    -------   ------   ------    ------
   Total liabilities and stockholders'
     equity..............................  $4,727   $12,831   $8,428    $4,081    $24,470    $21,060   $6,705   $7,366    $3,637
                                           ======   =======   ======    ======    =======    =======   ======   ======    ======

                                                                   OTHER                                PRO         POST-
                                           THURMAN &             FOUNDING                PRO FORMA     FORMA       MERGER
                                           O'CONNELL   RODGERS   COMPANIES     IES      ADJUSTMENTS   COMBINED   ADJUSTMENTS
                                           ---------   -------   ---------   --------   -----------   --------   -----------
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents...............   $1,160     $  818     $  829     $     --    $ (8,952)    $  1,796    $ 17,325
 Accounts receivable.....................      679        623      3,548           --      (1,620)      57,925          --
 Less-Allowance..........................       17         15         61           --          --        1,568          --
                                            ------     ------     ------     --------    --------     --------    --------
   Accounts Receivable, net..............      662        608      3,487           --      (1,620)      56,357          --
                                            ------     ------     ------     --------    --------     --------    --------
 Costs and profits recognized in excess
   of billings...........................       52         20      1,088           --          --        6,906          --
 Inventories.............................      213         --        344           --          --        5,033          --
 Prepaid expenses and other..............       24         73        213        1,560      (1,719)       5,579      (1,560)
                                            ------     ------     ------     --------    --------     --------    --------
   Total current assets..................    2,111      1,519      5,961        1,560     (12,291)      75,671      15,765
PROPERTY AND EQUIPMENT, NET..............      301        393      1,057            6      (3,921)      10,559          --
OTHER ASSETS.............................       --        175         --           --      (1,169)       1,646          --
GOODWILL, NET............................       --         --         --           --     151,020      152,151          --
                                            ------     ------     ------     --------    --------     --------    --------
   Total assets..........................   $2,412     $2,087     $7,018     $  1,566    $133,639     $240,027    $ 15,765
                                            ======     ======     ======     ========    ========     ========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt....   $    7     $   36     $  918     $     --    $ 52,475     $ 58,262    $(57,897)
 Accounts payable and accrued expenses...      262        488      2,218        1,565          --       36,097      (1,560)
 Billings in excess of costs and profits
   recognized............................      361        109        430           --          --        9,669          --
 Income taxes payable....................       --        213         --           --          --        2,354          --
 Other...................................       --         --         73           --         406        1,069          --
                                            ------     ------     ------     --------    --------     --------    --------
   Total current liabilities.............      630        846      3,639        1,565      52,881      107,451     (59,457)
                                            ------     ------     ------     --------    --------     --------    --------
LONG-TERM LIABILITIES:
 Long-term debt, net of current
   maturities............................       88         58        398           --      15,189       18,541      (4,558)
 Deferred income taxes...................       --         75          5           --         869        1,033          --
 Other long-term liabilities and minority
   interest..............................       --         --          6           --      (2,428)         589          --
                                            ------     ------     ------     --------    --------     --------    --------
   Total long-term liabilities...........       88        133        409           --      13,630       20,163      (4,558)
                                            ------     ------     ------     --------    --------     --------    --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock............................      300         15         42           41        (663)         137          70
 Restricted common stock.................       --         --         --           --          26           26          --
 Receivable from stockholders............       --         --         --          (40)         40           --          --
 Additional paid-in capital..............       --         --        198       13,618     113,299      127,616      79,710
 Retained earnings and unrealized
   gain/loss on stock....................    1,394      1,093      2,760      (13,618)    (47,214)     (15,366)         --
 Treasury stock..........................       --         --        (30)          --       1,640           --          --
                                            ------     ------     ------     --------    --------     --------    --------
   Total stockholders' equity............    1,694      1,108      2,970            1      67,128      112,413      79,780
                                            ------     ------     ------     --------    --------     --------    --------
   Total liabilities and stockholders'
     equity..............................   $2,412     $2,087     $7,018     $  1,566    $133,639     $240,027    $ 15,765
                                            ======     ======     ======     ========    ========     ========    ========


                                              AS
                                           ADJUSTED
                                           --------
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents...............    19,121
 Accounts receivable.....................    57,925
 Less-Allowance..........................     1,568
                                           --------
   Accounts Receivable, net..............    56,357
                                           --------
 Costs and profits recognized in excess
   of billings...........................     6,906
 Inventories.............................     5,033
 Prepaid expenses and other..............     4,019
                                           --------
   Total current assets..................    91,436
PROPERTY AND EQUIPMENT, NET..............    10,559
OTHER ASSETS.............................     1,646
GOODWILL, NET............................   152,151
                                           --------
   Total assets..........................  $255,792
                                           ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt....  $    365
 Accounts payable and accrued expenses...    34,537
 Billings in excess of costs and profits
   recognized............................     9,669
 Income taxes payable....................     2,354
 Other...................................     1,069
                                           --------
   Total current liabilities.............    47,994
                                           --------
LONG-TERM LIABILITIES:
 Long-term debt, net of current
   maturities............................    13,983
 Deferred income taxes...................     1,033
 Other long-term liabilities and minority
   interest..............................       589
                                           --------
   Total long-term liabilities...........    15,605
                                           --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock............................       207
 Restricted common stock.................        26
 Receivable from stockholders............        --
 Additional paid-in capital..............   207,326
 Retained earnings and unrealized
   gain/loss on stock....................   (15,366)
 Treasury stock..........................        --
                                           --------
   Total stockholders' equity............   192,193
                                           --------
   Total liabilities and stockholders'
     equity..............................  $255,792
                                           ========

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               BEXAR-                         HOUSTON-
                                                      AMBER    CALHOUN   DANIEL    HAYMAKER   STAFFORD    MILLS     MUTH
                                                     -------   -------   -------   --------   --------   -------   -------
REVENUES...........................................  $16,386   $32,165   $18,409   $11,772    $ 81,575   $74,399   $18,779
COST OF SERVICES...................................   13,415    24,976    13,518     9,920      64,831    60,572    14,511
                                                     -------   -------   -------   -------    --------   -------   -------
 Gross profit......................................    2,971     7,189     4,891     1,852      16,744    13,827     4,268
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......    1,379     3,766     2,316     1,140      11,474     8,778     3,074
GOODWILL AMORTIZATION..............................       --        --        --        --          --        --        --
                                                     -------   -------   -------   -------    --------   -------   -------
INCOME (LOSS) FROM OPERATIONS......................    1,592     3,423     2,575       712       5,270     5,049     1,194
OTHER INCOME (EXPENSE):
 Interest expense..................................      (45)     (108)      (60)       (2)       (187)      (46)      (27)
 Other, net........................................       69      (121)      100        --         425       279         1
                                                     -------   -------   -------   -------    --------   -------   -------
 Other income (expense), net.......................       24      (229)       40        (2)        238       233       (26)
                                                     -------   -------   -------   -------    --------   -------   -------
INCOME (LOSS) BEFORE INCOME TAXES..................    1,616     3,194     2,615       710       5,508     5,282     1,168
PROVISION (BENEFIT) FOR INCOME TAXES...............      632        72        --        --       2,192       274        --
                                                     -------   -------   -------   -------    --------   -------   -------
NET INCOME (LOSS)..................................  $   984   $ 3,122   $ 2,615   $   710    $  3,316   $ 5,008   $ 1,168
                                                     =======   =======   =======   =======    ========   =======   =======
NET INCOME PER SHARE...............................
SHARES USED IN COMPUTING PRO FORMA NET INCOME PER
 SHARE(1)..........................................

                                                                                                 OTHER
                                                                         THURMAN &             FOUNDING                PRO FORMA
                                                     POLLOCK   SUMMIT    O'CONNELL   RODGERS   COMPANIES     IES      ADJUSTMENTS
                                                     -------   -------   ---------   -------   ---------   --------   -----------
REVENUES...........................................  $20,291   $10,995    $4,049     $3,325     $20,602    $     --     $    --
COST OF SERVICES...................................   16,670     9,454     2,181      1,621      16,103          --          --
                                                     -------   -------    ------     ------     -------    --------     -------
 Gross profit......................................    3,621     1,541     1,868      1,704       4,499          --          --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......    2,895     1,463       503      1,238       3,980      13,618     (19,686)
GOODWILL AMORTIZATION..............................       --        --        --         --          --          --       3,780
                                                     -------   -------    ------     ------     -------    --------     -------
INCOME (LOSS) FROM OPERATIONS......................      726        78     1,365        466         519     (13,618)     15,906
OTHER INCOME (EXPENSE):
 Interest expense..................................     (172)      (79)       (6)        (7)        (87)         --        (255)
 Other, net........................................        3        23        70         36         129          --         316
                                                     -------   -------    ------     ------     -------    --------     -------
 Other income (expense), net.......................     (169)      (56)       64         29          42          --          61
                                                     -------   -------    ------     ------     -------    --------     -------
INCOME (LOSS) BEFORE INCOME TAXES..................      557        22     1,429        495         561     (13,618)     15,967
PROVISION (BENEFIT) FOR INCOME TAXES...............      214        21        46        178         (51)                  7,583
                                                     -------   -------    ------     ------     -------    --------     -------
NET INCOME (LOSS)..................................  $   343   $     1    $1,383     $  317     $   612    $(13,618)    $ 8,384
                                                     =======   =======    ======     ======     =======    ========     =======
NET INCOME PER SHARE...............................

SHARES USED IN COMPUTING PRO FORMA NET INCOME PER
 SHARE(1)..........................................


                                                      PRO FORMA
                                                      COMBINED
                                                     -----------
REVENUES...........................................  $   312,747
COST OF SERVICES...................................      247,772
                                                     -----------
 Gross profit......................................       64,975
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......       35,938
GOODWILL AMORTIZATION..............................        3,780
                                                     -----------
INCOME (LOSS) FROM OPERATIONS......................       25,257
OTHER INCOME (EXPENSE):
 Interest expense..................................       (1,081)
 Other, net........................................        1,330
                                                     -----------
 Other income (expense), net.......................          249
                                                     -----------
INCOME (LOSS) BEFORE INCOME TAXES..................       25,506
PROVISION (BENEFIT) FOR INCOME TAXES...............       11,161
                                                     -----------
NET INCOME (LOSS)..................................  $    14,345
                                                     ===========
NET INCOME PER SHARE...............................  $       .65
                                                     ===========
SHARES USED IN COMPUTING PRO FORMA NET INCOME PER
 SHARE(1)..........................................   22,152,604
                                                     ===========

---------------

(1) Includes (a) 2,655,709 shares issued to the IES founder and chairman of the board, (b) 1,396,602 shares issued to management of IES, (c) 12,313,025 shares issued to owners of the Founding Companies and (d) 5,667,268 of the 7,000,000 shares sold in the Offering necessary to pay the cash portion of the Acquisitions consideration and expenses of the Offering. The 1,332,732 shares excluded reflect an equivalent number of shares related to the net cash proceeds to IES. Additionally, includes 120,000 shares computed under the treasury stock method related to 300,000 options which were outstanding at September 30, 1997.

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL:

     Integrated Electrical Services, Inc. (IES), was founded to create a leading national provider of electrical contracting and maintenance services to the commercial, industrial and residential markets. IES has not conducted substantial operations to date and acquired the Founding Companies (the Acquisitions) concurrently with the closing of the Offering.

     The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements. The periods included in these financial statements for the individual Founding Companies are as of and for the year ended September 30, 1997, except for Ace, Hatfield, Reynolds, and Popp for which the period is as of and for the year ended June 30, 1997. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES:

     Concurrently with the closing of the Offering, IES acquired all of the outstanding capital stock and other equity interests of the Founding Companies. The acquisitions were accounted for using the purchase method of accounting with Houston-Stafford being reflected as the accounting acquirer.

     The following table sets forth the consideration paid (a) in cash and (b) in shares of Common Stock to the common stockholders of each of the Founding Companies, other than the accounting acquirer (Houston-Stafford). For purposes of computing the estimated purchase price for accounting purposes, the value of the shares (including 3.9 million of the 4.1 million shares issued to the corporate management of IES, the founder and Chairman of the Board of IES and the trusts for the benefit of his children, which are reflected as additional acquisition cost) was determined using an estimated fair value of $9.75 per share (or $124.6 million), which is less than the initial public offering price of $13.00 per share due primarily to restrictions on the sale and transferability of the shares issued. The total purchase price, including cash consideration of $38.8 million, is $163.4 million. The table does not reflect net transfers of $30.6 million which represents previously undistributed earnings and nonoperating assets and liabilities that were transferred in connection with the Acquisitions to the owners of the Founding Companies.

                                                                           SHARES OF
                                                               CASH      COMMON STOCK
                                                              -------    -------------
                                                                   (IN THOUSANDS)
Ace.........................................................  $   828          191
Amber.......................................................    2,308          533
Bexar-Calhoun...............................................    8,075        1,863
Daniel......................................................    3,691          852
Hatfield....................................................      903          208
Haymaker....................................................    1,884          435
Mills.......................................................   10,806        2,494
Muth........................................................    2,051          473
Pollock.....................................................      985          320
Reynolds....................................................      872          201
Rodgers.....................................................    1,563          361
Summit......................................................    1,793          321
Popp........................................................      906          209
Thurman & O'Connell.........................................    2,165          500
                                                              -------        -----
          Total.............................................  $38,830        8,961
                                                              =======        =====

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

    (a) Records the transfer in connection with the Acquisitions of $30.6 million of previously undistributed earnings and nonoperating assets and liabilities to the owners of the Founding Companies, which was estimated to be funded using $11.6 million of cash (including $2.7 million of Offering proceeds), $5.7 million of nonoperating assets, net of liabilities, and notes payable to owners of $13.3 million which were expected to be retired with new borrowings under the proposed credit facility.

    (b) Records the liability for the cash portion of the consideration to be paid to Houston-Stafford, the accounting acquirer.

    (c) Records the merger of IES with Houston-Stafford, the accounting acquirer, and the payment of the receivable from IES stockholders.

    (d) Records the purchase of the Founding Companies by IES consisting of notes payable of $38.8 million and 12,780,340 shares of Common Stock valued at $9.75 per share (or $124.6 million) for a total purchase price of $163.4 million resulting in excess purchase price of $151.2 million over the net assets acquired of $12.2 million (see Note 2).

       The following reconciles the combined historical net assets of the Founding Companies to the net assets acquired (in thousands):

                                                              TOTAL          LESS:              ACQUIRED
                                                             COMBINED   HOUSTON-STAFFORD   FOUNDING COMPANIES
                                                             --------   ----------------   ------------------
    Historical net assets..................................  $45,285        $(8,209)            $37,076
    Transfer of Owner Amounts (as defined elsewhere
      herein)..............................................  (30,638)         5,879             (24,759)
    Other purchase adjustments, net........................      (71)            --                 (71)
                                                             -------        -------             -------
    Net assets after transfers and purchase adjustments....  $14,576        $(2,330)            $12,246
                                                             =======        =======             =======

    (e) Records the noncash, non-recurring compensation charge related to the exchange of cash and shares of Common Stock for a note receivable from an officer of Houston-Stafford. The compensation charge has not been included in the accompanying unaudited pro forma combined statement of operations as it represents a non-recurring charge directly related to the Acquisitions.

    (f) Records the net cash proceeds of $79.8 million from the issuance of shares of IES common stock (based on an initial public offering price of $13.00 per share and net of estimated offering costs, including underwriters commissions and discounts, accounting, legal and other estimated Offering costs of $11.2 million).

    (g) Records payment of the cash portion of the consideration to the stockholders of the Founding Companies of $53.4 million in connection with the Acquisitions (see (b) and (d) above), the expected repayment of remaining historical short- and long-term debt totaling $6.4 million and the payment of $2.7 million of the Owner Amounts.

    The following tables summarize unaudited pro forma combined balance sheet adjustments (in thousands):

                                                                      ADJUSTMENT
                                               --------------------------------------------------------     PRO FORMA
                                                 (A)         (B)         (C)         (D)         (E)       ADJUSTMENTS
                                               --------    --------    --------    --------    --------    -----------
                                                ASSETS
Current assets --
  Cash and cash equivalents..................  $ (8,952)   $     --    $     --    $     --    $     --     $ (8,952)
  Accounts receivable........................    (1,620)         --          --          --          --       (1,620)
  Prepaid expenses and other.................    (1,719)         --          --          --          --       (1,719)
                                               --------    --------    --------    --------    --------     --------
        Total current assets.................   (12,291)         --          --          --          --      (12,291)
Property and equipment, net..................    (3,921)         --          --          --          --       (3,921)
Other assets.................................    (1,169)         --          --          --          --       (1,169)
Goodwill, net................................        --          --          --     151,020          --      151,020
                                               --------    --------    --------    --------    --------     --------
        Total assets.........................  $(17,381)   $     --    $     --    $151,020    $     --     $133,639
                                               ========    ========    ========    ========    ========     ========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities --
  Current maturities of long-term debt.......  $   (882)   $ 14,526    $     --    $ 38,831    $     --     $ 52,475
  Other......................................        --          --          --         406          --          406
                                               --------    --------    --------    --------    --------     --------
        Total current liabilities............      (882)     14,526          --      39,237          --       52,881
                                               --------    --------    --------    --------    --------     --------
Long-term debt, net of current maturities....    15,189          --          --          --          --       15,189
Deferred income taxes........................        --          --          --         869          --          869
Other long-term liabilities..................    (1,051)         --          --      (1,377)         --       (2,428)
                                               --------    --------    --------    --------    --------     --------
        Total long-term liabilities..........    14,138          --          --        (508)         --       13,630
                                               --------    --------    --------    --------    --------     --------
Stockholders' equity --
  Common stock...............................        --          --        (262)       (401)         --         (663)
  Restricted common stock....................        --          --          --          26          --           26
  Receivable from stockholders...............        --          --          40          --          --           40
  Additional paid-in capital.................        --     (14,526)    (14,521)    125,310      17,036      113,299
  Retained earnings..........................   (30,637)         --      13,618     (13,159)    (17,036)     (47,214)
  Treasury stock.............................        --          --       1,125         515          --        1,640
                                               --------    --------    --------    --------    --------     --------
        Total stockholders' equity...........   (30,637)    (14,526)         --     112,291          --       67,128
                                               --------    --------    --------    --------    --------     --------
        Total liabilities and stockholders'
          equity.............................  $(17,381)   $     --    $     --    $151,020    $     --     $133,639
                                               ========    ========    ========    ========    ========     ========

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

                                                                  ADJUSTMENT
                                                              -------------------   POST-MERGER
                                                                (F)        (G)      ADJUSTMENTS
                                                              -------    --------   -----------
                                            ASSETS
Current assets --
  Cash and cash equivalents.................................  $79,780    $(62,455)   $ 17,325
  Prepaid expenses and other................................       --      (1,560)     (1,560)
                                                              -------    --------    --------
        Total current assets................................   79,780     (64,015)     15,765
                                                              -------    --------    --------
        Total assets........................................  $79,780    $(64,015)   $ 15,765
                                                              =======    ========    ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities --
  Current maturities of long-term debt......................  $    --    $(57,897)   $(57,897)
  Accounts payable and accrued expenses.....................       --      (1,560)     (1,560)
                                                              -------    --------    --------
        Total current liabilities...........................       --     (59,457)    (59,457)
                                                              -------    --------    --------
Long-term debt, net of current maturities...................       --      (4,558)     (4,558)
                                                              -------    --------    --------
        Total long-term liabilities.........................       --      (4,558)     (4,558)
                                                              -------    --------    --------
Stockholders' equity --
  Common stock..............................................       70          --          70
  Additional paid-in capital................................   79,710          --      79,710
                                                              -------    --------    --------
        Total stockholders' equity..........................   79,780          --      79,780
                                                              -------    --------    --------
        Total liabilities and stockholders' equity..........  $79,780    $(64,015)   $ 15,765
                                                              =======    ========    ========

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

     (a) Reflects the $6.1 million reduction in salaries, bonuses and benefits and lease payments to the owners of the Founding Companies. These reductions in salaries, bonuses and benefits and lease payments have been agreed prospectively in accordance with the terms of employment agreements executed as part of the Acquisitions. Such employment agreements are primarily for five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

     (b) Reflects the amortization of goodwill to be recorded as a result of these Acquisitions over a 40-year estimated life, as well as a reduction in historical Founding Companies' minority interest expense attributable to minority interests that were acquired as part of the transaction.

     (c) Reflects the reversal of the non-recurring, non-cash compensation charge of $13.6 million recorded by IES for common stock issued to management for nominal consideration. Also, reflects interest expense of $1.0 million on borrowings of $13.3 million which were estimated to be necessary to fund the transfers discussed in 3.(a) above, net of interest savings of $0.7 million on the $8.1 million of historical debt to be repaid using proceeds from the Offering or to be transferred to the Founding Companies as discussed in 3.(a) above. The additional $1.0 million of interest expense was calculated utilizing an assumed annual effective interest rate of approximately 7.5%.

     (d) Reflects the incremental provision for federal and state income taxes at a 38% overall tax rate, before non-deductible goodwill and other permanent items, relating to the other statements of operations adjustments and for income taxes on the pretax income of Founding Companies that have historically elected S Corporation tax status.

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

     The following table summarizes unaudited pro forma combined statement of operations adjustments (in thousands):

                                                   ADJUSTMENT
                                     --------------------------------------    PRO FORMA
                                       (A)       (B)       (C)        (D)     ADJUSTMENTS
                                     -------   -------   --------   -------   -----------
Selling, general and administrative
  expenses.........................  $(6,068)  $    --   $(13,618)  $    --    $(19,686)
Goodwill amortization..............       --     3,780         --        --       3,780
                                     -------   -------   --------   -------    --------
  Income (loss) from operations....    6,068    (3,780)    13,618        --      15,906
Other income (expense) --
  Interest expense.................       --        --       (255)       --        (255)
  Other, net.......................       --       316         --        --         316
                                     -------   -------   --------   -------    --------
  Other income (expense), net......       --       316       (255)       --          61
                                     -------   -------   --------   -------    --------
  Income (loss) before income
     taxes.........................    6,068    (3,464)    13,363        --      15,967
Provision for income taxes.........       --        --         --     7,583       7,583
                                     -------   -------   --------   -------    --------
Net income (loss)..................  $ 6,068   $(3,464)  $ 13,363   $(7,583)   $  8,384
                                     =======   =======   ========   =======    ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Houston-Stafford Electric, Inc.:

     We have audited the accompanying consolidated balance sheets of Houston-Stafford Electric, Inc., a Texas corporation, and consolidated entity (see Note 1) as of December 31, 1995 and 1996 and September 30, 1997, and the related consolidated statements of operations, cash flows and stockholder's equity for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Houston-Stafford Electric, Inc. and consolidated entity as of December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
                                  (SEE NOTE 1)

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31,
                                                              -----------------    SEPTEMBER 30,
                                                               1995      1996          1997
                                                              ------    -------    -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $1,048    $ 2,682       $ 2,492
  Accounts receivable --
     Trade, net of allowance of $220, $264 and $342,
       respectively.........................................   4,605      5,445         9,580
     Retainage..............................................   1,480      1,847         2,511
  Inventories, net..........................................     337        346         2,878
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     259        247           934
  Prepaid expenses and other current assets.................     560        663         1,162
                                                              ------    -------       -------
          Total current assets..............................   8,289     11,230        19,557
RECEIVABLES FROM RELATED PARTIES............................     335        338           309
OTHER RECEIVABLES...........................................     210        166           264
GOODWILL AND OTHER INTANGIBLE ASSETS........................      --         23         2,008
OTHER NON-CURRENT ASSETS....................................      38         41           207
PROPERTY AND EQUIPMENT, net.................................     485      1,428         2,125
                                                              ------    -------       -------
          Total assets......................................  $9,357    $13,226       $24,470
                                                              ======    =======       =======
                              LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $  353    $   428       $   721
  Accounts payable and accrued expenses.....................   3,921      3,682         9,549
  Income taxes payable......................................      --         --         1,234
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................   1,143      1,733         2,417
  Other current liabilities.................................     197        716           222
                                                              ------    -------       -------
          Total current liabilities.........................   5,614      6,559        14,143
                                                              ------    -------       -------
LONG-TERM DEBT, net of current maturities...................     634      1,295           968
OTHER NON-CURRENT LIABILITIES...............................       5         21         1,151
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $5 par value, 500,000 shares authorized,
     59,000 shares issued and 20,000 shares outstanding.....     295        295           295
  Additional paid-in capital................................     112        112           112
  Retained earnings.........................................   3,022      6,069         8,926
  Treasury stock, 29,000 and 39,000 shares, at cost,
     respectively...........................................    (325)    (1,125)       (1,125)
                                                              ------    -------       -------
          Total stockholder's equity........................   3,104      5,351         8,208
                                                              ------    -------       -------
          Total liabilities and stockholder's equity........  $9,357    $13,226       $24,470
                                                              ======    =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
                                  (SEE NOTE 1)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,      YEAR ENDED       SEPTEMBER 30,
                                              ---------------------------   SEPTEMBER 30,   ------------------
                                               1994      1995      1996         1997          1996      1997
                                              -------   -------   -------   -------------   --------   -------
                                                                                               (UNAUDITED)
REVENUES....................................  $48,001   $54,082   $70,493      $81,575      $ 53,062   $64,144
COST OF SERVICES (including depreciation)...   42,163    46,712    57,662       64,831        44,485    51,654
                                              -------   -------   -------      -------      --------   -------
          Gross profit......................    5,838     7,370    12,831       16,744         8,577    12,490
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..................................    5,319     6,027     7,810       11,474         4,404     8,068
                                              -------   -------   -------      -------      --------   -------
          Income from operations............      519     1,343     5,021        5,270         4,173     4,422
                                              -------   -------   -------      -------      --------   -------
OTHER INCOME (EXPENSE):
  Interest expense..........................     (137)     (254)     (134)        (187)          (90)     (143)
  Other.....................................       66        58        94          425            49       380
                                              -------   -------   -------      -------      --------   -------
          Other income (expense), net.......      (71)     (196)      (40)         238           (41)      237
                                              -------   -------   -------      -------      --------   -------
INCOME BEFORE PROVISION FOR INCOME TAXES....      448     1,147     4,981        5,508         4,132     4,659
PROVISION FOR INCOME TAXES..................      186       416     1,934        2,192         1,544     1,802
                                              -------   -------   -------      -------      --------   -------
NET INCOME..................................  $   262   $   731   $ 3,047      $ 3,316      $  2,588   $ 2,857
                                              =======   =======   =======      =======      ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
                                  (SEE NOTE 1)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                          NINE MONTHS
                                                                                                             ENDED
                                                           YEAR ENDED DECEMBER 31,      YEAR ENDED       SEPTEMBER 30,
                                                         ---------------------------   SEPTEMBER 30,   -----------------
                                                          1994      1995      1996         1997         1996      1997
                                                         -------   -------   -------   -------------   -------   -------
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $   262   $   731   $ 3,047      $ 3,316      $ 2,588   $ 2,857
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities --
    Depreciation and amortization......................       55        76       133          187           54       108
    Loss (gain) on sale of property and equipment......      (29)       (5)        2         (138)          --      (140)
    Changes in operating assets and liabilities --
      (Increase) decrease in --
         Accounts receivable...........................   (1,725)     (625)   (1,237)      (3,631)      (1,687)   (4,081)
         Inventories...................................     (331)      315        (9)      (1,409)          --    (1,400)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts...........     (298)      850        12         (988)         313      (687)
         Prepaid expenses and other current assets.....      (31)      156       (85)        (287)          49      (153)
      Increase (decrease) in --
         Accounts payable and accrued expenses.........      367       617      (239)       2,563         (202)    2,600
         Billings in excess of costs and estimated
           earnings on uncompleted contracts...........      281       637       590          (10)       1,283       683
         Other current liabilities.....................       68       157       505           47        1,014       556
    Other, net.........................................       28       (29)       (4)         216           30       250
                                                         -------   -------   -------      -------      -------   -------
  Net cash provided by (used in) operating
    activities.........................................   (1,353)    2,880     2,715         (134)       3,442       593
                                                         -------   -------   -------      -------      -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment.........       48        49        12           47           --        35
  Additions of property and equipment..................      (64)     (145)     (642)        (478)        (494)     (330)
  Purchase of business.................................       --        --        --         (100)          --      (100)
  Collections of notes receivable......................       --        --        --           77           --        77
                                                         -------   -------   -------      -------      -------   -------
  Net cash used in investing activities................      (16)      (96)     (630)        (454)        (494)     (318)
                                                         -------   -------   -------      -------      -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.........................    3,146       405     2,875       10,820        2,070    10,015
  Payments of long-term debt...........................   (1,543)   (2,397)   (3,326)     (11,431)      (2,375)  (10,480)
  Distributions to stockholders........................       --       (15)       --           --           --        --
                                                         -------   -------   -------      -------      -------   -------
  Net cash provided by (used in) financing
    activities.........................................    1,603    (2,007)     (451)        (611)        (305)     (465)
                                                         -------   -------   -------      -------      -------   -------
NET INCREASE IN CASH AND CASH EQUIVALENTS..............      234       777     1,634       (1,199)       2,643      (190)
CASH AND CASH EQUIVALENTS, beginning of period.........       37       271     1,048        3,691        1,048     2,682
                                                         -------   -------   -------      -------      -------   -------
CASH AND CASH EQUIVALENTS, end of period...............  $   271   $ 1,048   $ 2,682      $ 2,492      $ 3,691   $ 2,492
                                                         =======   =======   =======      =======      =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest...........................................  $   137   $   254   $   134      $   166      $   111   $   143
    Income taxes.......................................      104       225     1,482        2,050          332       900

  The accompanying notes are an integral part of these consolidated financial statements.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
                                  (SEE NOTE 1)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                      COMMON STOCK     ADDITIONAL                             TOTAL
                                     ---------------    PAID-IN     RETAINED   TREASURY   STOCKHOLDER'S
                                     SHARES   AMOUNT    CAPITAL     EARNINGS    STOCK        EQUITY
                                     ------   ------   ----------   --------   --------   -------------
BALANCE, December 31, 1993.........  59,000    $295       $112       $2,044    $  (325)      $2,126
  Distributions to stockholders....      --      --         --          (15)        --          (15)
  Net income.......................      --      --         --          262         --          262
                                     ------    ----       ----       ------    -------       ------
BALANCE, December 31, 1994.........  59,000     295        112        2,291       (325)       2,373
  Net income.......................      --      --         --          731         --          731
                                     ------    ----       ----       ------    -------       ------
BALANCE, December 31, 1995.........  59,000     295        112        3,022       (325)       3,104
  Purchase of treasury stock.......      --      --         --           --       (800)        (800)
  Net income.......................      --      --         --        3,047         --        3,047
                                     ------    ----       ----       ------    -------       ------
BALANCE, December 31, 1996.........  59,000     295        112        6,069     (1,125)       5,351
  Net income (unaudited)...........      --      --         --        2,857         --        2,857
                                     ------    ----       ----       ------    -------       ------
BALANCE, September 30, 1997........  59,000    $295       $112       $8,926    $(1,125)      $8,208
                                     ======    ====       ====       ======    =======       ======

  The accompanying notes are an integral part of these consolidated financial statements.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION AND BASIS OF PRESENTATION:

     Houston-Stafford Electric, Inc. (the Company), a Texas corporation, focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. Work on new structures is performed primarily under fixed-price contracts. The Company performs the majority of its contract work under fixed-price contracts with contract terms ranging from six to 18 months. The Company performs the majority of its work in Texas and has operations in other states.

     In April 1997, the Company acquired an electrical supply company from a third party for $100,000. The purchase of such electrical supply company has been reflected as a purchase business combination. Consequently, the accompanying financial statements reflect the consolidated results of operations and financial position of the Company and the acquired electrical supply company for periods subsequent to April 1997. All significant intercompany transactions and balances have been eliminated for those periods.

     In October 1997, the Company and its stockholder entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the nine months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

  Supplemental Cash Flow Information (in thousands)

     The Company had the following noncash investing and financing activities for the years ended December 31, 1996 and September 30, 1997 and the nine months ended September 30, 1996 and 1997 (in thousands):

                                                                                  NINE MONTHS
                                                           YEAR ENDED                ENDED
                                                  ----------------------------   SEPTEMBER 30,
                                                  DECEMBER 31,   SEPTEMBER 30,   -------------
                                                      1996           1997        1996    1997
                                                  ------------   -------------   -----   -----
                                                                                  (UNAUDITED)
Treasury stock purchased........................      $800           $ --          800      --
Debt assumed in treasury stock purchase
  transaction...................................       800             --          800      --
Purchase price of real property.................       496            396          396     296
Debt assumed in connection with purchase of
  property......................................       368            321          343     296
Receivables reduced in connection with purchase
  of property...................................        79             26           53      --
Debt assumed in connection with prepayments.....        --             31           --      31

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are valued by the Company at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was approximately $55,000, $76,000 and $133,000 for the years ended December 31, 1994, 1995 and 1996 and $187,000 for the year ended September 30, 1997, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income. The effects of these revisions are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     Accounts receivable at December 31, 1995, 1996 and September 30, 1997, include approved claims and change orders which were expected to be collected within the fiscal year.

     The Company provides an allowance for doubtful accounts based on a specified percentage of outstanding receivables and the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the consolidated financial position or results of operations of the Company.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                            ESTIMATED       DECEMBER 31,      SEPTEMBER 30,
                                           USEFUL LIVES   -----------------   -------------
                                             IN YEARS      1995      1996         1997
                                           ------------   -------   -------   -------------
Land.....................................       N/A       $   236   $   461      $   569
Buildings................................      5-32           144       439          634
Transportation equipment.................     5             1,432       615          967
Machinery and equipment..................      3-10           329       370          479
Computer and telephone equipment.........       5-7           180       129          174
Building and Leasehold improvements......      5-32           185       251          273
Furniture and fixtures...................       5-7           198       207          403
                                                          -------   -------      -------
                                                            2,704     2,472        3,499
Less -- Accumulated depreciation and
  amortization...........................                  (2,219)   (1,044)      (1,374)
                                                          -------   -------      -------
          Property and equipment, net....                 $   485   $ 1,428      $ 2,125
                                                          =======   =======      =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                         DECEMBER 31,     SEPTEMBER 30,
                                                         -------------    -------------
                                                         1995     1996        1997
                                                         -----    ----    -------------
Balance at beginning of period.........................  $ 395    $220        $264
Additions to costs and expenses........................     49      58          85
Deductions for uncollectible receivables written off
  and recoveries.......................................   (224)    (14)         (7)
                                                         -----    ----        ----
Balance at end of period...............................  $ 220    $264        $342
                                                         =====    ====        ====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                         DECEMBER 31,      SEPTEMBER 30,
                                                       ----------------    -------------
                                                        1995      1996         1997
                                                       ------    ------    -------------
Accounts payable, trade..............................  $2,210    $1,748       $6,093
Accrued compensation and other expenses..............   1,711     1,934        3,456
                                                       ------    ------       ------
                                                       $3,921    $3,682       $9,549
                                                       ======    ======       ======

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

     Electrical system installation contracts in progress are as follows (in thousands):

                                                       DECEMBER 31,        SEPTEMBER 30,
                                                   --------------------    -------------
                                                     1995        1996          1997
                                                   --------    --------    -------------
Costs incurred on contracts in progress..........  $ 15,370    $ 22,926      $ 22,201
Estimated earnings...............................     2,193       4,269         3,286
                                                   --------    --------      --------
                                                     17,563      27,195        25,487
Less -- Billings to date.........................   (18,447)    (28,681)      (26,970)
                                                   --------    --------      --------
                                                   $   (884)   $ (1,486)     $ (1,483)
                                                   ========    ========      ========
Costs and estimated earnings in excess of
  billings on uncompleted contracts..............  $    259    $    247      $    934
  Less -- Billings in excess of costs and
     estimated earnings on uncompleted
     contracts...................................    (1,143)     (1,733)       (2,417)
                                                   --------    --------      --------
                                                   $   (884)   $ (1,486)     $ (1,483)
                                                   ========    ========      ========

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

5. LONG-TERM DEBT:

     Long-term debt consists of the following (in thousands):

                                                        DECEMBER 31,      SEPTEMBER 30,
                                                       ---------------    -------------
                                                       1995      1996         1997
                                                       -----    ------    -------------
Note payable to an officer, dated August 1996,
  payable in monthly payments of $12 including
  interest at a rate of 8%, maturing August 2003 and
  secured by treasury stock..........................  $  --    $  766       $  699
Note payable to a bank, dated October 1994, payable
  in monthly payments of $21 plus interest at prime
  plus .75%, maturing October 1998 and secured by
  trade receivables, inventory and equipment.........    729       458           --
Line of credit with a bank with total borrowing
  capacity of $3,100,000, bearing interest at prime
  plus  1/2 percent, maturing in July 1998 and
  secured by the Company's trade receivables,
  inventory and equipment. (Prime was 8.5 percent as
  of September 30, 1997).............................     --        --          507
Mortgage payable to an officer, dated April 1996,
  payable in monthly installments of $4 including
  interest at 10%, maturing April 2001 and secured by
  certain real property..............................     --       186          159
Mortgage payable to an individual, dated September
  1996, payable in monthly installments of $3
  including interest at 9%, maturing October 2001 and
  secured by certain real property...................     --       130          115
Mortgage payable to a financial institution, dated
  December 1995, payable in monthly installments of
  $1 including interest at 7.426%, maturing October
  2112 and secured by certain real property..........    113       110          108
Mortgage payable to a bank, renewed January 1996,
  payable in monthly installments of $2 plus interest
  at 9.25%, maturing January 1999 and secured by
  certain
  real property......................................     70        48           30
Mortgage payable to a bank, assumed December 1996,
  payable in monthly installments of $.5 including
  interest at 9.875%, maturing October 2006 and
  secured by certain real property...................     --        25           --
Capital lease obligations............................     --        --           65
Other................................................     75        --            6
                                                       -----    ------       ------
                                                         987     1,723        1,689
Less -- Current maturities...........................   (353)     (428)        (721)
                                                       -----    ------       ------
          Total long-term debt.......................  $ 634    $1,295       $  968
                                                       =====    ======       ======

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

     Principal payments due on long-term debt at September 30, 1997 are as follows (in thousands):

1997........................................................  $   83
1998........................................................     718
1999........................................................     190
2000........................................................     198
2001........................................................     174
2002........................................................     141
Thereafter..................................................     185
                                                              ------
          Total.............................................  $1,689
                                                              ======

6. LEASES:

     The Company leases various facilities, at which it conducts some of its operations, under operating leases from third parties. Lease expiration dates and approximate lease payments for the years ending December 31, 1995 and 1996, and for the year ended September 30, 1997 are as follows (in thousands):

                                                                             SEPTEMBER 30,
              LOCATION                    EXPIRATION         1995    1996        1997
              --------                    ----------         ----    ----    -------------
Austin..............................  October 31, 1997       $ 7     $ 2         $ 12
S.A. Com............................  August 15, 1999         --       3           25
Fort Worth..........................  September 21, 2000      14      14           24
Acworth.............................  November 30, 2002        7       7           10
Duluth..............................  February 28, 1998       18      18           19
Nevada..............................  January 31, 1998        --      13           15
Polaris.............................  December 31, 1997       --       6            6
                                                             ---     ---         ----
                                                             $46     $63         $111
                                                             ===     ===         ====

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

Year ending December 31 --
       1997.................................................  $ 51
       1998.................................................    95
       1999.................................................    76
       2000.................................................    51
       2001.................................................    24
       2002.................................................    23
                                                              ----
                                                              $320
                                                              ====

     For a discussion of leases with certain related parties, see Note 8.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

7. INCOME TAXES:

     Federal and state income taxes are as follows (in thousands):

                                                                              YEAR ENDED
                                                 YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                -------------------------    -------------
                                                1994     1995      1996          1997
                                                -----    -----    -------    -------------
Federal --
  Current.....................................   $158     $372     $1,455       $2,155
  Deferred....................................     28       (9)       235         (240)
State --
  Current.....................................     --       54        210          311
  Deferred....................................     --       (1)        34          (34)
                                                 ----     ----     ------       ------
                                                 $186     $416     $1,934       $2,192
                                                 ====     ====     ======       ======

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows (in thousands):

                                                                              YEAR ENDED
                                                 YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                -------------------------    -------------
                                                1994     1995      1996          1997
                                                -----    -----    -------    -------------
Provision at the statutory rate...............   $157     $401     $1,743       $1,928
Increase resulting from --
  Non-deductible expenses.....................     29      (19)        32           84
  State income tax, net of benefit for federal
     deduction................................     --       34        159          180
                                                 ----     ----     ------       ------
                                                 $186     $416     $1,934       $2,192
                                                 ====     ====     ======       ======

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

                                                         DECEMBER 31,     SEPTEMBER 30,
                                                        --------------    -------------
                                                        1995     1996         1997
                                                        -----    -----    -------------
Deferred income tax assets --
  Bad debts...........................................  $ 148    $ 137        $ 162
  Reserves and accrued expenses.......................    386      365          564
  Other...............................................      1       --           --
                                                        -----    -----        -----
          Total deferred income tax asset.............    535      502          726
                                                        -----    -----        -----
Deferred income tax liabilities --
  Property and equipment..............................     --      (21)         (81)
  Deferred contract revenue...........................   (138)    (353)        (220)
  Accrued expenses....................................     --       --          (40)
                                                        -----    -----        -----
          Total deferred income tax liability.........   (138)    (374)        (341)
                                                        -----    -----        -----
          Net deferred income tax asset...............  $ 397    $ 128        $ 385
                                                        =====    =====        =====

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                         DECEMBER 31,     SEPTEMBER 30,
                                                        --------------    -------------
                                                        1995     1996         1997
                                                        -----    -----    -------------
Deferred tax assets --
  Current.............................................  $ 535    $ 502        $ 726
  Long-term...........................................     --       --           --
                                                        -----    -----        -----
          Total.......................................    535      502          726
                                                        -----    -----        -----
Deferred tax liabilities --
  Current.............................................   (138)    (353)        (260)
  Long-term...........................................     --      (21)         (81)
                                                        -----    -----        -----
          Total.......................................  $(138)   $(374)       $(341)
                                                        =====    =====        =====

8. RELATED-PARTY TRANSACTIONS:

     The Company is owned by Roy D. Brown and conducts business with the following affiliated entities:

Houston-Stafford Plumbing, Inc.         T and R Development
HSC Building Co., Inc.                  Ten Ninety Two, Ltd.
Brown-Mueller Joint Venture             Lite Management
Hospital Solutions, Inc.

                                                        DECEMBER 31,       SEPTEMBER 30,
                                                    --------------------   -------------
                                                     1995         1996         1997
                                                    -------     --------   -------------
                                                               (IN THOUSANDS)
RECEIVABLES:
  Lite Management.................................  $    --     $ 23,000      $23,000
  Hospital Solutions, Inc.........................       --       25,000       73,396
  T and R Development.............................   98,717      106,638      106,637
  Houston-Stafford Plumbing.......................   74,495           --           --
  Brown-Mueller Joint Venture.....................       --        2,457       29,753
  Houston-Stafford Bldg. Co.......................   36,379           --           --
  Principal, Houston-Stafford Electric, Inc.......   52,502       84,840       84,841
  Ben Mueller, officer............................       --       25,943       25,943
PAYABLES:
  Houston-Stafford Plumbing, Inc..................    5,645       13,163       13,785

TRANSACTIONS

     The Company leases certain real properties from certain related parties for use as electrical shops. These leases are open without binding contracts. The annual rentals for 1994, 1995, 1996 and for the year ended September 30, 1997, approximated $204,000, $154,000, $217,000 and $139,000 respectively, including payments to Brown-Mueller Joint Venture (co-owned by Roy Brown and Ben Mueller) of $174,000, $124,000, $187,000 and $109,000 respectively.

     The Company has a mortgage payable to an officer of $159,000 which is payable in monthly installments of $4,000. This mortgage matures in April 2001 and is secured by certain real property. The Company has a mortgage payable to a related party of $115,000 which is payable in monthly installments of $3,000 (including interest at 9%). This mortgage matures in October 2001 and is secured by certain real property. See Note 5 for additional disclosure regarding these mortgages.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

     The Company received two pieces of real property in exchange for the elimination of a balance due from HSC Building Company, of $79,449 and the assumption of a note due HSC Building Co., Inc., of $25,376.

     At September 30, 1997, the company did not have a balance due to or from HSC Building Co., Inc.

     In May 1996, the Company acquired a building and land at a cost of $220,115. The financing for the acquisition was provided by an officer of the Company, Ben Mueller. An installment promissory note of $208,123 was signed by the Company. The note is payable over five years at 10 percent interest.

     In August 1996, the Company negotiated the purchase of the stock of Ben Mueller, a principal who had a one-third interest. The selling price of the shares totaled $800,000. The Company has signed an installment promissory note which will provide for the payout of $800,000 over seven years at 8 percent interest and is secured by the purchased stock. Subsequent to the August 1996 transaction, Mr. Mueller remained an officer of the Company and was paid cash compensation of approximately $372,000 during the last four months of 1996 and approximately $252,000 during the first nine months of 1997. These amounts have been reflected as compensation expense in the accompanying income statements for the applicable periods.

     Pursuant to a 5-year lease agreement effective November 1, 1997, Houston-Stafford agreed to lease certain facilities owned by Mr. Mueller in Spring, Texas. Such lease agreement provides for an annual rent of $20,000, which the Company believes is not in excess of fair rental value for such facilities.

     As a result of the acquisition of the electrical supply company, the Company assumed two non-compete agreements with certain related parties. The total amount due under these agreements at September 30, 1997 is $1,051,000, the majority of which is payable monthly and due August 2006.

9. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution benefit plan. The Company may make discretionary contributions. Through September 30, 1997, the Company has made no contributions to the plan.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, receivables from related parties, other receivables, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company also carries employment practices liability coverage. The Company has not incurred significant uninsured losses on any of these items.

     Additionally, the Company provides workers' compensation coverage. The policy has no deductible and provides coverage in the amount of $500,000 per accident.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

     During 1997, a general contractor with which the Company does business acquired a line of credit from a bank on which the Company agreed to act as second guarantor. This guaranty expires in December of 1997 and is in the amount of $750,000.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 15 percent, 11 percent and 10 percent of total sales to one major customer during the years ended December 31, 1995, 1996 and September 30, 1997, respectively.

     In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors and home builders, located primarily in Texas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the Texas construction and home-building market. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize any potential credit risk.

     The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

13. SUBSEQUENT EVENT CONDITIONAL UPON IES TRANSACTION (UNAUDITED):

     As a condition of the definitive agreement with IES discussed in Note 1, the Company will recognize a non-cash, non-recurring compensation charge of approximately $17.0 million related to the exchange of cash and 1.1 million shares of Common Stock for a note payable by the Company to an officer of the Company, and the issuance of 0.2 million shares to such officer for his new role as IES management.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Integrated Electrical Services, Inc.:

     We have audited the accompanying balance sheet of Integrated Electrical Services, Inc., a Delaware corporation, as of September 30, 1997, and the related statements of operations, cash flows and stockholders' equity for the period from inception (June 26, 1997) through September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Electrical Services, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the period from inception (June 26, 1997) through September 30, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

                      INTEGRATED ELECTRICAL SERVICES, INC.

                      BALANCE SHEET -- SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

CASH AND CASH EQUIVALENTS...................................  $    --
DEFERRED OFFERING COSTS.....................................    1,560
                                                              -------
          Total current assets..............................    1,560
PROPERTY AND EQUIPMENT, NET.................................        6
                                                              -------
          Total assets......................................  $ 1,566
                                                              =======
                LIABILITIES AND STOCKHOLDERS' EQUITY
AMOUNTS DUE TO STOCKHOLDER..................................  $ 1,565
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 authorized,
     none issued and outstanding............................       --
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 4,052,311 shares issued and outstanding....       41
  Receivable from stockholders..............................      (40)
  Additional paid-in capital................................   13,618
  Retained deficit..........................................  (13,618)
                                                              -------
          Total stockholders' equity........................        1
                                                              -------
          Total liabilities and stockholders' equity........  $ 1,566
                                                              =======

---------------

Reflects a 2,329.6-for-one stock split effected in October 1997.

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                            STATEMENT OF OPERATIONS
                         FOR THE PERIOD FROM INCEPTION
                   (JUNE 26, 1997) THROUGH SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

REVENUES....................................................  $     --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    13,618
                                                              --------
LOSS BEFORE INCOME TAXES....................................   (13,618)
PROVISION FOR INCOME TAXES..................................        --
                                                              --------
NET LOSS....................................................  $(13,618)
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                            STATEMENT OF CASH FLOWS
                         FOR THE PERIOD FROM INCEPTION
                   (JUNE 26, 1997) THROUGH SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(13,618)
  Non-cash compensation charge..............................    13,618
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Changes in assets and liabilities --
       Increase in deferred offering costs..................    (1,560)
       Increase in amounts due to stockholder...............     1,565
                                                              --------
          Net cash provided by operating activities.........         5
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures......................................        (6)
                                                              --------
          Net cash used in investing activities.............        (6)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Initial capitalization....................................         1
                                                              --------
          Net cash provided by financing activities.........         1
                                                              --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        --
CASH AND CASH EQUIVALENTS, beginning of period..............        --
                                                              --------
CASH AND CASH EQUIVALENTS, end of period....................  $     --
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                         FOR THE PERIOD FROM INCEPTION
                   (JUNE 26, 1997) THROUGH SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                   COMMON STOCK       RECEIVABLE    ADDITIONAL                   TOTAL
                                ------------------       FROM        PAID-IN     RETAINED    STOCKHOLDERS'
                                 SHARES     AMOUNT   STOCKHOLDERS    CAPITAL      DEFICIT       EQUITY
                                ---------   ------   ------------   ----------   --------    -------------
INITIAL CAPITALIZATION, June
  26, 1997....................  2,329,600    $23         $ --        $    --     $     --         $23
ISSUANCE OF ADDITIONAL SHARES
  TO MANAGEMENT...............  1,722,711     18           --             --           --          18
NET INCOME (LOSS).............         --     --           --         13,618      (13,618)         --
RECEIVABLE FROM STOCKHOLDERS
  FOR STOCK ISSUED............         --     --          (40)            --           --         (40)
                                ---------    ---         ----        -------     --------         ---
BALANCE, September 30, 1997...  4,052,311    $41         $(40)       $13,618     $(13,618)        $ 1
                                =========    ===         ====        =======     ========         ===

---------------

Reflects a 2,329.6-for-one stock split effected in October 1997.

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Integrated Electrical Services, Inc., a Delaware corporation (IES or the Company), was founded in June 1997 to create a leading national provider of electrical contracting and maintenance services, focusing primarily on the residential, commercial and industrial markets. IES intends to acquire certain U.S. businesses (the Acquisitions), complete the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of its common stock and, subsequent to the Offerings, continue to acquire through merger or purchase similar companies to expand its national and regional operations.

     IES has not conducted any operations, and all activities to date have related to the Offerings and the Acquisitions. All expenditures of the Company to date have been funded by its founder and current primary stockholder, on behalf of the Company. The Company's founder and primary stockholder has also committed to fund future organization expenses and offering costs. As of September 30, 1997, costs of approximately $1,560,000 have been incurred in connection with the Offerings, and such costs will be a reduction of the proceeds from the Offerings. IES has treated these costs as deferred offering costs in the accompanying balance sheet. IES is dependent upon the Offerings to execute the pending Acquisitions and to repay its current primary stockholder for funding deferred offering costs. There is no assurance that the pending Acquisitions will be completed. The ability of IES to generate future operating revenues is dependent upon the ability of the Company to manage the effect on the combined companies of changes in demand for commercial and residential construction, the effect of business growth, including the availability of electricians, and the need for other key personnel. These risk factors are discussed in more detail in "Risk Factors".

2. STOCKHOLDERS' EQUITY:

  Common Stock and Preferred Stock

     In connection with the organization and initial capitalization of IES, the Company issued 2,329,600 shares (as restated for the 2,329.6-for-one stock split discussed below) of common stock at $.01 par value (Common Stock). IES subsequently issued another 1,722,711 shares (as restated for the 2,329.6-for-one stock split discussed below) of Common Stock at $.01 par value to certain management of IES. Consequently, as restated for the 2,329.6-for-one stock split discussed below, the Company had issued a total of 2,655,709 shares to its founder and Chairman of the Board, and certain trusts established for the benefit of his children, and an aggregate of 1,396,602 shares to other executive management of the Company. As a result of the issuance of shares to management for nominal consideration, the Company recorded for financial statement presentation purposes, a nonrecurring, noncash compensation charge of $13.6 million, calculated based on the fair value of such shares which has been determined to be $9.10 and $9.80 per share (a discount of 35% and 30%, respectively, from the estimated initial public offering price) for the shares issued in June 1997 and September 1997, respectively. The fair value of such shares was based on specific factors related to the Company and the transaction including restrictions on transferability and sale, the time value of money during the holding period and the substantive progress of the transaction at each issuance date. The nonrecurring compensation charge discussed above does not include any of the shares issued to the founder and chairman of the board, and certain trusts established for the benefit of his children. The shares issued to the founder and Chairman of the Board, and such trusts, will be reflected as acquisition costs in connection with the Acquisitions.

     IES effected a 2,329.6-for-one stock split in October 1997, for each share of common stock of the Company then outstanding. In addition, the Company increased the number of authorized shares of common stock to 100,000,000 and increased the number of authorized shares of $.01 par value preferred stock to 10,000,000. The effects of the Common Stock split and the increase in the shares of authorized common stock have been retroactively reflected on the balance sheet, statement of stockholders' equity and in the accompanying notes. Additionally, the difference between the initial capitalization and the par value of

                      INTEGRATED ELECTRICAL SERVICES, INC.

Common Stock outstanding subsequent to the stock split has been reflected as a receivable from stockholders, which is presented as a reduction in stockholders' equity in the accompanying financial statements.

  Restricted Common Stock

     In October 1997, the 2,655,709 shares of Common Stock held by the founder of IES were converted into 2,655,709 shares of restricted common stock. The shares of restricted common stock have rights similar to shares of Common Stock, except that such shares are entitled to elect one member of the board of directors and are entitled to one-half of one vote for each share held on all other matters. Each share of restricted common stock will convert into Common Stock upon disposition by the holder of such shares.

  Stock Plan

     In September 1997, the Company's board of directors and stockholders approved the Company's 1997 Stock Plan (the Plan), which provides for the granting or awarding of incentive or nonqualified stock options, stock appreciation rights, restricted or phantom stock, and other incentive awards to directors, officers, key employees and consultants of the Company. The number of shares authorized and reserved for issuance under the Plan is the greater of 3.5 million shares or 15% of the aggregate number of shares of Common Stock outstanding. The terms of the option awards will be established by the Compensation Committee of the Company's board of directors. The Company intends to file a registration statement on Form S-8 under the Securities Act of 1933 registering the issuance of shares upon exercise of options granted under this Plan. The Company expects to grant nonqualified stock options to purchase a total of approximately 2.3 million shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of the Offerings. These options will vest at the rate of 20 percent per year, commencing on the first anniversary of the grant date and will expire ten years from the date of grant, three months following termination of employment due to death or disability, or one year following termination of employment by means other than death or disability. In September 1997, 300,000 options were granted to certain key employees under the Plan with an exercise price equal to 60% of the initial public offering price. These options vest at a rate of 20 percent per year, commencing on the date of grant. The compensation expense recognized for these options prior to September 30, 1997 was not material as they were not granted until September 1997.

  Directors' Stock Plan

     In September 1997, the Company's board of directors and stockholders approved the 1997 Directors' Stock Plan (the Directors' Plan), which provides for the granting or awarding of stock options to nonemployee directors. The number of shares authorized and reserved for issuance under the Directors' Plan is 250,000 shares. The Directors' Plan provides for the automatic grant of options to purchase 5,000 shares to each nonemployee director serving in such capacity at the commencement of the Offerings.

     Each nonemployee director will be granted options to purchase an additional 5,000 shares at the time of an initial election of such director. In addition, each director will be automatically granted options to purchase 5,000 shares annually at each September 30 on which such director remains a director. All options will have an exercise price based on the fair market value at the date of grant and have vesting terms similar to options granted under the Stock Plan discussed above.

     The Directors' Plan allows nonemployee directors to receive additional option grants in amounts and at terms as deemed appropriate by the Company's board of directors.

3. STOCK-BASED COMPENSATION:

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value method of accounting for employee stock options or similar equity instruments and the current method of accounting prescribed by Accounting Principles Board
(APB) Opinion No. 25 under which compensation expense is recorded to the extent that the fair market value

                      INTEGRATED ELECTRICAL SERVICES, INC.

of the related stock is in excess of the options exercise price at date of grant. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed in SFAS No. 123 had been applied. The Company will measure compensation expense attributable to stock options based on the method prescribed in APB Opinion No. 25 and will provide the required pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated annual financial statements.

4. NEW ACCOUNTING PRONOUNCEMENTS:

     SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share in financial statements of public enterprises rather than primary and fully diluted earnings per share as previously required. Under the provisions of this statement, basic earnings per share will be computed based on weighted average shares outstanding and will exclude dilutive securities such as options and warrants. Diluted earnings per share will be computed including the impacts of all potentially dilutive securities. The Company will adopt this statement in December 1997, but does not anticipate that the statement will have a material impact on the Company.

     SFAS No. 129 will require additional disclosure of information about an entity's capital structure, including information about dividend and liquidation preferences, voting rights, contracts to issue additional shares, and conversion and exercise prices. The Company will adopt this statement in December 1997.

     SFAS No. 130 requires the presentation of comprehensive income in an entity's financial statements. Comprehensive income represents all changes in equity of an entity during the reporting period, including net income and charges directly to equity which are excluded from net income. This statement is not anticipated to have a material impact on the Company or its financial disclosures, as the Company currently does not plan to enter into any material transactions which result in charges (or credits) directly to equity (such as additional minimum pension liability changes, currency translation adjustments, and unrealized gains and losses on available for sale securities).

5. FOUNDING COMPANY ACQUISITIONS:

     IES has signed definitive agreements to acquire the following entities (the Founding Companies) to be effective contemporaneously with the Offerings. The entities to be acquired are:

         Ace Electric, Inc.
         Amber Electric, Inc.
         BW Consolidated, Inc. and Subsidiaries
         Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc.
         Hatfield Electric, Inc.
         Charles P. Bagby, Co., Inc. and General Partner, Inc.
         Houston-Stafford Electric, Inc. and Stark Investments, Inc.
         Mills Electrical Contractors, Inc.
         Muth Electric, Inc.
         Pollock Electric Inc.
         Reynolds Electric Corp.
         Rodgers Electric Company, Inc.
         Summit Electric of Texas, Incorporated
         Thomas Popp & Company
         Thurman & O'Connell Corporation

     The aggregate consideration that will be paid by IES to acquire the Founding Companies will be approximately $53.4 million in cash and 12.3 million shares of Common Stock. Additionally, approximately

                      INTEGRATED ELECTRICAL SERVICES, INC.

3.9 million of the 4.1 million shares issued to the IES founder and Chairman of the Board and certain trusts, and certain other management, will be reflected as acquisition costs as part of the acquisition transactions.

     In addition, the Company has entered into employment agreements with certain key executives of the Founding Companies and the executive officers of IES. These employment agreements generally prohibit such individuals from disclosing confidential information and trade secrets, and restrict such individuals from competing with the Company for a period of two years following termination of employment. The initial term of these employment agreements is five years with provisions for annual extensions at the end of the initial term.

6. EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     The Company has entered into a credit facility with a commercial bank. The credit facility will be a three-year revolving credit facility of up to $65 million to be used for working capital, capital expenditures, other corporate purposes and acquisitions. Amounts borrowed under the proposed credit facility will bear interest at an annual rate equal to either (a) the London interbank offered rate ("LIBOR") plus 1.0% to 2.0%, as determined by the ratio of the Company's total funded debt to EBITDA (as defined in the credit facility), or
(b) the higher of (i) the bank's prime rate and (ii) the Federal Funds rate plus 0.5%, plus up to 0.5%, as determined by the ratio of the Company's total funded debt to EBITDA. Commitment fees of 0.25% to 0.375%, as determined by the ratio of the Company's total funded debt to EBITDA, will be due on any unused borrowing capacity under the credit facility. The Company's existing and future subsidiaries will guarantee the repayment of all amounts due under the facility, and the facility is secured by the capital stock of those subsidiaries and the accounts receivable of the Company and those subsidiaries. The credit facility requires the consent of the lenders for acquisitions exceeding a certain level of cash consideration, prohibits the payment of cash dividends on the Common Stock, restricts the ability of the Company to incur other indebtedness and requires the Company to comply with certain financial covenants.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mills Electrical Contractors, Inc.:

     We have audited the accompanying consolidated balance sheets of Mills Electrical Contractors, Inc., a Texas corporation, and Subsidiary as of December 31, 1995 and 1996 and September 30, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mills Electrical Contractors, Inc. and Subsidiary as of December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------    SEPTEMBER 30,
                                                               1995       1996          1997
                                                              -------    -------    -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,808    $ 5,239        $   833
  Accounts receivable --
     Trade, net of allowance of $148, $252 and $353,
       respectively.........................................    6,251     10,121         13,137
     Retainage, net of allowance of $20, $74 and $42,
       respectively.........................................      796      2,669          1,621
     Related parties........................................        3        208            632
     Other receivables......................................      307      1,055             27
  Inventories, net..........................................       69         49             93
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      131        329          1,584
  Prepaid expenses and other current assets.................       29        118            120
                                                              -------    -------        -------
          Total current assets..............................    9,394     19,788         18,047
PROPERTY AND EQUIPMENT, net.................................      912      1,675          2,397
GOODWILL, net...............................................       --        180            173
OTHER ASSETS................................................      340        394            443
                                                              -------    -------        -------
          Total assets......................................  $10,646    $22,037        $21,060
                                                              =======    =======        =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line-of-Credit and current maturities of long-term debt...  $   131    $   294        $   643
  Accounts payable and accrued expenses --
     Trade..................................................    4,439      8,886          7,672
     Related parties........................................       23        633             --
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................    1,746      4,523          1,966
  Unearned revenue and other current liabilities............       98         --             --
                                                              -------    -------        -------
          Total current liabilities.........................    6,437     14,336         10,281
                                                              -------    -------        -------
LONG-TERM DEBT, net of current maturities...................      260        333            169
MINORITY INTEREST...........................................       --          3             75
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares authorized, 855
     shares issued and 727 shares outstanding...............        1          1              1
  Additional paid-in capital................................      175        175            175
  Retained earnings.........................................    3,824      7,240         10,410
  Treasury stock, 128 shares, at cost.......................      (51)       (51)           (51)
                                                              -------    -------        -------
          Total stockholders' equity........................    3,949      7,365         10,535
                                                              -------    -------        -------
          Total liabilities and stockholders' equity........  $10,646    $22,037        $21,060
                                                              =======    =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                             YEAR ENDED                            NINE MONTHS ENDED
                                            DECEMBER 31,            YEAR ENDED       SEPTEMBER 30,
                                     ---------------------------   SEPTEMBER 30,   -----------------
                                      1994      1995      1996         1997         1996      1997
                                     -------   -------   -------   -------------   -------   -------
                                                                                      (UNAUDITED)
REVENUES...........................  $25,544   $35,250   $65,439      $74,399      $43,684   $52,644
COST OF SERVICES (including
  depreciation and amortization)...   20,937    27,372    50,535       60,572       33,998    44,035
                                     -------   -------   -------      -------      -------   -------
          Gross profit.............    4,607     7,878    14,904       13,827        9,686     8,609
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................    3,391     4,741     7,643        8,778        3,837     4,972
                                     -------   -------   -------      -------      -------   -------
          Income from operations...    1,216     3,137     7,261        5,049        5,849     3,637
                                     -------   -------   -------      -------      -------   -------
OTHER INCOME (EXPENSE):
  Interest expense.................      (22)      (56)      (61)         (46)         (34)      (19)
  Other............................       92       195       215          277          153       215
                                     -------   -------   -------      -------      -------   -------
          Other income (expense),
            net....................       70       139       154          231          119       196
                                     -------   -------   -------      -------      -------   -------
INCOME BEFORE MINORITY INTEREST AND
  PROVISION FOR STATE INCOME
  TAXES............................    1,286     3,276     7,415        5,280        5,968     3,833
Minority interest in net (income)
  loss of subsidiary...............       --        --        (3)           2           (5)       --
                                     -------   -------   -------      -------      -------   -------
INCOME BEFORE PROVISION FOR STATE
  INCOME TAXES.....................    1,286     3,276     7,412        5,282        5,963     3,833
Provision for state income taxes...       52       131       309          274          182       147
                                     -------   -------   -------      -------      -------   -------
NET INCOME.........................  $ 1,234   $ 3,145   $ 7,103      $ 5,008      $ 5,781   $ 3,686
                                     =======   =======   =======      =======      =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           YEAR ENDED             YEAR ENDED         NINE MONTHS
                                                          DECEMBER 31,           SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                                   ---------------------------   -------------   -------------------
                                                    1994      1995      1996         1997          1996       1997
                                                   -------   -------   -------   -------------   --------   --------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $ 1,234   $ 3,145   $ 7,103      $ 5,008       $ 5,781    $ 3,686
  Adjustments to reconcile net income to net cash
    provided by (used in) operating
    activities --
    Depreciation and amortization................      179       253       385          637           197        449
    Loss (gain) on sale of property and
       equipment.................................       (2)       --       (20)           6           (21)         5
    Changes in operating assets and
       liabilities --
       (Increase) decrease in --
         Accounts receivable.....................   (2,107)   (1,894)   (6,997)       1,637        (9,998)    (1,364)
         Inventories, net........................       10         1        20          (27)            2        (45)
         Costs and estimated earnings in excess
           of billings on uncompleted
           contracts.............................     (402)      386      (198)      (1,146)         (307)    (1,255)
         Prepaid expenses and other current
           assets................................      (46)      105       (89)          58          (149)        (2)
       Increase (decrease) in --
         Accounts payable and accrued expenses...    1,780     1,178     5,057          121         3,090     (1,846)
         Billings in excess of costs and
           estimated earnings on uncompleted
           contracts.............................     (353)    1,159     2,777       (3,705)        3,926     (2,556)
         Unearned revenue and other current
           liabilities...........................       --        98       (98)          --           (98)        --
    Other, net...................................      (64)      (29)      (52)         100          (130)        22
                                                   -------   -------   -------      -------       -------    -------
    Net cash provided by (used in) operating
       activities................................      229     4,402     7,888        2,689         2,293     (2,906)
                                                   -------   -------   -------      -------       -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in notes receivable...................      (12)     (291)      (75)          --           (75)        --
  Collection of notes receivable.................      140       141       377           --           377         --
  Proceeds from sale of property and equipment...        8        15        44            8            44          8
  Additions of property and equipment............     (279)     (255)     (912)      (1,551)         (538)    (1,177)
                                                   -------   -------   -------      -------       -------    -------
         Net cash used in investing activities...     (143)     (390)     (566)      (1,543)         (192)    (1,169)
                                                   -------   -------   -------      -------       -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt...................       --        --        --        1,000            --      1,000
  Payments of long-term debt.....................      (19)     (136)     (204)        (902)         (117)      (815)
  Distributions to stockholders..................     (147)   (2,216)   (3,687)      (3,777)         (426)      (516)
  Sale of treasury stock.........................      181        --        --           --            --         --
                                                   -------   -------   -------      -------       -------    -------
         Net cash provided by (used in) financing
           activities............................       15    (2,352)   (3,891)      (3,679)         (543)      (331)
                                                   -------   -------   -------      -------       -------    -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................      101     1,660     3,431       (2,533)        1,558     (4,406)
CASH AND CASH EQUIVALENTS, beginning of period...       47       148     1,808        3,366         1,808      5,239
                                                   -------   -------   -------      -------       -------    -------
CASH AND CASH EQUIVALENTS, end of period.........  $   148   $ 1,808   $ 5,239      $   833       $ 3,366    $   833
                                                   =======   =======   =======      =======       =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest.....................................  $    22   $    56   $    61           46       $    34    $    19
    Income Taxes.................................  $    --   $    55   $    93      $   105       $    93    $   105

  The accompanying notes are an integral part of these consolidated financial statements.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                       COMMON STOCK     ADDITIONAL                             TOTAL
                                      ---------------    PAID-IN     RETAINED   TREASURY   STOCKHOLDERS'
                                      SHARES   AMOUNT    CAPITAL     EARNINGS    STOCK        EQUITY
                                      ------   ------   ----------   --------   --------   -------------
BALANCE, December 31, 1993..........   855      $ 1        $ 11      $ 1,808      $(68)       $ 1,752
     Sale of 42 shares of treasury
       stock........................    --       --         164           --        17            181
     Distributions to
       stockholders.................    --       --          --         (147)       --           (147)
     Net income.....................    --       --          --        1,234        --          1,234
                                       ---      ---        ----      -------      ----        -------
BALANCE, December 31, 1994..........   855        1         175        2,895       (51)         3,020
     Distributions to
       stockholders.................    --       --          --       (2,216)       --         (2,216)
     Net income.....................    --       --          --        3,145        --          3,145
                                       ---      ---        ----      -------      ----        -------
BALANCE, December 31, 1995..........   855        1         175        3,824       (51)         3,949
     Distributions to
       stockholders.................    --       --          --       (3,687)       --         (3,687)
     Net income.....................    --       --          --        7,103        --          7,103
                                       ---      ---        ----      -------      ----        -------
BALANCE, December 31, 1996..........   855        1         175        7,240       (51)         7,365
     Distributions to stockholders
       (unaudited)..................    --       --          --         (516)       --           (516)
     Net income (unaudited).........    --       --          --        3,686        --          3,686
                                       ---      ---        ----      -------      ----        -------
BALANCE, September 30, 1997.........   855      $ 1        $175      $10,410      $(51)       $10,535
                                       ===      ===        ====      =======      ====        =======

  The accompanying notes are an integral part of these consolidated financial statements.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     The accompanying consolidated financial statements include the accounts of Mills Electrical Contractors, Inc. (Mills), a Texas corporation, and its 89% owned subsidiary, Fort Worth Regional Electrical Systems, L.L.C. (RES), a Texas limited liability company (collectively, the Company). The subsidiary was formed during 1996. In September 1997, Mills sold 10% of the capital stock of RES to an officer of RES at net book value per share resulting in proceeds to the Company of $71,000. Financial statements prior to 1996 reflect only the accounts of Mills. All significant intercompany transactions have been eliminated in consolidation.

     The Company focuses on providing electrical system installation and repair services primarily for mid-sized to large commercial facilities as well as residential facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from 12 to 36 months. The Company performs the majority of its work in the Dallas-Fort Worth, Texas, area.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim consolidated financial statements for the nine months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Supplemental Cash Flow Information (in thousands)

     The Company had the following noncash investing and financing activities for the years ended December 31, 1994, 1995, 1996 and September 1997 and the nine months ended September 30, 1996 and 1997:

                                                                              NINE MONTHS
                                                                                 ENDED
                                                              YEAR ENDED     SEPTEMBER 30,
                                                             SEPTEMBER 30,   -------------
                                        1994   1995   1996       1997        1996    1997
                                        ----   ----   ----   -------------   -----   -----
                                                                              (UNAUDITED)
Property acquired in capital lease
  transactions........................  $290   $195   $254        $17         $237    $ --
Goodwill recognized in purchase
  transactions........................  $ --   $ --   $185         --          185      --

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost, net of an allowance for obsolescence, or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation and amortization expense was $179,000, $253,000 and $385,000 and $637,000 for the years ended December 31, 1994, 1995 and 1996 and September 30, 1997, respectively.

     In June 1996, RES agreed to purchase a business, consisting of equipment in a capital lease transaction and an agreement to lease a building under an operating lease, as well as the purchase of the rights to the name "Regional Electric Systems" from an individual who became an officer of RES. The acquired assets were recorded at their estimated fair market value using the purchase method of accounting. The transaction resulted in the recognition of goodwill of approximately $185,000 which is being amortized over a 20 year period.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable and a general reserve based upon the total trade and retainage accounts receivable balances.

  Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying consolidated financial statements of the Company include only a provision for state income taxes and do not include a provision for current or deferred federal income taxes. The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's consolidated financial statements.

  New Accounting Pronouncement

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the consolidated financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                          ESTIMATED         DECEMBER 31,
                                         USEFUL LIVES    ------------------            SEPTEMBER 30,
                                           IN YEARS       1995       1996                  1997
                                         ------------    -------    -------   -------------------------------
Transportation equipment...............       3-5        $   788    $ 1,031   $                         1,346
Machinery and equipment................         5            785      1,071                             1,266
Leasehold improvements.................      5-10            170        330                               421
Furniture and fixtures.................         5            591        901                             1,439
Less -- Accumulated depreciation and
  amortization.........................                   (1,422)    (1,658)                           (2,075)
                                                         -------    -------                           -------
          Property and equipment,
            net........................                  $   912    $ 1,675   $                         2,397
                                                         =======    =======                           =======

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                                YEAR ENDED
                                                   ------------------------------------
                                                       DECEMBER 31,
                                                   --------------------   SEPTEMBER 30,
                                                   1994    1995    1996       1997
                                                   ----    ----    ----   -------------
Balance at beginning of period...................  $ 77    $128    $168       $432
Additions to/(reduction of) costs and expenses...    51      40     158        (37)
                                                   ----    ----    ----       ----
Balance at end of period.........................  $128    $168    $326       $395
                                                   ====    ====    ====       ====

     Included as a component of other receivables at December 31, 1995, is a note receivable from a corporation of $291,000 with interest at 10 percent per annum. This note was collected during 1996.

     Accounts payable and accrued expenses, trade consist of the following:

                                                            DECEMBER 31,
                                                           ---------------   SEPTEMBER 30,
                                                            1995     1996        1997
                                                           ------   ------   -------------
Accounts payable, trade..................................  $2,236   $4,922      $6,275
Accrued compensation and benefits........................   1,608    3,423       1,017
Other accrued expenses...................................     595      541         380
                                                           ------   ------      ------
                                                           $4,439   $8,886      $7,672
                                                           ======   ======      ======

     Electrical system installation contracts in progress are as follows:

                                                           DECEMBER 31,
                                                        ------------------   SEPTEMBER 30,
                                                         1995       1996         1997
                                                        -------   --------   -------------
Costs incurred on contracts in progress...............  $33,016   $ 55,954     $ 80,236
Estimated earnings, net of losses.....................    7,090     15,879       16,534
                                                        -------   --------     --------
                                                         40,106     71,833       96,770
Less -- Billings to date..............................  (41,721)   (76,027)     (97,152)
                                                        -------   --------     --------
                                                        $(1,615)  $ (4,194)    $   (382)
                                                        =======   ========     ========
Costs and estimated earnings in excess of billings on
  uncompleted contracts...............................  $   131   $    329     $  1,584
  Less -- Billings in excess of costs and estimated
     earnings on uncompleted contracts................   (1,746)    (4,523)      (1,966)
                                                        -------   --------     --------
                                                        $(1,615)  $ (4,194)    $   (382)
                                                        =======   ========     ========

5. LINE-OF-CREDIT DEBT:

     The Company has a $2,000,000 line-of-credit agreement with a bank to be drawn upon as needed, with variable interest at the bank's prime rate, as defined, secured by accounts receivable, furniture, fixtures and equipment, an assignment of a $500,000 life insurance policy on the president and the president's personal guaranty. In June 1997, the line-of-credit agreement was extended to June of 1999. At September 30, 1997, there was an outstanding draw against this line of credit in the amount of $400,000, which is due and payable within one year.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

     The line-of-credit agreement with the bank contains various covenants pertaining to working capital, certain financial ratios and net worth. At September 30, 1997, the Company was in compliance with all such covenants.

LONG-TERM DEBT

     Long-term debt consists primarily of capital leases for the purchase of vehicles and construction equipment as discussed in Note 6.

     The Company has a term note payable with a bank, secured by a Company vehicle. The principal is payable monthly in the amount of $1,000 plus interest at 9.75 percent. At December 31, 1996 and September 30, 1997, a balance of $5,000 and $0 was due and payable within one year, respectively.

     The Company has an obligation to a related party for the purchase of the rights to the name "Regional Electric Systems" requiring monthly payments of principal and interest, at 8.25 percent, of $6,000 through May 1999. At December 31, 1996 and September 30, 1997, a balance of $60,000 and $63,000 was due and payable within one year, respectively.

     The maturities of the line of credit and long-term debt as of September 30, 1997, are as follows (in thousands):

Year ending September 30 --
     1998...................................................  $643
     1999...................................................   143
     2000...................................................    26
                                                              ----
                                                              $812
                                                              ====

6. LEASES:

  Obligations Under Capital Leases

     The Company leases certain vehicles and construction equipment under leases classified as capital leases. The construction equipment lease is with an officer of the Company. The following is a schedule showing the future minimum lease payments under capital leases by years and the present value of the minimum lease payments as of September 30, 1997 (in thousands):

Year ending September 30 --
  1998......................................................  $212
  1999......................................................   103
  2000......................................................     5
                                                              ----
          Total minimum lease payments......................   320
Less -- Amounts representing interest.......................    17
                                                              ----
          Present value of minimum lease payments...........  $303
                                                              ====

  Operating Leases

     The Company leases a building which is owned by the principal stockholder of the Company. The lease is classified as an operating lease and expires on October 31, 1997. The rent paid under this related-party lease was approximately $156,000, $156,000 and $156,000 for the years ended December 31, 1995, 1996 and
September 30, 1997, respectively. The Company also leases a building which is owned by an officer of the Company. This lease commenced during 1996. The lease is classified as an operating lease and expires on May 31, 1999. The Company has an option to renew the lease for one additional two-year term at a reduced

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY lease rate. The rent paid under this related-party lease was approximately $60,000 for the year ended September 30, 1997. The Company also rents certain office equipment and warehouse space under several operating lease agreements which vary in length and terms. The rent paid under these lease agreements was approximately $8,000, $45,000 and $49,000 for the years ended December 31, 1995, 1996 and September 30, 1997, respectively.

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

Year Ended September 30 --
     1998...................................................  $138
     1999...................................................    67
     2000...................................................    38
     Thereafter.............................................    71
                                                              ----
                                                              $314
                                                              ====

7. RELATED-PARTY TRANSACTIONS:

     The Company has entered into operating and capital lease transactions with related parties as discussed in Note 6.

     CIMA Services, Inc. (CIMA) and RES are related parties due to the ownership by the Company's president of 49% and 1%, respectively, of these companies' capital stock.

     The related-party transactions and balances are as follows (in thousands):

                                                          DECEMBER 31,     SEPTEMBER 30,
                                                         ---------------   -------------
                                                          1995     1996        1997
                                                         ------   ------   -------------
Accounts receivable from CIMA..........................  $    2   $  208   $         632
Accounts receivable from sale of subsidiary stock......      --       --              71
Interest receivable from CIMA and officer..............       1       --              --
Accounts payable to CIMA...............................      23      633              --
Contract revenues from CIMA............................   1,116    1,257           1,368
Purchases of material from CIMA........................     812    1,080           2,062
Interest income received from CIMA and officers........      38       14               1
Minority interest in net income of RES.................      --        3              (2)
Liability attributable to minority interest............      --        3              75
Capital lease obligation to an officer of RES..........      --      116              82
Payments under capital lease obligation with an officer
  of RES...............................................      --       31              54
Payments under operating leases with officers of the
  Company..............................................      26      232             270

     Additionally, the Company has guaranteed an officer note at a bank with an outstanding balance of approximately $125,000 at September 30, 1997. The Company's property and equipment has been cross-pledged as collateral.

8. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan that covers all employees meeting certain age and service requirements. Company contributions to the plan are at the discretion of the board of directors. Contributions to the plan charged to operations in 1994, 1995, 1996 and the year ended September 30, 1997 were $186,000, $450,000, $789,000 and $789,000, respectively.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

9. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying values of these instruments on the accompanying consolidated balance sheets approximates their fair values.

10. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's consolidated financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including workers' compensation, business auto liability, commercial general liability, property and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

11. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales greater than 10 percent of total sales to three major customers (comprising approximately 20%, 12% and 11% of total sales), two major customers (comprising approximately 15% and 13% of total sales), two major customers (comprising approximately 20% and 18% of total sales) and one major customer (comprising approximately 32% of total sales) during the years ended December 31, 1994, 1995, 1996 and September 1997, respectively.

     In addition, the Company grants credit, generally without collateral, to its customers, which are usually general contractors located primarily in the Dallas-Fort Worth, Texas area. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the Dallas-Fort Worth, Texas, area. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

  Cash and Cash Equivalents

     The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

12. BACKCHARGE CLAIMS:

     It is the Company's policy to recognize income from backcharge claims only when a definitive agreement has been reached and collection is reasonably assured. In December 1996, the Company reached a settlement on one of its backcharge claims related to prior periods for approximately $856,000 which is reflected in the accompanying consolidated statement of operations for the year ended December 31, 1996, as an increase in revenues and as a component of other receivables in the accompanying consolidated balance sheet at December 31, 1996. This amount was collected in 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BW Consolidated, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of BW Consolidated, Inc., a Texas corporation, and Subsidiaries as of December 31, 1995 and 1996 and September 30, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BW Consolidated, Inc. and Subsidiaries as of December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------    SEPTEMBER 30,
                                                               1995       1996          1997
                                                              -------    -------    -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,180    $   507       $ 1,275
  Accounts receivable --
     Trade, net of allowance of $82, $119 and $124,
       respectively.........................................    3,178      4,718         4,835
     Retainage..............................................      471        768           601
     Other receivables......................................       62         53            71
  Notes receivable from stockholders........................       42         --            --
  Inventories, net of allowance of $24, $29 and $28,
     respectively...........................................      461        557           541
  Costs and estimated earnings in excess of billings........      186        182           224
  Prepaid expenses and other current assets.................        5         10            29
                                                              -------    -------       -------
          Total current assets..............................    5,585      6,795         7,576
PROPERTY AND EQUIPMENT, net.................................    3,925      4,609         5,206
NOTE RECEIVABLE FROM STOCKHOLDERS, net of current portion...      470         --            --
OTHER ASSETS................................................       21         27            49
                                                              -------    -------       -------
          Total assets......................................  $10,001    $11,431       $12,831
                                                              =======    =======       =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   214    $    94       $    96
  Accounts payable and accrued expenses.....................    2,318      2,131         2,400
  Income taxes payable......................................      130        166            --
  Billings in excess of costs and estimated earnings........      606        749           840
                                                              -------    -------       -------
          Total current liabilities.........................    3,268      3,140         3,336
                                                              -------    -------       -------
LONG-TERM DEBT, net of current maturities...................      951        861           842
DEFERRED TAXES..............................................      180         --            --
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY................       --        209         1,302
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 2,000,000, 500,000 and 500,000 shares authorized, respectively; 31,598, 20,000 and
     20,000 shares issued and outstanding, respectively.....       32         20            20
  Additional paid-in capital................................      566        205           205
  Retained earnings.........................................    5,965      6,996         7,126
  Treasury stock, 5,088 shares, at cost.....................     (961)        --            --
                                                              -------    -------       -------
          Total stockholders' equity........................    5,602      7,221         7,351
                                                              -------    -------       -------
          Total liabilities and stockholders' equity........  $10,001    $11,431       $12,831
                                                              =======    =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                NINE MONTHS
                                                                                                   ENDED
                                                 YEAR ENDED DECEMBER 31,      YEAR ENDED       SEPTEMBER 30,
                                               ---------------------------   SEPTEMBER 30,   -----------------
                                                1994      1995      1996         1997         1996      1997
                                               -------   -------   -------   -------------   -------   -------
                                                                                                (UNAUDITED)
REVENUES.....................................  $23,168   $27,730   $33,023      $32,165      $24,994   $24,136
COST OF SERVICES (including depreciation)....   17,967    20,964    25,017       24,976       18,909    18,868
                                               -------   -------   -------      -------      -------   -------
         Gross profit........................    5,201     6,766     8,006        7,189        6,085     5,268
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...................................    3,091     3,637     3,686        3,766        2,713     2,793
                                               -------   -------   -------      -------      -------   -------
         Income from operations..............    2,110     3,129     4,320        3,423        3,372     2,475
                                               -------   -------   -------      -------      -------   -------
OTHER INCOME (EXPENSE):
  Interest expense...........................     (135)     (120)      (97)        (108)         (73)      (84)
  Other......................................       97       263       174          195          137       158
                                               -------   -------   -------      -------      -------   -------
         Other income (expense), net.........      (38)      143        77           87           64        74
                                               -------   -------   -------      -------      -------   -------
NET INCOME BEFORE INCOME TAX AND MINORITY
  INTEREST...................................    2,072     3,272     4,397        3,510        3,436     2,549
INCOME TAX EXPENSE (BENEFIT).................      772     1,238       (28)          72          (67)       33
                                               -------   -------   -------      -------      -------   -------
NET INCOME BEFORE MINORITY INTEREST..........    1,300     2,034     4,425        3,438        3,503     2,516
MINORITY INTEREST EXPENSE....................       --        --       250          316          203       269
                                               -------   -------   -------      -------      -------   -------
NET INCOME...................................  $ 1,300   $ 2,034   $ 4,175      $ 3,122      $ 3,300   $ 2,247
                                               =======   =======   =======      =======      =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                    YEAR ENDED DECEMBER 31,      YEAR ENDED       SEPTEMBER 30,
                                                   --------------------------   SEPTEMBER 30,   -----------------
                                                    1994     1995      1996         1997         1996      1997
                                                   ------   -------   -------   -------------   -------   -------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $1,300   $ 2,034   $ 4,175      $ 3,122      $ 3,300   $ 2,247
  Adjustments to reconcile net income to net cash
    provided by operating activities --
    Depreciation and amortization................     292       329       426          534          296       404
    Loss (gain) on sale of property and
      equipment..................................       9       (54)      (17)          (3)         (19)       (5)
    Deferred tax benefit.........................      --        --      (180)          --         (180)       --
    Minority interest expense....................      --        --       250          316          203       269
    Changes in operating assets and
      liabilities --
      (Increase) decrease in --
      Accounts receivable........................    (459)     (244)   (1,828)        (663)      (1,115)       50
      Inventories................................      (7)      131       (96)          29         (109)       16
      Costs and estimated earnings in excess of
         billings on uncompleted contracts.......      80       (13)        4          156         (194)      (42)
      Prepaid expenses and other current
         assets..................................      (3)        4        (5)         (19)          (5)      (19)
    Increase (decrease) in --
      Accounts payable and accrued expenses......    (153)      141      (187)        (140)         222       269
      Billings in excess of costs and estimated
         earnings on uncompleted contracts.......     (51)      282       143           34          200        91
      Other current liabilities..................      34        41        36         (112)         (18)     (166)
                                                   ------   -------   -------      -------      -------   -------
         Net cash provided by operating
           activities............................   1,042     2,651     2,721        3,254        2,581     3,114
                                                   ------   -------   -------      -------      -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment...       4       141        66           23           63        20
  Stockholder receivable.........................      --      (512)      512           --          512        --
  Other assets...................................       1        (3)       (6)         (31)           3       (22)
  Additions of property and equipment............    (485)   (1,001)   (1,160)      (1,068)        (984)     (892)
                                                   ------   -------   -------      -------      -------   -------
         Net cash used in investing activities...    (480)   (1,375)     (588)      (1,076)        (406)     (894)
                                                   ------   -------   -------      -------      -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of short-term debt..................     643       515     1,832        2,000          632       800
  Borrowings of long-term debt...................      --        --        10           25           24        39
  Repayments of short-term debt..................    (643)     (515)   (1,832)      (2,000)        (632)     (800)
  Repayments of long-term debt...................    (377)     (310)     (219)        (217)        (200)     (198)
  Stockholder distributions......................      --       (32)   (2,556)      (2,451)      (2,222)   (2,117)
  Minority interest contributions................      --        --        85          935           85       935
  Minority interest distributions................      --        --      (126)        (165)         (72)     (111)
  Purchase of treasury stock.....................      --      (961)       --           --           --        --
                                                   ------   -------   -------      -------      -------   -------
         Net cash used in financing activities...    (377)   (1,303)   (2,806)      (1,873)      (2,385)   (1,452)
                                                   ------   -------   -------      -------      -------   -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................     185       (27)     (673)         305         (210)      768
CASH AND CASH EQUIVALENTS, beginning of period...   1,022     1,207     1,180          970        1,180       507
                                                   ------   -------   -------      -------      -------   -------
CASH AND CASH EQUIVALENTS, end of
  period.........................................  $1,207   $ 1,180   $   507      $ 1,275      $   970   $ 1,275
                                                   ======   =======   =======      =======      =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest.....................................  $  137   $   119   $    97      $   108      $    73   $    84
    Income taxes.................................     744     1,197       132          202          128       198

  The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                      COMMON STOCK     ADDITIONAL                             TOTAL
                                    ----------------    PAID-IN     RETAINED   TREASURY   STOCKHOLDERS'
                                    SHARES    AMOUNT    CAPITAL     EARNINGS    STOCK        EQUITY
                                    -------   ------   ----------   --------   --------   -------------
BALANCE, December 31, 1993........   31,151    $ 31      $ 512      $ 2,663     $  --        $ 3,206
  Sale of common stock............      261       1         30           --        --             31
  Net income......................       --      --         --        1,300        --          1,300
                                    -------    ----      -----      -------     -----        -------
BALANCE, December 31, 1994........   31,412      32        542        3,963        --          4,537
  Sale of common stock............      186      --         24           --        --             24
  Net income......................       --      --         --        2,034        --          2,034
  Dividends paid..................       --      --         --          (32)       --            (32)
  Purchase of treasury stock......       --      --         --           --      (961)          (961)
                                    -------    ----      -----      -------     -----        -------
BALANCE, December 31, 1995........   31,598      32        566        5,965      (961)         5,602
  Shares retired upon merger......  (26,510)    (27)       154         (127)       --             --
  Treasury stock canceled.........   (5,088)     (5)      (515)        (441)      961             --
  Shares issued...................    1,000      10         --          (10)       --             --
  Stock split 20 to 1 and
     recapitalization (Note 1)....   19,000      10         --          (10)       --             --
  Distributions to stockholders...       --      --         --       (2,556)       --         (2,556)
  Net income......................       --      --         --        4,175        --          4,175
                                    -------    ----      -----      -------     -----        -------
BALANCE, December 31, 1996........   20,000      20        205        6,996        --          7,221
  Distributions to stockholders
     (unaudited)..................       --      --         --       (2,117)       --         (2,117)
  Net income (unaudited)..........       --      --         --        2,247        --          2,247
                                    -------    ----      -----      -------     -----        -------
BALANCE, September 30, 1997.......   20,000    $ 20      $ 205      $ 7,126     $  --        $ 7,351
                                    =======    ====      =====      =======     =====        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     BW Consolidated, Inc. (the Company), a Nevada S Corporation, and Subsidiaries, two of which are Texas limited partnerships, focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed-price contracts with contract terms generally ranging from three to 24 months. The Company performs the majority of its work in Texas.

     In January 1996, the original parent company, Bexar Enterprises, Inc., a Nevada C Corporation, was merged with BW Investments, Inc., Bexar Electric Company, Inc., and Calhoun Electric Company, Inc., all wholly owned subsidiaries. The survivor of the merger was Calhoun Electric Company, Inc., a Texas S Corporation, and its 90 percent owned subsidiary, Bexar Electric Company, Ltd. (BEC), a Texas limited partnership. The 10 percent minority interest in the partnership was purchased by employees of Bexar Electric Company, Ltd. An additional 10 percent minority interest in Bexar Electric Company, Ltd. (a Texas limited partnership), was purchased by employees of the Company in January 1997.

     In May 1997, Calhoun Electric Company, Inc., a Texas S Corporation, transferred its assets and liabilities to Calhoun Electric Company, Ltd. (CEC), a Texas limited partnership. Subsequent to this transfer, Calhoun Electric Company, Inc., a Texas S Corporation, reorganized as a Nevada S Corporation and changed its name to BW Consolidated, Inc.

     The accompanying financial statements present BW Consolidated, Inc. (and its predecessors), together with its majority-owned subsidiaries on a consolidated basis. All significant intercompany activity has been eliminated in consolidation. Additionally, minority interests in subsidiaries of BW Consolidated, Inc. have been reflected as "Minority Interest in Consolidated Subsidiary" in the accompanying consolidated financial statements.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. Additionally, in October 1997, the majority shareholder of the Company transferred 15 percent of its interest in CEC to a former shareholder of Calhoun Electric Company, Inc. and current employee of CEC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the nine months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

  Supplemental Cash Flow Information (in thousands)

     The Company had the following noncash investing and financing activities for the years ended December 31, 1994, 1995 and 1996, for the year ended September 30, 1997, and the nine months ended September 30, 1996 and 1997.

                                                                   YEAR ENDED      NINE MONTHS
                                                                  SEPTEMBER 30,   SEPTEMBER 30,
                                                                  -------------   --------------
                                             1994   1995   1996       1997        1996     1997
                                             ----   ----   ----   -------------   -----   ------
                                                                                   (UNAUDITED)
Property and equipment purchased with
  direct financing.........................   $--    $25    $--       $141          $--     $141
Like-kind exchange of equipment............    --     15      6          6           --        6
Employee Stock Option Plan contribution
  through stock distribution...............    30     25     --         --           --       --
Exchange of property and equipment for note
  receivable...............................    --     --     --         18           --       18

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the average cost method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts,"' represents billings in excess of revenues recognized.

  Warranty Costs

     The Company warrants labor for the first year after installation of new electrical systems and servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company has elected S Corporation status effective January 1, 1996, as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes (see Note 7). The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings (see Note 1).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncements

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the consolidated financial position or results of operations of the Company.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                            ESTIMATED       DECEMBER 31,
                                           USEFUL LIVES   -----------------   SEPTEMBER 30,
                                             IN YEARS      1995      1996         1997
                                           ------------   -------   -------   -------------
Transportation equipment.................        10       $ 2,783   $ 3,446      $ 3,953
Machinery and equipment..................      5-10           709       673          684
Land and buildings.......................        40         2,592     2,592        2,941
Furniture, fixtures and office
  equipment..............................      3-15           680       926          965
                                                          -------   -------      -------
                                                            6,764     7,637        8,543
Less -- Accumulated depreciation and
  amortization...........................                  (2,839)   (3,028)      (3,337)
                                                          -------   -------      -------
          Property and equipment, net....                 $ 3,925   $ 4,609      $ 5,206
                                                          =======   =======      =======

4. DETAIL OF CERTAIN CONSOLIDATED BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                          DECEMBER 31,
                                                          ------------    SEPTEMBER 30,
                                                          1995    1996        1997
                                                          ----    ----    -------------
Balance at beginning of period..........................  $ 80    $ 82        $105
Additions to costs and expenses.........................    27     127          49
Deductions for uncollectible receivables written off and
  recoveries............................................   (25)    (90)        (30)
                                                          ----    ----        ----
  Balance at end of period..............................  $ 82    $119        $124
                                                          ====    ====        ====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                         DECEMBER 31,
                                                       ----------------    SEPTEMBER 30,
                                                        1995      1996         1997
                                                       ------    ------    -------------
Accounts payable, trade..............................  $1,134    $1,191       $1,441
Wages................................................     700       407          470
Insurance............................................     238       146           83
Contract costs.......................................     141       207          208
Warranty reserve.....................................      83        99           97
Other................................................      22        81          101
                                                       ------    ------       ------
          Total accounts payable and accrued
            expenses.................................  $2,318    $2,131       $2,400
                                                       ======    ======       ======

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

     Electrical system installation contracts in progress are as follows (in thousands):

                                                        DECEMBER 31,       SEPTEMBER 30,
                                                     ------------------    -------------
                                                      1995       1996          1997
                                                     -------    -------    -------------
Amended contract amount............................  $15,945    $18,918       $16,983
Revenue recognized to date.........................    7,953     11,105         8,663
                                                     -------    -------       -------
Unearned contract amount, backlog..................  $ 7,992    $ 7,813         8,320
                                                     =======    =======       =======
Costs incurred on uncompleted contracts............  $ 5,647    $ 8,298         6,433
Estimated earnings.................................    2,306      2,807         2,230
                                                     -------    -------       -------
          Total contract revenue earned to date....    7,953     11,105         8,663
Less -- Billings to date...........................    8,403     11,711         9,278
                                                     -------    -------       -------
Net overbilled open contracts......................     (450)      (606)         (615)
Unbilled completed contracts.......................       30         39            (1)
                                                     -------    -------       -------
                                                     $  (420)   $  (567)      $  (616)
                                                     =======    =======       =======
Costs and estimated earnings in excess of
  billings.........................................  $   186    $   182       $   224
Billings in excess of costs and estimated
  earnings.........................................     (606)      (749)         (840)
                                                     -------    -------       -------
                                                     $  (420)   $  (567)      $  (616)
                                                     =======    =======       =======

5. LONG-TERM DEBT:

     Long-term debt consists of the following (in thousands):

                                                         DECEMBER 31,     SEPTEMBER 30,
                                                        --------------    -------------
                                                         1995     1996        1997
                                                        ------    ----    -------------
Note payable to a bank, interest at prime plus .75
  percent (prime rate at 8.50 percent at September 30,
  1997, principal and interest due monthly of $10
  maturing in March 2004, secured by certain real
  estate..............................................  $  678    $632        $586
Note payable to a corporation, interest at 7 percent,
  principal and interest due monthly of $2 maturing in
  July 2004, secured by certain real estate...........     140     128          --
Note payable to a bank, interest at prime, principal
  and interest due monthly of $3, maturing in November
  2003, secured by certain real estate................     205     190         179
Note payable to a bank, interest at prime plus .75
  percent, principal and interest due monthly of $2
  maturing in February 2007, secured by real estate...      --      --        $173
Notes payable to manufacturers, interest at 7.9
  percent, principal and interest due monthly of $3,
  maturing in December 1996 and May 1997, secured by
  certain equipment...................................      43       5          --
Notes payable to a bank, interest at 8.25 percent,
  principal and interest due monthly of $6, maturing
  in July and October 1996, secured by certain
  vehicles and equipment..............................      50      --          --
Various notes payable to a bank, interest ranging from
  7.9 percent to 8.25 percent, principal and interest
  due monthly of $7, maturing in July through November
  1996, secured by certain vehicles, machinery and
  office equipment....................................      49      --          --
                                                        ------    ----        ----
          Total debt..................................   1,165     955         938
Less -- current maturities............................     214      94          96
                                                        ------    ----        ----
Long-term debt less current maturities................  $  951    $861        $842
                                                        ======    ====        ====

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

     The maturities of long-term debt at September 30, 1997, are as follows (in thousands):

1998........................................................  $ 96
1999........................................................   112
2000........................................................   116
2001........................................................   126
2002........................................................   138
Thereafter..................................................   350
                                                              ----
                                                              $938
                                                              ====

     The Company currently has two lines of credit established. The first line of credit for $750,000, secured by BEC accounts receivable, inventory and equipment, requires monthly payments of interest at 1 percent over the prime rate. At December 31, 1995 and 1996 and at September 30, 1997, respectively, there were no advances outstanding against the line and the full $750,000 was available. The note maturity date is April 1998. The second line of credit for $500,000, secured by CEC accounts receivable, inventory, equipment and trucks, requires monthly payments of interest at 1/2 percent over the prime rate. During the 1997, this line of credit agreement was renewed and was increased from $300,000 to $500,000. At December 31, 1995 and 1996, respectively, there were no advances outstanding against the line and the full $300,000 was available. At September 30, 1997, there was no advance outstanding against the line and the full $500,000 was available. The note maturity date is May 1998.

     The Company had an irrevocable letter of credit from a bank in the amount of $199,000 in favor of the Company's workers' compensation carrier. The expiration date was July 1, 1997. Security for this letter of credit consisted of the assignment of $125,000 in certificates of deposit and a second lien on real estate of the Company, and the personal guarantee of the major stockholder.

6. LEASES:

     The Company leased undeveloped property from the majority stockholder for storage of equipment and trailers. The lease was entered into on July 1, 1994, and expired on June 30, 1997, and was on a month-to-month basis. The consideration for this lease was $8,000, $17,000, $19,000 and $10,000 in 1994,
1995, 1996 and the year ended September 30, 1997 respectively.

7. INCOME TAXES (IN THOUSANDS):

     Federal and state income taxes are as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                             ---------------
                                                             1994      1995
                                                             ----     ------
Federal --
  Current..................................................  $663     $1,118
  Deferred.................................................    26        (45)
State --
  Current..................................................    83        157
  Deferred.................................................    --          8
                                                             ----     ------
                                                             $772     $1,238
                                                             ====     ======

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 34% to income before provision for income taxes as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                             ---------------
                                                             1994      1995
                                                             ----     ------
Provision at the statutory rate............................  $704     $1,112
State income tax, net of benefit for federal deduction.....    54        107
Other......................................................    14         19
                                                             ----     ------
                                                             $772     $1,238
                                                             ====     ======

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Deferred income tax assets --
  Allowance for bad debt....................................     $    4
  Accrued liabilities and expenses..........................        122
                                                                 ------
          Total deferred income tax asset...................        126
                                                                 ------
Deferred income tax liabilities --
  Property and equipment....................................       (306)
                                                                 ------
          Total deferred income tax liability...............       (306)
                                                                 ------
          Net deferred income tax liability.................     $ (180)
                                                                 ======

     The net deferred tax assets and liabilities are comprised of the following:

                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Deferred tax assets --
  Current...................................................     $ 126
  Long-term.................................................        --
                                                                 -----
          Total.............................................     $ 126
                                                                 =====
Deferred tax liabilities --
  Current...................................................     $  --
  Long-term.................................................      (306)
                                                                 -----
          Total.............................................     $(306)
                                                                 =====

     Effective January 1, 1996, the Company elected S Corporation status for Calhoun Electric and partnership status for Bexar Electric. The Company will no longer be directly responsible for any deferred tax liability which might exist. The removal of the deferred tax liability which existed as of December 31, 1995, is recognized in the 1996 consolidated statement of operations (see Note 2).

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

8. RELATED-PARTY TRANSACTIONS:

     Notes receivable from a stockholder consists of the following (in thousands):

                                                             DECEMBER 31,   SEPTEMBER 30,
                                                             ------------   -------------
                                                             1995    1996       1997
                                                             ----    ----   -------------
Note receivable, secured by a second lien on real estate,
  interest at 7.5 percent, payable in 60 quarterly
  installments of $3.......................................  $107    $ --      $   --
Note receivable, unsecured, interest at 7.45 percent,
  payments due annually in January of 15 percent of
  principal plus accrued interest, balance due in January
  2000.....................................................   405      --          --
                                                             ----    ----      ------
          Total notes receivable from a stockholder........   512      --          --
Current portion............................................    42      --          --
                                                             ----    ----      ------
Noncurrent portion.........................................  $470    $ --      $   --
                                                             ====    ====      ======

     The Company recognized interest income from a stockholder of $--, $30,000, $13,000 and $5,000 in 1994, 1995, 1996 and for the year ended September 30, 1997, respectively.

9. EQUITY:

     In 1991, the Company adopted an employee stock ownership plan (ESOP) for the benefit of the Company's employees. The plan covered substantially all employees of the Company. The Company's contributions to the plan are at the discretion of the board of directors, but may not exceed the maximum allowable deduction permitted under the Internal Revenue Code at the time of the contribution. Under this ESOP plan, employees cannot make contributions to the plan. The Company made a contribution of $35,000 and $25,000 in 1994 and 1995, respectively. Effective December 8, 1995, the Company has requested and received approval from the Internal Revenue Service to terminate the ESOP plan. In accordance with the termination of the ESOP, the Company repurchased as treasury stock 5,088 shares for $961,000.

     In 1996, the Company sold a minority interest in the limited partnership of Bexar Electric to certain employees of the Company. The minority interest is considered a limited partner; the minority interest held 10 percent and 20 percent at December 31, 1996 and September 30, 1997, respectively.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable from stockholders, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying consolidated balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's consolidated financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 11 percent of total sales to one major customer during the year ended December 31, 1996.

     The Company had accounts receivable balances of approximately 15 percent and 14 percent of total accounts receivable from two major customers as of December 31, 1996, and approximately 10% due from one major customer for the year ended September 30, 1997.

     The Company had cash and cash equivalents in financial institutions which exceeded the federally insured limits by $911,000, $269,000 and $858,000 at December 31, 1995 and 1996, and September 30, 1997, respectively.

     In addition, the Company grants credit, generally without collateral, to its customers, which are primarily general contractors, located in Central and South Texas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the state of Texas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Muth Electric, Inc.:

     We have audited the accompanying balance sheets of Muth Electric, Inc., a South Dakota corporation, as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muth Electric, Inc., as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

                              MUTH ELECTRIC, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31,
                                                              ----------------    SEPTEMBER 30,
                                                               1995      1996         1997
                                                              ------    ------    -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   53    $   82        $   81
  Accounts receivable --
     Trade, net of allowance of $55, $63 and $91,
       respectively.........................................   1,718     2,556         3,154
     Retainage..............................................     417       212           383
     Related party..........................................      --        74           246
  Inventories...............................................     750       820           898
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     545       436           675
  Prepaid expenses and other current assets.................     150       140           135
                                                              ------    ------        ------
          Total current assets..............................   3,633     4,320         5,572
PROPERTY AND EQUIPMENT, net.................................     946     1,140         1,133
                                                              ------    ------        ------
          Total assets......................................  $4,579    $5,460        $6,705
                                                              ======    ======        ======

                             LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................  $   --    $  530        $  540
  Accounts payable and accrued expenses.....................   1,621     1,680         2,177
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     305       180           543
                                                              ------    ------        ------
          Total current liabilities.........................   1,926     2,390         3,260
                                                              ------    ------        ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $100 par value, 3,000 shares authorized, 737
     shares issued and outstanding..........................      74        74            74
  Retained earnings.........................................   2,579     2,996         3,371
                                                              ------    ------        ------
          Total stockholder's equity........................   2,653     3,070         3,445
                                                              ------    ------        ------
          Total liabilities and stockholder's equity........  $4,579    $5,460        $6,705
                                                              ======    ======        ======

   The accompanying notes are an integral part of these financial statements.

                              MUTH ELECTRIC, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                          YEAR ENDED                                NINE MONTHS
                                         DECEMBER 31,            YEAR ENDED     ENDED SEPTEMBER 30,
                                  ---------------------------   SEPTEMBER 30,   -------------------
                                   1994      1995      1996         1997          1996       1997
                                  -------   -------   -------   -------------   --------   --------
                                                                                    (UNAUDITED)
REVENUES........................  $13,466   $16,012   $16,830      $18,779       $12,517    $14,466
COST OF SERVICES (including
  depreciation).................    9,805    12,189    12,834       14,511         9,751     11,428
                                  -------   -------   -------      -------       -------    -------
          Gross profit..........    3,661     3,823     3,996        4,268         2,766      3,038
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.......    2,678     2,923     2,957        3,074         2,147      2,264
                                  -------   -------   -------      -------       -------    -------
          Income from
            operations..........      983       900     1,039        1,194           619        774
                                  -------   -------   -------      -------       -------    -------
OTHER INCOME (EXPENSE):
  Interest income (expense).....        6        11       (24)         (27)          (17)       (20)
  Other.........................      (79)      (95)       27            1            22         (4)
                                  -------   -------   -------      -------       -------    -------
          Other income
            (expense), net......      (73)      (84)        3          (26)            5        (24)
                                  -------   -------   -------      -------       -------    -------
NET INCOME......................  $   910   $   816   $ 1,042      $ 1,168       $   624    $   750
                                  =======   =======   =======      =======       =======    =======

   The accompanying notes are an integral part of these financial statements.

                              MUTH ELECTRIC, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 YEAR         NINE MONTHS
                                                          YEAR ENDED             ENDED           ENDED
                                                         DECEMBER 31,        SEPTEMBER 30,   SEPTEMBER 30,
                                                    ----------------------   -------------   -------------
                                                    1994    1995     1996        1997        1996    1997
                                                    -----   -----   ------   -------------   -----   -----
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................  $ 910   $ 816   $1,042      $ 1,168      $ 624   $ 750
  Adjustments to reconcile net income to net cash
    provided by operating activities --
    Depreciation and amortization.................    142     185      224          212        194     182
    Loss (gain) on sale of property and
      equipment...................................     (6)     16      (28)         (26)       (16)    (14)
    Changes in operating assets and liabilities --
      (Increase) decrease in --
         Accounts receivable......................   (260)     70     (674)      (1,209)      (406)   (941)
         Inventories..............................     31     (38)     (70)         (82)       (66)    (78)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts......    579    (291)      70         (125)       (44)   (239)
         Prepaid expenses and other current
           assets.................................    (41)      5       10          (81)        96       5
      Increase (decrease) in --
         Accounts payable and accrued expenses....   (478)    525       59          451        105     497
         Billings in excess of costs and estimated
           earnings on uncompleted contracts......   (252)    (95)    (119)         197         47     363
                                                    -----   -----   ------      -------      -----   -----
         Net cash provided by operating
           activities.............................    625   1,193      514          505        534     525
                                                    -----   -----   ------      -------      -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment....     11       5       53           42         34      23
  Additions of property and equipment.............   (201)   (560)    (443)        (226)      (401)   (184)
                                                    -----   -----   ------      -------      -----   -----
         Net cash used in investing activities....   (190)   (555)    (390)        (184)      (367)   (161)
                                                    -----   -----   ------      -------      -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings or notes payable.................     --      --      530          300        240      10
  Payments of long-term loan receivable...........    390      --       --           --         --      --
  Distributions to stockholders...................   (715)   (722)    (625)        (625)      (375)   (375)
                                                    -----   -----   ------      -------      -----   -----
         Net cash used in financing activities....   (325)   (722)     (95)        (325)      (135)   (365)
                                                    -----   -----   ------      -------      -----   -----
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................    110     (84)      29           (4)        32      (1)
CASH AND CASH EQUIVALENTS, beginning of period....     27     137       53           85         53      82
                                                    -----   -----   ------      -------      -----   -----
CASH AND CASH EQUIVALENTS, end of period..........  $ 137   $  53   $   82      $    81      $  85   $  81
                                                    =====   =====   ======      =======      =====   =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest......................................  $   9   $   4   $   33      $    36      $  25   $  28

   The accompanying notes are an integral part of these financial statements.

                              MUTH ELECTRIC, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                        COMMON STOCK                      TOTAL
                                                      ----------------    RETAINED    STOCKHOLDER'S
                                                      SHARES    AMOUNT    EARNINGS       EQUITY
                                                      ------    ------    --------    -------------
BALANCE, December 31, 1993.........................    737       $74       $2,290        $2,364
  Distributions to stockholders....................     --        --         (715)         (715)
  Net income.......................................     --        --          910           910
                                                       ---       ---       ------        ------
BALANCE, December 31, 1994.........................    737        74        2,485         2,559
  Distributions to stockholders....................     --        --         (722)         (722)
  Net income.......................................     --        --          816           816
                                                       ---       ---       ------        ------
BALANCE, December 31, 1995.........................    737        74        2,579         2,653
  Distributions to stockholders....................     --        --         (625)         (625)
  Net income.......................................     --        --        1,042         1,042
                                                       ---       ---       ------        ------
BALANCE, December 31, 1996.........................    737        74        2,996         3,070
  Distributions to stockholders (unaudited)........     --        --         (375)         (375)
  Net income (unaudited)...........................     --        --          750           750
                                                       ---       ---       ------        ------
BALANCE, September 30, 1997........................    737       $74       $3,371        $3,445
                                                       ===       ===       ======        ======

   The accompanying notes are an integral part of these financial statements.

                              MUTH ELECTRIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Muth Electric, Inc. (the Company), a South Dakota corporation, focuses on providing electrical system installation and repair services primarily for residential and commercial facilities. The Company performs the majority of its contract work under fixed-price contracts with contract terms generally ranging from one to 12 months. The Company performs the majority of its work in South Dakota and surrounding states.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the nine months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the estimated useful life of the asset. Depreciation expense was approximately $142,000, $185,000, $224,000 and $212,000 for the years ended December 31, 1994, 1995, 1996 and
September 30, 1997, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-

                              MUTH ELECTRIC, INC.

completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     The Company warrants labor and materials for the first year after installation of new electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable, as well as provides a general reserve for potential unknown adjustments.

  Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes. The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 9 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of

                              MUTH ELECTRIC, INC.

recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                              ESTIMATED       DECEMBER 31,      SEPTEMBER 30,
                                             USEFUL LIVES   -----------------   -------------
                                               IN YEARS      1995      1996         1997
                                             ------------   -------   -------   -------------
Transportation equipment...................        5        $   806   $   868      $  890
Machinery and equipment....................        7            466       635         707
Leasehold improvements.....................       40            409       479         517
Furniture and fixtures.....................        5            403       425         444
                                                            -------   -------      ------
                                                              2,084     2,407       2,558
Less -- Accumulated depreciation and
  amortization.............................                  (1,138)   (1,267)     (1,425)
                                                            -------   -------      ------
          Property and equipment, net......                 $   946   $ 1,140      $1,133
                                                            =======   =======      ======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                           DECEMBER 31,    SEPTEMBER 30,
                                                           -------------   -------------
                                                           1995     1996       1997
                                                           ----     ----   -------------
Balance at beginning of period...........................  $60      $55         $63
Additions (deductions) to costs and expenses.............   (5)       8          28
                                                           ---      ---         ---
Balance at end of period.................................  $55      $63         $91
                                                           ===      ===         ===

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                           DECEMBER 31,     SEPTEMBER 30,
                                                         ----------------   -------------
                                                          1995      1996        1997
                                                         ------    ------   -------------
Accounts payable, trade................................  $  652    $  757      $1,258
Accrued compensation and benefits......................     376       520         435
Other accrued expenses.................................     593       403         484
                                                         ------    ------      ------
                                                         $1,621    $1,680      $2,177
                                                         ======    ======      ======

                              MUTH ELECTRIC, INC.

     Electrical system installation contracts in progress are as follows (in thousands):

                                                          DECEMBER 31,       SEPTEMBER 30,
                                                       -------------------   -------------
                                                         1995       1996         1997
                                                       --------    -------   -------------
Costs incurred on contracts in progress..............  $  9,215    $ 7,159      $ 7,250
Estimated earnings, net of losses....................     1,914      1,277        2,082
                                                       --------    -------      -------
                                                         11,129      8,436        9,332
Less -- Billings to date.............................   (10,889)    (8,180)      (9,200)
                                                       --------    -------      -------
                                                       $    240    $   256      $   132
                                                       ========    =======      =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts..............................  $    545    $   436      $   675
Less: Billings in excess of costs and estimated
  earnings on uncompleted contracts..................      (305)      (180)        (543)
                                                       --------    -------      -------
                                                       $    240    $   256      $   132
                                                       ========    =======      =======

5. LINE OF CREDIT:

     The Company has three lines of credit with a bank totaling $1,140,000 of available credit. The line of credit expires January 1998 and bears interest at 9 percent. The line of credit is unsecured. At September 30, 1997, borrowings outstanding under the line of credit were $540,000.

6. EMPLOYEE BENEFIT PLAN:

     The Company has a defined 401(k) contribution profit-sharing plan. The Plan provides for the Company to match one-half of the first 5 percent contributed by each employee. Total contributions by the Company under the plan were approximately $83,000, $93,000 and $85,000 for the years ending December 31, 1995, 1996 and September 31, 1997 respectively. The Company may also make discretionary contributions. The Company declared discretionary contributions of $70,000 and $65,000 for the years ended December 31, 1995 and 1996, respectively, and had accrued approximately $74,000 at December 31, 1996, relating to all contributions to be funded in the subsequent fiscal year.

7. RELATED-PARTY TRANSACTIONS:

     The Company periodically will obtain loans from the stockholder to meet current cash needs. The Company will also loan out excess funds to the stockholder. Loans neither to nor from the stockholder are charged interest. A total of $172,000 was due from a stockholder at September 30, 1997.

     The Company has an outstanding trade receivable in the amount of $74,000 to a company owned by a member of the stockholder's family.

     The Company also provides real estate management services to a company owned by the stockholder.

     The Company leases facilities from the Company's stockholder. The leases expire annually. The rent paid under these related-party leases was approximately $95,000, $118,000 and $115,000 for the years ended December 31, 1995 and 1996 and September 30, 1997, respectively.

8. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, lines of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

                              MUTH ELECTRIC, INC.

9. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers compensation and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

     The Company is self-insured for medical claims up to $20,000 per year per covered individual. Claims in excess of these amounts are covered by a stop-loss policy. The Company has recorded reserves for its portion of self-insured claims based on estimated claims incurred through December 31, 1995 and 1996 or 1997.

10. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company did not have sales greater than 10 percent of total sales to any one customer during the years ended December 31, 1994, 1995 and 1996 or September 30, 1997.

     In addition, the Company grants credit, generally without collateral, to its customers located primarily in the Midwest region. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the Midwest. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pollock Electric Inc.:

     We have audited the accompanying balance sheets of Pollock Electric Inc., a Texas corporation, as of October 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pollock Electric Inc. as of October 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                 ARTHUR ANDERSEN LLP
Houston, Texas
November 14, 1997

                             POLLOCK ELECTRIC INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                OCTOBER 31,
                                                              ----------------    SEPTEMBER 30,
                                                               1995      1996         1997
                                                              ------    ------    -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  302    $  222       $  347
  Accounts receivable --
     Trade, net of allowance of $96, $178 and $175,
       respectively.........................................   2,204     4,030        4,536
     Retainage..............................................      99       566          765
     Other receivables......................................      40         4           13
  Inventories, net..........................................      --        --           18
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     399       202          767
  Deferred tax asset........................................     161       263          343
  Prepaid expenses and other current assets.................      49       115          198
                                                              ------    ------       ------
          Total current assets..............................   3,254     5,402        6,987
PROPERTY AND EQUIPMENT, net.................................     280       341          379
                                                              ------    ------       ------
          Total assets......................................  $3,534    $5,743       $7,366
                                                              ======    ======       ======

                             LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable and capital lease obligations...............  $   28    $   67       $  167
  Advances outstanding under line of credit.................     625     1,350        1,610
  Accounts payable and accrued expenses.....................   1,378     3,013        3,335
  Income taxes payable......................................     354       181          231
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     234       317          889
  Unearned revenue and other current liabilities............      14        13          146
                                                              ------    ------       ------
          Total current liabilities.........................   2,633     4,941        6,378
                                                              ------    ------       ------
CAPITAL LEASE OBLIGATIONS, net of current portion...........      75        75           71
DEFERRED TAX LIABILITY......................................      20        20           21
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000,000 shares authorized,
     1,000 shares issued and outstanding....................       1         1            1
  Additional paid-in capital................................       9         9            9
  Retained earnings.........................................     796       697          886
                                                              ------    ------       ------
          Total stockholder's equity........................     806       707          896
                                                              ------    ------       ------
          Total liabilities and stockholder's equity........  $3,534    $5,743       $7,366
                                                              ======    ======       ======

   The accompanying notes are an integral part of these financial statements.

                             POLLOCK ELECTRIC INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                               YEAR ENDED           YEAR ENDED      ELEVEN MONTHS ENDED
                                               OCTOBER 31,         SEPTEMBER 30,       SEPTEMBER 30,
                                         -----------------------   -------------    --------------------
                                          1995         1996            1997           1996        1997
                                         -------   -------------   -------------    --------    --------
                                                                                        (UNAUDITED)
REVENUES...............................  $13,002      $15,816         $20,291        $13,305     $17,780
COST OF SERVICES (including
  depreciation)........................   10,602       13,534          16,670         11,646      14,782
                                         -------      -------         -------        -------     -------
          Gross profit.................    2,400        2,282           3,621          1,659       2,998
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.............................    2,149        2,463           2,895          2,083       2,515
                                         -------      -------         -------        -------     -------
          Income (loss) from
            operations.................      251         (181)            726           (424)        483
                                         -------      -------         -------        -------     -------
OTHER INCOME (EXPENSE):
  Interest expense.....................      (77)        (104)           (172)           (87)       (155)
  Other................................       --          156               3            154           1
                                         -------      -------         -------        -------     -------
          Other income (expense),
            net........................      (77)          52            (169)            67        (154)
                                         -------      -------         -------        -------     -------
INCOME (LOSS) BEFORE INCOME TAXES......      174         (129)            557           (357)        329
PROVISION (BENEFIT) FOR INCOME TAXES...       82          (30)            214           (104)        140
                                         -------      -------         -------        -------     -------
NET INCOME (LOSS)......................  $    92      $   (99)        $   343        $  (253)    $   189
                                         =======      =======         =======        =======     =======

   The accompanying notes are an integral part of these financial statements.

                             POLLOCK ELECTRIC INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  ELEVEN MONTHS
                                                 YEAR ENDED       YEAR ENDED          ENDED
                                                 OCTOBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                               ---------------   -------------   ---------------
                                               1995     1996         1997         1996     1997
                                               -----   -------   -------------   -------   -----
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................  $  92   $   (99)     $   343      $  (253)  $ 189
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities --
     Depreciation and amortization...........     64       107          131           83     107
     Deferred income taxes...................   (141)     (103)         (35)        (146)    (78)
     Changes in operating assets and
       liabilities --
       (Increase) decrease in --
          Accounts receivable................    577    (2,257)      (1,479)      (1,492)   (714)
          Inventories........................     --        --          (18)          --     (18)
          Costs and estimated earnings in
            excess of billings on uncompleted
            contracts........................   (164)      197         (234)        (134)   (565)
          Prepaid expenses and other current
            assets...........................    (30)      (41)         (78)         (71)    (83)
       Increase (decrease) in --
          Accounts payable and accrued
            expenses.........................   (546)    1,635        1,143          815     323
          Income taxes payable...............    170      (172)         120         (243)     49
          Billings in excess of costs and
            estimated earnings on uncompleted
            contracts........................      9        83           19          636     572
          Unearned revenue and other current
            liabilities......................    (31)       (1)         103           29     133
                                               -----   -------      -------      -------   -----
          Net cash provided by (used in)
            operating activities.............     --      (651)          15         (776)    (85)
                                               -----   -------      -------      -------   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment........    (77)     (154)        (175)        (112)   (133)
                                               -----   -------      -------      -------   -----
          Net cash used in investing
            activities.......................    (77)     (154)        (175)        (112)   (133)
                                               -----   -------      -------      -------   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit........    241       725          484          609     343
                                               -----   -------      -------      -------   -----
          Net cash provided by financing
            activities.......................    241       725          484          609     343
                                               -----   -------      -------      -------   -----
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................    164       (80)         324         (279)    125
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................    138       302           23          302     222
                                               -----   -------      -------      -------   -----
CASH AND CASH EQUIVALENTS, end of period.....  $ 302   $   222      $   347      $    23   $ 347
                                               =====   =======      =======      =======   =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for --
     Interest................................  $  77   $   104      $   171      $    88   $ 155
     Income taxes............................     21       245           38          245      38

   The accompanying notes are an integral part of these financial statements.

                             POLLOCK ELECTRIC INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                COMMON STOCK     ADDITIONAL                  TOTAL
                                               ---------------    PAID-IN     RETAINED   STOCKHOLDER'S
                                               SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                               ------   ------   ----------   --------   -------------
BALANCE, October 31, 1994....................  1,000     $ 1        $ 9        $  704       $  714
  Net income.................................     --      --         --            92           92
                                               -----     ---        ---        ------       ------
BALANCE, October 31, 1995....................  1,000       1          9           796          806
  Net income.................................     --      --         --           (99)         (99)
                                               -----     ---        ---        ------       ------
BALANCE, October 31, 1996....................  1,000       1          9           697          707
  Net income (unaudited).....................     --      --         --           189          189
                                               -----     ---        ---        ------       ------
BALANCE, September 30, 1997..................  1,000     $ 1        $ 9        $  886       $  896
                                               =====     ===        ===        ======       ======

   The accompanying notes are an integral part of these financial statements.

                             POLLOCK ELECTRIC INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Pollock Electric Inc., a Texas corporation (the Company), provides electrical system installation, data and fiber optic cabling installation and repair services primarily for mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed-price contracts, with contract terms generally ranging from one to 12 months. The Company performs the majority of its work in the commercial and industrial markets in Harris County, Texas, and surrounding areas.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the eleven months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was $64,144, $107,242 and $131,190 for the years ended October 31, 1995 and 1996 and
September 30, 1997, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total

                             POLLOCK ELECTRIC INC.

estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reasonably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor and materials for the first year after installation of new electrical systems. The Company generally warrants labor for one year after servicing existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     Accounts receivable at October 31, 1995 and 1996 and September 30, 1997, include immaterial amounts of claims and unapproved change orders, however, the Company generally does not recognize change orders until they are approved.

     The Company provides an allowance for doubtful accounts based upon a percentage of gross sales revenue. In addition, the Company reserves for specific accounts when collection of such accounts is no longer probable.

  Income Taxes

     The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred tax assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of

                             POLLOCK ELECTRIC INC.

recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                            ESTIMATED       OCTOBER 31,      SEPTEMBER 30,
                                           USEFUL LIVES    --------------    -------------
                                             IN YEARS      1995     1996         1997
                                           ------------    -----    -----        ----
Transportation equipment.................       4-5        $  95    $ 132        $ 143
Machinery and equipment..................       5-7          221      267          331
Computer and telephone equipment.........         5          161      201          259
Leasehold improvements...................      5-39           71      107          119
Furniture and fixtures...................       5-7           15       24           24
                                                           -----    -----        -----
                                                             563      731          876
Less -- Accumulated depreciation and
  amortization...........................                   (283)    (390)        (497)
                                                           -----    -----        -----
          Property and equipment, net....                  $ 280    $ 341        $ 379
                                                           =====    =====        =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                          OCTOBER 31,     SEPTEMBER 30,
                                                          ------------    -------------
                                                          1995    1996        1997
                                                          ----    ----        ----
Balance at beginning of period..........................  $ 68    $ 96         $178
Additions to costs and expenses.........................    59     108           26
Deductions for uncollectible receivables written off and
  recoveries............................................   (31)    (26)         (29)
                                                          ----    ----         ----
Balance at end of period................................  $ 96    $178         $175
                                                          ====    ====         ====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                         OCTOBER 31,       SEPTEMBER 30,
                                                       ----------------    -------------
                                                        1995      1996         1997
                                                       ------    ------        ----
Accounts payable, trade..............................  $  944    $2,553       $2,859
Accrued compensation and benefits....................     301       344          302
Other accrued expenses...............................     133       116          174
                                                       ------    ------       ------
                                                       $1,378    $3,013       $3,335
                                                       ======    ======       ======

                             POLLOCK ELECTRIC INC.

     Electrical system installation contracts in progress are as follows (in thousands):

                                                        OCTOBER 31,        SEPTEMBER 30,
                                                     ------------------    -------------
                                                      1995       1996          1997
                                                     -------    -------    -------------
Costs incurred on contracts in progress............  $ 1,300    $ 6,592      $  9,484
Estimated earnings, net of losses..................      239        742         1,748
                                                     -------    -------      --------
                                                       1,539      7,334        11,232
Less -- Billings to date...........................   (1,374)    (7,449)      (11,354)
                                                     -------    -------      --------
                                                     $   165    $  (115)     $   (122)
                                                     =======    =======      ========
Costs and estimated earnings in excess of billings
  on uncompleted contracts.........................  $   399    $   202      $    767
Less -- Billings in excess of costs and estimated
  earnings on uncompleted contracts................     (234)      (317)         (889)
                                                     -------    -------      --------
                                                     $   165    $  (115)     $   (122)
                                                     =======    =======      ========

5. LINE OF CREDIT:

     The Company has a $2,500,000 line of credit with a bank. At October 31, 1995 and 1996 and September 30, 1997, unpaid borrowings were $625,000, $1,350,000 and $1,610,000, respectively. The line of credit expires February 28, 1998, and bears interest at the bank's prime lending rate plus 1 percent. The line of credit is personally guaranteed by Jon Pollock, sole stockholder and president of the Company, and is secured by all accounts, contract rights, chattel paper, instruments, general intangibles, rights to payments of any kind, all interest of the Company in any goods, and a blanket lien of all property and equipment. The borrowing base is limited to 75 percent of eligible accounts receivable that are outstanding less than 60 days from the invoice date.

     Interest is computed monthly on the unpaid balance and is payable monthly. The Company has restrictive and various financial covenants with which the Company was in compliance at September 30, 1997.

6. LEASES:

     The Company leases its office space from its sole stockholder and president under a lease agreement with a primary lease term of one year beginning November 15, 1991. At the expiration of the primary lease term, the Company exercised its option to extend the lease for an additional five-year period. Effective November 1, 1995, the lease agreement was modified to include additional office space. The basic rent was increased to $3,000 per month, and the expiration date was extended to November 30, 1998.

     In addition to the basic lease cost, the Company must pay insurance, actual taxes, maintenance and other operating costs. The rent paid under this related-party lease was approximately $20,000, $36,000 and $36,000 for the years ended October 31, 1995 and 1996 and September 30, 1997, respectively.

     Future minimum lease payments under this noncancelable operating lease are as follows (in thousands):

                                                       OCTOBER 31,    SEPTEMBER 30,
                                                       -----------    -------------
  1997.............................................        $36             $--
  1998.............................................         36              36
  1999.............................................          3               6
                                                           ---             ---
                                                           $75             $42
                                                           ===             ===

                             POLLOCK ELECTRIC INC.

     Certain vehicles and equipment have been leased under terms that constitute capital leases. Accordingly, the costs of the assets (the lower of the cash purchase price or the present value of the future minimum lease payments) were recorded as an addition to property and the related liabilities were recorded as lease obligations. The assets are amortized using the straight-line method, and interest expense is recorded on the basis of the outstanding lease obligation.

     The net present value of future minimum lease payments under the capital leases as recorded in short-term and long-term debt at October 31, 1996 and September 30, 1997, are as follows (in thousands):

Year ending October 31 --
  1997......................................................  $ 54
  1998......................................................    51
  1999......................................................    32
                                                              ----
Total lease payments........................................   137
Less -- Amounts representing interest.......................   (16)
                                                              ----
Present value of minimum lease payments.....................  $121
                                                              ====

Year ending September 30 --
  1998......................................................  $ 71
  1999......................................................    54
  2000......................................................    20
  2001......................................................     7
                                                              ----
Total lease payments........................................   152
Less -- Amounts representing interest.......................   (19)
                                                              ----
Present value of minimum lease payments.....................  $133
                                                              ====

7. INCOME TAXES:

     Federal and state income taxes are as follows (in thousands):

                                                  YEAR ENDED       YEAR ENDED
                                                 OCTOBER 31,      SEPTEMBER 30,
                                                --------------    -------------
                                                1995     1996         1997
                                                -----    -----    -------------
Federal --
  Current.....................................  $ 259    $  72        $ 318
  Deferred....................................   (187)     (99)        (122)
State --
  Current.....................................     35       10           39
  Deferred....................................    (25)     (13)         (21)
                                                -----    -----        -----
                                                $  82    $ (30)       $ 214
                                                =====    =====        =====

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income
(loss) for income taxes as follows (in thousands):

                                                  YEAR ENDED       YEAR ENDED
                                                 OCTOBER 31,      SEPTEMBER 30,
                                                --------------    -------------
                                                1995     1996         1997
                                                -----    -----    -------------
Income tax expense (benefit) at the statutory
  rate........................................  $  61    $ (45)       $ 194
Increase (decrease) resulting from --
  State income taxes, net of related tax
     effect...................................      6       (2)          12
  Nondeductible expenses......................     15       17            8
                                                -----    -----        -----
                                                $  82    $ (30)       $ 214
                                                =====    =====        =====

                             POLLOCK ELECTRIC INC.

     Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

                                                         OCTOBER 31,
                                                        --------------    SEPTEMBER 30,
                                                        1995     1996         1997
                                                        -----    -----    -------------
Deferred income tax assets --
  Bad debt reserve....................................  $  42    $  51        $  53
  Warranty reserve....................................     28       44           49
  Contracts...........................................     51       50           75
  Accrued expenses....................................     40      118          166
                                                        -----    -----        -----
          Total deferred income tax assets............    161      263          343
                                                        -----    -----        -----
Deferred income tax liabilities --
  Property and equipment..............................    (17)     (17)         (52)
  State taxes.........................................     (1)      (4)          (4)
  Contracts...........................................   (116)    (103)        (208)
                                                        -----    -----        -----
          Total deferred income tax liabilities.......   (134)    (124)        (264)
                                                        -----    -----        -----
          Total deferred income tax assets............  $  27    $ 139        $  79
                                                        =====    =====        =====

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                         OCTOBER 31,
                                                        --------------    SEPTEMBER 30,
                                                        1995     1996         1997
                                                        -----    -----    -------------
Deferred tax assets --
  Current.............................................  $ 161    $ 263        $ 343
  Long-term...........................................     --       --           --
                                                        -----    -----        -----
          Total.......................................    161      263          343
                                                        -----    -----        -----
Deferred tax liabilities --
  Current.............................................   (114)    (104)        (243)
  Long-term...........................................    (20)     (20)         (21)
                                                        -----    -----        -----
          Total.......................................   (134)    (124)        (264)
                                                        -----    -----        -----
          Net deferred income tax assets..............  $  27    $ 139        $  79
                                                        =====    =====        =====

8. RELATED-PARTY TRANSACTIONS:

     The Company leases its office space from its sole stockholder and president. Total payments made under this lease agreement were approximately $20,000, $36,000, and $36,000 for the years ended October 31, 1995 and 1996 and
September 30, 1997, respectively. (See Note 6).

     In 1995, the Company encouraged its employees to purchase personal computers by making the down payments for the purchases. The employees are repaying the Company through payroll deductions. The outstanding amounts are classified as accounts receivable, other in the accompanying balance sheets.

9. EMPLOYEE BENEFIT PLANS:

  Stock Appreciation Plan

     On May 4, 1994, the Company adopted a stock appreciation rights plan titled the Stock Unit Plan (the Plan). Under the Plan, stock rights or units were awarded to employees valued at the book value of the

                             POLLOCK ELECTRIC INC.

Company's stock at that date. Subsequent increases in the book value of the stock accrue to the benefit of the officer or employee, while decreases in the book value reduce accrued benefits. Payments of amounts accrued under the Plan are payable at retirement or resignation from the Company, except for cases of termination with cause, at which time the units and benefits are forfeited. Deferred compensation liability accrued under the Plan totaled $11,500, $17,435 and $17,435 at October 31, 1995 and 1996 and September 30, 1997, respectively. The change in the value of the stock appreciation rights under the Plan are recorded as compensation expense as the Company's net book value fluctuates.

  Stock Purchase Agreement

     The Company has entered into various agreements with certain of its officers to provide for business continuity in the event of the death of the Company's president and sole stockholder. The agreements provide for the purchase of life insurance on the Company's president through split-dollar arrangements and term insurance to provide funds for the officers of the Company to acquire the president's stock in the event of his death. All amounts advanced by the Company to pay premiums that are not subject to reimbursement from the officers shall be collectible by the Company from the net equity of the insurance policy or from the proceeds paid thereon.

  Profit-Sharing and 401(k) Plan

     Effective November 1, 1994, the Company established a defined contribution plan for its employees. Employees over the age of 21 are eligible to participate after one year of service with the Company. Under this plan, employees may elect to defer up to 15 percent of their salary, subject to Internal Revenue Code limits. The Company may make a discretionary match as well as a discretionary profit-sharing contribution. The Company's contribution for the years ended October 31, 1995 and 1996, totaled $16,970 and $22,466, respectively, and the Company has accrued approximately $21,500 at September 30, 1997, for contributions to be funded in the subsequent fiscal year.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit and notes payable. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, workers' compensation, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 16 percent of total sales to one major customer during the years ended October 31, 1995 and 1996. During the year ended September 30, 1997, the Company had sales of approximately 11% and 10% of total sales to two major customers.

                             POLLOCK ELECTRIC INC.

     In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors located primarily in Harris County, Texas, and surrounding areas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the commercial and industrial markets in this geographic region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charles P. Bagby, Co., Inc.:

     We have audited the accompanying balance sheets of Charles P. Bagby, Co., Inc., an Alabama S-Corporation, as of December 31, 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for the years ended December 31, 1996 and September 30, 1997 and for the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charles P. Bagby, Co., Inc. as of December 31, 1996 and September 30, 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and September 30, 1997, and for the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

                          CHARLES P. BAGBY, CO., INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................     $  624          $  851
  Accounts receivable --
     Trade, net of allowance of $42 and $48, respectively...      1,186           1,289
     Retainage..............................................        444             602
  Notes receivable, related party...........................          2              15
  Costs and estimated earnings in excess of billings on
     uncompleted
     contracts..............................................        167             755
  Prepaid expenses and other current assets.................        359             323
                                                                 ------          ------
          Total current assets..............................      2,782           3,835
PROPERTY AND EQUIPMENT, net.................................        221             246
                                                                 ------          ------
          Total assets......................................     $3,003          $4,081
                                                                 ======          ======

                           LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................     $1,402          $1,821
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................         66             366
                                                                 ------          ------
          Total current liabilities.........................      1,468           2,187
                                                                 ------          ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY
  Common stock, $1 par value, 1,000 shares authorized and
     outstanding............................................          1               1
  Retained earnings.........................................      1,534           1,893
                                                                 ------          ------
          Total stockholder's equity........................      1,535           1,894
                                                                 ------          ------
          Total liabilities and stockholder's equity........     $3,003          $4,081
                                                                 ======          ======

   The accompanying notes are an integral part of these financial statements.

                          CHARLES P. BAGBY, CO., INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                    NINE MONTHS
                                              YEAR ENDED     YEAR ENDED                ENDED
                                             DECEMBER 31,   SEPTEMBER 30,          SEPTEMBER 30,
                                             ------------   -------------   ---------------------------
                                                 1996           1997           1996           1997
                                             ------------   -------------   -----------   -------------
                                                                            (UNAUDITED)
REVENUES...................................     $7,634         $11,772        $5,105         $ 9,243
COST OF SERVICES (including depreciation)..      6,412           9,920         4,419           7,927
                                                ------         -------        ------         -------
          Gross profit.....................      1,222           1,852           686           1,316
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................        680           1,140           364             824
                                                ------         -------        ------         -------
          Income from operations...........        542             712           322             492
                                                ------         -------        ------         -------
OTHER INCOME (EXPENSE):
  Other....................................         39              (2)           37              (4)
                                                ------         -------        ------         -------
          Other income (expense), net......         39              (2)           37              (4)
                                                ------         -------        ------         -------
NET INCOME.................................     $  581         $   710        $  359         $   488
                                                ======         =======        ======         =======

   The accompanying notes are an integral part of these financial statements.

                          CHARLES P. BAGBY, CO., INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     NINE MONTHS
                                                   YEAR ENDED     YEAR ENDED     ENDED SEPTEMBER 30,
                                                  DECEMBER 31,   SEPTEMBER 30,   -------------------
                                                      1996           1997           1996       1997
                                                  ------------   -------------   -----------   -----
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................     $ 581          $   710        $  359      $ 488
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities --
     Depreciation and amortization..............        21               23            15         17
     Changes in operating assets and
       liabilities -- (Increase) decrease in --
          Accounts receivable...................      (764)            (879)         (159)      (274)
          Costs and estimated earnings in excess
            of billings on uncompleted
            contracts...........................       (15)            (697)           94       (588)
          Prepaid expenses and other current
            assets..............................      (136)              83          (183)        36
       Increase (decrease) in --
          Accounts payable and accrued
            expenses............................       130            1,131          (582)       419
          Billings in excess of costs and
            estimated earnings on uncompleted
            contracts...........................        51              315            37        301
          Other, net............................        30               12            20          2
                                                     -----          -------        ------      -----
          Net cash provided by (used in)
            operating activities................      (102)             698          (399)       401
                                                     -----          -------        ------      -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment...........       (20)             (48)          (16)       (54)
                                                     -----          -------        ------      -----
          Net cash used in investing
            activities..........................       (20)             (48)          (16)       (54)
                                                     -----          -------        ------      -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term borrowings.........................        --              230            --        230
  Payments on short-term borrowings.............        --             (230)                    (230)
  Distributions to shareholders.................      (360)            (480)          (10)      (120)
                                                     -----          -------        ------      -----
          Net cash used in financing
            activities..........................      (360)            (480)          (10)      (120)
                                                     -----          -------        ------      -----
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...................................      (482)             170          (425)       227
                                                     -----          -------        ------      -----
CASH AND CASH EQUIVALENTS, beginning of
  period........................................     1,106              681         1,106        624
                                                     -----          -------        ------      -----
CASH AND CASH EQUIVALENTS, end of
  period........................................     $ 624          $   851        $  681      $ 851
                                                     =====          =======        ======      =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for --
     Interest...................................     $   1          $    10        $    1      $  10

   The accompanying notes are an integral part of these financial statements.

                          CHARLES P. BAGBY, CO., INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                        COMMON STOCK                       TOTAL
                                                      -----------------    RETAINED    STOCKHOLDER'S
                                                      SHARES    AMOUNT     EARNINGS       EQUITY
                                                      ------    -------    --------    -------------
BALANCE, December 31, 1995..........................  1,000     $     1     $1,283        $1,284
  Distributions to shareholder......................     --          --       (360)         (360)
  Net unrealized gains..............................     --          --         30            30
  Net income........................................     --          --        581           581
                                                      -----     -------     ------        ------
BALANCE, December 31, 1996..........................  1,000           1      1,534         1,535
  Distributions to shareholder......................     --          --       (120)         (120)
  Net unrealized gains (losses).....................     --          --         (9)           (9)
  Net income........................................     --          --        488           488
                                                      -----     -------     ------        ------
BALANCE, September 30, 1997.........................  1,000     $     1     $1,893        $1,894
                                                      =====     =======     ======        ======

   The accompanying notes are an integral part of these financial statements.

                          CHARLES P. BAGBY, CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Charles P. Bagby, Co., Inc. (an Alabama S-Corporation), and its majority-owned subsidiary, Haymaker Electric, Ltd. (collectively, the "Company"), focuses on providing electrical system installation and repair services primarily for mid-sized to large commercial facilities. The Company performs the majority of its contract work under cost-plus-fee contracts and fixed price contracts, with contract terms generally ranging from two to 18 months. The Company performs the majority of its work in the state of Alabama. All significant intercompany activity has been eliminated in consolidation.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the nine months ended September 30, 1996, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was $21,000 for the year ended December 31, 1996, and $23,000 for the year ended September 30, 1997.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract

                          CHARLES P. BAGBY, CO., INC.

performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company is an Alabama sub-chapter S corporation and is not subject to federal income tax. The earnings of the Company are taxable to the individual stockholder.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                          CHARLES P. BAGBY, CO., INC.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                 ESTIMATED
                                                USEFUL LIVES    DECEMBER 31,    SEPTEMBER 30,
                                                  IN YEARS          1996            1997
                                                ------------    ------------    -------------
Transportation equipment......................       5-6           $  52            $  84
Machinery and equipment.......................      5-10              33               33
Buildings and leasehold improvements..........        40             208              208
Furniture and fixtures........................      3-10              83               93
                                                                   -----            -----
                                                                     376              418
Less -- Accumulated depreciation and
  amortization................................                      (155)            (172)
                                                                   -----            -----
          Property and equipment, net.........                     $ 221            $ 246
                                                                   =====            =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1996            1997
                                                             ------------    -------------
Balance at beginning of period.............................      $22              $26
Additions to costs and expenses............................       20               22
                                                                 ---              ---
Balance at end of period...................................      $42              $48
                                                                 ===              ===

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1996            1997
                                                             ------------    -------------
Accounts payable, trade....................................     $  685          $1,120
Accrued compensation and benefits..........................        175             624
Other accrued expenses.....................................        542              77
                                                                ------          ------
                                                                $1,402          $1,821
                                                                ======          ======

     Electrical system installation contracts in progress are as follows (in thousands):

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1996            1997
                                                             ------------    -------------
Costs incurred on contracts in progress....................    $ 4,304          $ 5,937
Estimated earnings, net of losses..........................        546            1,321
                                                               -------          -------
                                                                 4,850            7,258
Less -- Billings to date...................................     (4,749)          (6,869)
                                                               -------          -------
                                                               $   101          $   389
                                                               =======          =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts....................................    $   167          $   755
Less -- Billings in excess of costs and estimated earnings
  on uncompleted contracts.................................        (66)            (366)
                                                               -------          -------
                                                               $   101          $   389
                                                               =======          =======

                          CHARLES P. BAGBY, CO., INC.

5. LONG-TERM DEBT:

     The Company has a $650,000 line of credit with a bank. The line of credit expires June 30, 1998, and bears interest at 1 percent over the prime lending rate. The line of credit is secured by a stockholder of a partner corporation. No borrowings were outstanding under this line of credit at December 31, 1996 or September 30, 1997.

6. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan. The plan provides for the Company to match 3 percent of the gross salary of each employee subject to certain limitations. All participants are immediately fully vested. Total contributions by the Company under the plan were approximately $51,000 for the year ended December 31, 1996, and $106,000 for the year ended September 30, 1997.

7. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, a line of credit and short-term borrowings. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

8. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

9. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales comprising approximately 10%, 11% and 11% of total sales to three major customers during the years ended December 31, 1996 and September 30, 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Amber Electric, Inc.:

     We have audited the accompanying balance sheets of Amber Electric, Inc., a Florida corporation, as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amber Electric, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

                              AMBER ELECTRIC, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31,
                                                              ----------------    SEPTEMBER 30,
                                                               1995      1996         1997
                                                              ------    ------    -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   83    $  565        $  988
  Accounts receivable --
     Trade, net of allowance of $28, $40 and $51,
       respectively.........................................   1,159     1,382         2,365
     Retainage..............................................     468       518           470
  Inventories...............................................      39        28            25
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      25       151           119
  Employee advances (Note 8)................................       2        29             4
  Note receivable, related party (Note 8)...................      --        --           123
  Deferred tax asset........................................      36        65            63
  Prepaid expenses and other current assets.................      22        --            54
                                                              ------    ------        ------
          Total current assets..............................   1,834     2,738         4,211
PROPERTY AND EQUIPMENT, net.................................     284       380           516
NOTE RECEIVABLE, related party (Note 8).....................      37        58            --
                                                              ------    ------        ------
          Total assets......................................  $2,155    $3,176        $4,727
                                                              ======    ======        ======
                             LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   96    $  133        $  179
  Line of credit............................................     101        --            --
  Accounts payable and accrued expenses.....................     696     1,157         1,276
  Income taxes payable......................................       3       244           676
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     355       408           196
  Note payable, related party (Note 8)......................      --       100            --
  Deferred tax liability....................................     129        97           122
                                                              ------    ------        ------
          Total current liabilities.........................   1,380     2,139         2,449
                                                              ------    ------        ------
LONG-TERM DEBT, net of current maturities...................     573       538           568
DEFERRED TAX LIABILITY......................................      38        45            52
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 7,500 shares authorized, 1,100
     shares issued and outstanding..........................       1         1             1
  Retained earnings.........................................     597       887         2,091
  Treasury stock, 539 shares, at cost.......................    (434)     (434)         (434)
                                                              ------    ------        ------
          Total stockholder's equity........................     164       454         1,658
                                                              ------    ------        ------
          Total liabilities and stockholder's equity........  $2,155    $3,176        $4,727
                                                              ======    ======        ======

   The accompanying notes are an integral part of these financial statements.

                              AMBER ELECTRIC, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                YEAR ENDED                       NINE MONTHS ENDED
                                               DECEMBER 31,       YEAR ENDED       SEPTEMBER 30,
                                             -----------------   SEPTEMBER 30,   -----------------
                                              1995      1996         1997         1996      1997
                                             -------   -------   -------------   -------   -------
                                                                                    (UNAUDITED)
REVENUES...................................  $ 9,728   $13,878      $16,386      $10,572   $13,080
COST OF SERVICES (including
  depreciation)............................    8,635    12,215       13,415        8,710     9,910
                                             -------   -------      -------      -------   -------
          Gross profit.....................    1,093     1,663        2,971        1,862     3,170
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................      957     1,160        1,379          978     1,197
                                             -------   -------      -------      -------   -------
          Income from operations...........      136       503        1,592          884     1,973
                                             -------   -------      -------      -------   -------
OTHER INCOME (EXPENSE):
  Interest expense.........................      (65)      (51)         (45)         (51)      (45)
  Other....................................       24        36           69           10        43
                                             -------   -------      -------      -------   -------
          Other income (expense), net......      (41)      (15)          24          (41)       (2)
                                             -------   -------      -------      -------   -------
INCOME BEFORE PROVISION FOR INCOME TAXES...       95       488        1,616          843     1,971
PROVISION FOR INCOME TAXES.................       36       198          632          333       767
                                             -------   -------      -------      -------   -------
NET INCOME.................................  $    59   $   290      $   984      $   510   $ 1,204
                                             =======   =======      =======      =======   =======

   The accompanying notes are an integral part of these financial statements.

                              AMBER ELECTRIC, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      NINE MONTHS
                                                     YEAR ENDED                          ENDED
                                                    DECEMBER 31,     YEAR ENDED      SEPTEMBER 30,
                                                    -------------   SEPTEMBER 30,   ---------------
                                                    1995    1996        1997        1996     1997
                                                    -----   -----   -------------   -----   -------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................  $  59   $ 290       $ 984       $ 510   $ 1,204
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization................     62      87         172          61       146
     Bad debt expense.............................     17      35          37           9        11
     (Gain) Loss on sale of property and
       equipment..................................     --       5          --           4        (1)
     Increase in cash surrender value of life
       insurance policy...........................    (14)     --          --          --        --
     Deferred income taxes........................    (41)     24          89         (31)       34
     Changes in operating assets and
       liabilities --
       (Increase) decrease in --
          Accounts receivable.....................   (299)   (308)     (1,142)       (112)     (946)
          Inventories.............................     15      11          11           3         3
          Costs and estimated earnings in excess
            of billings on uncompleted
            contracts.............................     (6)   (126)         35        (129)       32
          Employee advances.......................     14     (27)         13         (15)       25
          Prepaid expenses and other current
            assets................................     (7)     22         (13)        (19)      (54)
          Note receivable, related party..........     --     (21)        (65)        (21)      (65)
       Increase (decrease) in --
          Accounts payable and accrued expenses...     20     461         392         188       119
          Billings in excess of costs and
            estimated earnings on uncompleted
            contracts.............................    304      53          12        (171)     (212)
          Income taxes payable....................     49     163         218         377       432
     Other, net...................................      4       1          (6)                   (7)
                                                    -----   -----       -----       -----   -------
       Net cash provided by operating
          activities..............................    177     670         737         654       721
                                                    -----   -----       -----       -----   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment....      5       2           8           2         8
  Additions of property and equipment.............   (155)   (190)       (323)       (157)     (290)
                                                    -----   -----       -----       -----   -------
          Net cash used in investing activities...   (150)   (188)       (315)       (155)     (282)
                                                    -----   -----       -----       -----   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Note payable, related party.....................     --     100          --          --      (100)
  Borrowings of line of credit....................    101      --          --          --        --
  Payments of line of credit......................   (125)   (101)         --        (101)       --
  Borrowings of long-term debt....................    104     131         236          95       200
  Payments of long-term debt......................    (74)   (130)       (163)        (83)     (116)
                                                    -----   -----       -----       -----   -------
          Net cash provided by (used in) financing
            activities............................      6      --          73         (89)      (16)
                                                    -----   -----       -----       -----   -------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........     33     482         495         410       423
CASH AND CASH EQUIVALENTS, beginning of period....     50      83         493          83       565
                                                    -----   -----       -----       -----   -------
CASH AND CASH EQUIVALENTS, end of period..........  $  83   $ 565       $ 988       $ 493   $   988
                                                    =====   =====       =====       =====   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest.....................................  $  65   $  51       $  45       $  51   $    45
     Income taxes.................................     27      10         303           8       301

   The accompanying notes are an integral part of these financial statements.

                              AMBER ELECTRIC, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                  COMMON STOCK                               TOTAL
                                                 ---------------   RETAINED   TREASURY   STOCKHOLDER'S
                                                 SHARES   AMOUNT   EARNINGS    STOCK        EQUITY
                                                 ------   ------   --------   --------   -------------
BALANCE, December 31, 1994.....................  1,100      $1      $  538     $(434)        $  105
  Net income...................................     --      --          59        --             59
                                                 -----      --      ------     -----         ------
BALANCE, December 31, 1995.....................  1,100       1         597      (434)           164
  Net income...................................     --      --         290        --            290
                                                 -----      --      ------     -----         ------
BALANCE, December 31, 1996.....................  1,100       1         887      (434)           454
  Net income (unaudited).......................     --      --       1,204        --          1,204
                                                 -----      --      ------     -----         ------
BALANCE, September 30, 1997....................  1,100      $1      $2,091     $(434)        $1,658
                                                 =====      ==      ======     =====         ======

   The accompanying notes are an integral part of these financial statements

                              AMBER ELECTRIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Amber Electric, Inc. (the Company), a Florida corporation, focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from two to 12 months. The Company performs the majority of its work in central Florida.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the nine months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the related assets. Leasehold improvements are capitalized and amortized over the estimated useful life of the asset. Depreciation and amortization expense was approximately $62,000, $87,000 and $172,000 for the years ended December 31, 1995, 1996, and September 30, 1997, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                              AMBER ELECTRIC, INC.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for one year after servicing of existing electrical systems.

  Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of

                              AMBER ELECTRIC, INC.

recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                            ESTIMATED       DECEMBER 31,     SEPTEMBER 30,
                                           USEFUL LIVES    --------------    -------------
                                             IN YEARS      1995     1996         1997
                                           ------------    -----    -----    -------------
Transportation equipment.................    3-7           $ 430    $ 541       $  631
Machinery and equipment..................    3-7             101       78           99
Leasehold improvements...................      5-39           76       74           87
Furniture and fixtures...................    3-7             121       91          191
                                                           -----    -----       ------
                                                             728      784        1,008
Less - Accumulated depreciation and
  amortization...........................                   (444)    (404)        (492)
                                                           -----    -----       ------
          Property and equipment, net....                  $ 284    $ 380       $  516
                                                           =====    =====       ======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                        DECEMBER 31,       SEPTEMBER 30,
                                                      -----------------    -------------
                                                       1995      1996          1997
                                                      -------   -------    -------------
Balance at beginning of period......................  $    17   $    28       $   40
Additions to costs and expenses.....................       17        35           11
Deductions for uncollectible receivables written off
  and recoveries....................................       (6)      (23)          --
                                                      -------   -------       ------
Balance at end of period............................  $    28   $    40       $   51
                                                      =======   =======       ======

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                        DECEMBER 31,       SEPTEMBER 30,
                                                      -----------------    -------------
                                                       1995      1996          1997
                                                      -------   -------    -------------
Accounts payable, trade.............................  $   537   $   882       $1,006
Accrued compensation and benefits...................       84       110          187
Other accrued expenses..............................       75       165           83
                                                      -------   -------       ------
                                                      $   696   $ 1,157       $1,276
                                                      =======   =======       ======

                              AMBER ELECTRIC, INC.

     Electrical system installation contracts in progress are as follows (in thousands):

                                                        DECEMBER 31,       SEPTEMBER 30,
                                                      -----------------    -------------
                                                       1995      1996          1997
                                                      -------   -------    -------------
Costs incurred on contracts in progress.............  $ 1,912   $ 2,100       $ 1,582
Estimated earnings, net of losses...................      333       258           192
                                                      -------   -------       -------
                                                        2,245     2,358         1,774
Less -- Billings to date............................   (2,575)   (2,615)       (1,851)
                                                      -------   -------       -------
                                                      $  (330)  $  (257)      $   (77)
                                                      =======   =======       =======
Costs and estimated earnings in excess of billings
  on uncompleted contracts..........................  $    25   $   151       $   119
     Less -- Billings in excess of costs and
       estimated earnings on uncompleted
       contracts....................................     (355)     (408)         (196)
                                                      -------   -------       -------
                                                      $  (330)  $  (257)      $   (77)
                                                      =======   =======       =======

5. LONG-TERM DEBT:

     Long-term debt consists of notes payable to various banks. The debt is secured by certain equipment. The notes are payable in monthly installments including interest at rates ranging from 8 percent to 10.9 percent.

     The Company has a note payable to a former stockholder payable in monthly installments of $4,333, including interest at 7.5 percent, due August 2004. The debt is guaranteed by the majority stockholder. The balance of such debt was approximately $330,000, $302,000 and $279,000 at December 31, 1995, 1996 and
September 30, 1997, respectively.

     The Company also has a note payable outstanding to an individual with a 5 percent stated interest rate and an 8.12 percent imputed interest rate. The note is payable in monthly installments of principal and interest of $1,893, collateralized by equipment and inventories, and is due February 2005. The balance of the note was approximately $168,000, $153,000 and $142,000 at December 31, 1995, 1996 and September 30, 1997, respectively.

     The maturities of long-term debt as of September 30, 1997, are as follows (in thousands):

Year ending December 31 --
     1998...................................................  $179
     1999...................................................   155
     2000...................................................   115
     2001...................................................    76
     2002...................................................    70
     Thereafter.............................................   152
                                                              ----
                                                              $747
                                                              ====

     At September 30, 1997 and December 31, 1996, the Company had a $500,000 line of credit with a bank, collateralized by accounts receivable and certain other assets. Interest is payable monthly at the bank's prime rate (8.5 percent at September 30, 1997). The agreement stipulates a minimum interest rate of 8 percent. Any amounts available are limited to 75 percent of eligible accounts receivable, as defined. At September 30, 1997 and December 31, 1996, the entire amount of the line remains available to be borrowed. The line of credit is subject to a continuing guarantee by the Company's majority stockholder. The line of credit is due on demand, but in no event no later than July 5, 1998.

                              AMBER ELECTRIC, INC.

     At December 31, 1995, the maximum amount available under such line of credit was approximately $99,000 as the Company had a $200,000 line of credit with the bank.

6. LEASES:

     The Company leases office space from the majority stockholder under a month-to-month operating lease. Rent expense incurred under this related-party lease was approximately $67,000, $81,000 and $83,000 for the years ended December 31, 1995, 1996 and September 30, 1997, respectively.

     There are no future minimum lease payments under this operating lease.

7. INCOME TAXES (IN THOUSANDS):

     Federal income taxes are as follows:

                                                           YEAR ENDED      YEAR ENDED
                                                          DECEMBER 31,    SEPTEMBER 30,
                                                          ------------    -------------
                                                          1995    1996        1997
                                                          ----    ----    -------------
Federal --
  Current...............................................  $  1    $224        $510
  Deferred..............................................    30     (54)         32
State --
  Current...............................................    --      27          95
  Deferred..............................................     5       1          (5)
                                                          ----    ----        ----
                                                          $ 36    $198        $632
                                                          ====    ====        ====

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows:

                                                            YEAR ENDED      YEAR ENDED
                                                           DECEMBER 31,    SEPTEMBER 30,
                                                           ------------    -------------
                                                           1995    1996        1997
                                                           ----    ----    -------------
Provision at the statutory rate..........................  $33     $171        $565
Increase resulting from --
  State income taxes, net of related federal benefit.....    3       19          59
  Permanent differences, primarily meals and
     entertainment.......................................   --        8           8
                                                           ---     ----        ----
                                                           $36     $198        $632
                                                           ===     ====        ====

                              AMBER ELECTRIC, INC.

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                         DECEMBER 31,     SEPTEMBER 30,
                                                        --------------    -------------
                                                        1995     1996         1997
                                                        -----    -----    -------------
Deferred tax assets --
  Allowance for doubtful accounts.....................  $  11    $  17        $  20
  Other accrued expenses not deducted for tax
     purposes.........................................     25       48           43
                                                        -----    -----        -----
          Total.......................................     36       65           63
                                                        -----    -----        -----
Deferred tax liabilities --
  Accounting for long-term contracts..................   (129)     (97)        (122)
  Bases differences on property and equipment and
     capital
     lease accounting.................................    (38)     (45)         (52)
                                                        -----    -----        -----
          Total.......................................   (167)    (142)        (174)
                                                        -----    -----        -----
          Net deferred income tax liabilities.........  $(131)   $ (77)       $(111)
                                                        =====    =====        =====

     The net deferred tax assets and liabilities are comprised of the following:

                                                         DECEMBER 31,     SEPTEMBER 30,
                                                         -------------    -------------
                                                         1995     1996        1997
                                                         -----    ----    -------------
Deferred tax assets --
  Current..............................................  $  36    $ 65        $  63
  Long-term............................................     --      --           --
                                                         -----    ----        -----
          Total........................................     36      65           63
                                                         -----    ----        -----
Deferred tax liabilities --
  Current..............................................   (129)    (97)        (122)
  Long-term............................................    (38)    (45)         (52)
                                                         -----    ----        -----
          Total........................................   (167)   (142)        (174)
                                                         -----    ----        -----
          Net deferred tax liability...................  $(131)   $(77)       $(111)
                                                         =====    ====        =====

8. RELATED-PARTY TRANSACTIONS:

     During 1995, the Company transferred its interest in the cash surrender value of life insurance policies in exchange for a note receivable bearing annual interest of 4 percent to a partnership controlled by the majority stockholder of the Company. The entire principal and accrued interest is due August 2005. The Company continues to pay premiums for this policy, also increasing the receivable.

     The Company had a note payable to the majority stockholder at December 31, 1996, which represented a bonus to the stockholder and was loaned to the Company without interest attached. The balance was subsequently paid to the stockholder.

     The Company will advance money to employees on occasion. Advanced amounts are based on certain levels of employment and are repaid to the Company based on a variety of repayment plans.

9. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan. The plan provides for the Company to match, on a discretionary basis, one-half of the first 4 percent contributed by each employee. Total

                              AMBER ELECTRIC, INC.

contributions by the Company under the plan were approximately $31,000, $44,000 and $56,000 for the years ending December 31, 1995, 1996 and September 30, 1997, respectively. The Company had accrued approximately $5,000 at September 30, 1997, for contributions to be funded in the subsequent fiscal year.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, employee advances, notes receivable, a line of credit, accounts payable, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

     The Company provides for workers' compensation insurance through a partially self-insured plan whereby the Company is responsible for certain incurred losses with a maximum of 125 percent of standard state-rated workers' compensation premiums. Estimated claims incurred during the years ended December 31, 1995, 1996 and September 30, 1997 were not material. Accordingly, the Company has not recorded any reserves for its portion of self-insurance claims. During 1997, the Company enrolled in a secured individual preferred dividend safety incentive program for workers' compensation with a maximum premium of 100 percent of the total normal state-rated premium. Employee health insurance is provided for under a fully insured medical plan consisting of HMO and POS programs.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 16 percent of total sales to one major customer for the year ended December 31, 1995, sales of approximately 15 and 13 percent of total sales to two major customers for the year ended December 31, 1996, and sales of approximately 22 percent of total sales to one major customer during the year ended September 30, 1997.

     In addition, the Company grants credit, generally without collateral, to its customers, which are real estate operations, general contractors, etc., located primarily in central Florida. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the central Florida region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Daniel Electrical Contractors, Inc. and
  Daniel Electrical of Treasure Coast Inc.:

     We have audited the accompanying combined balance sheets of Daniel Electrical Contractors, Inc., a Florida corporation, and Daniel Electrical of Treasure Coast Inc., a Florida corporation, as of December 31, 1995 and 1996 and September 30, 1997, and the related combined statements of operations, cash flows and stockholder's equity for the years then ended and for the nine months ended September 30, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc., as of December 31, 1995 and 1996 and September 30, 1997, and the combined results of their operations and their cash flows for the years then ended and for the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                            COMBINED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                DECEMBER 31,
                                                              ----------------    SEPTEMBER 30,
                                                               1995      1996         1997
                                                              ------    ------    -------------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   62    $  411       $  917
  Investments...............................................     393       694        1,504
  Accounts receivable --
     Trade, net of allowance of $68, $69 and $115,
       respectively.........................................   1,819     1,444        3,443
     Retainage, net of allowance of $ -- , $12 and $12,
       respectively.........................................     815     1,353        1,294
     Employee receivables (Note 7)..........................       8        17           30
  Inventories...............................................     103        84           23
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     119       719          510
  Prepaid expenses and other current assets.................      24        35          166
                                                              ------    ------       ------
          Total current assets..............................   3,343     4,757        7,887
PROPERTY AND EQUIPMENT, net.................................     322       371          541
                                                              ------    ------       ------
          Total assets......................................  $3,665    $5,128       $8,428
                                                              ======    ======       ======
            LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   46    $   34       $   62
  Accounts payable and accrued expenses.....................   1,325       946        1,840
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     121       752        1,370
  Deposit on contract in progress...........................      --       500           --
  Other current liabilities (Note 7)........................     477       114           81
                                                              ------    ------       ------
          Total current liabilities.........................   1,969     2,346        3,353
                                                              ------    ------       ------
LONG-TERM DEBT, net of current maturities...................      42        52          102
OTHER LONG-TERM LIABILITIES (Note 7)........................     483       483          483
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1 and $0.01 par value, 7,500 and 2,000
     shares authorized, 7,500 and 100 shares issued and
     outstanding at December 31, 1995, 1996, and September
     30, 1997 for Daniel Electrical Contractors, Inc. and
     Daniel Electrical of Treasure Coast Inc.,
     respectively...........................................       8         8            8
  Retained earnings.........................................   1,110     2,111        4,131
  Unrealized gain on securities.............................      53       128          351
                                                              ------    ------       ------
          Total stockholder's equity........................   1,171     2,247        4,490
                                                              ------    ------       ------
          Total liabilities and stockholder's equity........  $3,665    $5,128       $8,428
                                                              ======    ======       ======

    The accompanying notes are an integral part of these combined financial statements.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                             YEAR ENDED                            NINE MONTHS
                                            DECEMBER 31,       YEAR ENDED      ENDED SEPTEMBER 30,
                                          -----------------   SEPTEMBER 30,   ---------------------
                                           1995      1996         1997           1996        1997
                                          -------   -------   -------------   -----------   -------
                                                                              (UNAUDITED)
REVENUES................................  $12,049   $12,585      $18,409        $8,846      $14,670
COST OF SERVICES (including
  depreciation).........................   11,725     9,713       13,518         6,675       10,480
                                          -------   -------      -------        ------      -------
          Gross profit..................      324     2,872        4,891         2,171        4,190
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................    1,502     1,884        2,316         1,360        1,792
                                          -------   -------      -------        ------      -------
          Income (loss) from
            operations..................   (1,178)      988        2,575           811        2,398
                                          -------   -------      -------        ------      -------
OTHER INCOME (EXPENSE):
  Interest expense......................      (46)      (73)         (60)          (58)         (45)
  Other.................................       71        86          100            48           62
                                          -------   -------      -------        ------      -------
          Other income (expense), net...       25        13           40           (10)          17
                                          -------   -------      -------        ------      -------
NET INCOME (LOSS).......................  $(1,153)  $ 1,001      $ 2,615        $  801      $ 2,415
                                          =======   =======      =======        ======      =======

    The accompanying notes are an integral part of these combined financial statements.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                 YEAR ENDED                          NINE MONTHS
                                                DECEMBER 31,      YEAR ENDED     ENDED SEPTEMBER 30,
                                              ----------------   SEPTEMBER 30,   --------------------
                                               1995      1996        1997           1996        1997
                                              -------   ------   -------------   -----------   ------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................  $(1,153)  $1,001      $ 2,615         $ 801      $2,415
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities --
     Depreciation and amortization..........      113      125          141           100         116
     Provision for bad debts................       29      205          229            23          47
     Loss on abandonment of leasehold
       improvements.........................       --       --           34            --          34
     Changes in operating assets and
       liabilities --
       (Increase) decrease in --
          Accounts receivable...............      423     (185)      (1,606)         (577)     (1,998)
          Inventories.......................       14       19           37            43          61
          Costs and estimated earnings in
            excess of billings on
            uncompleted contracts...........      733     (600)          45          (436)        209
          Prepaid expenses and other current
            assets..........................       25      (11)        (158)           17        (130)
       Increase (decrease) in --
          Accounts payable and accrued
            expenses........................     (567)    (379)         667          (151)        895
          Deposits on contracts in
            progress........................       --      500         (500)          500        (500)
          Billings in excess of costs and
            estimated earnings on
            uncompleted contracts...........      (92)     631          548           701         618
          Other current liabilities.........      (42)     (87)         (68)           (8)         11
                                              -------   ------      -------         -----      ------
          Net cash provided by (used in)
            operating activities............     (517)   1,219        1,984         1,013       1,778
                                              -------   ------      -------         -----      ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investments...................      (31)    (306)        (889)           (3)       (586)
  Additions of property and equipment.......      (97)    (175)        (444)          (84)       (353)
                                              -------   ------      -------         -----      ------
          Net cash used in investing
            activities......................     (128)    (481)      (1,333)          (87)       (939)
                                              -------   ------      -------         -----      ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............      350       17          171            --         154
  Payments of long-term debt................      (44)    (406)        (175)         (323)        (92)
  Distributions to stockholders.............       --       --         (395)           --        (395)
                                              -------   ------      -------         -----      ------
          Net cash provided by (used in)
            financing activities............      306     (389)        (399)         (323)       (333)
                                              -------   ------      -------         -----      ------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................     (339)     349          252           603         506
CASH AND CASH EQUIVALENTS, beginning of
  period....................................      401       62          665            62         411
                                              -------   ------      -------         -----      ------
CASH AND CASH EQUIVALENTS, end of period....  $    62   $  411      $   917         $ 665      $  917
                                              =======   ======      =======         =====      ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for --
  Interest..................................  $    20   $  113      $   102         $  18      $    7

    The accompanying notes are an integral part of these combined financial statements.

                     DANIEL ELECTRICAL CONTRACTORS INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                           UNREALIZED
                                              COMMON STOCK                 GAIN (LOSS)        TOTAL
                                             ---------------   RETAINED        ON         STOCKHOLDER'S
                                             SHARES   AMOUNT   EARNINGS    SECURITIES        EQUITY
                                             ------   ------   --------   -------------   -------------
BALANCE, December 31, 1994.................  7,500      $8     $ 2,263        $(13)          $ 2,258
  Issuance of stock in Daniel Electrical of
     Treasure Coast Inc. ..................    100      --          --          --                --
  Change in unrealized gain on
     securities............................     --      --          --          66                66
  Net loss.................................     --      --      (1,153)         --            (1,153)
                                             -----      --     -------        ----           -------
BALANCE, December 31, 1995.................  7,600       8       1,110          53             1,171
  Change in unrealized gain on
     securities............................     --      --          --          75                75
  Net income...............................     --      --       1,001          --             1,001
                                             -----      --     -------        ----           -------
BALANCE, December 31, 1996.................  7,600       8       2,111         128             2,247
  Distributions to stockholders............     --      --        (395)         --              (395)
  Change in unrealized gain on
     securities............................     --      --          --         223               223
  Net income...............................     --      --       2,415          --             2,415
                                             -----      --     -------        ----           -------
BALANCE, September 30, 1997................  7,600      $8     $ 4,131        $351           $ 4,490
                                             =====      ==     =======        ====           =======

    The accompanying notes are an integral part of these combined financial statements.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc., (collectively, the Company), both Florida corporations focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts with contract terms generally ranging from six to 18 months. The Company performs the majority of its work in Dade County, Florida.

     The combined financial statements include the accounts of Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc. These entities are related by virtue of common ownership. All material intercompany transactions and balances have been eliminated in combination.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings)of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the nine months ended September 30, 1996 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Investments

     Investments in securities are classified as securities available for sale and consist of equity securities. Unrealized holding gains and losses on securities available-for-sale are reported as net amount as a separate component of stockholder's equity.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

lesser of the life of the lease or the estimated useful life of the asset. Depreciation and amortization expense was $113,000, $125,000 and $141,000 for the years ended December 31, 1995, 1996 and September 30, 1997, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed, except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes. The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's combined financial statements.

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairments would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the combined financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                              ESTIMATED       DECEMBER 31,
                                             USEFUL LIVES    --------------   SEPTEMBER 30,
                                               IN YEARS      1995     1996        1997
                                             ------------    -----    -----   -------------
Transportation equipment...................       5          $ 446    $ 517      $  597
Machinery and equipment....................       5            120      134         151
Computer and telephone equipment...........       5             92      114         141
Leasehold improvements.....................       5            116      144         209
Furniture and fixtures.....................       5             26       29          29
                                                             -----    -----      ------
                                                               800      938       1,127
Less -- Accumulated depreciation and
  amortization.............................                   (478)    (567)       (586)
                                                             -----    -----      ------
          Property and equipment, net......                  $ 322    $ 371      $  541
                                                             =====    =====      ======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                          DECEMBER 31,
                                                          -------------    SEPTEMBER 30,
                                                          1995    1996         1997
                                                          ----    -----    -------------
Balance at beginning of period..........................  $47     $  68        $  87
Additions to costs and expenses.........................   29       205          229
Deductions for uncollectible receivables written off and
  recoveries............................................   (8)     (192)        (189)
                                                          ---     -----        -----
          Balance at end of period......................  $68     $  81        $ 127
                                                          ===     =====        =====

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                         DECEMBER 31,
                                                        --------------    SEPTEMBER 30,
                                                         1995     1996        1997
                                                        ------    ----    -------------
Accounts payable, trade...............................  $1,009    $686       $1,296
Accrued compensation and benefits.....................      76      28          180
Other accrued expenses................................     240     232          364
                                                        ------    ----       ------
                                                        $1,325    $946       $1,840
                                                        ======    ====       ======

     Electrical system installation contracts in progress are as follows (in thousands):

                                                        DECEMBER 31,
                                                      -----------------    SEPTEMBER 30,
                                                       1995      1996          1997
                                                      ------    -------    -------------
Costs incurred on contracts in progress.............  $6,197    $ 8,381      $ 11,760
Estimated earnings, net of losses...................   1,238      2,993         4,120
                                                      ------    -------      --------
                                                       7,435     11,374        15,880
Less -- Billings to date............................  (7,437)   (11,407)      (16,740)
                                                      ------    -------      --------
                                                      $   (2)   $   (33)     $   (860)
                                                      ======    =======      ========
Costs and estimated earnings in excess of billings
  on uncompleted
  contracts.........................................  $  119    $   719      $    510
Less -- Billings in excess of costs and estimated
  earnings on uncompleted contracts.................    (121)      (752)       (1,370)
                                                      ------    -------      --------
                                                      $   (2)   $   (33)     $   (860)
                                                      ======    =======      ========

5. LONG-TERM DEBT:

     Long-term debt consists of installment obligations collateralized by certain transportation and computer equipment, and due in various monthly installments, including interest ranging from 6 percent to 11 percent.

     The maturities of long-term debt at September 30, 1997, are as follows (in thousands):

1998........................................................  $ 62
1999........................................................    44
2000........................................................    36
2001........................................................    15
2002........................................................     7
                                                              ----
                                                              $164
                                                              ====

     The Company has a $400,000 open line of credit with a bank. The line of credit bears interest based upon the prime lending rate, which was 8.25% at September 30, 1997. The line of credit is secured by the Company's investment in securities and borrowings under such line of credit are due on demand. No borrowings were outstanding under this line of credit at September 30, 1997.

6. LEASES:

     In February of 1997, the Company leased its Miami facility from a Limited Partnership which is controlled by the Company's stockholder. Prior to February 1997, the Company leased office space from a

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

third party, and such lease expired January 1997. The rent paid under this lease was approximately $71,000 for December 31, 1996. The Company leases its Vero Beach facility from a company which is owned by the Company's stockholder and is leased on a month-to-month basis.

7. RELATED-PARTY TRANSACTIONS:

  Related-Party Notes Payable

     The Company has a $483,000 subordinated long-term note payable to the president of the Company at December 31, 1995, 1996 and at September 30, 1997. The Company also has a $175,000, $115,000 and $81,000 note payable due on demand to the president of the Company at the respective periods.

  Related-Party Accounts Receivable

     The Company has an $8,000, $8,000 and $18,000 account receivable due from the president of the Company at December 31, 1995, 1996 and at September 30, 1997, respectively. The Company also has a $9,000 and $12,000 employee receivable at December 31, 1996 and at September 30, 1997, respectively.

  Related-Party Entertainment Expense

     Costs related to related-party entertainment expense amounted to $15,000, $8,000 and $4,000 for the years ended December 31, 1995, 1996 and September 30, 1997, respectively.

  Related-Party Compensation

     The Company paid $58,000, $72,000 and $72,000 for the years ended December 31, 1995, 1996 and September 30, 1997, respectively to a related-party company for compensation.

8. EMPLOYEE BENEFIT PLAN:

     The Company has a nonqualifying discriminatory pension plan for certain key executives. Contributions are subject to management's discretion. Total contributions by the Company under the plan were approximately $9,000, $14,000 and $14,000 for the years ended December 31, 1995, 1996 and September 30, 1997, respectively.

9. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, investments, accounts receivable, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

10. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is self-insured for medical claims up to $14,000 per year in total for all covered individuals. Additionally, the Company is part of the state's workers' compensation plan and is responsible for claims up to $100,000 per accident with a maximum aggregate exposure for 24 months of $500,000. Claims in excess of these amounts are covered by a stop-loss policy. Under the state's policy, the Company has a $305,000 letter of credit which expires April 1, 1998. The Company has recorded reserves for its portion of self-insured claims based on estimated claims incurred through March 31, 1995 and 1996, December 31, 1996, and September 30, 1997.

11. INVESTMENTS AVAILABLE-FOR-SALE:

     Investments in securities consist of equity securities and mutual funds with an aggregate market value of $393,000, $694,000 and $1,504,000 at December 31, 1995, 1996 and September 30, 1997, respectively, and unrealized holding gains of $66,000, $75,000 and $237,000 for the respective periods.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 32 percent and 21 percent of total sales to two major customers during the year ended December 31, 1995, sales of approximately 29 percent and 25 percent of total sales to two major customers during the year ended December 31, 1996, and sales of approximately 30 percent and 38 percent of total sales to two major customers during the year ended September 30, 1997.

     In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors located primarily in southern Florida. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the southern Florida region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Summit Electric of Texas, Incorporated:

     We have audited the accompanying balance sheets of Summit Electric of Texas, Incorporated, a Texas corporation, as of March 31, 1997 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Electric of Texas, Incorporated as of March 31, 1997 and September 30, 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   57        $  157
  Accounts receivable --
     Trade, net of allowance of $112 and $122,
      respectively..........................................    2,270         2,543
     Retainage..............................................      128            91
     Receivable from stockholder............................       --            66
     Other receivables......................................        6             8
  Deferred tax asset........................................       69            69
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      239           178
  Prepaid expenses and other current assets.................       25            27
                                                               ------        ------
          Total current assets..............................    2,794         3,139
NOTES RECEIVABLE FROM RELATED PARTIES.......................      270           268
PROPERTY AND EQUIPMENT, net.................................      223           180
OTHER ASSETS................................................       49            50
                                                               ------        ------
          Total assets......................................   $3,336        $3,637
                                                               ======        ======
                         LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Short-term debt, including current maturities of long-term
     debt...................................................   $  819        $  808
  Accounts payable and accrued expenses.....................      974         1,494
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      436           182
  Other current liabilities.................................        3            19
                                                               ------        ------
          Total current liabilities.........................    2,232         2,503
                                                               ------        ------
LONG-TERM DEBT, net of current maturities...................      101            88
DEFERRED TAX LIABILITY......................................       11            11
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 10,000 shares authorized,
     1,000 shares issued and outstanding....................        1             1
  Retained earnings.........................................      991         1,034
                                                               ------        ------
          Total stockholder's equity........................      992         1,035
                                                               ------        ------
          Total liabilities and stockholder's equity........   $3,336        $3,637
                                                               ======        ======

   The accompanying notes are an integral part of these financial statements.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                        SIX MONTHS
                                                     YEAR ENDED    YEAR ENDED      ENDED SEPTEMBER 30,
                                                     MARCH 31,    SEPTEMBER 30,    --------------------
                                                        1997          1997           1996        1997
                                                     ----------   -------------    --------    --------
                                                                                       (UNAUDITED)
REVENUES...........................................   $10,565        $10,995         $5,735      $6,165
COST OF SERVICES (including depreciation)..........     9,157          9,454          4,946       5,243
                                                      -------        -------         ------      ------
          Gross profit.............................     1,408          1,541            789         922
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......     1,340          1,463            699         822
                                                      -------        -------         ------      ------
          Income from operations...................        68             78             90         100
                                                      -------        -------         ------      ------
OTHER INCOME (EXPENSE):
  Interest expense.................................       (56)           (79)           (19)        (42)
  Other............................................        25             23             13          11
                                                      -------        -------         ------      ------
          Other expense, net.......................       (31)           (56)            (6)        (31)
                                                      -------        -------         ------      ------
INCOME BEFORE PROVISION FOR INCOME TAXES...........        37             22             84          69
PROVISION FOR INCOME TAXES.........................        23             21             28          26
                                                      -------        -------         ------      ------
NET INCOME.........................................   $    14        $     1         $   56      $   43
                                                      =======        =======         ======      ======

   The accompanying notes are an integral part of these financial statements.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      SIX MONTHS
                                                                                         ENDED
                                                        YEAR ENDED    YEAR ENDED     SEPTEMBER 30,
                                                        MARCH 31,    SEPTEMBER 30,   -------------
                                                           1997          1997        1996    1997
                                                        ----------   -------------   -----   -----
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................    $  14          $   1       $  56   $  43
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities --
     Depreciation and amortization....................       72             75          38      41
     Provision for doubtful accounts..................       --             10          --      10
     Changes in operating assets and liabilities --
       (Increase) decrease in --
          Accounts receivable.........................      316           (420)        452    (284)
          Receivable from stockholder.................       56            (58)         48     (66)
          Other receivables...........................       32             42          25      35
          Costs and estimated earnings in excess of
            billings on uncompleted contracts.........     (105)           (45)          1      61
          Prepaid expenses and other current assets...      (23)            (8)        (16)     (1)
       Increase (decrease) in --
          Accounts payable and accrued expenses.......     (498)           541        (519)    520
          Billings in excess of costs and estimated
            earnings on uncompleted contracts.........       48           (153)        (52)   (253)
     Other, net.......................................        3             15           2      14
                                                          -----          -----       -----   -----
          Net cash provided by (used in) operating
            activities................................      (85)            --          35     120
                                                          -----          -----       -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments on notes receivable from related parties...        3              4           1       2
  Additions to property and equipment.................     (191)          (156)        (35)     --
                                                          -----          -----       -----   -----
          Net cash provided by (used in) investing
            activities................................     (188)          (152)        (34)      2
                                                          -----          -----       -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt and notes payable......      238            226           3      (9)
  Payments of long-term debt..........................      (19)           (24)         (8)    (13)
                                                          -----          -----       -----   -----
          Net cash provided by (used in) financing
            activities................................      219            202          (5)    (22)
                                                          -----          -----       -----   -----
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................      (54)            50          (4)    100
CASH AND CASH EQUIVALENTS, beginning of period........      111            107         111      57
                                                          -----          -----       -----   -----
CASH AND CASH EQUIVALENTS, end of period..............    $  57          $ 157       $ 107   $ 157
                                                          =====          =====       =====   =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest.........................................    $  56          $  79       $  19   $  42
     Income taxes.....................................       35             19          19       3

   The accompanying notes are an integral part of these financial statements.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        COMMON STOCK                      TOTAL
                                                      ----------------    RETAINED    STOCKHOLDER'S
                                                      SHARES    AMOUNT    EARNINGS       EQUITY
                                                      ------    ------    --------    -------------
BALANCE, March 31, 1996............................    1,000      $1       $  977        $  978
  Net income.......................................       --      --           14            14
                                                       -----      --       ------        ------
BALANCE, March 31, 1997............................    1,000       1          991           992
  Net income (unaudited)...........................       --      --           43            43
                                                       -----      --       ------        ------
BALANCE, September 30, 1997........................    1,000      $1       $1,034        $1,035
                                                       =====      ==       ======        ======

   The accompanying notes are an integral part of these financial statements.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Summit Electric of Texas, Incorporated (the Company), a Texas corporation, focuses on providing electrical system installation and repair services primarily for mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract duration generally ranging from two to eight months. The Company performs the majority of its work primarily in Houston, Texas.

     On a limited basis, the Company provides auto repair and restoration services to its sole stockholder (the Stockholder) and third parties. The revenues and cost of services related to such activities have not been removed from the Company's results of operations for the year ended March 31, 1997 and September 30, 1997, as such amounts are not material.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the six months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using an accelerated method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was $72,101 and $75,358 for the years ended March 31, 1997 and September 30, 1997, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

  New Accounting Pronouncement

     Effective April 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                    ESTIMATED
                                                   USEFUL LIVES    MARCH 31,   SEPTEMBER 30,
                                                     IN YEARS        1997          1997
                                                   ------------    ---------   -------------
Transportation equipment.........................         5          $ 450         $ 447
Machinery and equipment..........................         7             11            11
Computer and telephone equipment.................         5             84            84
Leasehold improvements...........................      31.5             52            52
Furniture and fixtures...........................         7             43            43
                                                                     -----         -----
                                                                       640           637
Less -- Accumulated depreciation and
  amortization...................................                     (417)         (457)
                                                                     -----         -----
          Property and equipment, net............                    $ 223         $ 180
                                                                     =====         =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
Balance at beginning of period..............................    $112          $112
Additions to costs and expenses.............................      --            10
Deductions for uncollectible receivables written off and
  recoveries................................................      --            --
                                                                ----          ----
Balance at end of period....................................    $112          $122
                                                                ====          ====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
Accounts payable, trade.....................................    $696         $ 1,175
Other accrued expenses......................................     278             319
                                                                ----         -------
                                                                $974         $ 1,494
                                                                ====         =======

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

     Electrical system installation contracts in progress are as follows (in thousands):

                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
Costs incurred on contracts in progress.....................   $ 6,482       $ 6,373
Estimated earnings, net of losses...........................     2,122         1,818
                                                               -------       -------
                                                                 8,604         8,191
Less -- Billings to date....................................    (8,801)       (8,195)
                                                               -------       -------
                                                               $  (197)      $    (4)
                                                               =======       =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................   $   239       $   178
  Less -- Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      (436)         (182)
                                                               -------       -------
          Net liability.....................................   $  (197)      $    (4)
                                                               =======       =======

5. LONG-TERM DEBT:

     Long-term debt consists of the following (in thousands):

                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
Note payable to bank bearing interest at 9.15%, payable in
  monthly installments of principal and interest of $2,612
  through October 2001, secured by transportation
  equipment.................................................    $117          $106
Note payable to a financing company bearing interest at
  7.9%, payable in monthly installments of principal and
  interest of $557 through January 1999, secured by
  transportation equipment..................................      11             9
                                                                ----          ----
                                                                 128           115
Less -- Current portion.....................................     (27)          (27)
                                                                ----          ----
  Long-term debt............................................    $101          $ 88
                                                                ====          ====

     The maturities of long-term debt are as follows (in thousands):

                                                              MARCH 31,   SEPTEMBER 30,
                         YEAR ENDED                           ---------   -------------
     1998...................................................    $ 27          $ 27
     1999...................................................      29            28
     2000...................................................      26            27
     2001...................................................      28            28
     2002...................................................      18             5
                                                                ----          ----
                                                                $128          $115
                                                                ====          ====

     The Company has a $1,000,000 line of credit with a bank. The line of credit expired September 30, 1997, and bears interest at 1 percent above the prime lending rate. The weighted average interest rate under this line of credit was
9.25 percent for fiscal 1997. The line of credit is secured by contracts receivable, equipment, furniture and fixtures, and the personal guarantee of the Stockholder. Outstanding borrowings under this line of credit at March 31, 1997, total $788,142.

     On September 30, 1997, the Company negotiated an amendment to its existing bank line of credit (the Amended Line of Credit). The Amended Line of Credit has a $1,500,000 borrowing base and is due

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

October 3, 1998. The Amended Line of Credit bears interest at 1 percent above the prime lending rate. Outstanding borrowings under this line of credit at September 30, 1997, total $779,458.

     The bank line of credit requires the Company to maintain certain net worth and profitability covenants. At March 31, 1997 and September 30, 1997, the Company was in compliance with its line-of-credit covenants, as amended.

6. LEASES:

     The Company leases a facility from a company which is owned by the Company's stockholder. The lease expires on November 30, 1998. The rent paid under this related-party lease was approximately $96,000 for each of the years ended March 31, 1997 and September 30, 1997. The Company also leases two facilities from third parties. The rent paid under these leases were approximately $7,144 and $15,051 for the years ended March 31, 1997 and September 30, 1997, respectively.

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

                                                                     YEAR ENDED
                                                              -------------------------
                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
     1998...................................................    $ 99          $ 99
     1999...................................................      66            26
     2000...................................................       1            --
     Thereafter.............................................      --            --
                                                                ----          ----
                                                                $166          $125
                                                                ====          ====

7. INCOME TAXES:

     Federal income taxes are as follows (in thousands):

                                                                     YEAR ENDED
                                                              -------------------------
                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
Current --
  Federal...................................................     $17           $19
  State.....................................................       6             2
                                                                 ---           ---
                                                                 $23           $21
                                                                 ===           ===

     Actual income tax expense differs from income tax expense computed by applying the blended U.S. federal and state statutory corporate rate of 28 percent to income before provision for income taxes as follows (in thousands):

                                                                      YEAR ENDED
                                                              --------------------------
                                                              MARCH 31,    SEPTEMBER 30,
                                                                 1997          1997
                                                              ----------   -------------
Provision at the statutory rate.............................     $10            $ 6
Increase resulting from --
  Permanent differences, primarily meals and
     entertainment..........................................       9             14
  State income tax, net of benefit for federal deduction....       4              1
                                                                 ---            ---
                                                                 $23            $21
                                                                 ===            ===

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities result principally from the following (in thousands):

                                                             MARCH 31,      SEPTEMBER 30,
                                                               1997             1997
                                                             ---------      -------------
Allowance for doubtful accounts............................    $ 40             $ 40
Warranty and contract allowances...........................      29               29
Bases difference on property and equipment.................     (15)             (29)
                                                               ----             ----
          Deferred tax assets..............................    $ 54             $ 40
                                                               ====             ====

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
Deferred tax assets --
  Current...................................................    $ 69          $ 69
  Long-term.................................................      --            --
                                                                ----          ----
          Deferred tax assets...............................      69            69
                                                                ----          ----
Deferred tax liabilities --
  Current...................................................      (4)          (18)
  Long-term.................................................     (11)          (11)
                                                                ----          ----
          Deferred tax liability............................     (15)          (29)
                                                                ----          ----
Net deferred tax assets.....................................    $ 54          $ 40
                                                                ====          ====

8. RELATED-PARTY TRANSACTIONS:

     Notes receivable from related parties consist of the following (in thousands):

                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
Note receivable from the Stockholder, bearing an interest
  rate of 7.07%, requiring monthly payments of interest,
  maturing November 1998....................................    $250          $250
Note receivable from the spouse of the Stockholder, bearing
  an interest rate of 8%, requiring monthly installments of
  principal and interest of $480, maturing April 2001.......      20            18
                                                                ----          ----
                                                                $270          $268
                                                                ====          ====

     The Company provides auto repair and restoration services to the Stockholder. The Stockholder reimbursed the Company $81,161 and $122,979 for such services for the years ended March 31, 1997 and September 30, 1997, respectively.

9. EMPLOYEE BENEFIT PLAN:

     The Company adopted a 401(k) savings and investment plan approved by the Internal Revenue Service effective January 1, 1996, covering all eligible Company employees. Contributions may be made to the plan by an employee at a percentage of salary but cannot exceed the maximum allowed by the Internal Revenue Code and may be matched by a discretionary Company contribution.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

     The Company's contributions to the plan for the years ended March 31, 1997 and September 30, 1997, totaled $24,747 and $24,660, respectively.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and short and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximate their fair values.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers' compensation and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     For the years ended March 31, 1997 and September 30, 1997, revenues from no one individual customer exceeded 10 percent of total revenues.

     In addition, the Company grants credit, generally without collateral, to its customers, which are primarily general contractors located in Houston, Texas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within Houston, Texas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thurman & O'Connell Corporation:

     We have audited the accompanying balance sheets of Thurman & O'Connell Corporation, a Kentucky corporation, as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thurman & O'Connell Corporation as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

                        THURMAN & O'CONNELL CORPORATION

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                 DECEMBER 31,
                                                               ----------------    SEPTEMBER 30,
                                                                1995      1996         1997
                                                               ------    ------    -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  860    $1,488        $1,160
  Accounts receivable --
     Trade, net of allowance of $37, $10 and $17,
       respectively.........................................    1,078       315           538
     Retainage..............................................      348        78           124
     Other receivables......................................       12        17             9
  Inventories...............................................    1,072       273           213
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................       --        22            52
  Prepaid expenses and other current assets.................        4        13            15
                                                               ------    ------        ------
          Total current assets..............................    3,374     2,206         2,111
PROPERTY AND EQUIPMENT, net.................................      342       306           301
                                                               ------    ------        ------
          Total assets......................................   $3,716    $2,512        $2,412
                                                               ======    ======        ======

                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................   $   13    $    6        $    7
  Accounts payable and accrued expenses.....................      663       242           262
  Dividends payable to stockholders.........................      160       200            --
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................    1,652       479           361
                                                               ------    ------        ------
          Total current liabilities.........................    2,488       927           630
                                                               ------    ------        ------
LONG-TERM DEBT, net of current maturities...................       96        93            88
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 2,000 shares authorized, 200
     shares issued and outstanding..........................      300       300           300
  Retained earnings.........................................      832     1,192         1,394
                                                               ------    ------        ------
          Total stockholders' equity........................    1,132     1,492         1,694
                                                               ------    ------        ------
          Total liabilities and stockholders' equity........   $3,716    $2,512        $2,412
                                                               ======    ======        ======

   The accompanying notes are an integral part of these financial statements.

                        THURMAN & O'CONNELL CORPORATION

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                 YEAR ENDED       YEAR ENDED         NINE MONTHS
                                                DECEMBER 31,     SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                               ---------------   -------------   --------------------
                                                1995     1996        1997          1996        1997
                                               ------   ------   -------------   --------    --------
                                                                                     (UNAUDITED)
REVENUES.....................................  $4,729   $4,551   $       4,049     $3,741      $3,239
COST OF SERVICES.............................   3,309    3,059           2,181      2,531       1,653
                                               ------   ------   -------------     ------      ------
          Gross profit.......................   1,420    1,492           1,868      1,210       1,586
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...................................     512      503             503        397         397
                                               ------   ------   -------------     ------      ------
          Income from operations.............     908      989           1,365        813       1,189
                                               ------   ------   -------------     ------      ------
OTHER INCOME (EXPENSE):
  Interest expense...........................     (13)      (8)             (6)        (6)         (4)
  Other......................................      36       65              70         46          51
                                               ------   ------   -------------     ------      ------
          Other income (expense), net........      23       57              64         40          47
                                               ------   ------   -------------     ------      ------
INCOME BEFORE INCOME TAX EXPENSE.............     931    1,046           1,429        853       1,236
INCOME TAX EXPENSE...........................      19       36              46         24          34
                                               ------   ------   -------------     ------      ------
NET INCOME...................................  $  912   $1,010   $       1,383     $  829      $1,202
                                               ======   ======   =============     ======      ======

   The accompanying notes are an integral part of these financial statements.

                        THURMAN & O'CONNELL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        NINE MONTHS
                                                      YEAR ENDED                           ENDED
                                                     DECEMBER 31,      YEAR ENDED      SEPTEMBER 30,
                                                   ----------------   SEPTEMBER 30,   ---------------
                                                    1995     1996         1997         1996     1997
                                                   ------   -------   -------------   ------   ------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $  912   $ 1,010      $ 1,383      $  829   $1,202
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization...............      53        49           51          37       39
     Provision to (reduction in) allowance for
       doubtful accounts.........................      13        10           36         (19)       7
     Loss (gain) on sale of property and
       equipment.................................      (1)       --           (1)         --       (1)
     Changes in operating assets and
       liabilities --
       (Increase) decrease in --
       Receivables...............................    (506)    1,018           (6)        756     (268)
       Inventories...............................    (405)      799          181         678       60
       Costs and estimated earnings in excess of
          billings on uncompleted contracts......      68       (22)         (28)        (24)     (30)
       Prepaid expenses and other current
          assets.................................      25        (9)          (9)         (2)      (2)
     Increase (decrease) in --
       Accounts payable and accrued expenses.....      (1)     (421)        (165)       (236)      20
       Billings in excess of costs and estimated
          earnings on uncompleted contracts......     916    (1,173)        (506)       (785)    (118)
                                                   ------   -------      -------      ------   ------
          Net cash provided by operating
            activities...........................   1,074     1,261          936       1,234      909
                                                   ------   -------      -------      ------   ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment...       1        --           23          --       23
  Additions of property and equipment............     (42)      (13)         (62)         (7)     (56)
                                                   ------   -------      -------      ------   ------
          Net cash used in investing
            activities...........................     (41)      (13)         (39)         (7)     (33)
                                                   ------   -------      -------      ------   ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt...................      --       103          103          --       --
  Payments of long-term debt.....................     (63)     (113)        (110)         (7)      (4)
  Distributions to stockholders..................    (620)     (610)      (1,200)       (610)  (1,200)
                                                   ------   -------      -------      ------   ------
          Net cash used in financing
            activities...........................    (683)     (620)      (1,207)       (617)  (1,204)
                                                   ------   -------      -------      ------   ------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................     350       628         (310)        610     (328)
CASH AND CASH EQUIVALENTS, beginning of period...     510       860        1,470         860    1,488
                                                   ------   -------      -------      ------   ------
CASH AND CASH EQUIVALENTS, end of period.........  $  860   $ 1,488      $ 1,160       1,470   $1,160
                                                   ======   =======      =======      ======   ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for --
       Interest..................................  $   10   $     8      $     7      $    5   $    4
       Taxes.....................................  $    6   $    26      $    50      $   23   $   47

   The accompanying notes are an integral part of these financial statements.

                        THURMAN & O'CONNELL CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                        COMMON STOCK                      TOTAL
                                                      ----------------    RETAINED    STOCKHOLDERS'
                                                      SHARES    AMOUNT    EARNINGS       EQUITY
                                                      ------    ------    --------    -------------
BALANCE, December 31, 1994..........................   200       $300      $  580        $  880
  Distributions to stockholders.....................    --         --        (660)         (660)
  Net income........................................    --         --         912           912
                                                       ---       ----      ------        ------
BALANCE, December 31, 1995..........................   200        300         832         1,132
  Distributions to stockholders.....................    --         --        (650)         (650)
  Net income........................................    --         --       1,010         1,010
                                                       ---       ----      ------        ------
BALANCE, December 31, 1996..........................   200        300       1,192         1,492
  Distributions to stockholders (unaudited).........    --         --      (1,000)       (1,000)
  Net income (unaudited)............................    --         --       1,202         1,202
                                                       ---       ----      ------        ------
BALANCE, September 30, 1997.........................   200       $300      $1,394        $1,694
                                                       ===       ====      ======        ======

   The accompanying notes are an integral part of these financial statements.

                        THURMAN & O'CONNELL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Thurman & O'Connell Corporation (the Company), a Kentucky corporation, focuses on providing electrical system installation and repair services primarily to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from 12 to 24 months. The Company performs the majority of its work in Kentucky.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the nine months ended September 30, 1997 and 1996, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its principal cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense was approximately $53,000, $49,000 and $51,000 for the years ended December 31, 1995 and 1996 and September 30, 1997, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-

                        THURMAN & O'CONNELL CORPORATION
completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems.

  Income Taxes

     The stockholders of the Company have elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. The provision for income taxes in the accompanying financial statements relates to income and other taxes incurred by the Company in those localities that do not permit the Company to report its net income with that of its stockholders (S Corporation treatment). The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings (as defined in Note 1).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                        THURMAN & O'CONNELL CORPORATION

3. PROPERTY AND EQUIPMENT:

     Property and equipment, at cost, consists of the following (in thousands):

                                            ESTIMATED       DECEMBER 31,
                                           USEFUL LIVES    --------------    SEPTEMBER 30,
                                             IN YEARS      1995     1996         1997
                                           ------------    -----    -----    -------------
Land.....................................       --         $  25    $  25       $   25
Building.................................       30           206      206          206
Machinery and equipment..................        7            39       39           42
Transportation equipment.................        5           239      241          257
Computer and telephone equipment.........        7            19       24           26
Furniture and fixtures...................        7            20       23           21
                                                           -----    -----       ------
                                                             548      558          577
Less -- Accumulated depreciation and
  amortization...........................                   (206)    (252)        (276)
                                                           -----    -----       ------
                                                           $ 342    $ 306       $  301
                                                           =====    =====       ======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                           DECEMBER 31,
                                                           ------------    SEPTEMBER 30,
                                                           1995    1996        1997
                                                           ----    ----    -------------
Balance at beginning of period...........................  $24     $ 37        $ 18
Additions to costs and expenses..........................   13       10          36
Deductions for uncollectible receivables
  written off and recoveries.............................   --      (37)        (37)
                                                           ---     ----        ----
Balance at end of period.................................  $37     $ 10        $ 17
                                                           ===     ====        ====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                          DECEMBER 31,
                                                          ------------    SEPTEMBER 30,
                                                          1995    1996        1997
                                                          ----    ----    -------------
Accounts payable, trade.................................  $516    $130        $150
Accrued compensation and benefits.......................    50      60          64
Accrued cost overruns...................................    78      21          20
Accrued warranty costs..................................    10      10          10
Other accrued expenses..................................     9      21          18
                                                          ----    ----        ----
                                                          $663    $242        $262
                                                          ====    ====        ====

                        THURMAN & O'CONNELL CORPORATION

     Electrical system installation contracts in progress are as follows (in thousands):

                                                        DECEMBER 31,       SEPTEMBER 30,
                                                     ------------------    -------------
                                                      1995       1996          1997
                                                     -------    -------    -------------
Costs incurred on contracts in progress............  $ 2,159    $   623       $1,844
Estimated earnings, net of losses..................      721        229        1,466
                                                     -------    -------       ------
                                                       2,880        852        3,310
Less -- Billings to date...........................   (4,532)    (1,309)      (3,619)
                                                     -------    -------       ------
                                                     $(1,652)   $  (457)      $ (309)
                                                     =======    =======       ======
Costs and estimated earnings in excess of billings
  on uncompleted contracts.........................  $    --    $    22       $   52
  Less -- Billings in excess of costs and estimated
     earnings on uncompleted contracts.............   (1,652)      (479)        (361)
                                                     -------    -------       ------
                                                     $(1,652)   $  (457)      $ (309)
                                                     =======    =======       ======

5. LONG-TERM DEBT:

     During 1996, the Company refinanced the note payable to a bank which was in place at December 31, 1995, with a variable rate note payable. The note is payable in monthly principal and interest payments of $1,051 through October 2004, at which time any unpaid principal and interest is due. The note is collateralized by a cash account at the bank, and the Company has agreed not to pay dividends in excess of the Company's net income for any fiscal year. Interest is based upon a variable rate of 1% above the rate being offered on the sweep account (6% as of December 31, 1996 and September 30, 1997).

     At December 31, 1995, the Company had a note payable to a bank which required monthly principal payments of $1,051 plus interest at the prime rate (8.25% at December 31, 1995) through July 2008. Under the agreement, the Company agreed not to pay dividends in excess of the Company's net income for the year. The note was collateralized by the Company's land and building.

     The approximate aggregate maturities of long-term debt as of September 30, 1997, are as follows (in thousands):

YEAR ENDING DECEMBER 31 --
--------------------------
     1997...................................................  $ 2
     1998...................................................    7
     1999...................................................    8
     2000...................................................    8
     2001...................................................    9
     Thereafter.............................................   61
                                                              ---
                                                              $95
                                                              ===

     The Company has a $1,000,000 line of credit with a bank. The line of credit expires in April 1998 and bears interest at the prime lending rate. All receivables are pledged as collateral under the agreement, and the Company has agreed not to pay dividends in excess of net income for the year and to maintain its deposit accounts with the bank. There were no borrowings under this agreement at December 31, 1996 or September 30, 1997. In 1995, the Company had a $500,000 unsecured line of credit at prime with a bank, which expired in April 1996. There were no borrowings under this agreement during 1995 or 1996.

                        THURMAN & O'CONNELL CORPORATION

6. RELATED-PARTY TRANSACTIONS:

     The Company earned revenue for electrical contracting services from companies owned by a stockholder of approximately $47,000, $40,000 and $25,000 for the years ended December 31, 1995 and 1996, and September 30, 1997, respectively, with approximately $1,000, $2,000 and $4,000 of the revenue being recorded as receivables at the respective balance sheet dates. In addition, the Company had a receivable from another stockholder in the amount of approximately $1,000, $2,000 and $5,000 as of December 31, 1995 and 1996 and September 30,
1997, respectively, related to travel expense advances.

7. EMPLOYEE BENEFIT PLAN:

     During 1995, the Company adopted a defined contribution 401(k) savings plan covering employees meeting certain minimum service and age requirements, as defined. The plan provides for discretionary contributions on the part of the Company. For the years ended December 31, 1995 and 1996 and September 30, 1997, the Company elected to match 100% of the first 2 percent contributed by each employee. The contributions paid by the Company totaled approximately $9,000, $12,000 and $8,000 for the years ended December 31, 1995 and 1996 and September 30, 1997, respectively.

8. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit, and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

9. STOCKHOLDERS' AGREEMENT:

     The Company has a right of first refusal on any stock voluntarily offered for sale by a stockholder subject to certain terms and conditions. The redemption price shall be as determined by the stockholders on an annual basis or by formula which is contained in the agreement if a value has not been established by the stockholders. Such redemption price is payable in not more than 10 equal quarterly installments with interest at the prime rate. As of September 30, 1997 and December 31, 1996, the redemption price was determined to be $5.141 per share.

     Upon the death of any stockholder, the Company shall redeem the stock held by such stockholder provided that the redemption is requested in writing by the personal representative of the deceased stockholder within two months of the appointment of such representative or the Company elects to redeem such stock within the same two-month period. The redemption price pursuant to this paragraph is the same as described above. Such redemption price may be paid in full at the closing or in installments, the down payment being the greater of one-fifth of redemption price or any life insurance proceeds received by the Company resulting from the death of the stockholder with the balance payable in quarterly installments over not more than five years with interest at the prime rate. Coverage under the key-man term life insurance purchased by the Company totaled $1,000,000 as of December 31, 1995 and 1996 and September 30, 1997.

10. DIVIDENDS:

     As long as the election made by the stockholders to report the operations of the Company on their individual federal and state income tax returns remains in effect, the board of directors of the Company is required to declare a dividend, subsequent to the close of the Company's tax year and prior to the date when payment of individual income taxes is required, to provide the stockholders sufficient cash to pay any applicable individual income taxes resulting from the inclusion of the Company's taxable income on their individual income tax returns. In addition, at the discretion of the Company's board of directors, an additional

                        THURMAN & O'CONNELL CORPORATION
minimum dividend shall be authorized which, when combined with the dividend required to meet the tax obligations of the shareholders, shall equal not less than 50 percent of the net pretax income of the Company.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is not currently involved in any significant disputes or legal actions, however, such actions could arise in the ordinary course of business.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 25, 18, 12, 12 and 11 percent of total sales to five major customers during 1995, sales of approximately 48, 11 and 10 percent of total sales to three major customers during 1996 and sales of approximately 26, 12 and 12 percent of total sales to three major customers during the year ended September 30, 1997.

     In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors in the commercial and industrial construction markets in Kentucky. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the commercial and industrial construction markets in this state. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Rodgers Electric Company, Inc.:

     We have audited the accompanying balance sheet of Rodgers Electric Company, Inc., a Washington corporation, as of September 30, 1997, and the related statement of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rodgers Electric Company, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
November 14, 1997

                         RODGERS ELECTRIC COMPANY, INC.

                                 BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                                   1997
                                                               -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................      $  818
  Accounts receivable --
     Trade, net of allowance of $15.........................         571
     Retainage..............................................          37
     Other receivables......................................           5
     Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................          20
  Deferred tax asset........................................          39
  Prepaid expenses and other current assets.................          29
                                                                  ------
          Total current assets..............................       1,519
PROPERTY AND EQUIPMENT, net.................................         393
OTHER ASSETS................................................         175
                                                                  ------
          Total assets......................................      $2,087
                                                                  ======
                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt, including current maturities of long-term
     debt...................................................      $   36
  Accounts payable and accrued expenses.....................         488
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................         109
  Income taxes payable......................................         213
                                                                  ------
          Total current liabilities.........................         846
                                                                  ------
LONG-TERM DEBT, net of current maturities...................          58
DEFERRED TAX LIABILITY......................................          75
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $100 par value, 500 shares authorized, 150
     shares issued and outstanding..........................          15
  Retained earnings.........................................       1,093
                                                                  ------
          Total stockholders' equity........................       1,108
                                                                  ------
          Total liabilities and stockholders' equity........      $2,087
                                                                  ======

   The accompanying notes are an integral part of these financial statements.

                         RODGERS ELECTRIC COMPANY, INC.

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
REVENUES....................................................     $3,325
COST OF SERVICES (including depreciation)...................      1,621
                                                                 ------
          Gross profit......................................      1,704
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................      1,238
                                                                 ------
          Income from operations............................        466
                                                                 ------
OTHER INCOME (EXPENSE):
  Interest expense..........................................         (7)
  Other.....................................................         36
                                                                 ------
          Other income, net.................................         29
                                                                 ------
INCOME BEFORE PROVISION FOR INCOME TAXES....................        495
PROVISION FOR INCOME TAXES..................................        178
                                                                 ------
NET INCOME..................................................     $  317
                                                                 ======

   The accompanying notes are an integral part of these financial statements.

                         RODGERS ELECTRIC COMPANY, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................      $ 317
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................         47
     Provision for doubtful accounts........................         11
     Changes in operating assets and liabilities --
       (Increase) decrease in --
          Accounts receivable...............................       (275)
          Costs and estimated earnings in excess of billings
          on uncompleted contracts..........................        (20)
          Deferred taxes, net...............................        (34)
          Other.............................................         14
       Increase (decrease) in --
          Accounts payable and accrued expenses.............        355
          Income taxes payable..............................        211
          Billings in excess of costs and estimated earnings
          on uncompleted contracts..........................        109
                                                                  -----
          Net cash provided by operating activities.........        735
                                                                  -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments on notes receivable from related parties.........          2
  Additions to property and equipment.......................       (170)
                                                                  -----
          Net cash used in investing activities.............       (168)
                                                                  -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt and notes payable............         70
  Payments of long-term debt................................        (23)
                                                                  -----
          Net cash provided by financing activities.........         47
                                                                  -----
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        614
CASH AND CASH EQUIVALENTS, beginning of period..............        204
                                                                  -----
CASH AND CASH EQUIVALENTS, end of period....................      $ 818
                                                                  =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest...............................................      $   7
     Income taxes...........................................         --

   The accompanying notes are an integral part of these financial statements.

                         RODGERS ELECTRIC COMPANY, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                          COMMON STOCK                      TOTAL
                                                        ----------------    RETAINED    STOCKHOLDERS'
                                                        SHARES    AMOUNT    EARNINGS       EQUITY
                                                        ------    ------    --------    -------------
BALANCE, September 30, 1996..........................      150     $15       $  776        $  791
  Net income.........................................       --      --          317           317
                                                           ---     ---       ------        ------
BALANCE, September 30, 1997..........................      150     $15       $1,093        $1,108
                                                           ===     ===       ======        ======

   The accompanying notes are an integral part of these financial statements.

                         RODGERS ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Principles of Presentation

     Rodgers Electric Company, Inc. is a Washington corporation. The Company provides electrical contracting services to commercial and industrial customers in Western Washington. Most of the Company's revenue is from partnering with customers and providing engineering services for design-build projects on a time and material basis with a guaranteed not-to-exceed price.

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using a straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was approximately $47,000 for the year ended September 30, 1997.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

                         RODGERS ELECTRIC COMPANY, INC.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective April 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                         RODGERS ELECTRIC COMPANY, INC.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                               ESTIMATED
                                                              USEFUL LIVES   SEPTEMBER 30,
                                                                IN YEARS         1997
                                                              ------------   -------------
Transportation equipment....................................        10           $ 434
Machinery and equipment.....................................        10              53
Leasehold improvements......................................     10-25              33
Furniture and fixtures......................................        10              96
                                                                                 -----
                                                                                   616
Less -- Accumulated depreciation and amortization...........                      (223)
                                                                                 -----
          Property and equipment, net.......................                     $ 393
                                                                                 =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                               SEPTEMBER 30,
                                                                   1997
                                                               -------------
Accounts payable, trade.....................................       $106
Payroll, profit sharing and related items...................        363
Other accrued expenses......................................         19
                                                                   ----
                                                                   $488
                                                                   ====

     Contracts in progress (in thousands):

                                                               SEPTEMBER 30,
                                                                   1997
                                                               -------------
Costs incurred on contracts in progress.....................       $321
Estimated earnings, net of losses...........................        472
                                                                   ----
                                                                    793
Less-Billings to date.......................................       (882)
                                                                   ----
                                                                   $(89)
                                                                   ====
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................       $ 20
  Less-Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       (109)
                                                                   ----
          Net liability.....................................       $(89)
                                                                   ====

                         RODGERS ELECTRIC COMPANY, INC.

5. LONG-TERM DEBT:

     Long-term debt consists of the following (in thousands):

                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
Notes payable to financing companies with interest rates
  ranging from 3.9% to 9.75%, payable in monthly
  installments of principal and interest through March 2002,
  secured by transportation equipment.......................        94
Less -- Current portion.....................................       (36)
                                                                  ----
  Long-term debt............................................      $ 58
                                                                  ====

     The maturities of long-term debt are as follows (in thousands):

                 YEAR ENDED SEPTEMBER 30 --
                 --------------------------
     1998...................................................      $ 36
     1999...................................................        27
     2000...................................................        18
     2001...................................................        10
     2002...................................................         3
                                                                  ----
                                                                  $ 94
                                                                  ====

6. RELATED PARTY TRANSACTIONS:

     The Company is located in a building owned by the sole stockholder which is leased to the Company with monthly lease payments of $2,200 per month.

7. INCOME TAXES:

     Federal income taxes are $178,000 for the fiscal year ended September 30, 1997.

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows (in thousands):

                                                               YEAR ENDED
                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
Provision at the statutory rate.............................      $173
Increase resulting from --
  Permanent differences, mainly meals and entertainment.....         5
                                                                  ----
                                                                  $178
                                                                  ====

                         RODGERS ELECTRIC COMPANY, INC.

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets result principally from the following (in thousands):

                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
Allowance for doubtful accounts and other...................      $ 39
Bases difference on property and equipment..................       (75)
                                                                  ----
          Net deferred tax liabilities......................      $(36)
                                                                  ====

9. EMPLOYEE BENEFIT PLAN:

     The Company has a profit sharing plan which covers substantially all qualified employees. The profit sharing contribution is made at the discretion of the Directors. Benefits payable under the profit sharing plan are limited to contributions made and earnings therein. Company contributions for the year ended September 30, 1997 were $192,000.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and short and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximate their fair values.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is periodically involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales greater than 10% of total sales to three major customers, comprising approximately 25%, 22% and 13% of sales during the year ended September 30, 1997.

     In addition, the Company grants credit, generally without collateral, to its customers, which are primarily commercial and industrial companies located in the North Puget Sound area of Western Washington. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors in that area, including cyclical changes in the aerospace industry. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................
Risk Factors..........................
The Company...........................
Use of Proceeds.......................
Price Range of Common Stock and
  Dividend Policy.....................
Selected Financial Data...............
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................
Business..............................
Management............................
Certain Transactions..................
Principal Stockholders................
Description of Capital Stock..........
Shares Eligible for Future Sale.......
Plan of Distribution..................
Legal Matters.........................
Experts...............................
Additional Information................
Index to Financial Statements.........

======================================================

======================================================

                                6,000,000 SHARES

                               [INTEGRATED LOGO]

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                                                          , 1998

======================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]
                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED FEBRUARY 3, 1998

PROSPECTUS

                                6,000,000 SHARES

                                   [IES LOGO]

                                  COMMON STOCK

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons (the "Selling Stockholders") who have received shares of common stock, par value $0.01 per share (the "Common Stock"), of Integrated Electrical Services, Inc. (the "Company") in connection with the acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Company will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by the Company. The Selling Stockholders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

     The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of 6,000,000 shares of Common Stock in connection with its acquisition of the securities and assets of other businesses.

     The Common Stock trades on The New York Stock Exchange (the "NYSE") under the symbol "IEE." Application will be made to list the shares of Common Stock offered hereby on the NYSE. The last reported sale price of the Common Stock on the NYSE on January 30, 1998 was $14 3/4 per share.

                            ------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1998.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]

                              PLAN OF DISTRIBUTION

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of Common Stock in connection with acquisitions by the Company of securities and assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock (such persons are herein referred to as "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

     Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NYSE, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. In addition or alternatively, shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

     The Company may agree to indemnify each Selling Stockholder as an Underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Stockholders may resell the shares offered hereby only if such securities are qualified for sale under applicable state securities or "blue sky" laws or exemptions from such registration and qualification requirements are available.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................
Risk Factors..........................
The Company...........................
Use of Proceeds.......................
Price Range of Common Stock and
  Dividend Policy.....................
Selected Financial Data...............
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................
Business..............................
Management............................
Certain Transactions..................
Principal Stockholders................
Description of Capital Stock..........
Shares Eligible for Future Sale.......
Plan of Distribution..................
Legal Matters.........................
Experts...............................
Additional Information................
Index to Financial Statements.........

======================================================

======================================================

                                6,000,000 SHARES

                               [INTEGRATED LOGO]

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                                                          , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(A)

SEC Registration Fee........................................  $25,444
Accounting Fees and Expenses................................    5,000
Legal Fees and Expenses.....................................    5,000
Printing Expenses...........................................    5,000
Transfer Agent's Fees.......................................    1,000
Miscellaneous...............................................    3,556
                                                              -------
  Total.....................................................  $45,000
                                                              =======

---------------

(a) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Eighth of the Company's Amended and Restated Certificate of Incorporation states that:

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eighth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     In addition, Article VI of the Company's Bylaws further provides that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law.

     The Company intends to enter into indemnification agreements with each of its executive officers and directors.

     Under Section 6 of the U.S. and International Purchase Agreements filed as Exhibits 1.1 and 1.2 to this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its officers and directors, and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act of 1933. The description presented below gives effect to the Company's 2,329.6-for-one stock split effected in October, 1997.

          (a) On June 26, 1997, the Company issued 2,329,600 shares of its Common Stock at an aggregate price of $1,000 to C. Byron Snyder, the Snyder Children's Trust and D. Merril Cummings.

          (b) On September 5, 1997, the Company issued 1,672,711 shares of its Common Stock to C. Byron Snyder, the Snyder Children's Trust, and to certain executive officers and key employees at an aggregate price of $718.

          (c) On October 17, 1997, the Company issued 50,000 shares of its Common Stock to certain executive officers and key employees at an aggregate price of $21.

          (d) See "Certain Transactions" for a discussion of the issuance of shares of Common Stock in connection with the Acquisitions.

     These transactions were completed without registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

        EXHIBIT
        -------
           2.1             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Ace
                              Electric, Inc., and all of the Stockholders of Ace
                              Electric, Inc. (Incorporated by reference to 2.1 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.2             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Amber
                              Electric, Inc., and all of the Stockholders of Amber
                              Electric, Inc. (Incorporated by reference to 2.2 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.3             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., BW
                              Consolidated, Inc., all of the Stockholders of BW
                              Consolidated, Inc., Bexar Electric Company, Ltd., Calhoun
                              Electric Company, Ltd. and the Employee Partners of such
                              partnerships. (Incorporated by reference to 2.3 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.4             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Daniel
                              Electrical Contractors, Inc., Daniel Electrical of
                              Treasure Coast Inc. and all of the Stockholders of Daniel
                              Electrical Contractors, Inc. and Daniel Electrical of
                              Treasure Coast Inc. (Incorporated by reference to 2.4 to
                              the Registration Statement on Form S-1 (File No. 333-
                              38715) of the Company)
           2.5             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Stark
                              Investments, Inc., and all of the Stockholders of Stark
                              Investments, Inc. (Incorporated by reference to 2.5 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.6             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Hatfield
                              Electric, Inc., and all of the Stockholders of Hatfield
                              Electric, Inc. (Incorporated by reference to 2.6 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.7             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., General
                              Partner, Inc., Charles P. Bagby Company, Inc. and all of
                              the Stockholders of General Partner, Inc., and Charles P.
                              Bagby Company, Inc. (Incorporated by reference to 2.7 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.8             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc.,
                              Houston-Stafford Electric, Inc., and all of the
                              Stockholders of Houston-Stafford Electric, Inc.
                              (Incorporated by reference to 2.8 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
           2.9             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Mills
                              Electrical Contractors, Inc., and all of the Stockholders
                              of Mills Electrical Contractors, Inc. (Incorporated by
                              reference to 2.9 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           2.10            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Muth
                              Electric, Inc., and all of the Stockholders of Muth
                              Electric, Inc. (Incorporated by reference to 2.10 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)

        EXHIBIT
        -------
           2.11            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Pollock
                              Electric Inc., and all of the Stockholders of Pollock
                              Electric Inc. (Incorporated by reference to 2.11 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.12            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thomas
                              Popp & Company and all of the Stockholders of Thomas Popp
                              & Company. (Incorporated by reference to 2.12 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.13            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Reynolds
                              Electric Corp., and all of the Stockholders of Reynolds
                              Electric Corp. (Incorporated by reference to 2.13 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.14            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Rodgers
                              Electric Company, Inc., and all of the Stockholders of
                              Rodgers Electric Company, Inc. (Incorporated by reference
                              to 2.14 to the Registration Statement on Form S-1 (File
                              No. 333-38715) of the Company)
           2.15            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Summit
                              Electric of Texas, Incorporated, and all of the
                              Stockholders of Summit Electric of Texas, Incorporated.
                              (Incorporated by reference to 2.15 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
           2.16            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thurman &
                              O'Connell Corporation, and all of the Stockholders of
                              Thurman & O'Connell Corporation. (Incorporated by
                              reference to 2.16 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           3.1             -- Amended and Restated Certificate of Incorporation as
                              amended. (Incorporated by reference to 3.1 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           3.2             -- Bylaws. (Incorporated by reference to 3.2 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           4.1             -- Specimen Common Stock Certificate. (Incorporated by
                              reference to 4.1 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           5.1             -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
          10.1             -- Form of Employment Agreement (Incorporated by reference to 10.1 to the Registration Statement on Form S-1 (File
                              No. 333-38715) of the Company)
          10.2             -- Form of Officer and Director Indemnification Agreement.
                              (Incorporated by reference to 10.2 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
          10.3             -- Integrated Electrical Services, Inc. 1997 Stock Plan.
                              (Incorporated by reference to 10.3 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
          10.4             -- Integrated Electrical Services, Inc. 1997 Directors Stock
                              Plan. (Incorporated by reference to 10.4 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
          10.5             -- Form of Credit Agreement among the Company, the Financial
                              Institutions named therein and NationsBank of Texas,
                              N.A., including form of Subsidiary Guaranty Agreement,
                              form of Pledge Agreement, form of promissory note, and
                              form of swing line note. Incorporated by reference to
                              10.5 to the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)

        EXHIBIT
        -------
          10.6             -- Form of Agreement to be entered into by the Company and the stockholders set forth on Schedule A thereto.
                              (Incorporated by reference to 10.6 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
          21.1             -- List of Subsidiaries (Incorporated by reference to 21.1 to the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company) .
          23.1             -- Consent of Andrews & Kurth L.L.P. (included in Exhibit
                              5.1).
          23.2             -- Consent of Arthur Andersen LLP.
          24.1             -- Power of Attorney (included in signature page set forth on page II-7).

 (b) Financial statement schedules

     None.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON FEBRUARY 2, 1998.

                                            Integrated Electrical Services, Inc.

                                            By:       /s/ JON POLLOCK
                                              ----------------------------------
                                                         Jon Pollock
                                              President, Chief Executive Officer
                                                         and Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jon Pollock, Jim P. Wise and John F. Wombwell, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 2, 1998.

                      SIGNATURE                                    TITLE
                   /s/ JON POLLOCK                     President, Chief Executive
-----------------------------------------------------    Officer and Director
                     Jon Pollock                         (Principal Executive
                                                         Officer)

                   /s/ JIM P. WISE                     Senior Vice President and
-----------------------------------------------------    Chief Financial Officer
                     Jim P. Wise                         (Principal Financial
                                                         Officer)

                 /s/ J. PAUL WITHROW                   Vice President and Chief
-----------------------------------------------------    Accounting Officer
                   J. Paul Withrow                       (Principal Accounting
                                                         Officer)

                   /s/ JERRY MILLS                     Senior Vice President, Chief
-----------------------------------------------------    Operating Officer --
                     Jerry Mills                         Commercial and Industrial
                                                         and Director

                 /s/ BEN L. MUELLER                    Senior Vice President, Chief
-----------------------------------------------------    Operating Officer --
                   Ben L. Mueller                        Residential and Director

                      SIGNATURE                                    TITLE
                 /s/ C. BYRON SNYDER                   Chairman of the Board of
-----------------------------------------------------    Directors
                   C. Byron Snyder

                  /s/ RICHARD MUTH                     Director
-----------------------------------------------------
                    Richard Muth

                                                       Director
-----------------------------------------------------
                  Alan R. Sielbeck

                 /s/ ROBERT STALVEY                    Director
-----------------------------------------------------
                   Robert Stalvey

                                                       Director
-----------------------------------------------------
                  Richard L. Tucker

                    /s/ BOB WEIK                       Director
-----------------------------------------------------
                      Bob Weik

              /s/ THOMAS E. WHITE, JR.                 Director
-----------------------------------------------------
                Thomas E. White, Jr.

                               INDEX TO EXHIBITS

        EXHIBIT
        -------
           2.1             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Ace
                              Electric, Inc., and all of the Stockholders of Ace
                              Electric, Inc. (Incorporated by reference to 2.1 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.2             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Amber
                              Electric, Inc., and all of the Stockholders of Amber
                              Electric, Inc. (Incorporated by reference to 2.2 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.3             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., BW
                              Consolidated, Inc., all of the Stockholders of BW
                              Consolidated, Inc., Bexar Electric Company, Ltd., Calhoun
                              Electric Company, Ltd. and the Employee Partners of such
                              partnerships. (Incorporated by reference to 2.3 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.4             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Daniel
                              Electrical Contractors, Inc., Daniel Electrical of
                              Treasure Coast Inc. and all of the Stockholders of Daniel
                              Electrical Contractors, Inc. and Daniel Electrical of
                              Treasure Coast Inc. (Incorporated by reference to 2.4 to
                              the Registration Statement on Form S-1 (File No. 333-
                              38715) of the Company)
           2.5             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Stark
                              Investments, Inc., and all of the Stockholders of Stark
                              Investments, Inc. (Incorporated by reference to 2.5 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.6             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Hatfield
                              Electric, Inc., and all of the Stockholders of Hatfield
                              Electric, Inc. (Incorporated by reference to 2.6 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.7             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., General
                              Partner, Inc., Charles P. Bagby Company, Inc. and all of
                              the Stockholders of General Partner, Inc., and Charles P.
                              Bagby Company, Inc. (Incorporated by reference to 2.7 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.8             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc.,
                              Houston-Stafford Electric, Inc., and all of the
                              Stockholders of Houston-Stafford Electric, Inc.
                              (Incorporated by reference to 2.8 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
           2.9             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Mills
                              Electrical Contractors, Inc., and all of the Stockholders
                              of Mills Electrical Contractors, Inc. (Incorporated by
                              reference to 2.9 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           2.10            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Muth
                              Electric, Inc., and all of the Stockholders of Muth
                              Electric, Inc. (Incorporated by reference to 2.10 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.11            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Pollock
                              Electric Inc., and all of the Stockholders of Pollock
                              Electric Inc. (Incorporated by reference to 2.11 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)

        EXHIBIT
        -------
           2.12            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thomas
                              Popp & Company and all of the Stockholders of Thomas Popp
                              & Company. (Incorporated by reference to 2.12 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.13            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Reynolds
                              Electric Corp., and all of the Stockholders of Reynolds
                              Electric Corp. (Incorporated by reference to 2.13 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.14            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Rodgers
                              Electric Company, Inc., and all of the Stockholders of
                              Rodgers Electric Company, Inc. (Incorporated by reference
                              to 2.14 to the Registration Statement on Form S-1 (File
                              No. 333-38715) of the Company)
           2.15            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Summit
                              Electric of Texas, Incorporated, and all of the
                              Stockholders of Summit Electric of Texas, Incorporated.
                              (Incorporated by reference to 2.15 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
           2.16            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thurman &
                              O'Connell Corporation, and all of the Stockholders of
                              Thurman & O'Connell Corporation. (Incorporated by
                              reference to 2.16 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           3.1             -- Amended and Restated Certificate of Incorporation as
                              amended. (Incorporated by reference to 3.1 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           3.2             -- Bylaws. (Incorporated by reference to 3.2 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           4.1             -- Specimen Common Stock Certificate. (Incorporated by
                              reference to 4.1 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           5.1             -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
          10.1             -- Form of Employment Agreement (Incorporated by reference to 10.1 to the Registration Statement on Form S-1 (File
                              No. 333-38715) of the Company)
          10.2             -- Form of Officer and Director Indemnification Agreement.
                              (Incorporated by reference to 10.2 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
          10.3             -- Integrated Electrical Services, Inc. 1997 Stock Plan.
                              (Incorporated by reference to 10.3 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
          10.4             -- Integrated Electrical Services, Inc. 1997 Directors Stock
                              Plan. (Incorporated by reference to 10.4 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
          10.5             -- Form of Credit Agreement among the Company, the Financial
                              Institutions named therein and NationsBank of Texas,
                              N.A., including form of Subsidiary Guaranty Agreement,
                              form of Pledge Agreement, form of promissory note, and
                              form of swing line note. Incorporated by reference to
                              10.5 to the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
          10.6             -- Form of Agreement to be entered into by the Company and the stockholders set forth on Schedule A thereto.
                              (Incorporated by reference to 10.6 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)

        EXHIBIT
        -------
          21.1             -- List of Subsidiaries (Incorporated by reference to 21.1 to the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company) .
          23.1             -- Consent of Andrews & Kurth L.L.P. (included in Exhibit
                              5.1).
          23.2             -- Consent of Arthur Andersen LLP.
          24.1             -- Power of Attorney (included in signature page set forth on page II-7).